      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             3DFX INTERACTIVE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            3674                            77-0390421
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                               4435 FORTRAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 935-4400
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ALEX LEUPP
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             3DFX INTERACTIVE, INC.
                               4435 FORTRAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 935-4400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                 JOHN B. MCKNIGHT                                     STEPHEN NEWTON
                   KENT JAMISON                             HELLER ERHMAN WHITE & MCAULIFFE LLP
             LOCKE LIDDELL & SAPP LLP                         601 SOUTH FIGUEROA, 40TH FLOOR
           2200 ROSS AVENUE, SUITE 2200                     LOS ANGELES, CALIFORNIA 90017-5758
                DALLAS, TEXAS 75201                                   (213) 689-0200
                  (214) 740-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into GigaPixel Corporation, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                        AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  TO BE             OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE(2)                PRICE(2)          REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
  share (and associated
  preferred stock purchase
  rights).....................    15,037,810 shares             $8.02              $120,603,236.20            $24,102.65
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares of common stock (and associated preferred stock purchase rights) of the Registrant which may be issued pursuant to the merger described herein. Value attributable to the associated preferred stock purchase rights, if any, is reflected in the market price of the Registrant's common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's common stock on June 1, 2000.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by the $29,512 paid by the Registrant on May 5, 2000 upon the filing under Section 14(a) of the Securities and Exchange Act of 1934, as amended, of the Registrant's proxy materials included herein relating to the merger. Accordingly, no additional registration fee is payable upon the filing of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    [3dfx LOGO]                                      [GIGAPIXEL LOGO]

                PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

         PROXY STATEMENT AND PROSPECTUS OF                       INFORMATION STATEMENT OF
              3DFX INTERACTIVE, INC.                               GIGAPIXEL CORPORATION

     The boards of directors of 3dfx Interactive, Inc. and GigaPixel Corporation have approved the merger of 3dfx and GigaPixel. Under the terms of the merger, based on the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger, the holders of GigaPixel common stock and preferred stock will receive approximately 14.7 million shares of 3dfx common stock. After giving effect to the merger, it is expected that GigaPixel shareholders will own approximately 37.2% of 3dfx's issued and outstanding common stock. Based on the closing stock price of 3dfx common stock of $8.38 on June 1, 2000, the shares of 3dfx common stock to be received by GigaPixel shareholders in the merger would have an aggregate market value of approximately $123.5 million. The foregoing amounts and the actual number of shares of common stock received by GigaPixel's shareholders in the merger will be subject to the closing adjustment and indemnity escrow arrangement provisions contained in the merger agreement.

     The merger cannot be completed unless 3dfx shareholders approve the merger, the merger agreement and the issuance of shares of 3dfx common stock to be delivered in connection with the merger, and GigaPixel shareholders approve the merger and the merger agreement. The board of directors of 3dfx has called an annual meeting of 3dfx shareholders to be held on July 19, 2000 to vote on these matters, as well as the election of directors of 3dfx, approval of an amendment to increase the number of shares authorized for issuance under a 3dfx stock option plan, approval of an amendment to increase the number of shares authorized for issuance under the 3dfx stock purchase plan, and ratification of the selection of PricewaterhouseCoopers LLP as the independent public accountants of 3dfx for the fiscal year ending January 31, 2001. 3dfx shareholders that own shares of 3dfx common stock as of the record date, which is the close of business on June 5, 2000, may vote at the 3dfx annual meeting. GigaPixel shareholders will vote on the merger by written consent. Holders of shares of GigaPixel common stock or preferred stock at the close of business on the date the first written consent is given are entitled to submit written consents.

     THE BOARDS OF DIRECTORS OF 3DFX AND GIGAPIXEL ARE FURNISHING THIS DOCUMENT TO YOU TO PROVIDE YOU WITH IMPORTANT INFORMATION ABOUT THE MERGER AND OTHER MATTERS. IN ADDITION TO FURNISHING YOU WITH THIS IMPORTANT INFORMATION, THIS DOCUMENT ALSO CONSTITUTES NOTICE TO THE SHAREHOLDERS OF GIGAPIXEL OF APPRAISAL RIGHTS IN ACCORDANCE WITH THE DELAWARE GENERAL CORPORATION LAW AND THE CALIFORNIA GENERAL CORPORATION LAW. In addition to rights extended to GigaPixel shareholders under Delaware law, the California General Corporation Law may also apply to GigaPixel shareholders in the merger. Holders of GigaPixel shares who are not in favor of the merger and who wish to assert appraisal rights must comply with the relevant procedures detailed under either Delaware law or California law, which are set forth in the statutory provisions reproduced in Appendices L and M to this proxy statement/ prospectus/information statement. 3dfx shareholders are not entitled to appraisal rights under the California General Corporation Law.

     3dfx common stock is traded on the Nasdaq National Market under the symbol "TDFX." On June 1, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $8.38 per share.

     THE PROPOSED MERGER IS A COMPLEX TRANSACTION. 3dfx AND GIGAPIXEL STRONGLY URGE YOU TO READ AND CONSIDER THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 13.


                  /s/ Alex Leupp                                    /s/ George T. Haber

                    Alex Leupp                                        George T. Haber
   President and Chief Executive Officer of 3dfx    President and Chief Executive Officer of GigaPixel

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE 3dfx COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT OR DETERMINED THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus/information statement is dated June 6, 2000, and was first mailed to shareholders on or about June 12, 2000.

                             3DFX INTERACTIVE, INC.
                               4435 FORTRAN DRIVE
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 19, 2000
                            ------------------------

TO THE SHAREHOLDERS OF 3DFX INTERACTIVE, INC.:

     NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of 3dfx Interactive, Inc., a California corporation, will be held on July 19, 2000 at 10:00 a.m. local time at 3dfx's principal executive offices, 4435 Fortran Drive, San Jose, California 95134, to consider and vote upon the following proposals:

     1. To approve the Agreement and Plan of Reorganization by and among 3dfx, Galapagos Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 3dfx, and GigaPixel Corporation, a Delaware corporation, to approve the merger of 3dfx and GigaPixel, and to approve the issuance of shares of 3dfx common stock to GigaPixel shareholders in the merger. After the merger, GigaPixel will become a wholly-owned subsidiary of 3dfx. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus/information statement accompanying this notice.

     2. To elect five directors to serve until the next 3dfx annual meeting of shareholders and until their successors are duly elected and qualified.

     3. To approve an amendment to the 3dfx Interactive, Inc. 1995 Employee Stock Option Plan to increase the number of shares of common stock reserved for issuance under the stock plan by 2,500,000 shares for a total of 8,875,000 shares.

     4. To approve an amendment to the 3dfx Interactive, Inc. 1997 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the purchase plan by 850,000 shares for a total of 1,600,000 shares, as well as to provide for larger annual increases in the number of shares reserved for issuance under the purchase plan equal to the lesser of 600,000 shares or 1.5% of 3dfx's then outstanding shares.

     5. To ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants for 3dfx's fiscal year ending January 31, 2001.

     6. To transact such other business as may properly come before this annual meeting, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals, or before any postponements or adjournments thereof.

     The foregoing proposals are more fully described in the accompanying Proxy Statement/Prospectus/Information Statement. The 3dfx board of directors unanimously recommends that you vote in favor of each of the proposals listed above, including the approval of the merger.

     The Board of Directors has fixed the close of business on June 5, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at this annual meeting of shareholders and at any adjournments or postponements thereof.

                                      By Order of the Board of Directors

                                      /s/ Alex Leupp
                                      Alex Leupp
                                      President and Chief Executive Officer

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE 3dfx MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE 3dfx MEETING. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Questions and Answers About the Merger......................    2
Summary.....................................................    4
  The Companies.............................................    4
  The Merger................................................    4
  Reasons for the Merger....................................    5
  3dfx Annual Meeting.......................................    5
  GigaPixel Written Consents................................    6
  Recommendations to Shareholders...........................    6
  What GigaPixel Securityholders Will Receive in the
     Merger.................................................    6
  Conditions to the Merger..................................    7
  Some 3dfx and GigaPixel Shareholders Have Entered Into
     Voting Agreements Obligating Them to Vote in Favor of
     the Merger.............................................    8
  Performance Bonus Agreements..............................    8
  Employment Agreements.....................................    8
  Noncompetition Agreements.................................    8
  Lock-Up Agreements........................................    8
  Limitation on Negotiations................................    9
  Termination of the Merger Agreement.......................    9
  Termination Fees and Expenses.............................    9
  Opinion of 3dfx Financial Advisor.........................    9
  GigaPixel Financial Advisor...............................    9
  Interests of Some GigaPixel Officers and Directors in the
     Merger May Be Conflicts of Interest....................   10
  Federal Income Tax Consequences...........................   10
  Anticipated Accounting Treatment..........................   10
  Joint Development Agreement...............................   11
  Management Following the Merger...........................   11
  Ownership Following the Merger............................   11
  Rights of GigaPixel Shareholders Following the Merger.....   11
  Rights of Dissenting Shareholders.........................   11
  GigaPixel Equivalent Per Share Value......................   11
Risk Factors................................................   13
  Risks Related to the Merger...............................   13
  Risks Related to the Business and Operations of 3dfx and
     GigaPixel as a Combined Company........................   17
  Investment Risk...........................................   27
Selected Consolidated Historical and Pro Forma Financial
  Data......................................................   29
Comparative Per Share Data..................................   34
Forward-Looking Statements May Prove Inaccurate.............   35
3dfx Market Price and Dividend Information..................   35
The 3dfx Meeting............................................   37
GigaPixel Solicitation of Written Consents..................   40
Approval of the Merger and Related Transactions.............   42
  Background of the Merger..................................   42
  Reasons for the Merger....................................   44
  3dfx Board Considerations.................................   44
  GigaPixel Board Considerations............................   46
  Board of Directors' Recommendations Relating to the
     Merger.................................................   47
  Opinion of 3dfx's Financial Advisor.......................   48
  Interests of Some GigaPixel Officers and Directors in the
     Merger.................................................   53
  Prior Relationship of 3dfx and GigaPixel..................   54

                                                              PAGE
                                                              ----
Terms of the Merger Agreement and Related Transactions......   55
  General...................................................   55
  Effective Time of the Merger..............................   55
  Merger Consideration......................................   55
  Indemnification Escrow Arrangements.......................   56
  Disposition of GigaPixel Options and the Warrant..........   57
  Exchange of GigaPixel Stock Certificates..................   58
  The Merger Agreement......................................   58
  Voting Agreements.........................................   61
  Lock-Up Agreements........................................   62
  Employment Agreements.....................................   62
  Noncompetition Agreements.................................   62
  Performance Bonus Agreements..............................   63
  Consents and Approvals....................................   63
  Nasdaq Listing of 3dfx Common Stock.......................   63
  Anticipated Accounting Treatment..........................   63
  Material Federal Income Tax Consequences..................   64
  Appraisal Rights..........................................   66
Unaudited Pro Forma Financial Statements and Related
  Notes.....................................................   71
3dfx Business...............................................   77
3dfx Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   77
3dfx Management Following the Merger........................   77
  Executive Officers and Directors..........................   77
  Section 16(a) Beneficial Ownership Reporting Compliance...   79
  Compensation Committee Interlocks and Insider
     Participation..........................................   79
  Compensation of Directors.................................   79
  Compensation of Executive Officers........................   81
  Employment Agreements, Severance Arrangements and Change
     of Control Arrangements................................   83
  Limitations on Liability and Indemnification Matters......   84
  Certain Relationships and Related Transactions............   84
3dfx Security Ownership of Management and Principal
  Shareholders..............................................   86
GigaPixel Business..........................................   87
GigaPixel Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   89
GigaPixel Executive Compensation and Other Matters..........   91
GigaPixel Certain Transactions..............................   91
GigaPixel Security Ownership of Management and Principal
  Shareholders..............................................   92
Description of 3dfx Capital Stock...........................   93
Comparison of 3dfx and GigaPixel Shareholder Rights.........   96
Election of 3dfx Directors..................................  108
  Nominees..................................................  108
  Board Meetings and Committees.............................  108
Approval of Amendment to the 3dfx Interactive, Inc. 1995
  Employee Stock Option Plan................................  109
  Vote Required.............................................  109
  Summary of Plan...........................................  110
Approval of Amendment to the 3dfx Interactive, Inc. 1997
  Employee Stock Purchase Plan..............................  112
  Vote Required.............................................  113
  Summary of Plan...........................................  113
Ratification of Appointment of Independent Accountants......  116
Other Information Regarding 3dfx............................  117
  Report of the Compensation Committee of the Board of
     Directors..............................................  117
  3dfx Stock Price Performance Graph........................  120
Experts.....................................................  121

                                                              PAGE
                                                              ----
Legal Matters...............................................  121
Trademarks..................................................  121
Index to Financial Statements...............................  F-1
  GigaPixel Corporation Historical Financial Statements.....  F-1

Appendix A  --   Agreement and Plan of Reorganization (including selected
                 annexes)
Appendix B  --   Form of GigaPixel Voting Agreement
Appendix C  --   Form of 3dfx Voting Agreement
Appendix D  --   Form of Noncompetition Agreement
Appendix E  --   Form of Lock-Up Agreement
Appendix F  --   Form of Indemnity Escrow Agreement
Appendix G  --   Form of Employment Agreements for Executive Officers
Appendix H  --   Form of Consulting Agreement
Appendix I  --   Form of Performance Bonus Agreement
Appendix J  --   Form of GigaPixel Written Consent
Appendix K  --   Fairness Opinion of FleetBoston Robertson Stephens
Appendix L  --   Section 262 of the Delaware General Corporation Law:
                 Appraisal Rights
Appendix M  --   Sections 1300-1305 and 1312 of the California General
                 Corporation Law:
                 Dissenters' Rights

          ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

     Except where the context requires otherwise, references in this proxy statement/prospectus/ information statement to "3dfx Interactive, Inc." and "3dfx" refer to 3dfx Interactive, Inc., a California corporation and its consolidated subsidiaries. References in this proxy statement/prospectus/information statement to "3dfx common stock," or "common stock of 3dfx" refer to the common stock, no par value per share, of 3dfx, with each share carrying a preferred stock purchase right. References in this proxy statement/prospectus/information statement to "3dfx shareholders" or "shareholders of 3dfx" refer to holders of the outstanding shares of 3dfx common stock.

     References in this proxy statement/prospectus/information statement to "Galapagos Acquisition Corp." or "Galapagos" refer to Galapagos Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 3dfx.

     References in this proxy statement/prospectus/information statement to "GigaPixel Corporation," or "GigaPixel" refer to GigaPixel Corporation, a Delaware corporation. References in this proxy statement/ prospectus/information statement to "GigaPixel common stock" or "common stock of GigaPixel" refer to the common stock, $.001 par value per share, of GigaPixel. References in this proxy statement/ prospectus/information statement to "preferred stock of GigaPixel" or "GigaPixel preferred stock" refer to the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, each series having a par value of $.001 per share, of GigaPixel, collectively. References in this proxy statement/prospectus/ information statement to "GigaPixel stock" refer to GigaPixel common stock or GigaPixel preferred stock. References in this proxy statement/prospectus/information statement to "GigaPixel shareholder" or "shareholder of GigaPixel" refer to an individual holder of the outstanding shares of GigaPixel common stock or preferred stock.

     References in this proxy statement/prospectus/information statement to "you" or "your" refer to an individual 3dfx shareholder and/or an individual GigaPixel shareholder, as the context requires.

     You should rely only on the information contained or incorporated by reference in this document to vote or consent with respect to the matters submitted to you. Neither 3dfx nor GigaPixel has authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus/information statement is dated June 6, 2000. You should not assume that the information contained in this proxy statement/prospectus/information statement is accurate as of any date other than that date, and the issuance of 3dfx common stock in the merger will not create any implication to the contrary. 3dfx provided the information concerning 3dfx. GigaPixel provided the information concerning GigaPixel.

                      WHERE YOU CAN FIND MORE INFORMATION

     3dfx files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any reports, statements or other information filed by 3dfx at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. 3dfx's filings with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

     3dfx filed a Registration Statement on Form S-4 to register with the SEC the 3dfx common shares to be delivered in connection with the merger. This document is a part of that Registration Statement and constitutes a prospectus of 3dfx in addition to being a proxy statement of 3dfx for its annual meeting of shareholders. This document is also an information statement of GigaPixel for its solicitation of written consents. As allowed by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows 3dfx to "incorporate by reference" information into this document, which means that 3dfx can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus/information statement, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that 3dfx has previously filed with the SEC. These documents contain important information about 3dfx and its finances.

     1. The description of 3dfx of common stock contained in the Registration Statement on Form 8-A filed with the SEC on June 4, 1997;

     2. The description of 3dfx's Rights Agreement contained in the Registration Statement on Form 8-A filed with the SEC on November 11, 1998;

     3. 3dfx's Annual Report on Form 10-K, as well as 3dfx's Annual Report on Form 10-K/A (Amendment No. 1), for the fiscal year ended January 31, 2000; and

     4. 3dfx's Current Report on Form 8-K filed with the SEC on June 2, 2000.

     3dfx is also incorporating by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the 3dfx annual meeting. If you are a 3dfx shareholder, 3dfx may have sent you some of the documents incorporated by reference, but you can obtain any of them through 3dfx or the SEC. Documents incorporated by reference are available from 3dfx without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this proxy statement/prospectus/information statement. 3dfx or GigaPixel shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from 3dfx at the following address:

                             3dfx Interactive, Inc.
                               4335 Fortran Drive
                           San Jose, California 95134
                                 (408) 935-4400
                           Attention: David Zacarias

     IF YOU ARE A 3DFX SHAREHOLDER AND WOULD LIKE TO REQUEST DOCUMENTS FROM 3DFX, PLEASE DO SO BY JULY 12, 2000 TO RECEIVE THEM BEFORE THE ANNUAL MEETING.

     3dfx's world wide web home page is located at http://www.3dfx.com. GigaPixel's world wide web home page is located at http://www.gigapixel.com. Information contained in either 3dfx's or GigaPixel's website does not constitute, and shall not be deemed to constitute, part of this proxy statement/ prospectus/information statement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN IS IT EXPECTED THAT THE MERGER WILL BE COMPLETED?

A: 3dfx and GigaPixel are working toward completing the merger as quickly as possible, and hope to complete the merger shortly following the 3dfx annual meeting to be held on July 19, 2000. In order to complete the merger, the shareholders of both 3dfx and GigaPixel must approve the merger. Following approval by the 3dfx and GigaPixel shareholders, the merger will be complete when all of the other conditions to completion of the merger are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware.

Q: AS A GIGAPIXEL SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: Based on the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger, you will receive approximately 0.70 of a share of 3dfx common stock for each share of GigaPixel stock that you own, subject to some adjustments provided for in the merger agreement. For example, if you own 1,000 shares of GigaPixel stock, you will receive approximately 700 shares of 3dfx common stock. You will receive only whole shares. You will receive cash for any fractional shares. Please see
   "Summary -- GigaPixel Equivalent Per Share Value" for information regarding a number of assumptions made in calculating what you will receive in the merger.

Q: AS A 3DFX SHAREHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF 3DFX COMMON STOCK IN THE MERGER?

A: No, you will continue to hold the same number of shares of 3dfx common stock after the merger. Shares of 3dfx common stock will be issued only to GigaPixel shareholders in the merger. The merger will result in 3dfx shareholders holding a smaller percentage of the combined company's stock than the percentage of 3dfx stock they currently hold. After the merger, it is expected that pre-merger 3dfx shareholders will own approximately 62.8% of the outstanding shares of 3dfx common stock.

Q: HAS SOMEONE DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE 3DFX
   AND GIGAPIXEL SHAREHOLDERS?

A: Yes, the boards of directors of 3dfx and GigaPixel have determined that the merger is in the best interests of their respective shareholders. The board of directors of each of 3dfx and GigaPixel has approved the merger and the merger agreement, and the board of directors of 3dfx has approved the issuance of 3dfx common stock in the merger.

Q: WILL 3DFX SHAREHOLDERS VOTE ON THE MERGER?

A: Yes, 3dfx shareholders will vote on the merger at 3dfx's annual meeting of shareholders. All of 3dfx's directors and executive officers, which beneficially hold approximately 2.5% of issued and outstanding common stock of 3dfx, have agreed to vote their shares of 3dfx common stock in favor of the merger, the merger agreement and the issuance of shares of 3dfx common stock in the merger.

Q: ARE GIGAPIXEL SHAREHOLDERS ENTITLED TO APPROVE THE MERGER?

A: Yes, GigaPixel shareholders will have the opportunity to approve the merger and the merger agreement by written consent. Holders of GigaPixel common stock owning an aggregate of approximately 73.7% of the issued and outstanding common stock of GigaPixel, and holders of GigaPixel preferred stock owning an aggregate of approximately 51.5% of the issued and outstanding preferred stock of GigaPixel have agreed to approve the merger and the merger agreement. The merger and the merger agreement require the approval of a majority of the issued and outstanding shares of both GigaPixel's common stock and GigaPixel's preferred stock.

Q: WHAT DO 3DFX SHAREHOLDERS NEED TO DO NOW?

A: 3dfx shareholders should promptly mail their signed proxy card in the enclosed postage-paid envelope so that their shares will be represented at the 3dfx annual meeting.

Q: CAN I SUBMIT MY PROXY BY TELEPHONE OR OVER THE INTERNET?

A: Only beneficial holders who hold shares in street name may submit their proxies by telephone or over the Internet. If you are a beneficial holder, you should refer to the proxy card included with your proxy materials for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q: CAN 3DFX SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE DELIVERED THEIR PROXIES?

A: Yes, 3dfx shareholders can change their votes by delivering a written notice of revocation with 3dfx's secretary, sending in later-dated, signed proxy cards to 3dfx's secretary, attending the 3dfx annual meeting and voting in person or by delivering different instructions by phone or the Internet.

Q: IF A 3DFX SHAREHOLDER'S SHARES OF STOCK ARE HELD IN "STREET NAME" BY HIS
   BROKER, WILL HIS BROKER VOTE HIS SHARES FOR HIM?

A: A broker will only vote the shares held by a 3dfx shareholder if that shareholder provides instructions to the broker on how to vote. Without instructions, those shares will not be voted. 3dfx shareholders should instruct their brokers to vote their shares by following the directions provided by their brokers. Please check the voting form used by your broker to see if it offers telephone or Internet voting. If a 3dfx shareholder does not instruct his broker to vote his shares, this will have the effect of a vote against the proposals relating to the merger.

Q: WHAT DO GIGAPIXEL SHAREHOLDERS NEED TO DO NOW?

A: GigaPixel shareholders should promptly mail their signed written consents in the enclosed postage-paid envelope to vote their shares of GigaPixel stock for the merger.

Q: CAN GIGAPIXEL SHAREHOLDERS CHANGE THEIR VOTES AFTER THEY HAVE MAILED IN THEIR WRITTEN CONSENTS?

A: A GigaPixel shareholder can only revoke or change an action by written consent prior to the time that GigaPixel has received the requisite number of consents to approve the merger. This will be a short period of time, as GigaPixel expects to receive sufficient consents to approve the merger promptly because GigaPixel shareholders with sufficient voting power to approve the merger have already agreed to deliver their consents in favor of the merger.

Q: SHOULD GIGAPIXEL SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, 3dfx will send GigaPixel shareholders a letter of transmittal and written instructions for exchanging their stock certificates. GigaPixel shareholders should not surrender their GigaPixel stock certificates until after the merger and until they receive the letter of transmittal.

Q: WHO CAN ANSWER QUESTIONS REGARDING THE MERGER?

A: If you would like additional copies of this proxy statement/prospectus/information statement, or if you have questions about the merger or the other matters discussed in this document, you should contact:

    For 3dfx Interactive, Inc.:                  For GigaPixel:
    3dfx Interactive, Inc.                       GigaPixel Corporation
    4435 Fortran Drive                           2350 Mission College Boulevard, Suite 800
    San Jose, California 95134                   Santa Clara, California 95054
    Telephone: (408) 935-4400                    Telephone: (408) 654-8005
    Attention: David Zacarias                    Attention: George T. Haber

                                    SUMMARY

     This summary highlights selected information contained in this proxy statement/prospectus/information statement. This summary may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary.

THE COMPANIES (PAGES 77 AND 87)

    3dfx Interactive, Inc.
    4435 Fortran Drive
    San Jose, California 95134
    Telephone: (408) 935-4400

     3dfx develops high performance, cost-effective graphics chips, graphics boards, software and related technology that enables a highly immersive, interactive and realistic 3D experience across multiple hardware platforms. 3dfx develops products with 2D and 3D functionality that optimize both entertainment and general personal computer graphics applications and that are well suited to both the personal computer retail/distributor and original equipment manufacturer graphics board markets. 3dfx's graphic chips and graphics boards are comprised of hardware and embedded software designed around a common architecture. 3dfx's products are available in retail stores like CompUSA, Best Buy and Fry's Electronics, through distributors like Ingram MicroD, D&H Distributing and Tech Data, and through leading personal computer manufacturers like Dell, Gateway and Compaq.

    GigaPixel Corporation
    2350 Mission College Boulevard, Suite 800
    Santa Clara, California 95054
    Telephone: (408) 654-8005

     GigaPixel designs and develops advanced 3D graphics technology to enable video devices to display images with a realistic 3D appearance. GigaPixel is engaged primarily in the design of high performance, scalable, low cost 3D cores, which constitute the "blueprint" for use in the manufacture of graphics chips. GigaPixel has fabricated a prototype chip incorporating its technology that has proven its architecture. It has licensing agreements with two customers under which it has received up-front development fees to license 3D cores to the customers for use in their graphic chip products and will receive royalties on any chips incorporating its technology that are shipped by the customers. To date, no products made with GigaPixel's 3D cores have been shipped and there is no assurance that the two customers with whom GigaPixel has licensing agreements will ship any such products. Graphics chips made with GigaPixel's 3D cores would be used in a wide variety of devices featuring high-quality video graphics display, such as desktop personal computers, laptops, video game consoles and television set-top boxes. GigaPixel intends to license current and future generations of graphics technology to leading manufacturers and developers of computer graphics hardware and graphics boards for personal computers.

THE MERGER (PAGE 55)

     GigaPixel will merge with a subsidiary of 3dfx and GigaPixel will become a wholly-owned subsidiary of 3dfx. The merger is subject to various conditions and rights of termination described in this document and in the merger agreement. For a more detailed description of the terms of the merger agreement, see pages 55 to 64. In addition, a copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus/information statement. It is a legal document governing the merger.

REASONS FOR THE MERGER (PAGE 44)

     3dfx and GigaPixel believe that the merger will provide a number of potential mutual benefits that will contribute to the success of the combined company, including the following:

     - The combined company will have broad, deep technology capabilities and offerings with unique techniques for performing 3D rendering that will provide performance, feature and visual quality advantages.

     - The combined company will have technology that is capable of being utilized in 3D cores and in non-PC 3D capable consumer products. The technology will be capable of being utilized on products of the combined company or licensed to third parties to generate additional revenues.

     - The technology of the combined company will result in reduced memory bandwidth requirements at substantially reduced power requirements. The effect of these reduced hardware requirements is to yield a cost savings for current and future products of the combined company. These costs savings will enable a new class of performance low cost and low power 3D capable devices in the PC market and in other consumer product markets.

     - The addition of the GigaPixel engineering team of 37 engineers skilled in 3D design and algorithm expertise to the existing 3dfx engineering staff will allow new products to be designed, developed and brought to market in a reduced time frame.

3dfx ANNUAL MEETING (PAGES 37-39)

     The 3dfx 2000 Annual Meeting of Shareholders will be held at 3dfx's offices located at 4435 Fortran Drive, San Jose, California on July 19, 2000 at 10:00 a.m., local time. At the 3dfx annual meeting, holders of 3dfx common stock will be asked to consider and vote upon:

     - The merger, the merger agreement and the issuance of shares of 3dfx common stock in the merger

     - The election of five directors to serve until the next 3dfx annual meeting of shareholders

     - A proposed amendment to a 3dfx stock option plan to increase the number of shares of common stock reserved for issuance under the stock option plan by 2,500,000 shares to a total of 8,875,000 shares

     - A proposed amendment to the 3dfx stock purchase plan to increase the number of shares of common stock reserved for issuance under the purchase plan by 850,000 shares for a total of 1,600,000 shares, as well as to provide for larger annual increases in the number of shares reserved for issuance under the purchase plan equal to the lesser of 600,000 shares or 1.5% of 3dfx's then outstanding shares

     - The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants of 3dfx for fiscal 2000

     - Such other business as may properly come before the 3dfx annual meeting or any postponement or adjournment thereof

     3dfx shareholders are entitled to vote at the 3dfx annual meeting if they owned shares of 3dfx as of June 5, 2000, 3dfx's record date. On that date, there were 24,644,437 shares of 3dfx common stock outstanding and entitled to vote at the 3dfx annual meeting.

     The approval of the merger, the merger agreement and the issuance of shares of 3dfx common stock in the merger will require the affirmative vote of a majority of the outstanding shares of 3dfx common stock. The five director nominees receiving the highest number of affirmative votes of the shares represented and voting at the 3dfx annual meeting shall be elected as directors. The affirmative vote of a majority of the shares of 3dfx common stock represented and voting at the 3dfx annual meeting will be required to approve the amendment to the 3dfx stock plan and the ratification of the 3dfx board's selection of independent public accountants.

GIGAPIXEL WRITTEN CONSENTS (PAGES 40-41)

     GigaPixel shareholders will have an opportunity to approve the merger and the merger agreement by written consent. Holders of shares of GigaPixel common stock or preferred stock at the close of business on the date the first written consent is given are entitled to submit written consents. As of June 5, 2000, there were 9,172,626 shares of GigaPixel common stock and 9,797,636 shares of GigaPixel preferred stock issued and outstanding. Approval of the merger and merger agreement requires the approval of both the holders of a majority of the outstanding shares of GigaPixel common stock and a majority of the outstanding shares of GigaPixel preferred stock.

RECOMMENDATIONS TO SHAREHOLDERS (PAGES 47-48)

To 3dfx Shareholders:

     The 3dfx board of directors has approved the merger and the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, both 3dfx and its shareholders. The 3dfx board of directors recommends that 3dfx shareholders vote for approval of the merger, the merger agreement and the issuance of 3dfx common stock in connection with the merger. The 3dfx board of directors has approved the nominees for directors of 3dfx, the amendment to the 3dfx stock plan, the amendment to the 3dfx stock purchase plan and the selection of PricewaterhouseCoopers LLP as the independent public accountants for 3dfx. The 3dfx board of directors recommends that 3dfx shareholders vote for the approval of these matters.

To GigaPixel Shareholders:

     The GigaPixel board of directors has approved the merger and the merger agreement, and has determined that the merger is fair to, and in the best interests of, both GigaPixel and its shareholders. After careful consideration, the GigaPixel board of directors recommends that GigaPixel shareholders vote for approval of the merger and the merger agreement by executing and returning the GigaPixel written consent.

WHAT GIGAPIXEL SECURITYHOLDERS WILL RECEIVE IN THE MERGER (PAGES 55-56)

GigaPixel Shareholders

     Under the terms of the merger, based on the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger and subject to the closing adjustment described below, the current holders of GigaPixel common stock and preferred stock will receive approximately 14.7 million shares of 3dfx common stock. After giving effect to the merger, current GigaPixel shareholders will own approximately 37.2% of 3dfx's issued and outstanding common stock. Based on the closing stock price of 3dfx common stock of $8.38 on June 1, 2000, the shares of 3dfx common stock to be received by GigaPixel shareholders in the merger would have an aggregate market value of approximately $123.5 million.

     Closing Adjustment. The aggregate number of shares of 3dfx common stock that GigaPixel shareholders will receive in the merger will be reduced under the following circumstances:

     - GigaPixel has less than a required cash balance as of the closing of the merger of $16.0 million, provided that, if the merger does not close by June 30, 2000, the required cash balance will be reduced by the operating expenses incurred by GigaPixel in the ordinary course of business after that date.

     - If Microsoft Corporation ("Microsoft") does not make a $10 million investment in GigaPixel prior to the merger, which would result in GigaPixel not having the required cash balance indicated above (however, the value per GigaPixel share to be received by GigaPixel shareholders in the merger would increase; see "-- GigaPixel Equivalent Per Share Value").

     - GigaPixel's merger expenses exceed $2.5 million.

     The amount by which the number of shares of 3dfx common stock received in the merger will be reduced will be based upon a share of 3dfx common stock being valued at $11.94 per share, which was the closing stock price will be of a share of 3dfx common stock on March 24, 2000, the last trading day prior to the announcement of the merger.

     Indemnity Escrow Arrangement. At the closing of the merger 3dfx will deposit into an escrow account with an escrow agent selected by 3dfx and GigaPixel shares of 3dfx common stock equal to 10% of the merger consideration. This escrowed 3dfx common stock will be held in the escrow account for losses incurred by 3dfx in excess of $600,000 that are caused by breaches by GigaPixel of its representations, warranties, covenants and agreements contained in the merger agreement. Subject to the satisfaction of any claims asserted by 3dfx, the remaining escrowed 3dfx common stock shall be distributed to GigaPixel shareholders 380 days after the closing date of the merger.

GigaPixel Optionholders

     Each outstanding option to acquire shares of GigaPixel common stock shall be assumed by 3dfx. As a result of the merger, each GigaPixel stock option shall be treated as an option to acquire shares of 3dfx common stock upon the same terms and conditions, except that the number of shares shall be adjusted in a manner determined by multiplying the number of shares presently subject to the GigaPixel options by the exchange ratio by which the GigaPixel common and preferred shares are to be exchanged for shares of 3dfx common stock in the merger and by dividing the exercise price for such shares of GigaPixel common stock by the exchange ratio to determine the new exercise price. Based on the number of GigaPixel options that are expected to be outstanding at the closing of the merger, these options will be converted into options to purchase approximately 812,500 shares of 3dfx common stock.

GigaPixel Warrantholder

     GigaPixel's single outstanding warrant providing for the purchase of 421,696 shares of GigaPixel preferred stock will expire on June 30, 2000. It is expected that the warrant will be exercised on or before that date. Based upon an exchange ratio of 0.70 of a share of GigaPixel stock for each share of 3dfx common stock and assuming that the warrant will be exercised on a net exercise basis, the warrantholder will receive approximately 204,000 shares of 3dfx common stock (which amount will be in addition to the 14.7 million shares of 3dfx common stock issued to other GigaPixel shareholders).

CONDITIONS TO THE MERGER (PAGE 59)

     3dfx and GigaPixel will complete the merger only if a number of contractual and legal conditions are either satisfied or waived. In addition to these standard conditions, 3dfx and GigaPixel will complete the merger only if:

     - The 3dfx common stock to be issued in the merger is authorized for listing on the Nasdaq National Market

     - Effectiveness of and absence of any stop orders with respect to filings with the Securities and Exchange Commission

     - Neither 3dfx nor GigaPixel shall have suffered any material adverse change

     - 3dfx shall have obtained a sufficient number of votes to approve of the merger, the merger agreement and the issuance of 3dfx common stock to be delivered in connection with the merger, and GigaPixel shall have obtained sufficient written consents to approve the merger and the merger agreement

     - GigaPixel shall have received at least $14 million or such other amount structured in a manner satisfactory to 3dfx from Microsoft in connection with the modification of an agreement between GigaPixel and WebTV Networks, Inc. ("WebTV") (GigaPixel has already received the required payment).

SOME 3dfx AND GIGAPIXEL SHAREHOLDERS HAVE ENTERED INTO VOTING AGREEMENTS OBLIGATING THEM TO VOTE IN FAVOR OF THE MERGER (PAGES 61-62)

     All of the executive officers and directors of 3dfx, and their affiliates, have agreed with GigaPixel that they will vote their shares of 3dfx common stock in favor of the merger. These shareholders beneficially own an aggregate of approximately 2.5% of the outstanding shares of 3dfx common stock as of June 5, 2000.

     Similarly, all of the executive officers and directors of GigaPixel that individually own shares of GigaPixel stock, as well as some other GigaPixel shareholders, have agreed with 3dfx that they will vote their shares of GigaPixel stock in favor of the merger. These shareholders beneficially own an aggregate of approximately 73.7% of the outstanding shares of GigaPixel common stock, and an aggregate of approximately 51.5% of the outstanding shares of GigaPixel preferred stock, as of June 5, 2000.

PERFORMANCE BONUS AGREEMENTS (PAGE 63)

     Prior to the closing of the merger, GigaPixel will enter into performance bonus agreements with several GigaPixel employees, including Philip J. Carmack, Ming Benjamin Zhu and Scott K. Pritchett, and a consulting agreement with George
T. Haber containing comparable performance bonus provisions, by which performance bonuses will be paid to these individuals immediately following the closing. Under these agreements, if any of these individuals do not provide services to 3dfx for a period of at least two years following the closing of the merger, the individual will become obligated to repay the full amount of the performance bonus.

EMPLOYMENT AGREEMENTS (PAGE 62 AND APPENDICES G AND H)

     Philip J. Carmack, Ming Benjamin Zhu and Scott K. Pritchett, all of whom are GigaPixel executive officers, as well as several other GigaPixel employees, will enter into employment agreements and George T. Haber will enter into a consulting agreement at or before the closing date of the merger. These employment agreements will be assumed by 3dfx in the merger.

NONCOMPETITION AGREEMENTS (PAGE 62 AND APPENDIX D)

     Messrs. Haber, Carmack, Zhu and Pritchett will execute three-year noncompetition agreements with 3dfx at the closing of the merger. The noncompetition agreements will provide for the payment of noncompetition fees. The noncompetition agreements will restrict the individuals from disclosing any confidential information of 3dfx and GigaPixel and prohibit them from engaging in activities that are similar to or competitive with the business of GigaPixel.

LOCK-UP AGREEMENTS (PAGE 62 AND APPENDIX E)

     Messrs. Haber, Carmack and Zhu will enter into lock-up agreements with 3dfx at or before the closing date of the merger. The agreements provide restrictions on the transfer of the 3dfx common stock received in the merger for a period of 15 months following the closing. No transfers of 3dfx common stock may be made by Messrs. Haber, Carmack and Zhu during the first quarter following the merger. Thereafter, they may each sell up to 10% of the 3dfx common stock received by each of them in the merger during each of the next four quarterly periods. In the event designated directors and officers of 3dfx sell during any quarter more than twice the number of shares that Messrs. Haber, Carmack and Zhu are permitted to sell, the restrictions on transfer in the lock-up agreements will lapse. Based upon an exchange ratio of .70 shares of 3dfx common stock per share of GigaPixel stock, Messrs. Haber, Carmack and Zhu will hold an aggregate of approximately 5,679,317 shares or 14.3% of the outstanding 3dfx common stock following the merger.

LIMITATION ON NEGOTIATIONS (PAGES 59-60)

     Until the merger is completed or the merger agreement terminated, GigaPixel and 3dfx have agreed not to solicit other acquisition proposals. Until the merger is completed or the merger agreement is terminated, GigaPixel and 3dfx have also agreed to promptly notify the other party of any third party inquiries or requests for non-public information that may result in any acquisition proposals.

TERMINATION OF THE MERGER AGREEMENT (PAGE 60)

     The merger agreement may be terminated by either 3dfx or GigaPixel prior to the merger:

     - By mutual written consent of 3dfx and GigaPixel

     - If the merger has not become effective on or before October 15, 2000

     - If any court or governmental authority has taken any action seeking to prohibit the merger or any other transaction in the merger agreement or that could reasonably be expected to have a material adverse effect on 3dfx or GigaPixel

     - By 3dfx upon informing GigaPixel of its desire not to proceed with the transactions set forth in the merger agreement so that it can pursue a superior third party proposal

     - By GigaPixel if 3dfx informs GigaPixel of its intent to pursue a superior third party proposal

     - By 3dfx or GigaPixel upon a material breach of any representation, warranty or covenant of the other party that is not cured within ten business days following receipt by the breaching party of notice

TERMINATION FEES AND EXPENSES (PAGES 60-61)

     GigaPixel is required to make payment to 3dfx of a breakup fee of $5.0 million and to reimburse 3dfx for its costs and expenses incurred under the merger agreement upon violating its agreements under the merger agreement relating to third party acquisition proposals. If GigaPixel enters into a written agreement to consummate a third party acquisition before March 27, 2001, it is required to pay 3dfx in cash the additional sum of $2.5 million.

     3dfx is required to make payment to GigaPixel of its costs and expenses incurred in connection with the transactions under the merger agreement upon violating its agreements and covenants in the merger agreement relating to third party acquisition proposals. In addition, if 3dfx has terminated the merger agreement as a result of a superior proposal or enters into a written agreement to consummate a superior proposal before March 27, 2001 in which GigaPixel is not a party for reasons other than GigaPixel's termination of the merger agreement upon 3dfx's notice of its consideration of a superior proposal, then it is required to pay GigaPixel in cash the sum of $7.5 million.

OPINION OF 3dfx's FINANCIAL ADVISOR (PAGE 48 AND APPENDIX K)

     In deciding to approve the merger, 3dfx's board of directors considered the opinion of its financial advisor, FleetBoston Robertson Stephens, that, as of March 26, 2000, the share exchange ratio was fair from a financial point of view to 3dfx. The full text of the written opinion of FleetBoston Robertson Stephens, dated March 27, 2000, is attached as Appendix K to this proxy statement/prospectus/ information statement. You should read this entire opinion.

GIGAPIXEL FINANCIAL ADVISOR

     In deciding to approve the merger, the GigaPixel board of directors also considered the advice of its financial advisor, Chase H&Q. Although Chase H&Q was not asked to furnish a formal fairness opinion, it did discuss with the GigaPixel board of directors its analysis of the relative values of the companies.

INTERESTS OF SOME GIGAPIXEL OFFICERS AND DIRECTORS IN THE MERGER MAY BE CONFLICTS OF INTEREST (PAGES 53-54)

     Several officers and directors of GigaPixel have personal interests in the merger that are different from, or in addition to, the interests of most GigaPixel shareholders. For example, these personal interests include:

     - The execution by some officers and directors of employment agreements with GigaPixel providing for an annual base salary, incentive stock options and other payments and benefits.

     - The execution by George T. Haber of a consulting agreement providing for the payment to him immediately following the closing of the merger of a $400,000 consulting fee, which is subject to repayment if he does not provide services to 3dfx for at least two years following the closing.

     - The payment immediately following the closing of the merger to Ming Benjamin Zhu, Philip J. Carmack and Scott K. Pritchett of performance bonuses in the amounts of $400,000, $150,000 and $35,000, respectively. These payments will be subject to a repayment obligation in the event the individual does not provide services to 3dfx for a period of at least two years following the closing of the merger.

     - The execution of noncompetition agreements by George T. Haber, Ming Benjamin Zhu, Philip J. Carmack and Scott K. Pritchett in exchange for the payment at the closing of the merger of noncompetition fees in the amounts of $700,000, $400,000, $50,000 and $15,000, respectively.

     - 3dfx will at the time of the merger assume all of the outstanding options granted to GigaPixel's officers, directors and employees, and following the merger 3dfx will register the shares to be issued under the stock plan relating to these options.

     - The elimination of repurchase rights held by GigaPixel, and after the merger with 3dfx, with respect to shares held by some officers of GigaPixel if their employment or consulting relationship is terminated by 3dfx within 12 months of the completion of the merger.

     - Following completion of the merger, 3dfx intends to take all actions necessary to nominate and appoint George T. Haber and Andrei M. Manoliu to serve on the 3dfx board of directors.

     As a result of the items listed above, several GigaPixel officers and directors may have a conflict of interest that influenced their support of the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 64)

     The merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that, in general, except for taxes payable because of cash received by GigaPixel shareholders instead of fractional shares, no gain or loss would be recognized for federal income tax purposes by a GigaPixel shareholder upon receipt of 3dfx common stock solely in exchange for shares of GigaPixel pursuant to the merger, and 3dfx, GigaPixel and the 3dfx shareholders would not recognize gain or loss for federal income tax purposes in the merger. Each company has received an opinion from tax counsel that the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code. It is also a condition to the closing of the merger that 3dfx and GigaPixel each receive another legal opinion dated the closing from their respective tax counsel that the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code. All of such opinions have been or will be based on various representations, qualifications and assumptions.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 63)

     3dfx and GigaPixel expect that the merger will be accounted for as a purchase for financial reporting and accounting purposes.

JOINT DEVELOPMENT AGREEMENT

     3dfx and GigaPixel have entered into a joint development agreement providing for collaborative research and development efforts pending completion of the merger.

MANAGEMENT FOLLOWING THE MERGER (PAGE 77)

     Following completion of the merger, Philip J. Carmack, the Chief Operating Officer of GigaPixel, will be elected Senior Vice President of Engineering of 3dfx. Otherwise the management of 3dfx will not change as a result of the merger. Immediately following completion of the merger, 3dfx intends to take all actions necessary to nominate and appoint George T. Haber, the President and Chief Executive Officer of GigaPixel, and Andrei M. Manoliu, a director of GigaPixel and a former partner of Cooley Godward LLP, which previously served as legal counsel to GigaPixel, to serve as members of the 3dfx board of directors.

OWNERSHIP FOLLOWING THE MERGER

     Based on the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger and subject to various provisions contained in the merger agreement, GigaPixel shareholders will receive approximately 14.7 million shares of 3dfx common stock in the merger. The shares issued to GigaPixel shareholders will represent approximately 37.2% of the outstanding shares of 3dfx common stock after the merger. Upon completion of the merger, GigaPixel will become a wholly-owned subsidiary of 3dfx.

RIGHTS OF GIGAPIXEL SHAREHOLDERS FOLLOWING THE MERGER (PAGE 96)

     The rights of GigaPixel's shareholders are currently governed by Delaware law and GigaPixel's certificate of incorporation and bylaws. GigaPixel's preferred shareholders have additional rights and obligations under various shareholders' agreements specific to them. In addition, the California General Corporation Law provides that, because a majority of GigaPixel shareholders are located in California and GigaPixel has other significant contacts with the State of California, the rights of GigaPixel shareholders with respect to various specified matters may also be governed by California law. The rights of 3dfx's shareholders are governed by California law and 3dfx's articles of incorporation and bylaws. As of the effective time of the merger, GigaPixel shareholders will become 3dfx shareholders. There are important differences between the rights of shareholders of GigaPixel and the rights of shareholders of 3dfx.

RIGHTS OF DISSENTING SHAREHOLDERS (PAGE 68)

3dfx

     Under the California General Corporation Law, 3dfx shareholders do not have appraisal rights.

GigaPixel

     Under the Delaware General Corporation Law and the California General Corporation Law, notwithstanding the approval of the merger by the holders of the requisite number of shares of common stock and preferred stock of GigaPixel, a GigaPixel shareholder can refuse the merger consideration and exercise his appraisal rights and obtain payment for the fair value of his common stock and preferred stock.

GIGAPIXEL EQUIVALENT PER SHARE VALUE

     3dfx common stock is quoted on the Nasdaq National Market under the symbol "TDFX." Neither GigaPixel common stock nor GigaPixel preferred stock is quoted or listed on any market or exchange.

     On March 24, 2000, the last trading day prior to the announcement of the merger and, on June 1, 2000, the most recent practicable date, the last reported sale prices per share of 3dfx common stock on the

Nasdaq National Market and the equivalent per share values of GigaPixel stock based on these 3dfx stock prices are set forth below:

                                                                   3dfx
                                                                  COMMON              GIGAPIXEL
                                                                   STOCK              EQUIVALENT
                                                                 PER SHARE            PER SHARE
                                                                   PRICE                VALUE
                                                              ---------------    --------------------
March 24, 2000..............................................      $11.94                $8.36
June 1, 2000................................................      $ 8.38                $5.87

     The "GigaPixel Equivalent Per Share Values" set forth above are based on an exchange ratio of 0.70 shares of 3dfx common stock for each share of GigaPixel capital stock, which was determined based on the assumptions that (1) on the indicated dates the number of outstanding securities of GigaPixel is the same as it was on June 5, 2000, except that GigaPixel will issue an additional 2,036,660 shares of preferred stock to Microsoft in connection with its anticipated investment of $10 million in GigaPixel, (2) there will be no downward adjustment to the merger consideration based on the terms set forth in the merger agreement, and (3) all escrowed shares of 3dfx common stock will ultimately be distributed to GigaPixel shareholders. These assumptions may not prove correct, and each GigaPixel shareholder may receive a different "GigaPixel Equivalent Per Share Value" than that indicated above for his shares of GigaPixel common stock or preferred stock. In the event that Microsoft does not make a $10 million investment in GigaPixel, there will be an adjustment in the merger consideration because GigaPixel will not have the required cash balance provided for in the merger agreement at the closing of the merger. However, the GigaPixel Equivalent Per Share Value would increase in this event because the dilution experienced by GigaPixel's shareholders if Microsoft makes its investment is greater than the impact of the downward adjustment in the merger consideration.

     STOCK PRICES CAN FLUCTUATE DRAMATICALLY. GIGAPIXEL SHAREHOLDERS ARE URGED TO CHECK RECENT STOCK PRICES OF 3dfx COMMON STOCK.

                                  RISK FACTORS

     The following factors should be considered together with the other information included in this proxy statement/prospectus/information statement. Any of the following risks could materially adversely affect the business, operating results and financial condition of 3dfx, GigaPixel or the combined company. You should consider these factors in conjunction with the other information contained in this proxy statement/prospectus/information statement and its Appendices.

RISKS RELATED TO THE MERGER

DIFFICULTIES AND SUBSTANTIAL COSTS INVOLVED IN INTEGRATING THE TECHNOLOGY, OPERATIONS AND PERSONNEL OF 3DFX AND GIGAPIXEL MAY REDUCE THE OPERATIONAL EFFICIENCIES AND FINANCIAL BENEFITS OF THE MERGER.

     3dfx will not receive the benefits it anticipates from the merger unless it successfully combines its operations with those of GigaPixel and integrates the two companies' technologies, research and development activities and other aspects of operations in a timely manner. If 3dfx and GigaPixel do not integrate their personnel and technologies quickly and smoothly, then the combined company may incur substantial expenses and may not attain the operational efficiencies and financial benefits of the merger or may experience delays in new product introductions, which may adversely affect the earnings and earnings per share of the combined company.

     The difficulties, costs and delays involved in integrating the companies, which may be substantial, include:

     - Diversion of management's attention from the business of the combined company;

     - Technical difficulties in implementing or combining the GigaPixel technology with that of 3dfx;

     - Perceived and potential problems arising out of the respective company's differing business foci and product offerings;

     - Potential incompatibility of business cultures;

     - Difficulties resulting from 3dfx's lack of experience in integrating its operations with those of another company;

     - Costs and delays in implementing common systems and procedures, particularly in integrating different information systems; and

     - Inability to retain and integrate key management, technical, sales and customer support personnel.

NEITHER 3DFX NOR GIGAPIXEL CAN PRECISELY PREDICT THE AGGREGATE NUMBER OF SHARES OF 3DFX COMMON STOCK THAT WILL BE ISSUED IN THE MERGER OR THE VALUE THAT GIGAPIXEL SHAREHOLDERS WILL RECEIVE FOR EACH SHARE OF GIGAPIXEL STOCK BECAUSE BOTH OF THESE CALCULATIONS ARE BASED UPON SEVERAL VARIABLES.

     The aggregate number of shares of its common stock that 3dfx will issue in the merger will be affected primarily by the impact that the adjustments and escrow arrangements provided for in the merger agreement have upon the number of shares of 3dfx common stock that GigaPixel shareholders are entitled to receive. In particular, the aggregate number of shares of 3dfx common stock payable to GigaPixel shareholders in the merger is subject to an adjustment at the time of the closing of the merger based on the amount of cash reflected on GigaPixel's balance sheet as of the effective time of the merger. GigaPixel's shareholders will receive fewer aggregate shares of 3dfx common stock if the amount of cash reflected on GigaPixel's balance sheet as of the closing date is less than $16.0 million or, if the merger does not close by June 30, 2000, $16.0 million less the amount of the operating expenses incurred by GigaPixel in the ordinary course of business after that date. If Microsoft does not make an anticipated $10 million investment in GigaPixel prior to the merger, GigaPixel will not have the required cash balance described above. In addition, the aggregate number of shares of 3dfx common stock payable to GigaPixel shareholders in the merger is subject to the escrow arrangements described in the merger agreement. As described below, a portion of the consideration to be received by GigaPixel's shareholders in the merger will be placed into an escrow account and will be subject to claims that may result in GigaPixel's shareholders receiving less than all of the consideration placed into the escrow account. The aggregate number of shares of 3dfx common stock received by GigaPixel shareholders in the merger will not change due to any increase or decrease in the market price of 3dfx common stock at the effective time of the merger. Hence, GigaPixel shareholders risk a loss in the value that they will receive for their shares of GigaPixel common stock in the event of a decrease in the market value of 3dfx common stock. The market price of 3dfx common stock upon completion of the merger may vary substantially from its price on the date the merger agreement was signed and the date of this proxy statement/prospectus/information statement due to numerous factors, and neither 3dfx nor GigaPixel can assure GigaPixel shareholders as to the market price of 3dfx common stock at the time of or at any time after the merger. Moreover, if GigaPixel grants additional options at below market value or issues additional shares of common stock prior to the merger, other than as a result of the exercise of outstanding stock options, then each GigaPixel shareholder will receive fewer shares of 3dfx common stock for the shares of GigaPixel stock that he owns. An adverse outcome with respect to any of the foregoing variables could adversely affect the value that each GigaPixel shareholder will receive in the merger for an individual share of GigaPixel common or preferred stock.

A PORTION OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE GIGAPIXEL SHAREHOLDERS IN THE MERGER WILL BE HELD IN ESCROW, AND GIGAPIXEL SHAREHOLDERS MAY NOT RECEIVE ALL OR A PART OF THE ESCROWED MERGER CONSIDERATION.

     At the effective time of the merger, 10% of the total number of 3dfx shares to be issued and delivered to GigaPixel shareholders in connection with the merger will be placed in escrow to provide compensation to 3dfx for any breach by GigaPixel. If 3dfx successfully asserts one or more claims for breach of GigaPixel's representations, warranties or covenants in the merger agreement that, in the aggregate, exceed $600,000 within 12 months of the effective time of the merger, then the GigaPixel shareholders will not receive all or part of the escrowed shares. The escrowed shares are to remain in escrow for at least 380 days after the consummation of the merger. The 3dfx shares placed into escrow that may be subsequently distributed to the GigaPixel shareholders after 380 days may be less than the value of these shares at the time of the closing of the merger.

DUE TO THE UNCERTAINTIES RAISED BY THE MERGER TRANSACTION, SOME CUSTOMERS OF 3DFX AND GIGAPIXEL COULD DELAY PURCHASING OR LICENSING DECISIONS, OR CEASE DOING BUSINESS WITH 3DFX AND GIGAPIXEL ALTOGETHER, WHICH COULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

     Uncertainty in the marketplace or customer concern regarding the impact of the merger on the combined company could result in customers or potential customers of 3dfx or GigaPixel deferring purchasing or licensing decisions until they have had an opportunity to assess that impact, or ceasing to do business with 3dfx and GigaPixel altogether, which could harm the business of the combined company. In particular, some of 3dfx's and GigaPixel's respective customers may delay their purchase or license decisions until they have the opportunity to learn more about the business plans and future technology of the combined company. As a result, the near-term quarterly results of 3dfx could fail to meet the expectations of investors and analysts.

THE MERGER WILL DRAMATICALLY INCREASE THE NUMBER OF FREELY TRADEABLE 3DFX SHARES, WHICH COULD DRIVE DOWN THE PRICE OF 3DFX COMMON STOCK.

     Based on the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger, and subject to the terms of the merger agreement, the holders of GigaPixel common stock and preferred stock will receive approximately 14.7 million shares of 3dfx common stock in the merger. Actual sales or the perception of the potential for significant sales in the public market of a substantial number of these shares following completion of the merger could adversely affect the market price of 3dfx common stock. The terms of lock-up agreements executed by some GigaPixel shareholders that are expected to own approximately 14.3% of the outstanding shares of 3dfx common stock immediately following the merger contractually prohibit the resale of any of those shares during the first fiscal quarter following the closing of the merger. During each of the following four fiscal quarters, the lock-up agreements prohibit the resale of more than 10% (measured on a cumulative basis) of the shares of 3dfx common stock received by the applicable GigaPixel shareholder in the merger. The lock-up agreements generally terminate 15 months after the closing of the merger, but will terminate earlier if designated officers and directors of 3dfx sell during any quarter more than twice the number of shares of 3dfx common stock that George Haber, Philip J. Carmack and Ming Benjamin Zhu are permitted to sell. Subject to these contractual restrictions and relevant securities laws generally applicable to affiliates, all of the shares of 3dfx common stock issued in the merger will be freely tradable in the public market.

GIGAPIXEL HAS REPORTED NET LOSSES IN RECENT HISTORICAL PERIODS AND IF THESE LOSSES CONTINUE THEY WOULD ADVERSELY AFFECT 3DFX'S FINANCIAL PERFORMANCE AND CONDITION.

     GigaPixel has incurred net losses for both of the years ended December 31, 1998 and December 31, 1999. If the combined company is not successful in reversing the performance of GigaPixel's business operations, those business operations would have a negative impact on the overall business of the combined company.

THE SUBSTANTIAL EXPENSES ASSOCIATED WITH THE MERGER COULD ADVERSELY AFFECT THE FINANCIAL RESULTS OF THE COMBINED COMPANY AND MAY REDUCE THE VALUE THAT GIGAPIXEL SHAREHOLDERS WILL RECEIVE FOR EACH SHARE OF GIGAPIXEL COMMON STOCK.

     3dfx and GigaPixel estimate that the aggregate costs and expenses that will be incurred in connection with the merger will be approximately $7 million. These costs will primarily relate to the costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. Although 3dfx and GigaPixel believe that these costs will not exceed this estimate, the estimate may be incorrect or unanticipated contingencies may occur that substantially increase the costs of combining their operations. The merger agreement provides that GigaPixel will pay up to $2.5 million of the fees and expenses that it incurs in connection with the merger and that any fees and expenses in excess of $2.5 million that are incurred by GigaPixel will reduce the number of shares of 3dfx common stock that each GigaPixel shareholder receives in connection with the merger. In subsequent quarters, the combined company may incur additional charges to reflect costs associated with the merger.

NON-CASH CHARGES ASSOCIATED WITH THE MERGER WILL REDUCE 3DFX'S EARNINGS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT 3DFX'S STOCK PRICE.

     Based on the total consideration determined for the merger as set forth in
Note 2 to the Pro Forma Combined Condensed Financial Statements, 3dfx expects to amortize approximately $110.5 million of acquired intangible assets and goodwill over a five year period, which will negatively impact results of operations for the duration of the applicable periods. The amortization expense relating to the intangible assets and goodwill purchased in the merger will not be tax deductible. In addition, 3dfx anticipates expensing the costs associated with in process research and development, which will negatively impact results of operations in the quarter in which the merger is completed. As a result, 3dfx's earnings per share will be adversely affected, which may negatively affect the market price of 3dfx common stock.

SOME EXECUTIVE OFFICERS, DIRECTORS AND SHAREHOLDERS OF GIGAPIXEL HAVE CONFLICTS OF INTEREST ARISING FROM PERSONAL BENEFITS TO BE RECEIVED IN THE MERGER AND, HENCE, THERE IS A RISK THAT THE MERGER CONSIDERATION THAT GIGAPIXEL SHAREHOLDERS WILL RECEIVE IN THE MERGER IS LESS THAN IT WOULD HAVE BEEN HAD NO PERSONAL BENEFITS BEEN EXTENDED TO THESE EXECUTIVE OFFICERS, DIRECTORS AND SHAREHOLDERS.

     The personal benefits to be received in the merger by some executive officers, directors and shareholders of GigaPixel raises conflicts of interest because the receipt of these benefits may have favorably influenced their support of the merger. In the absence of these personal benefits, these executive officers, directors and shareholders may have concluded that the consideration to be received by GigaPixel shareholders under the terms of the merger agreement was not adequate. In particular, prior to closing the merger, some executive officers and key employees of GigaPixel will enter into new employment and consulting agreements. GigaPixel will also pay performance bonuses to these executive officers and key employees immediately following the closing of the merger, subject to the individuals' or consultant's obligation to repay the amounts received if they do not provide services to 3dfx for a period of at least two years following the closing of the merger. In addition, 3dfx will assume all of the outstanding options granted to officers, directors and employees of GigaPixel, and following the merger 3dfx will register the shares of 3dfx common stock to be issued under the stock plan relating to these options. Further, following completion of the merger, 3dfx intends to take all actions necessary to nominate and appoint Messrs. Haber and Manoliu to serve on the board of directors of 3dfx. See "Approval of the Merger and Related Transactions -- Interests of Some GigaPixel Officers and Directors in the Merger."

BECAUSE SOME GIGAPIXEL CUSTOMERS AND LICENSEES COMPETE WITH 3DFX, SOME OF THE RESPECTIVE COMBINED COMPANY'S CUSTOMERS AND LICENSEES MAY CEASE TO DO BUSINESS OR REDUCE THE AMOUNT OF BUSINESS THAT THEY DO WITH THE COMBINED COMPANY, WHICH COULD CAUSE A DECLINE IN THE COMBINED COMPANY'S REVENUES.

     Since some of GigaPixel's current customers and licensees directly compete with 3dfx, the announcement and consummation of the merger may cause some of these customers or licensees to end or curtail their relationships with the combined company and seek alternative vendors or licensors. All of GigaPixel's revenues in fiscal 1999 were derived from a customer that is a direct competitor of 3dfx. While 3dfx and GigaPixel are working to minimize any negative impact the merger may have in this regard, one or more customers of 3dfx or GigaPixel may nevertheless terminate or curtail their relationships with the combined company, which could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE SECURITYHOLDERS' REPRESENTATIVE MAY NOT ACT IN THE MANNER THAT GIGAPIXEL SHAREHOLDERS DESIRE.

     The indemnity escrow agreement provides that a representative of GigaPixel will act as the securityholders' representative in matters involving the shares of 3dfx common stock to be held in escrow. The indemnity escrow agreement appoints George T. Haber as the securityholders' representative. The securityholders' representative may, among other things, dispute claims for indemnification made by 3dfx against the escrowed shares, litigate these claims and compromise and settle these claims. The securityholders' representative may not act in the manner that GigaPixel shareholders desire and decisions made by the securityholders' representative could have the effect of reducing the consideration that GigaPixel shareholders ultimately receive in the merger.

FAILURE TO COMPLETE THE MERGER COULD ADVERSELY AFFECT THE BUSINESS AND FINANCIAL CONDITION OF 3DFX AND GIGAPIXEL.

     If the merger is not completed for any reason, 3dfx and GigaPixel may be subject to a number of material risks, including the following:

     - Potential customers or licensees may defer purchases or licenses of 3dfx or GigaPixel services and products;

     - Potential partners may refrain from entering into agreements with 3dfx or GigaPixel;

     - 3dfx and GigaPixel will have incurred significant costs for which they will have received no benefits;

     - Employee turnover may increase; and

     - In light of the collaborative research and development efforts currently being carried out by 3dfx and GigaPixel, there would be significant costs associated with separating the companies' engineering teams and potential lost profits to one or both companies.

The occurrence of any of these factors could result in serious harm to the business, operating results and financial condition of 3dfx, GigaPixel or both.

THE ECONOMIC TERMS OF THE MODIFICATION OF GIGAPIXEL'S DEVELOPMENT AGREEMENT WITH WEBTV MAY DIFFER FROM THOSE CONTEMPLATED BY THE MERGER AGREEMENT, WHICH COULD ADVERSELY AFFECT 3DFX'S STOCK PRICE AND COULD REDUCE THE CONSIDERATION THAT GIGAPIXEL SHAREHOLDERS WILL RECEIVE FOR EACH SHARE OF GIGAPIXEL COMMON STOCK.

     On March 31, 2000, GigaPixel and WebTV, an affiliate of Microsoft, entered into an agreement modifying GigaPixel's Development and License Agreement with WebTV. The agreement provides that Microsoft will enter into good faith negotiations regarding a $10 million investment in GigaPixel by Microsoft. There can be no assurance that Microsoft will invest $10 million, or any other amount, in GigaPixel prior to the consummation of the merger, or at any other time. Because of the attention generally focused on Microsoft's business activities, a decision by Microsoft not to invest in GigaPixel or the combined company could adversely affect 3dfx's and the combined company's stock price. Moreover, if Microsoft does not invest $10 million in GigaPixel prior to the closing of the merger, the number of shares of 3dfx common stock that will be issued in the merger will be reduced because GigaPixel will not have the required cash balance at closing to avoid a downward adjustment in the merger consideration.

THE RIGHTS OF THE GIGAPIXEL SHAREHOLDERS WILL DIFFER FROM THEIR RIGHTS AS 3DFX SHAREHOLDERS.

     Upon the consummation of the merger, the GigaPixel shareholders will become 3dfx shareholders. There are important differences between the rights of shareholders of 3dfx and the rights of shareholders of GigaPixel, including differences due to the fact that GigaPixel is a Delaware corporation and 3dfx is a California corporation. In addition, 3dfx has adopted a shareholder rights plan that, among other things, may discourage some types of transactions that may involve an actual or threatened change of control of 3dfx. GigaPixel has no such plan. For a description of these differences, see "Comparison of 3dfx and GigaPixel Shareholder Rights."

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF 3dfx AND GIGAPIXEL AS A COMBINED COMPANY

     The risks set forth below are a number of the risks relating to the business and operations of 3dfx and GigaPixel that could harm the business of the combined company after the merger.

3DFX IS GROWING RAPIDLY AND MAY NOT HAVE THE RESOURCES TO MANAGE EFFECTIVELY ADDITIONAL GROWTH.

     The recent growth and potential future growth of 3dfx has placed significant demands on its management as well as on its technical, administrative, operational and financial resources. As a result, the combined company may not have sufficient resources to sustain and effectively manage any additional growth. The expansion of the combined company's business to take advantage of new market opportunities will require significant technical resources, management attention and financial resources. To manage additional growth the combined company may be required to:

     - Expand its engineering, sales, marketing and customer support organizations

     - Attract and retain additional qualified personnel

     - Expand its physical facilities

     - Invest in the development or enhancement of its current products and develop new technologies and products that meet changing industry needs

     - Develop systems, procedures or controls to support the expansion of its operations

     An inability on the part of the combined company to sustain or manage any additional growth could have a material adverse effect on the business, operating results and financial condition of the combined company.

NEITHER 3DFX NOR GIGAPIXEL CAN ACCURATELY PREDICT THE BUSINESS ENVIRONMENT THAT THE COMBINED COMPANY WILL FACE, AND THE COMBINED COMPANY MAY EXPERIENCE UNEXPECTED REVENUE SHORTFALLS AND QUARTERLY VARIATIONS IN OPERATING RESULTS.

     3dfx's quarterly and annual results of operations have varied significantly in the past, and the combined company's results of operations are likely to continue to vary in the future. These variations are the result of a number of factors, many of which are beyond 3dfx's or the combined company's control. These factors include:

     - The ability to successfully develop, introduce and market new or enhanced products

     - The ability to introduce and market products in accordance with customer design requirements and design cycles

     - Changes in the relative volume of sales of various products with different margins

     - Changes in demand for 3dfx's or the combined company's products or for their customers' products

     - Gains or losses of significant customers or strategic relationships

     - The volume and timing of customer orders

     - The availability, pricing and timeliness of delivery of components for 3dfx's or the combined company's products

     - The timing of new product announcements or introductions by competitors

     - Product obsolescence and the management of product transitions

     - Production delays

     - Decreases in the average selling prices of products

     Any one or more of the factors listed above or other factors could cause 3dfx or the combined company to fail to achieve its revenue and profitability expectations. Most of the combined company's operating expenses will be relatively fixed in the short term. The combined company may be unable to rapidly adjust spending to compensate for any unexpected sales shortfall, which could materially harm quarterly operating results. Neither 3dfx nor GigaPixel believes that period-to-period comparisons of either of their past operating results should be relied upon as an indication of future performance of the combined company or that the results of any one quarter should be viewed as indicative of the results to be expected for a full fiscal year.

THE COMBINED COMPANY WILL DEPEND ON ITS ABILITY TO EFFECTIVELY DEVELOP NEW TECHNOLOGIES AND PRODUCTS TO MEET THE CHANGING INDUSTRY STANDARDS, PRACTICES AND CUSTOMER NEEDS ASSOCIATED WITH THE RAPIDLY CHANGING AND INTENSELY COMPETITIVE PC AND GRAPHICS CHIP AND BOARD INDUSTRIES AND OTHER MARKET OPPORTUNITIES.

     The combined company will depend, in part, on its ability to develop leading technologies, enhance its existing services and develop and introduce new technologies and products to meet the needs of the combined company's customers. The combined company also must continue to meet the demands of technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although the combined company will strive to be a technological leader, future technology advances may not complement or be compatible with its products. In addition, the combined company may be unable to economically incorporate technology changes and technology advances in a timely manner into its business including new market opportunities separate from the PC and graphics chip and board industries. The combined company may be unsuccessful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing product enhancements or new products. The combined company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of these products or licensing of newly developed technology to third parties. The inability or any delay of the combined company to develop and introduce new technologies or products or to enhance existing products or services on a timely and cost-effective basis, or the failure of new technologies or products to achieve market acceptance, could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S OPERATIONS DEPEND ON THE EXPERIENCE OF KEY PERSONNEL AND ITS ABILITY TO RETAIN, ATTRACT AND INTEGRATE THE KEY PERSONNEL OF 3DFX AND GIGAPIXEL.

     The combined company's business operations depend on the continued services of its executive officers and other key personnel. The combined company may be unable to retain the key personnel of 3dfx or GigaPixel or to attract other qualified personnel. The future operations of the combined company depend upon the ability of the combined company to retain, attract and integrate key management personnel.

     In addition, competition for highly-skilled technical personnel is intense in the industries in which 3dfx and GigaPixel operate. Neither GigaPixel's nor 3dfx's shareholders can be assured that the combined company will be able to successfully identify, attract, hire and retain highly-skilled technical personnel in a timely and effective manner. Moreover, competitors may intensify their efforts to recruit highly-skilled technical personnel currently employed by 3dfx and GigaPixel as a result of the merger. The loss of services of one or more highly-skilled technical personnel, the failure to attract and retain other highly-skilled technical personnel or the failure to recruit new highly-skilled technical personnel could disrupt operations and have a negative effect on employee productivity and morale of the combined company.

AS NEARLY ALL OF THE REVENUES OF THE COMBINED COMPANY WILL BE DERIVED FROM THE PC AND GRAPHICS BOARD AND CHIP INDUSTRIES, A DOWNTURN IN ANY ONE OF THESE INDUSTRIES WOULD LIKELY ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

     For the fiscal years ended December 31, 1997, December 31, 1998 and January 31, 2000, 93%, 100% and 100% of 3dfx's revenues were derived from graphics chips and graphics boards sold for use in PCs. The combined company expects to continue to derive its near term revenues primarily from the sale of products for use in PCs and, in the longer term, for use in the consumer product markets. These markets are cyclical and have been characterized by:

     - Rapid technological change;

     - Evolving industry standards;

     - Cyclical and seasonal market patterns;

     - Frequent new product introductions and short product life cycles;

     - Significant price competition and price erosion;

     - Fluctuating inventory levels;

     - Alternating periods of over-capacity and capacity constraints;

     - Variations in manufacturing costs and yields; and

     - Significant expenditures for capital equipment and product development.

     The PC market has grown substantially in recent years. However, such growth may not continue. A decline in PC or semiconductor sales or in the growth rate of such sales would likely reduce demand for the combined company's products. Moreover, such changes in demand could be large and sudden. Since PC manufacturers often build inventories during periods of anticipated growth, they may be left with excess inventories if growth slows or if they have incorrectly forecasted product transitions. In such cases, the manufacturers may abruptly stop purchasing additional inventory from suppliers such as 3dfx until the excess inventory has been used. Such suspension of purchases or any reduction in demand for PCs generally, or for particular products that incorporate the combined company's products, would materially harm the combined company's business.

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

     The PC market has experienced significant economic downturns at various times in the past, characterized by lower product demand and accelerated reduction of product prices. In addition, the consumer product market will likely experience substantial volatility as it develops. The combined company may experience substantial period-to-period fluctuations in its results of operations due to general conditions in these markets.

BECAUSE THE COMBINED COMPANY DEPENDS ON THE RETAIL/DISTRIBUTOR DISTRIBUTION CHANNEL, THE INABILITY TO ADEQUATELY SUPPORT SUCH RETAIL/DISTRIBUTOR DISTRIBUTION CHANNEL WOULD LIKELY HARM THE COMBINED COMPANY'S ABILITY TO SELL AND TO MARKET ITS PRODUCTS.

     3dfx's products have historically been distributed in the retail/distributor distribution channel. To access this channel, 3dfx depends on getting adequate retail shelf space to sell its products. 3dfx has developed a strong presence in the retail/distributor market through its own marketing efforts, as well as through the significant marketing efforts of a number of its customers. Although 3dfx successfully penetrated the retail/distributor distribution channel, there can be no assurances that this success will continue in the future.

3dfx's LIMITED EXPERIENCE IN MANAGING AND INTEGRATING ORGANIZATIONS MAY RESULT IN FUTURE ACQUISITIONS OR JOINT VENTURES BEING DIFFICULT AND DISRUPTIVE.

     3dfx regularly evaluates acquisition and joint venture opportunities, and in the future the combined company may make acquisitions of other companies or technologies or enter into joint ventures. These acquisitions or joint ventures may divert the time and resources of the combined company's management. Further, 3dfx has limited experience in integrating newly acquired organizations into its operations. Acquisitions involve many risks, including:

     - Difficulty in integrating or otherwise assimilating technologies, products, personnel and operations;

     - Diversion of management's attention from other business concerns;

     - Issuance of dilutive equity securities and incurrence of debt or contingent liabilities;

     - Large write-offs and amortized expenses related to goodwill and other intangible assets;

     - Loss of key employees of acquired organizations;

     - Risks of entering markets in which the combined company has no or limited prior experience; and

     - Payments of cash, incurrence of debt or assumption of other liabilities to acquire other businesses.

     The result of one or more of these factors could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE LIMITED OPERATING HISTORIES OF BOTH 3dfx AND GIGAPIXEL MAKE THE ASSESSMENT OF THE COMBINED COMPANY'S FUTURE OPERATING RESULTS DIFFICULT.

     3dfx has been shipping products only since the third quarter of 1996, while GigaPixel has been in existence only since 1997. The limited operating histories make the assessment of the combined company's future operating results difficult. Additionally, 3dfx incurred net losses of approximately $1.7 million in fiscal 1997 and $63.3 million in fiscal 2000. The net losses in fiscal 2000 were attributable to a substantial reduction in revenues due to a delayed product launch, changes in component costs with no ability to adjust pricing, additional unanticipated costs relating to the merger with STB Systems, Inc. ("STB") and continuing significant costs incurred in product research, development and testing and in connection with the amortization of intangibles. Moreover, GigaPixel incurred net losses for both of the years ended December 31, 1998 and December 31, 1999. The combined company may also be unable to sustain or to increase revenues on a consistent basis in the future, and in the near term it is unlikely to have profits due to the amortization of intangibles.

THE FINANCIAL RESULTS OF THE COMBINED COMPANY WILL DEPEND SIGNIFICANTLY ON ITS ABILITY TO CONTINUALLY DEVELOP NEW PRODUCTS AND TECHNOLOGIES.

     The markets for which 3dfx's and GigaPixel's products and technologies are designed are intensely competitive and are characterized by short product life cycles, rapidly changing technology, evolving industry standards and declining average selling prices. As a result, the financial performance of the combined company will depend to a significant extent on the combined company's ability to successfully develop new products. Because of the rapidly changing technologies in the businesses in which the combined company will operate, 3dfx and GigaPixel believe that significant expenditures for research and development will continue to be required by the combined company in the future. To succeed in these businesses, the combined company must anticipate the features and functionality that customers will demand. The combined company must then incorporate those features and functionality into products that meet the design requirements of the PC, graphics chip and graphics board markets or other potential markets for the combined company's technology and the timing requirements of retail selling seasons. The success of the combined company's new product introductions will depend on several factors, including:

     - Proper new product definition;

     - Timely completion and introduction of new product designs;

     - The ability of subcontractors and component manufacturers to effectively design and implement the manufacture of new products and technologies;

     - The quality of new products and technologies;

     - Product and technology performance as compared to competitors' products and technologies;

     - Market acceptance of the combined company's and its customers' products;

     - Competitive pricing of products and technologies; and

     - Introduction of new products and technologies to the market within the limited time window for retail selling seasons and OEM design cycles.

     As the markets for the combined company's products continue to develop and competition increases, the combined company anticipates that product life cycles will shorten and average selling prices will decline. In particular, average selling prices and, in some cases, gross margins for the combined company's products and technologies will decline as those products and technologies mature. Thus, the combined company will need to introduce new products and technologies to maintain average selling prices and gross margins. To do this, the combined company must successfully identify new product and technology opportunities and develop and bring new products and technologies to market in a timely manner. 3dfx and GigaPixel have in the past experienced delays in completing the development or the introduction of new products. The failure of the combined company to successfully develop and introduce new products and technologies or to achieve market acceptance for such products and technologies would materially harm the business and financial performance of the combined company.

BECAUSE THE COMBINED COMPANY'S PRODUCTS WILL HAVE SHORT PRODUCT LIFE CYCLES, THE COMBINED COMPANY MUST SUCCESSFULLY MANAGE PRODUCT TRANSITIONS.

     3dfx and GigaPixel believe that the combined company's products will have short product life cycles. A failure by the combined company to successfully introduce new products within a given product cycle could materially harm its business for that cycle and possibly in subsequent cycles. Any such failure could also damage the combined company's brand name, reputation and relationships with its customers and cause long term harm to its business.

     The PC market frequently undergoes transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. The combined company's products must be able to support the new features and performance levels being required by PC manufacturers at the beginning of such a transition. Otherwise, the combined company will likely lose business as well as the opportunity to compete for new design contracts until the next product transition. An inability to develop products with required features and performance levels or even a short delay in bringing a new product to market could significantly reduce the combined company's revenues for a substantial period.

     The success of the combined company will depend upon continued market acceptance of its existing products, and its ability to continually develop and introduce new products and technologies and new product features and enhancements to meet changing customer requirements. Each new product cycle presents new opportunities for competitors of 3dfx and GigaPixel to gain market share.

     Some components used in 3dfx's products have also historically required long lead times. Therefore, the combined company may not be able to quickly reduce its production or inventory levels in response to unexpected shortfalls in sales or, conversely, to increase production in response to unexpected demand. If the combined company is unable to quickly identify, develop, manufacture or market new products and technologies or to enhance its existing products and technologies rapidly, then the combined company's business and results of operations would be materially and adversely affected.

BECAUSE 3dfx AND GIGAPIXEL HAVE SIGNIFICANT CUSTOMER CONCENTRATION, THE LOSS OF ANY OF 3dfx's OR GIGAPIXEL'S SIGNIFICANT CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY'S FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     3dfx's sales are highly concentrated among a limited number of customers. For the fiscal year ended January 31, 2000, 3dfx's largest customer, Ingram MicroD, Inc., accounted for approximately 13.0% of its net revenues, while 3dfx's six largest customers collectively accounted for approximately 40.5% of its net revenues. There can be no assurance that 3dfx will be able to retain such customers or to continue to derive significant revenues from them. The loss of any one of 3dfx's significant customers could have a material adverse effect on the financial performance and results of operations of the combined company.

     GigaPixel's sales are also highly concentrated among a limited number of customers. All of GigaPixel's revenues in fiscal 1999 were derived from a customer that is a direct competitor of 3dfx. Following the merger, GigaPixel will not continue to seek business from these customers and others who serve the PC market in competition with 3dfx. It is expected that GigaPixel will concentrate its marketing efforts on customers that serve the set-top box, game console and portable device markets. There is no assurance that GigaPixel will be able to attract such customers and derive significant revenues from them.

BECAUSE 3dfx DOES NOT TYPICALLY ENTER INTO LONG-TERM CONTRACTS WITH ITS CUSTOMERS, THERE CAN BE NO ASSURANCE THAT HISTORICAL SALES VOLUMES WILL CONTINUE IN THE FUTURE.

     All of 3dfx's sales are made pursuant to purchase orders. The lack of long-term commitments, together with the customer concentration noted above, poses a significant risk to the combined company. If a single customer of 3dfx or the combined company cancels an order or ceases to be a customer of 3dfx or the combined company, then 3dfx's or the combined company's business and financial condition could be materially harmed.

BECAUSE 3dfx HAS LIMITED PRODUCT DIVERSITY, IF THE COMBINED COMPANY WERE UNABLE TO INCREASE OR MAINTAIN 3dfx's HISTORICAL SALES VOLUMES, THERE COULD BE A NEGATIVE IMPACT ON THE COMBINED COMPANY'S RESULTS OF OPERATIONS.

     3dfx's revenues depend on the markets for 3D/2D and 3D graphics chips and graphics boards for PCs and on 3dfx's ability to compete effectively in those markets. Since 3dfx currently has no other products, the combined company's business would be materially harmed if it were unable to continue to sell these products at historical levels or to increase these historical sales levels in the future.

BECAUSE 3DFX DEPENDS ON THIRD PARTY DEVELOPERS AND PUBLISHERS TO CREATE AND MARKET SOFTWARE TITLES THAT OPERATE WITH ITS GRAPHICS CHIPS, THERE CAN BE NO ASSURANCE THAT A SUFFICIENT NUMBER OF QUALITY SOFTWARE TITLES THAT ARE COMPATIBLE WITH THE COMBINED COMPANY'S PRODUCTS WILL BE DEVELOPED.

     3dfx believes that the availability of numerous high quality, commercially successful software entertainment titles and applications significantly affects sales of its products. 3dfx depends on third party software developers and publishers to create, produce and market software titles that operate with its graphics chips. Only a limited number of software developers are capable of creating high quality entertainment software. Competition for these resources is intense and is expected to increase. Therefore, a sufficient number of high quality, commercially successful software titles compatible with the combined company's products may not be developed. In addition, the development and marketing of game titles that do not fully demonstrate the technical capabilities of the combined company's products could create the impression that the combined company's technology offers only marginal performance improvements, if any, over competing products.

3DFX'S DEPENDENCE ON SINGLE SOURCE MANUFACTURERS WILL EXPOSE IT TO SIGNIFICANT RISK IF THE OPERATIONS OF THESE MANUFACTURERS AND OTHER THIRD PARTIES ARE INTERRUPTED.

     3dfx's graphics chip products require wafers manufactured with state-of-the-art fabrication equipment and techniques. Currently, 3dfx does not manufacture the semiconductor wafers used for its graphics chip products and does not own or operate a wafer fabrication facility, nor does the combined company expect to manufacture semiconductor wafers or to own or operate a wafer fabrication facility in the future. Taiwan Semiconductor Manufacturing Company, or TSMC, currently manufactures all of 3dfx's wafers in Taiwan. 3dfx obtains manufacturing services from TSMC on a purchase order basis. 3dfx depends on TSMC to:

     - Produce wafers of acceptable quality and with acceptable manufacturing yields;

     - Deliver those wafers to 3dfx and its independent assembly and testing subcontractors on a timely basis; and

     - Allocate to 3dfx a portion of its manufacturing capacity sufficient to meet 3dfx's needs.

     3dfx and the combined company expect to continue to be dependent upon TSMC in the future. 3dfx has no readily available alternative source of supply, and it could take several months to establish a strategic relationship with a new manufacturing partner. As a result, a manufacturing disruption (such as the one that occurred in September 1999 when an earthquake struck Taiwan) or capacity constraints experienced by TSMC would negatively impact the production of the combined company's graphics chips and graphics boards and, consequently, would have a negative effect on the combined company's business and results of operations.

BECAUSE 3dfx PRIMARILY DEPENDS ON A SINGLE GRAPHICS BOARD MANUFACTURING FACILITY, ANY DISRUPTION OF THE GRAPHICS BOARD MANUFACTURING OPERATIONS AT THIS FACILITY COULD MATERIALLY HARM THE COMBINED COMPANY'S BUSINESS.

     3dfx's sole graphics board manufacturing facility is located in Juarez, Mexico. Although a portion of 3dfx's board production is secured from third party sources, 3dfx is substantially dependent on this single manufacturing facility. As a result, any disruption of the combined company's graphics board manufacturing operations at this facility could materially harm its business. Such disruption could result from various factors, including difficulties in attracting and retaining qualified manufacturing employees, difficulties associated with the use of new, reconfigured or upgraded manufacturing equipment, labor disputes, human error, governmental or political risks or a natural disaster such as an earthquake, tornado, fire or flood.

     In comparison to those of its competitors that do not maintain their own graphics board manufacturing facilities, 3dfx incurs higher relative fixed overhead and labor costs as a result of operating its own manufacturing facility. Any failure to generate the level of product revenues needed to absorb those overhead and labor costs could materially harm the combined company's business.

THE COMBINED COMPANY'S INTERNATIONAL OPERATIONS WILL MAKE IT SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, FOREIGN BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS.

     3dfx relies on third-party manufacturing, assembly and testing operations that are located in Asia for its graphics chips and relies primarily on its own Mexican manufacturing facility for graphics boards. 3dfx also has significant export sales. These international operations subject 3dfx, and will subject the combined company, to a number of risks associated with conducting business outside of the United States. These risks include:

     - Unexpected changes in legislative or regulatory requirements;

     - Delays resulting from difficulty in obtaining export licenses for some technology;

     - Tariffs, quotas and other trade barriers and restrictions;

     - Longer accounts receivable payment cycles;

     - Difficulties in collecting payment, including increased credit exposures;

     - Potentially adverse tax consequences, including repatriation of earnings;

     - Burdens of complying with a variety of foreign laws;

     - Unfavorable intellectual property laws;

     - Political instability; and

     - Foreign currency fluctuations.

     Any of these factors could materially harm the international operations and sales of the combined company, and consequently, its business. Recently, financial markets in Asia have experienced significant turmoil, which could harm the combined company's international sales or operations. Currently, all of 3dfx's product sales and its arrangements with its foundry, assembly and test vendors provide for pricing and payment in U.S. dollars. To date, 3dfx has not engaged in any currency hedging activities, although the combined company may do so in the future. An increase in the value of the U.S. dollar relative to foreign currencies could make the combined company's products more expensive and potentially less competitive in foreign markets.

THE COMBINED COMPANY MAY BE UNABLE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS OR PREVENT THEIR UNAUTHORIZED USE, WHICH COULD DIVERT ITS FINANCIAL RESOURCES AND HARM ITS BUSINESS.

     The combined company's success will depend upon its proprietary technology. Both 3dfx and GigaPixel currently rely upon a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect their proprietary technology rights. Despite current efforts to protect these proprietary rights, protective measures may not be adequate to prevent misappropriation or independent third-party development of the combined company's technology. The laws of many foreign jurisdictions offer less protection of intellectual property rights than the laws of the United States. Effective patent, copyright, trademark and trade secret protection may not be available in other jurisdictions. In addition, the combined company may need to litigate claims against third parties to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. On September 21, 1998, 3dfx filed suit against nVidia Corporation ("nVidia") in Northern California District Federal Court. 3dfx's complaint alleges patent infringement relating to nVidia's use of multi-texturing technology in its RIVA TNT product. Discovery in the case is presently under way. This litigation, and other litigation like it, could result in substantial cost and diversion of management resources. A successful claim against the combined company could effectively block its ability to use or license its technology in the United States or abroad. Any failure of the combined company to protect its proprietary rights adequately could have a material adverse effect on the business, operating results and financial condition of the combined company.

3DFX AND GIGAPIXEL RELY ON SEVERAL TECHNOLOGY LICENSES FROM THIRD PARTIES, THE LOSS OF WHICH MAY HARM THE COMBINED COMPANY'S ABILITY TO DEVELOP AND SELL ITS SERVICES.

     3dfx and GigaPixel currently have, and in the future the combined company may procure, licenses from third parties relating to its services or technology. Certain of these licenses will be critical to its business and would be difficult to replace. If the combined company were unable to obtain or maintain these licenses, its ability to develop and to sell its products could be impaired. If the combined company or its suppliers are unable to obtain licenses, the combined company could be forced to market products without some technological features. 3dfx and GigaPixel also license some software and technology for its operations. If the combined company were unable to obtain licenses or to obtain such licenses on competitive terms, there could be a material adverse effect on the ability of the combined company to effectively offer its products.

GIGAPIXEL WILL NOT CONTROL OR INFLUENCE ITS LICENSEES' MANUFACTURING, PROMOTION, DISTRIBUTION OR PRICING OF THEIR PRODUCTS INCORPORATING ITS 3D CORE TECHNOLOGIES, UPON WHICH IT IS DEPENDENT TO GENERATE ROYALTY REVENUE.

     GigaPixel's primary business strategy is to license its intellectual property to companies that manufacture and sell products incorporating its 3D core technologies. GigaPixel derives revenues from up-front licensing fees that are calculated to cover the costs of new product development. GigaPixel also expects to derive revenues from royalties on sales of chips incorporating the licensed 3D core technology. 3dfx and GigaPixel expect royalty revenue will become a significant component of total revenues derived from the combined company's operations in the future. GigaPixel does not, however, control or influence the manufacture, promotion, distribution or pricing of products that would be manufactured and sold by its licensees and that incorporate its 3D core technologies. As a result, products incorporating GigaPixel's technologies may not be brought to market, achieve commercial acceptance or generate meaningful royalty revenue for the combined company. For GigaPixel to generate royalty revenue, those licensees that pay it per-unit royalties must manufacture and distribute products incorporating its 3D core technologies in a timely fashion and generate consumer demand through marketing and other promotional activities. If GigaPixel's licensees fail to stimulate and capitalize upon market demand for products that generate royalties for GigaPixel, the revenues of the combined company attributable to GigaPixel's operations will not grow. Peak demand for 3D products, especially in the computer gaming market, typically occurs in the third and fourth calendar quarters as a result of increased demand during the year-end holiday season. If GigaPixel's licensees do not ship licensed products in a timely fashion or fail to achieve strong sales in the second half of the calendar year, the combined company would receive reduced royalty revenue.

GIGAPIXEL HAS NOT RECEIVED ANY ROYALTY REVENUES AND ITS EXISTING LICENSE AGREEMENTS MAY NOT GENERATE ANY ROYALTY REVENUES.

     GigaPixel has not received any royalty revenues from licensing its 3D graphics chip technology. GigaPixel has license agreements with two customers under which it has received up-front development fees for licensing its 3D cores to these customers for use in their graphics chip products. Under the license agreements, GigaPixel is entitled to receive royalties on any chips incorporating its technology that are shipped by these customers. To date, no products made with GigaPixel's 3D cores have been shipped and there is no assurance that the two customers with whom GigaPixel has licensing agreements will ship any products using GigaPixel's technology. One customer has announced that it is going out of the 3D graphics business and the other is a direct competitor of 3dfx.

IF GIGAPIXEL IS UNABLE TO SUCCESSFULLY ENTER AND GAIN MARKET SHARE IN THE CONSUMER PRODUCT MARKETS, THE BUSINESS AND RESULTS OF OPERATIONS OF THE COMBINED COMPANY WILL BE SUBSTANTIALLY AND ADVERSELY AFFECTED.

     GigaPixel has historically concentrated its technology development efforts on the high-end of the 3D graphics market. For the year ended December 31, 1999, all of GigaPixel's revenues were related to this market. Following the merger, 3dfx and GigaPixel anticipate that GigaPixel will reduce its emphasis on marketing its technology to competitors of 3dfx and will concentrate its efforts on enhancing products for 3dfx's principal markets and on marketing to manufacturers of consumer products. GigaPixel has limited experience in these markets, and if it is unable to successfully enter them and acquire market share, revenues of the combined company attributable to GigaPixel's operations will not grow and may decline.

BECAUSE THE MARKETS IN WHICH THE COMBINED COMPANY WILL OPERATE ARE INTENSELY COMPETITIVE, THE COMBINED COMPANY MAY LOSE MARKET SHARE AND BE FORCED TO REDUCE THE PRICE OF ITS PRODUCTS.

     The markets in which 3dfx and GigaPixel compete are intensely competitive and are likely to become more competitive in the future. Existing competitors and new market entrants may introduce products that are less costly or provide better performance or features than the combined company's products. Neither 3dfx nor GigaPixel competes on the basis of price alone. Both 3dfx and GigaPixel believe that the principal competitive factors for 3D graphics products are:

     - Product performance and quality;

     - Conformity to industry standard application programming interfaces, or APIs;

     - Access to customers and distribution channels;

     - Brand awareness;

     - Price;

     - Product support; and

     - Ability to bring new products to the market in a timely manner.

     Many of 3dfx's and GigaPixel's current and potential competitors have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the combined company. These competitors may also have greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than the combined company. As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. Some of 3dfx's principal competitors offer a single vendor solution, because they maintain their own semiconductor foundries and may therefore benefit from some capacity, cost and technical advantages.

     3dfx and GigaPixel seek to use strategic relationships to augment their capabilities. However, the benefits of these relationships may not be realized or sufficient to overcome the established market positions of 3dfx's and GigaPixel's largest competitors. Regardless of the relative qualities of the combined company's products, the market power, product breadth and customer relationships of its larger competitors can be expected to provide such competitors with substantial competitive advantages.

     3dfx competes primarily against companies that offer a board or chip solution to the 3D/2D PC graphics market. These companies typically have operated in the PC 2D graphics market and now offer 3D capability as an enhancement to their 2D solutions. These competitors include ATI Technologies, Inc., S3 Incorporated, Creative Technology Ltd. and nVidia. 3dfx also faces potential competition from companies that have focused on the high-end of the 3D market and the production of 3D systems targeted for the professional engineering market, including 3Dlabs, Inc. and Silicon Graphics, Inc. These companies are developing lower cost versions of their 3D technology to bring workstation-like 3D graphics to mainstream applications. Intel Corporation also competes in the 3D graphics market by offering an integrated core logic/3D/2D solution aimed at the mainstream PC market. These companies may enter the interactive electronics entertainment market, and, if they do, 3dfx may not be able to compete successfully against them.

     3dfx now also competes with graphics board manufacturers, with suppliers who sell graphics chips directly to OEMs, with OEMs who internally produce graphics chips or integrate graphics chips on the main computer processing board of their personal computers, commonly known as the motherboard, and with the makers of other personal computer components and software that are increasingly providing graphics processing capabilities.

     GigaPixel competes with ArtX, Inc. a division of ATI Technologies, Inc., and Stellar Semiconductor, a division of Broadcom Corp. in the 3D graphics markets. Both of these companies have greater financial and other resources than GigaPixel. As GigaPixel redirects its marketing focus to the consumer products market following the merger, it will compete with nVidia in the game console market and may compete with the internal design programs of set-top box, game console and portable device manufacturers.

THE COMBINED COMPANY MAY REQUIRE ADDITIONAL FINANCING TO MEET ITS FUTURE CAPITAL AND OPERATIONAL REQUIREMENTS AND MAY FACE UNCERTAINTY IN OBTAINING FAVORABLE FINANCING ALTERNATIVES.

     If the liquidity and cash flow from operations of the combined company are insufficient to meet its operating and capital requirements, then the combined company may have to seek additional financing, including public or private debt or equity offerings that may be dilutive to its shareholders. If adequate funds are not available on acceptable terms, then the combined company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. The combined company's future capital requirements will depend on numerous factors, including the combined company's profitability, operational cash requirements, competitive pressures, development of new services and applications, acquisition of complementary businesses or technologies and response to unanticipated requirements. There can be no assurance that any financing alternatives sought by the combined company will be available, or, if available, will be on terms or in amounts attractive to the combined company.

POTENTIAL YEAR 2000 ISSUES MAY EXPOSE THE COMBINED COMPANY TO LIABILITY OR LOSS.

     Neither 3dfx nor GigaPixel has experienced any material adverse impact from the transition to the year 2000. Even though no material adverse impact from the year 2000 transition has been noted through internal investigations and inquiries with its major customers and suppliers, neither 3dfx nor GigaPixel can provide any assurance that its suppliers and customers have not been affected in a manner that is not yet apparent. Each of 3dfx and GigaPixel will continue to monitor its year 2000 compliance and the year 2000 compliance of its suppliers and customers.

INVESTMENT RISK

THE STOCK PRICE OF 3dfx HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS, WHICH MAY MAKE IT DIFFICULT FOR 3dfx SHAREHOLDERS TO SELL THEIR SHARES AT PRICES THEY FIND ATTRACTIVE.

     Several factors have caused the stock price of 3dfx common stock to be extremely volatile in the past and may cause the stock price of 3dfx common stock to be extremely volatile in the future, which could result in the future market price of 3dfx common stock being lower than its market price at the closing of the merger. The 3dfx stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     - Actual or anticipated variations in quarterly operating results;

     - The ability of the combined company to successfully develop, introduce and market new or enhanced products and technologies on a timely basis;

     - Unexpected changes in demand for the combined company's products and services;

     - The pricing policies of the combined company's competitors;

     - Announcements of technological innovations or new products by the combined company or its competitors;

     - Changes in securities analysts' recommendations;

     - Changes in the market valuations of other similarly situated companies;

     - Announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

     - Market fluctuations and performance of the PC and graphics chip and board industries.

     In addition, the trading prices of technology stocks as a whole have experienced particularly extreme price and volume fluctuations and such effects have often been unrelated to the operating performance of the applicable companies. Any negative change in the public's perception of the prospects of technology companies or other broad market and industry factors could depress the market price of 3dfx common stock, regardless of the combined company's operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of 3dfx's common stock.

LITIGATION MAY DIVERT THE COMBINED COMPANY'S RESOURCES AND REDUCE THE MARKET PRICE OF 3dfx COMMON STOCK.

     In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been brought against the issuing company. It is possible that similar litigation could be brought against the combined company. Such litigation could result in substantial costs and would likely divert management's attention and resources. Any adverse determination in such litigation could also subject 3dfx or the combined company to significant liabilities. For example, a securities class action lawsuit of this type was filed October 9, 1998 in Dallas County, Texas against STB, which 3dfx acquired by merger in May, 1999. The suit was brought against STB and some of its officers and directors and the underwriters who participated in the STB secondary offering on March 20, 1998. The petition alleges that the registration statement for the secondary public offering contained false and misleading statements of material facts and omitted to state material facts. The petition asserts claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, and Sections 581-33A of the Texas Securities Act on behalf of a purported class of persons who purchased or otherwise acquired STB common stock in the public offering. The petition seeks recission and/or unspecified damages. That action was removed to federal court in April 2000. On December 17, 1999, a similar securities class action lawsuit was also filed in the United States District Court for the Northern District of Texas, Dallas Division, against STB and three of its officers and directors. The action asserts claims under Sections 10 and 20 of the Securities Exchange Act of 1934. On February 8, 2000, another similar class action lawsuit, asserting claims under Sections 10 and 20 of the Securities Exchange Act of 1934, was filed against STB and three of its officers and directors in the United States District Court for the Northern District of Texas. All of these actions have subsequently been consolidated, and the parties have now reached an agreement in principle to settle them. The settlement, which is subject to final documentation and Court approval, does not reflect any admission of liability by any of the defendants. The principal terms of the settlement call for the establishment of a settlement fund consisting of $4.7 million to be paid by insurance.

3dfx's SHAREHOLDER RIGHTS PLAN MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING CONTROL OF THE COMBINED COMPANY.

     On October 30, 1998, 3dfx adopted a shareholder rights plan that gives each holder of 3dfx common stock the right to purchase one one-thousandth of a share of 3dfx's preferred stock if a tender or exchange offer is announced by an entity or individual that has acquired 12% or more of 3dfx's outstanding common stock. Each share of 3dfx common stock issued to GigaPixel shareholders in connection with the merger will be coupled with a right to purchase 3dfx preferred stock pursuant to this shareholder rights plan. The shareholder rights plan may increase the difficulty for a third party to acquire control of the combined company or may discourage acquisition bids for the combined company altogether.

                 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA
                                 FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with 3dfx's consolidated financial statements and related notes and 3dfx's "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference in this proxy statement/prospectus/ information statement. The consolidated statement of operations data for each of the three fiscal years ended January 31, 2000, December 31, 1998 and 1997, and the one month ended January 31, 1999, and the consolidated balance sheet data as of January 31, 2000 and December 31, 1998 are derived from 3dfx's audited consolidated financial statements which are incorporated by reference in this proxy statement/prospectus/information statement. The consolidated statement of operations data for the years ended December 31, 1996 and 1995, and the consolidated balance sheet data as of January 31, 1999, December 31, 1997, 1996, and 1995, are derived from the audited consolidated financial statements of 3dfx which are not included or incorporated by reference in this proxy statement/prospectus/information statement.

3DFX SELECTED HISTORICAL FINANCIAL DATA
(In thousands, except for per share data)

     Effective as of February 1, 1999, 3dfx changed its fiscal year from a fiscal year beginning January 1 and ending December 31, to a fiscal year beginning February 1 and ending January 31. The statement of operations data below reflects 3dfx's operations, including the following:

     - 3dfx's merger with STB Systems, Inc., which was consummated on May 13, 1999 and was treated as a purchase for financial reporting and accounting purposes. 3dfx's results of operations for the year ended January 31, 2000 reflect the impact of the STB merger.

     - In July 1998, 3dfx reached a settlement with Sega in conjunction with a lawsuit which 3dfx filed against Sega in August 1997. Fiscal 1998 includes a one-time recognition of income based on the settlement.

     - Fiscal 1997 includes $1.8 million of development contract revenues recognized under the Technology License and Development Agreement with Sega Enterprises, Ltd. No amounts were recognized in any other period.

                                                YEAR ENDED    MONTH ENDED         FISCAL YEAR ENDED DECEMBER 31,
                                                JANUARY 31,   JANUARY 31,   -------------------------------------------
                                                   2000          1999         1998        1997        1996       1995
                                                -----------   -----------   --------    --------    --------    -------
STATEMENT OF OPERATIONS DATA:
Revenues......................................   $360,523       $17,048     $202,601    $ 44,069    $  6,390    $    --
Cost of revenues..............................    287,872        14,527      119,618      22,611       5,123         --
                                                 --------       -------     --------    --------    --------    -------
Gross profit..................................     72,651         2,521       82,983      21,458       1,267         --
                                                 --------       -------     --------    --------    --------    -------
Operating expenses:
  Research and development....................     66,062         3,340       34,045      12,412       9,435      2,940
  Selling, general and administrative.........     63,468         4,614       35,441      11,390       6,642      2,166
  In process R & D............................      4,302            --           --          --          --         --
  Restructuring expense.......................      4,382            --           --          --          --         --
  Amortization of goodwill and intangibles....     10,228            --           --          --          --         --
    Total operating expenses..................    148,442         7,954       69,486      23,802      16,077      5,106
                                                 --------       -------     --------    --------    --------    -------
Income (loss) from operations.................    (75,791)       (5,433)      13,497      (2,344)    (14,810)    (5,106)
Interests and other income, net...............      2,180           322       15,869         630          59         67
                                                 --------       -------     --------    --------    --------    -------
Income (loss) before income taxes.............    (73,611)       (5,111)      29,366      (1,714)    (14,751)    (5,039)
Provision(benefit) for income taxes...........    (10,324)       (1,636)       7,663          --          --         --
Net income (loss).............................   $(63,287)      $(3,475)    $ 21,703    $ (1,714)   $(14,751)   $(5,039)
                                                 ========       =======     ========    ========    ========    =======
Basic net income (loss) per share.............   $  (2.81)      $ (0.22)    $   1.45    $  (0.16)   $  (1.74)   $ (0.82)
                                                 ========       =======     ========    ========    ========    =======
Diluted net income (loss) per share...........   $  (2.81)      $ (0.22)    $   1.33    $  (0.16)   $  (1.74)   $ (0.82)
                                                 ========       =======     ========    ========    ========    =======
Shares used in basic net income (loss)
  calculation.................................     22,536        15,641       14,917      10,767       8,467      6,173
                                                 ========       =======     ========    ========    ========    =======
Shares used in diluted net income (loss)
  calculation.................................     22,536        15,641       16,353      10,767       8,467      6,173
                                                 ========       =======     ========    ========    ========    =======
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................   $ 65,830        94,957     $ 95,980    $ 34,921    $  5,291    $   865
Working capital (deficit).....................     98,466       106,924      110,871      37,456       6,637       (307)
Total assets..................................    296,111       168,870      184,121      61,917      15,581      2,440
Capitalized lease obligations, less current
  portion.....................................      1,881           416          284         546         632        544
Retained earnings (accumulated deficit).......    (66,563)       (3,276)         199     (21,504)    (19,790)    (5,039)
Total shareholders' equity....................    187,234       123,018      126,313      44,274       9,621        552

RECENT 3DFX FINANCIAL RESULTS

     3dfx's revenues for the first quarter of its fiscal year ending January 31, 2001 (fiscal 2001) were $108.6 million, compared to revenues of $40.4 million in the same quarter of fiscal 2000. The increase in revenues was primarily attributable to sales of board level products as opposed to chip level products for the same time period in fiscal 2000. The gross profit for the quarter ended April 30, 2000 was $26.4 million or 24.3% of revenues, compared to $14.2 million or 35.2% of revenues in the same quarter of fiscal 2000. The decrease in gross margin was due to product mix changes. Research and development expenses increased from $11.8 million in the first quarter of fiscal

2000 to $16.6 million the first quarter of the current fiscal year. The difference was due primarily to costs associated with increases in R&D personnel and the acquisition of STB Systems, Inc. in May 1999. Selling, general and administrative expenses increased from $6.6 million in the first quarter of fiscal 2000 to $19.1 million in the first quarter of this fiscal year. The increase was also primarily due to the acquisition of STB Systems, Inc. The net loss for the quarter was $12.4 million or $0.51 per share, compared to a net loss of $2.2 million or $0.14 per share for the first quarter of fiscal 2000.

     The information contained in 3dfx's press release announcing its first quarter results is set forth in Exhibit 99.1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2000 and is incorporated by reference in this document.

GIGAPIXEL SELECTED HISTORICAL FINANCIAL DATA
(In thousands, except for per share data)

     The following selected historical financial data should be read in conjunction with GigaPixel's financial statements and related notes and "GigaPixel's Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included this proxy statement/prospectus/information statement. The statement of operations data for each of the years ended December 31, 1999 and 1998, and the period from inception (April 21, 1997) to December 31, 1997, and the balance sheet data as of December 31, 1999 and 1998 are derived from GigaPixel's audited financial statements which are included in this proxy statement/prospectus/information statement. The balance sheet data as of December 31, 1997, are derived from the audited financial statements of GigaPixel which are not included in this proxy statement/prospectus/information statement. The historical results presented below are not necessarily indicative of future results.

                                                                                          FOR THE
                                                                                        PERIOD FROM
                                                                                      APRIL 21, 1997
                                                                  YEAR ENDED          (INCEPTION) TO
                                                                 DECEMBER 31,          DECEMBER 31,
                                                              -------------------    -----------------
                                                                1999       1998            1997
                                                              --------    -------    -----------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $  1,780    $   667         $  333
Operating expenses:
  Research and development..................................     7,373      3,130            315
  Selling, general and administrative expenses..............     1,304        880            177
                                                              --------    -------         ------
     Total operating expenses...............................     8,677      4,010            492
Operating loss..............................................    (6,897)    (3,343)          (159)
Other income:
  Interest income...........................................       121        127              9
                                                              --------    -------         ------
Loss before income taxes....................................    (6,776)    (3,216)          (150)
Income taxes................................................        --         --             --
                                                              --------    -------         ------
Net loss....................................................  $ (6,776)   $(3,216)        $ (150)
                                                              ========    =======         ======

BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  2,404    $ 3,311         $4,183
Working capital (deficit)...................................     3,075      3,048          3,528
Total assets................................................     4,697      4,260          4,383
Mandatorily redeemable convertible preferred stock..........    12,905      7,274          3,785
Retained earnings (accumulated deficit).....................   (10,142)    (3,366)          (150)
Total shareholders' deficit.................................    (8,542)    (3,348)          (141)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT DATA
(In thousands, except per share data)

     The following pro forma financial data are based on the historical consolidated financial statements and related notes of 3dfx, STB, and GigaPixel. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated in an earlier period, nor is it necessarily indicative of future operating results or financial positions.

     The following pro forma combined statement of operations data assume both the STB and GigaPixel mergers took place as of February 1, 1999 and combines 3dfx's statement of operations data for the year ended January 31, 2000, STB's statement of operations data for the year ended January 31, 2000, and GigaPixel's statement of operations data for the year ended December 31, 1999.

     The pro forma balance sheet data assume the mergers took place as of January 31, 2000 and combines 3dfx's January 31, 2000 consolidated balance sheet data and GigaPixel's December 31, 1999 balance sheet data.

     The pro forma financial information related to the STB merger is based on a third-party valuation of the intangible assets acquired. The pro forma financial information related to the Gigapixel merger is based on 3dfx management's estimates and a preliminary, third-party valuation of the tangible and intangible assets being acquired.

     Based on the timing of the closing of the transaction, the finalization of the third party valuation, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in this pro forma financial data. See also "Risk Factors -- Risks Related to the Merger" with respect to factors that may affect the pro forma adjustments. A change in the pro forma adjustments could result in a reallocation of the purchase price affecting the value assigned to long-term tangible and intangible assets. The effect of these changes on the statement of operations will depend on the nature and amount of the assets or liabilities adjusted. See "Unaudited Pro Forma Financial Statements and Related Notes" for a further description of the pro forma adjustments.

                                                                  PRO FORMA COMBINED
                                                               FOR THE FISCAL YEAR ENDED
                                                                   JANUARY 31, 2000
                                                              ---------------------------
STATEMENT OF OPERATIONS DATA:
Revenues....................................................           $ 443,092
Cost of revenues............................................             348,578
Gross profit................................................              94,514
Operating expenses:
  Research and development..................................              76,939
  Selling, general and administrative.......................              96,714
Restructuring costs.........................................               4,382
In process R & D............................................               4,302
Amortization of goodwill & intangibles......................              36,425
                                                                       ---------
     Total operating expenses...............................             218,762
                                                                       ---------
Income (loss) from operations...............................            (124,248)
Interest and other income, net..............................               2,189
                                                                       ---------
Income (loss) before income taxes...........................            (122,059)
Provision (benefit) for income taxes........................             (12,113)
                                                                       ---------
Net income (loss)...........................................           $(109,946)
                                                                       =========
Basic net income (loss) per share...........................           $   (3.13)
Diluted net income (loss) per share.........................           $   (3.13)
Shares used in basic net income calculation.................              35,140
Shares used in diluted net income calculation...............              35,140

                                                                  PRO FORMA COMBINED
                                                               FOR THE FISCAL YEAR ENDED
                                                                   JANUARY 31, 2000
                                                              ---------------------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........           $  68,234
Working capital.............................................              94,541
Total assets................................................             411,352
Debt, capitalized lease obligations and other liabilities,
  less current portion......................................               2,841
Mandatorily redeemable convertible preferred stock..........                 145
Accumulated deficit.........................................            (147,492)
Total shareholders' equity..................................             294,036

                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical per share data of 3dfx and GigaPixel and combined per share data on a pro forma basis. You should read the information set forth below along with 3dfx's and GigaPixel's financial statements and the unaudited pro forma combined financial information of 3dfx and GigaPixel either incorporated by reference or included elsewhere in this document. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and you should not construe it as representative of future operations.

                                                                 YEAR ENDED
                                                              JANUARY 31, 2000
                                                              ----------------
Historical-3dfx:
  Basic income (loss) per share.............................       $(2.81)
  Diluted net income (loss) per share.......................       $(2.81)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Historical-GigaPixel:
  Basic income (loss) per share.............................         N/A
  Diluted net income (loss) per share.......................         N/A

                                                                 YEAR ENDED
                                                              JANUARY 31, 2000
                                                              ----------------
Pro forma combined diluted net income
  Per 3dfx share............................................       $(3.13)
  Equivalent per GigaPixel share............................       $(2.19)

     The above GigaPixel equivalent pro forma combined diluted net loss per share amounts are calculated by multiplying the 3dfx combined pro forma diluted net loss per share amounts by the assumed exchange ratio of 0.70.

                                                                 YEAR ENDED
                                                              JANUARY 31, 2000
                                                              ----------------
Book value per share:
  Historical 3dfx...........................................       $ 7.66
  Historical GigaPixel......................................       $(1.06)
  Pro forma combined per 3dfx share.........................       $ 9.76
  Pro forma combined per GigaPixel share....................       $ 6.84

     The historical book value per share is computed by dividing shareholders' equity (deficit) by the number of shares of common stock outstanding at January 31, 2000 for 3dfx and December 31, 1999 for GigaPixel. The pro forma combined book value per 3dfx share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock of 3dfx outstanding as of January 31, 2000, assuming the merger had occurred as of that date. The pro forma combined book value per GigaPixel share is computed by multiplying the 3dfx pro forma combined book value per share by the assumed exchange ratio of 0.70.

     3dfx estimates it will incur direct transaction costs of approximately $7 million, which will be included as part of the purchase price to be allocated to the GigaPixel assets acquired. The pro forma combined book value per share data gives effect to the estimated direct transaction costs as if such costs had been incurred as of the respective balance sheet date. The direct transaction costs are not included in the pro forma combined net income per share data. See "Unaudited Pro Forma Financial Statements and Related Notes."

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some statements made in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements as to:

     - The anticipated closing date of the merger

     - Any adjustments to the merger consideration and any distribution to GigaPixel shareholders of shares of 3dfx common stock in escrow

     - The anticipated tax treatment of the merger

     - The benefits expected to result from the merger

     - The performance and financial condition of the combined company following the merger

     - Projections or other forward-looking statements made in support of the opinion of FleetBoston Robertson Stephens in this proxy statement/prospectus/information statement.

     Any statements contained in this document, including without limitation statements to the effect that 3dfx or GigaPixel or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues" or "estimates," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth in "Risk Factors" beginning on page 13, which you should review carefully.

                   3DFX MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth for the quarters indicated the high and low closing sale prices per share of 3dfx common stock as reported on the Nasdaq National Market. The 3dfx common stock trades on the Nasdaq National Market under the symbol "TDFX." Effective as of February 1, 1999, 3dfx changed its fiscal year from a fiscal year beginning January 1 and ending December 31, to a fiscal year beginning February 1 and ending January 31.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED JANUARY 31, 2001
  Second quarter (through June 1, 2000).....................  $10.38    $ 6.69
  First quarter.............................................  $13.44    $ 8.13
FISCAL YEAR ENDED JANUARY 31, 2000
  Fourth quarter............................................   10.56      8.50
  Third quarter.............................................   15.19      7.53
  Second quarter............................................   21.25     13.13
  First quarter.............................................   21.88     10.81
ONE MONTH PERIOD ENDED JANUARY 31, 1999.....................   15.00     12.25
FISCAL YEAR ENDED DECEMBER 31, 1998
  Fourth quarter............................................   17.38      8.75
  Third quarter.............................................   22.50      8.00
  Second quarter............................................   35.25     15.06
  First quarter.............................................   29.94     20.75

     Information regarding the market prices of GigaPixel's common stock and preferred stock is omitted since there is no established trading market for shares of GigaPixel common stock and preferred stock.

RECENT CLOSING PRICES

     On March 24, 2000, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the last reported closing sale price on the Nasdaq National Market was $11.94 per share of 3dfx common stock. On June 1, 2000, the latest practicable date, the last reported sale price on the Nasdaq National Market was $8.38 per share of 3dfx common stock.

     Since the market price of 3dfx common stock is subject to fluctuation, the market value of the shares of 3dfx common stock that GigaPixel shareholders will receive in the merger may increase or decrease prior to and following the merger.

     NEITHER 3DFX NOR GIGAPIXEL CAN PREDICT THE FUTURE PRICES FOR 3DFX COMMON STOCK. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR 3DFX COMMON STOCK.

DIVIDEND INFORMATION

     Neither 3dfx nor GigaPixel has declared or paid cash dividends on shares of their common stock and preferred stock. After the merger, 3dfx intends to retain earnings for development of its business and not to distribute earnings to shareholders as dividends. The declaration and payment by 3dfx of any future dividends and the amount thereof will depend upon 3dfx's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the 3dfx board of directors. Further, at present, 3dfx's revolving credit facility generally prohibits 3dfx from paying cash dividends.

NUMBER OF SHAREHOLDERS

     As of June 5, 2000, there were 352 shareholders of record who held shares of 3dfx common stock, and as of June 5, 2000, there were 82 shareholders of record who held shares of GigaPixel common stock and preferred stock.

                                THE 3DFX MEETING

WHEN AND WHERE THE MEETING WILL BE HELD

     This proxy statement/prospectus/information statement is being furnished to 3dfx shareholders as part of the solicitation of proxies by the 3dfx board of directors for use at the 3dfx annual meeting, to be held on July 19, 2000 at 10:00 a.m., local time at 3dfx's corporate headquarters at 4435 Fortran Drive, San Jose, California, and at any adjournments or postponements thereof.

     This proxy statement/prospectus/information statement, and the accompanying proxy card, are first being mailed to holders of 3dfx common stock on or about June 12, 2000.

WHAT WILL BE VOTED UPON

     The purpose of the 3dfx annual meeting is to consider and vote upon the following proposals:

     - to approve the merger, the merger agreement and the issuance of shares of 3dfx common stock in connection with the merger

     - to elect five directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified

     - to approve an increase in the number of shares of 3dfx common stock reserved for issuance under the 3dfx Interactive, Inc. 1995 Employee Stock Plan, as amended, by 2,500,000 shares for a total of 8,875,000 shares

     - to approve an increase in the number of shares of 3dfx common stock reserved for issuance under the 3dfx Interactive, Inc. 1997 Employee Stock Purchase Plan, as amended, by 850,000 shares for a total of 1,600,000 shares, as well as to provide for larger annual increases in the number of shares reserved for issuance under the purchase plan equal to the lesser of 600,000 shares or 1.5% of 3dfx's then outstanding shares

     - to ratify the selection of PricewaterhouseCoopers LLP as independent auditors of 3dfx for the fiscal year ending January 31, 2001

     The 3dfx board of directors does not presently intend to bring any business before the 3dfx meeting other than the specific proposals referred to above and specified in the notice of the 3dfx annual meeting. The 3dfx board of directors knows of no other matters that are to be brought before the 3dfx annual meeting. If any other business properly comes before the 3dfx annual meeting, including the consideration of a motion to adjourn such meeting (including for purposes of soliciting additional votes), it is the intention of persons named in the enclosed form of proxy to vote the shares they represent as the 3dfx board of directors may recommend.

WHICH SHAREHOLDERS MAY VOTE

     Only holders of record of 3dfx common stock at the close of business on June 5, 2000, the 3dfx record date, are entitled to notice of and to vote at the 3dfx annual meeting. As of the close of business on the 3dfx record date, there were 24,644,437 shares of 3dfx common stock outstanding and entitled to vote, held of record by 352 shareholders. A majority, or 12,322,219 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

HOW DO 3DFX SHAREHOLDERS VOTE

     The 3dfx proxy card accompanying this proxy statement/prospectus/information statement is solicited on behalf of the 3dfx board of directors for use at the 3dfx annual meeting. Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to 3dfx. If your shares of 3dfx common stock are held in street name through a broker or other custodian, you may also vote by telephone or by using the Internet by following the instructions included with your proxy card. All proxies that are properly executed and returned, and that are not revoked, will be voted at the 3dfx meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF ALL OF THE MATTERS LISTED ON THE PROXY CARD.

HOW TO CHANGE YOUR VOTE

     A 3dfx shareholder who has given a proxy may revoke it at any time before it is exercised at the 3dfx meeting, by doing one of the following:

     - delivering a written notice of revocation with Mr. David Zacarias, Secretary, 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, California 95134,

     - executing a subsequently dated proxy and delivering it to Mr. David Zacarias, Secretary, 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, California 95134,

     - delivering different instructions by phone or Internet, or

     - attending the 3dfx annual meeting and voting in person.

     Attending the 3dfx annual meeting will not, by itself, revoke a proxy. The 3dfx shareholder must also vote at the meeting.

VOTE REQUIRED TO APPROVE EACH PROPOSAL

     Under California law, the charter documents of 3dfx and Nasdaq rules, approval of the merger and approval of the merger agreement and the issuance of shares of 3dfx common stock in connection with the merger requires the affirmative vote of a majority of the outstanding shares of 3dfx common stock. Under California law and the charter documents of 3dfx, directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote. The affirmative vote of a majority of the shares of 3dfx common stock represented and voting at the 3dfx annual meeting will be required to approve the amendment to the stock plan, the amendment to the stock purchase plan and to ratify the selection of PricewaterhouseCoopers LLP as the independent public accountants of 3dfx.

     Each 3dfx shareholder is generally entitled to one vote for each share held, on each matter properly submitted for the vote of shareholders at the 3dfx annual meeting. However, a 3dfx shareholder voting for the election of directors may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote, or distribute his votes on the same principle among as many candidates as he may elect, provided that votes cannot be cast for more than five candidates. However, no 3dfx shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of his intention to cumulate his votes. On all other matters, each share of common stock has one vote. The right to vote is exercisable in person or by properly executed proxy.

     THE MATTERS TO BE CONSIDERED AT THE 3dfx ANNUAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF 3dfx. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     It is expected that, pursuant to voting agreements and related irrevocable proxies, 615,791 shares of 3dfx common stock (which excludes shares subject to stock options) beneficially owned by executive officers and directors of 3dfx and their affiliates on June 5, 2000 (representing approximately 2.5% of the total number of shares of 3dfx common stock outstanding at such date) will be voted for approval of the merger, the merger agreement and the issuance of shares of 3dfx common stock in connection with the merger. As of the 3dfx record date, GigaPixel owned no shares of 3dfx common stock. As of the 3dfx record date, directors and executive officers of GigaPixel together beneficially owned less than 1% of the outstanding shares of 3dfx common stock. It is expected that any shares of 3dfx common stock beneficially owned by GigaPixel or GigaPixel's directors and executive officers will be voted for approval of the merger and approval and adoption of the merger agreement and issuance of shares of 3dfx common stock pursuant to the merger agreement.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of 3dfx common stock entitled to vote at the 3dfx annual meeting shall constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the 3dfx annual meeting. However, the failure of a holder of shares of 3dfx common stock to submit a proxy or to vote in person at the 3dfx annual meeting (including abstentions and "broker non-votes") will have the same effect as a vote against the approval of the proposals relating to the merger.

     With respect to the proposals to approve the amendment to the stock plan, the amendment to the stock purchase plan and to ratify the selection of PricewaterhouseCoopers LLP as 3dfx's independent public accountants, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore, once a quorum is present, will have no effect on the proposal.

SOLICITATION OF PROXIES AND EXPENSES OF SOLICITATION

     3dfx will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of 3dfx may solicit proxies from shareholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, 3dfx will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of 3dfx common stock and request authority for the exercise of proxies. 3dfx, upon the request of the record holders, will reimburse record holders for their reasonable expenses. 3dfx has retained Morrow & Co. to assist in the solicitation of proxies at a cost of approximately $6,500 plus reasonable expenses.

AVAILABILITY OF ACCOUNTANTS

     A representative of PricewaterhouseCoopers LLP is expected to be present at the 3dfx annual meeting. The representative will be available to respond to appropriate questions, and will have the opportunity to make a statement.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder intending to present a proposal to be included in 3dfx's proxy statement for its 2001 Annual Meeting of Shareholders must deliver a proposal in writing to its executive offices no later than February 6, 2001. If a shareholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proposal or nomination at the annual meeting, written notice of the proposal or nomination must be received by the secretary of 3dfx at its principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before that meeting and must satisfy other detailed requirements specified in 3dfx's bylaws. However, in the event that less than 65 days prior notice of the 2001 Annual Meeting of Shareholders is given to shareholders, notice of any shareholder proposals to be presented at that meeting must be delivered to 3dfx's secretary not later than the close of business on the 7th day following the day on which the notice to shareholders was mailed.

                   GIGAPIXEL SOLICITATION OF WRITTEN CONSENTS

PURPOSE OF CONSENT SOLICITATION

     GigaPixel is soliciting written consents from its shareholders to approve the merger and the merger agreement.

     In accordance with GigaPixel's bylaws and Delaware law, the merger may be approved and adopted without a meeting of GigaPixel shareholders by written consent of at least a majority of the shares of GigaPixel common stock and preferred stock, voting separately as classes. If the holders of a majority of the shares of both the GigaPixel common stock and GigaPixel preferred stock consent to the merger and approve the merger agreement, no further action will be required by GigaPixel shareholders to approve the merger and the merger agreement.

     The GigaPixel board of directors has approved the merger and the merger agreement, believes that the terms of the merger agreement are fair to and in the best interests of GigaPixel and its shareholders, and recommends that the GigaPixel shareholders vote "FOR" the merger by executing and returning GigaPixel written consents.

RECORD DATE AND CONSENT RIGHTS

     The date for determining shareholders of record entitled to give or withhold consent to the merger will be the date on which the first written consent is given. Only holders of shares of GigaPixel common stock or preferred stock at the close of business on the date the first written consent is given will be entitled to submit written consents. As of June 5, 2000, there were approximately 82 holders of record of GigaPixel shares. There were 9,172,626 shares of GigaPixel common stock issued and outstanding and 9,797,636 shares of GigaPixel preferred stock issued and outstanding, each share of which is entitled to one vote on the merger.

     A written consent may be revoked by delivery of written notice to the secretary of GigaPixel at any time prior to the time duly executed GigaPixel written consents have been returned (and not revoked) by the holders of a majority of the outstanding GigaPixel common stock or outstanding GigaPixel preferred stock, as the case may be.

EXPENSES OF CONSENT SOLICITATION

     GigaPixel written consents are being solicited by and on behalf of the GigaPixel board of directors. GigaPixel will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mail, GigaPixel written consents may be solicited by directors, officers and employees of GigaPixel in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation.

REQUIRED CONSENTS

     Approval of the merger and merger agreement requires the approval of the holders of a majority of the outstanding shares of GigaPixel common stock and a majority of the outstanding shares of GigaPixel preferred stock, voting separately as classes. Holders of GigaPixel common stock owning an aggregate of approximately 73.7% of the issued and outstanding GigaPixel common stock and holders of GigaPixel preferred stock owning an aggregate of approximately 51.5% of the issued and outstanding GigaPixel preferred stock have entered into voting agreements under which they agreed to vote in favor of, or execute written consents approving, the merger, the merger agreement and any matter that could reasonably be expected to facilitate the merger. The same GigaPixel shareholders have granted 3dfx irrevocable proxies to vote their shares of GigaPixel stock to approve of the merger and the merger agreement. All of the executive officers and directors of GigaPixel, as well as their affiliates, have executed these voting agreements and irrevocable proxies. All of the GigaPixel shareholders that executed voting agreements were executive officers, directors, affiliates, founders or 5% or greater shareholders of GigaPixel. As of June 5, 2000, neither 3dfx nor any of its executive officers or directors beneficially owned any outstanding shares of GigaPixel common stock or preferred stock.

     GIGAPIXEL SHAREHOLDERS SHOULD READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED GIGAPIXEL WRITTEN CONSENT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     3dfx develops hardware and software technology built around a core technology designed to deliver high quality 3D performance in a cost-effective manner. In the fall of 1999, the 3dfx board of directors evaluated its business plan and began to explore opportunities to address the need for continued high-end product performance.

     The 3dfx board of directors made the decision to look at a number of alternatives to provide 3dfx with the capability to develop new products, including the core technology being developed by GigaPixel. The 3dfx board of directors believed that the GigaPixel core technology known as GP-3 offered a compelling solution for a core technology that could be further developed and enhanced using the engineering resources of 3dfx. GigaPixel had progressed in its development of a silicon product, but additional work would still be required in the "back-end" phase of the product development process in order for GigaPixel to have a marketable product.

     In addition to GP-3, GigaPixel had also been developing graphics technology known as GP-4 for use in the Microsoft "X-box" project. GigaPixel had been in discussions with Microsoft regarding the license of GP-4 technology to WebTV Networks, Inc. The discussions between GigaPixel and Microsoft resulted in a Development and License Agreement dated February 18, 2000 between GigaPixel and WebTV Networks, Inc., an affiliate of Microsoft. GigaPixel realized that pursuing both the GP-3 development project with 3dfx and the GP-4 project for Microsoft would entail significant engineering resources that were not currently available to GigaPixel. One solution considered by the GigaPixel board of directors to address GigaPixel's need for additional resources was to secure engineering support services from 3dfx for the development of GP-4 in exchange for reduced royalty rates and a possible equity investment in GigaPixel by 3dfx.

     In early November 1999, Scott D. Sellers, 3dfx's Chief Technology Officer, met with Philip J. Carmack, the Senior Executive Vice President of GigaPixel, to explore the possibility of a license arrangement between the two companies for the use of GigaPixel's GP-3 core technology by 3dfx. At this meeting and in subsequent discussions, various forms of proposed license agreements were discussed by 3dfx and GigaPixel, including exclusive and non-exclusive licensing arrangements.

     In December 1999, representatives of 3dfx and GigaPixel met to negotiate key terms of a license agreement for the GP-3 technology, including the royalty rate, fees for development work, GigaPixel support services and the possibility of an equity investment by 3dfx in GigaPixel. In January 2000, various drafts of term sheets for a license agreement were exchanged between GigaPixel and 3dfx. The parties continued to discuss various terms without reaching any final agreement. GigaPixel engaged Chase H&Q in January 2000 to advise GigaPixel in connection with the proposed merger with 3dfx.

     On February 18, 2000, Alex Leupp, 3dfx's President and Chief Executive Officer, George T. Haber, President and Chief Executive Officer of GigaPixel, and other members of the technical leadership of both companies met to continue discussions regarding both the license of GP-3 to 3dfx and the need to supplement the development efforts for GP-4. 3dfx and GigaPixel believed that the synergy between the companies was an important factor in moving the GP-3 and GP-4 projects forward. During this meeting, the possibility of a business combination of 3dfx and GigaPixel was first introduced and discussed.

     On February 24, 2000, 3dfx informally requested the assistance of FleetBoston Robertson Stephens to advise 3dfx in connection with a possible business combination involving GigaPixel. FleetBoston Robertson Stephens had provided financial advisory services to 3dfx in the past and was familiar with 3dfx's business and operations, the graphics chip and board industry in which 3dfx competes and key players in the industry.

     During the last week of February 2000, Mr. Haber and Scott D. Sellers, Chief Technical Officer of 3dfx met with representatives from both FleetBoston Robertson Stephens and Chase H&Q to discuss the business and financial operations of GigaPixel. The parties discussed preliminary valuations of GigaPixel, and prepared a preliminary set of terms for the merger between 3dfx and GigaPixel.

     On March 1 through March 3, 2000, Mr. Sellers and the board of directors and management of GigaPixel met with representatives from FleetBoston Robertson Stephens to discuss the proposed merger in greater detail.

     From March 1 through March 10, 2000, 3dfx and GigaPixel exchanged information regarding their respective business and operations, and representatives of the companies and their legal and financial advisors conducted due diligence. During this same time period, the parties continued to discuss various aspects of the contemplated merger.

     On March 6, 2000, Microsoft informed GigaPixel that WebTV had decided not to incorporate the GP-4 technology in its "X-Box" product. GigaPixel informed 3dfx of the Microsoft decision, which resulted in discussions between representatives of 3dfx and GigaPixel regarding an adjustment to the proposed valuation of GigaPixel. On March 7, 2000, Philip J. Carmack, George T. Haber, and Andrei M. Manoliu met with Gordon A. Campbell, Alex Leupp and Scott D. Sellers to discuss the proposed merger and a preliminary valuation of GigaPixel. On March 10, 2000, the parties reviewed revised terms of the merger of 3dfx and GigaPixel.

     From March 10 through March 13, 2000, 3dfx delivered to GigaPixel a series of preliminary, non-binding proposals outlining terms reflecting discussions to date. These generally proposed a tax-free merger of the two companies. The proposals were based on the issuance of shares of 3dfx common stock for all shares of GigaPixel stock and the assumption by 3dfx of issued and outstanding options of GigaPixel by converting them into 3dfx options. The proposals also provided for the payment of a termination fee by either party in some instances, and for some executive officers, directors and affiliates of 3dfx and GigaPixel to enter into voting agreements to vote in favor of the merger. The proposals also contemplated further due diligence investigations by both parties.

     After numerous discussions, both parties reached a tentative understanding as to the framework of the merger on March 17, 2000. A package of information together with a preliminary report from FleetBoston Robertson Stephens was distributed to the members of the 3dfx board of directors. Following receipt of this information, the 3dfx board of directors held a meeting by telephone conference on March 21, 2000 to formally discuss the merits of the proposed merger with GigaPixel. After a lengthy discussion, the 3dfx board of directors preliminarily concluded that the proposed merger appeared to be in the best interests of 3dfx and its shareholders. However, the 3dfx board of directors only approved 3dfx's entrance into a non-solicitation agreement with GigaPixel pending the negotiation of the definitive merger agreement. The 3dfx board of directors decided to postpone making a decision regarding the definitive merger agreement until it received a report from 3dfx senior management as to the definitive proposed terms of the merger.

     On March 21, 2000, the board of directors of GigaPixel and Chase H&Q held a meeting by telephone at which Mr. Haber reported that an agreement in principle had been reached between the parties with respect to the valuation of GigaPixel securities and other principal terms of the merger. The GigaPixel board of directors then reviewed and considered in detail the proposed terms of the merger with the assistance of Chase H&Q, which discussed its view of the valuation with the GigaPixel board of directors. After discussing the information presented, and after due consideration, all members of the GigaPixel board of directors participating in the telephonic meeting indicated their interest in continuing the merger discussions and approved the non-solicitation agreement.

     On March 24, 2000, the GigaPixel board of directors held a meeting by telephone conference to review the status of the negotiations with representatives of 3dfx and the merits of the proposed merger. Following a report by Mr. Haber and Chase H&Q, the GigaPixel board of directors approved the merger and the draft of the merger agreement, subject to the satisfaction of GigaPixel's management and legal advisors of the form and substance of the definitive merger agreement.

     On the afternoon of March 26, 2000 and continuing into the early morning of March 27, 2000, discussions and negotiations proceeded between the senior management and financial and legal advisors of each of 3dfx and GigaPixel regarding the terms of the proposed merger. At the same time, the parties conducted additional financial and legal due diligence. At the conclusion of these discussions and negotiations, the parties reached an agreement on the key terms of the proposed merger.

     On the evening of March 26, 2000, the board of directors and senior management of 3dfx held a meeting by telephone at which 3dfx senior management reported that an agreement had been reached with respect to the exchange ratio and other key terms of the proposed merger. The 3dfx board of directors discussed with 3dfx's management, legal and financial advisors the structure of the proposed merger, the proposed exchange ratio and the composition of the board of directors of the combined company. In addition, the senior management and financial and legal advisors to 3dfx reported to the 3dfx board of directors the results of the due diligence investigation of GigaPixel, the potential benefits and risks of the proposed merger and responded to questions from members of the 3dfx board of directors. FleetBoston Robertson Stephens discussed with the 3dfx board of directors various analyses relating to the merger and responded to questions regarding such analyses. At the conclusion of its presentation, FleetBoston Robertson Stephens delivered its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to 3dfx from a financial point of view. After further discussion, the 3dfx board of directors approved the merger and the merger agreement, subject to satisfaction of 3dfx's management and legal advisors with the form and substance of the definitive merger agreement.

     Thereafter, GigaPixel and 3dfx entered into the merger agreement on March 27, 2000, which was announced in a joint press release on the same day.

REASONS FOR THE MERGER

     This section contains numerous forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements May Prove Inaccurate" on page 35.

     The boards of directors of 3dfx and GigaPixel have determined that the combined company will have the potential to realize long-term improved operating and financial results and a stronger competitive position in the 3D graphics market, as compared to the two companies individually. Each of the board of directors of 3dfx and GigaPixel has identified additional potential mutual benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include the following:

     - The combined company will have broad, deep technology capabilities and offerings with unique techniques for performing 3D rendering that will provide performance, feature and visual quality advantages.

     - The combined company will have technology that is capable of being utilized in 3D cores and in non-PC 3D capable consumer products. The technology will be capable of being utilized on products of the combined company or licensed to third parties to generate additional revenues.

     - The technology of the combined company will result in reduced memory bandwidth requirements at substantially reduced power requirements. The effect of these reduced hardware requirements is to yield a cost savings for current and future products of the combined company. These costs savings will enable a new class of performance low cost and low power 3D capable devices in the PC market and in other consumer product markets.

     - The addition of the GigaPixel engineering team of 37 engineers skilled in 3D design and algorithm expertise to the existing 3dfx engineering staff will allow new products to be designed, developed and brought to market in a reduced time frame.

Each board of directors recognizes that the potential benefits of the merger may not be realized. See "Risk Factors."

3dfx BOARD CONSIDERATIONS

     The decision of the 3dfx board of directors to approve the merger agreement and recommend the approval and adoption of the merger agreement by the 3dfx shareholders was based upon its consultation with 3dfx's management, as well as its financial and legal advisors, and was based upon the joint benefits described above as well as various additional factors, including the following:

          (1) The financial condition, results of operations, business and technologies of GigaPixel and 3dfx, on both an historical and prospective basis, as well as current industry, economic and market conditions. In particular, the 3dfx board of directors considered the following factors:

         - 3dfx will be able to accelerate the product development cycle it currently experiences.

         - The GigaPixel technology has applications in future 3dfx products for the PC market and can also be expanded to non-PC markets.

         - The potential revenue stream from licensing GigaPixel technology will provide a consistent revenue stream, potentially resulting in somewhat less volatility in the combined company's quarterly earnings.

         - The enhanced opportunities that the combined company will have to enter into strategic relationships within the PC market.

         - The GigaPixel technology will allow reduced memory, low cost and low power products for the PC and non-PC markets.

         - The addition of 37 engineers to the current 3dfx engineering staff.

          (2) The reports and opinions of 3dfx's management and legal advisors, including reports relating to the due diligence review that had been conducted regarding GigaPixel's business, operations, technology and competitive position, and possible synergistic and expansion opportunities for the two companies;

          (3) Information provided by 3dfx's financial advisors as to the acquisition prices paid in other comparable merger and acquisition transactions in the 3D graphics industry;

          (4) The opinion of FleetBoston Robertson Stephens, delivered orally March 26, 2000, and later confirmed in writing and more fully described in "Opinion of 3dfx's Financial Advisor," that as of such date, and based on the matters considered and limitations on the review set forth in its opinion, the share exchange ratio is fair from a financial point of view to 3dfx;

          (5) The expectation that the merger will be tax free for federal income tax purposes to 3dfx;

          (6) With the assistance of 3dfx's legal counsel, the domestic antitrust review process relating to the merger;

          (7) A review with 3dfx's legal counsel of the terms of the merger agreement and related agreements, including the obligation of GigaPixel not to solicit or encourage other acquisition proposals, the breakup fee provisions, the circumstances under which either 3dfx or GigaPixel can terminate the merger agreement and the closing conditions to the merger;

          (8) The compatibility of the corporate cultures of 3dfx and GigaPixel, which the 3dfx board of directors believed was important for the successful integration of the companies; and

          (9) The issuance of 3dfx common stock pursuant to the merger agreement being conditioned upon approval by the holders of a majority of the outstanding shares of 3dfx common stock and the merger being conditioned upon approval by the holders of a majority of the outstanding voting power of both the GigaPixel common stock and the GigaPixel preferred stock, voting as separate classes, of the merger agreement.

     The 3dfx board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following factors:

     - The potential dilutive effect of the issuance of 3dfx common stock in the merger.

     - The substantial costs expected to be incurred in connection with the merger, including the amount of intangible assets recorded for accounting purposes, the transaction expenses arising from the merger and the effect of the impact of the immediate and long-term write off of these expenses on quarterly operating results.

     - The risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the merger will not be achieved.

     - The risk that the market price of 3dfx common stock might be adversely affected by the public announcement of the merger.

     - The risk that, despite the intentions and efforts of the parties, the key technical and management personnel of GigaPixel may not be retained by 3dfx.

     - The risk that significant shareholdings by retail investors could potentially result in a low shareholder response to the merger.

     - The fact that GigaPixel is an early stage development company with minimal revenues.

     - The modification of GigaPixel's development agreement with WebTV and the risk that GigaPixel will not be able to reach an agreement relating to an investment in GigaPixel by Microsoft.

     - The other risks described above under "Risk Factors."

     The foregoing discussion of the information and factors considered by the 3dfx board of directors is not intended to be exhaustive but is believed to include all material factors considered by the 3dfx board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the 3dfx board of directors did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the 3dfx board of directors may have given different weights to different factors. In the course of its deliberations, the 3dfx board of directors did not establish a range of values for GigaPixel; however, based on the factors outlined above and in the opinion of its financial advisor, FleetBoston Robertson Stephens, the 3dfx board of directors determined that the terms of the merger agreement are fair to, and that the merger is in the best interests of, 3dfx.

GIGAPIXEL BOARD CONSIDERATIONS

     The GigaPixel board of directors decided to recommend the merger for approval by the shareholders of GigaPixel after consultation with GigaPixel management and its financial, legal and accounting advisors. In reaching its decision, the GigaPixel board of directors considered a number of factors, including the following:

     Enhanced sales, distribution and marketing channels. The GigaPixel board of directors believes that the merger of 3dfx and GigaPixel will enhance potential sales, distribution and marketing channels. GigaPixel and 3dfx have each developed independent sales, distribution and marketing channels. The combined company will provide a more developed network of sales, distribution and marketing channels which will permit the combined company to enter more markets at the same time and enhance its ability to distribute products to a larger customer base on an accelerated and more efficient basis than if the parties independently developed a comparable network of sales, distribution and marketing channels.

     Access to capital. The GigaPixel board of directors believes that, as a public company, the combined company would have a greater ability than GigaPixel to access the capital markets, which would enhance GigaPixel's ability to obtain the capital necessary for its operations, product development and continued growth. The GigaPixel board of directors believes that, if the merger is not completed, GigaPixel may require a near-term investment of additional capital.

     Enhanced development capacity and expansion of product and customer base. The GigaPixel board of directors believes that the combination of 3dfx and GigaPixel will result in a combined company with an enhanced development and production capability and expanded product and customer base. Both GigaPixel and 3dfx have developed highly qualified engineering staffs and significant research and development capabilities. The GigaPixel board of directors believes that by combining the two engineering departments, they will complement each other and enhance the overall scope of expertise beyond the capabilities of the individual companies. The GigaPixel board of directors also took into account 3dfx's production capabilities, which complement GigaPixel's development capabilities. The GigaPixel board of directors believes that, as a result of enhanced development capability and other factors, the combined company will be able to develop more innovative technology and offer more products to 3dfx's and GigaPixel's markets which should result in a greater increase in overall sales than that which would be achieved if the companies operated independently.

     Optimized shareholder value and liquidity. The GigaPixel board of directors considered the fact that GigaPixel shareholders will receive publicly traded securities which are quoted on the Nasdaq National Market. By contrast there is no way to readily determine the value of GigaPixel stock as there is no active market in GigaPixel securities. Although the GigaPixel board of directors has considered having GigaPixel become a public company at some time in the future, the ability of GigaPixel to complete an initial public offering in the near term is doubtful. The GigaPixel board of directors believes that the conversion of GigaPixel stock to publicly traded 3dfx stock with readily determinable market values substantially enhances shareholder value and lowers the risk that GigaPixel shareholders will not achieve liquidity and value for their investments in GigaPixel. This conclusion was further supported by the fact that GigaPixel shareholders would receive registered 3dfx stock, which would provide them with enhanced liquidity.

     Merger Consideration. The GigaPixel board of directors believes that the merger agreement provides for a fair method of combining the equities of the two companies and that the consideration to be paid to GigaPixel shareholders is fair to the GigaPixel shareholders. In reaching this conclusion, the GigaPixel board of directors relied in part upon its own knowledge of GigaPixel's financial condition, results of operations, business, technologies, services and products, on both a historical and prospective basis, as well as the current industry, economic and market conditions. The GigaPixel board of directors also considered the advice of its financial advisor, Chase H&Q. Although Chase H&Q will not be asked to furnish a formal fairness opinion, it did discuss with the GigaPixel board of directors the negotiation of the terms of the merger and the merger consideration and its analysis of the relative values of the companies. Chase H&Q stated that it could recommend that the GigaPixel board of directors approve the transaction.

     In view of the variety of factors considered by the GigaPixel board of directors in connection with its evaluation of the merger, the GigaPixel board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

BOARD OF DIRECTORS' RECOMMENDATIONS RELATING TO THE MERGER

3dfx

     The 3dfx board of directors has approved the merger and the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, both 3dfx and its shareholders. The 3dfx board of directors recommends that 3dfx shareholders vote for approval of the merger, the merger agreement and issuance of 3dfx common stock in connection with the merger.

     3dfx, as the holder of all of the outstanding capital stock of Galapagos Acquisition Corp., has approved the merger and the merger agreement.

GigaPixel

     The GigaPixel board of directors has approved the merger and the merger agreement, and has determined that the merger is fair to, and in the best interests of, both GigaPixel and its shareholders. After careful consideration, the GigaPixel board of directors recommends that GigaPixel shareholders vote for approval of the merger and the merger agreement by executing and returning the GigaPixel written consent.

OPINION OF 3dfx'S FINANCIAL ADVISOR

     Under a letter agreement dated March 16, 2000, 3dfx engaged FleetBoston Robertson Stephens to act as its financial advisor in connection with a possible business combination with specified companies, and to render an opinion as to the fairness of a transaction, from a financial point of view, to 3dfx.

     On March 26, 2000, at a meeting of the 3dfx board held to evaluate the proposed merger FleetBoston Robertson Stephens delivered to 3dfx's board its oral opinion that, as of March 26, 2000 and based on the matters considered and the limitations on the review undertaken described in the opinion, that the exchange ratio was fair from a financial point of view to 3dfx. Shortly thereafter, FleetBoston Robertson Stephens delivered a written opinion, dated March 27, 2000 to the same effect. FleetBoston Robertson Stephens has consented to the use of its opinion in this proxy statement/prospectus/information statement and the full text of this opinion is reprinted as Appendix K to this proxy statement/prospectus/information statement. No limitations were imposed by 3dfx's board on FleetBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the management of 3dfx and GigaPixel. FleetBoston Robertson Stephens was not asked by, and did not recommend to, 3dfx that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

     3dfx shareholders should consider the following when reading the discussion of the opinion of 3dfx's financial advisor in this document:

     - We urge you to read carefully the entire opinion of FleetBoston Robertson Stephens, which is set forth in Appendix K to this proxy statement/prospectus/information statement and is incorporated by reference.

     - The following description of the FleetBoston Robertson Stephens opinion is qualified by reference to the full opinion located in Appendix K to this proxy statement/prospectus/information statement. The full opinion sets forth, among other things, the assumptions by FleetBoston Robertson Stephens, the matters it considered and the limitations on the review undertaken.

     - The FleetBoston Robertson Stephens opinion was prepared for the benefit and use of the 3dfx board in its consideration of the merger and does not constitute a recommendation to shareholders of 3dfx as to how they should vote at the 3dfx annual meeting, or take any other action, in connection with the merger.

     - The FleetBoston Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the 3dfx board as alternatives to the merger agreement or the underlying business decision of the 3dfx board to proceed with or effect the merger.

     Although developments following the date of the FleetBoston Robertson Stephens opinion may affect the opinion, FleetBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The FleetBoston Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to FleetBoston Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the FleetBoston Robertson Stephens opinion, and that FleetBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The FleetBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the 0.774 exchange ratio to 3dfx, which exchange ratio was calculated as of the date of the opinion. This exchange ratio is subject to certain adjustments, as set forth in the merger agreement and described under "Terms of the Merger Agreement and Related Transactions -- Merger Consideration."

Opinion and Analysis of FleetBoston Robertson Stephens

     In connection with the preparation of the FleetBoston Robertson Stephens opinion, FleetBoston Robertson Stephens:

     - reviewed some publicly available financial statements and other business and financial information of 3dfx;

     - reviewed some internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning GigaPixel prepared by the managements of GigaPixel and 3dfx, respectively;

     - reviewed some internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information (including, specifically, forecasts of certain strategic, financial and operational benefits that are expected to result from the merger (the "Expected Synergies")), concerning 3dfx prepared by the management of 3dfx;

     - reviewed some publicly available research estimates of research analysts regarding 3dfx;

     - held discussions with the respective managements of GigaPixel and 3dfx concerning the businesses, past and current operations, financial condition and future prospects of both GigaPixel and 3dfx, independently and combined, including discussions with the management of 3dfx concerning the Expected Synergies as well as their views regarding the strategic rationale for the merger;

     - reviewed the financial terms and conditions set forth in the draft merger agreement;

     - reviewed the stock price and trading history of 3dfx common stock;

     - compared the financial performance of GigaPixel with that of some publicly traded companies that it deemed comparable to GigaPixel;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

     - reviewed the pro forma impact of the merger on 3dfx's revenue per share and earnings per share;

     - participated in discussions and negotiations among representatives of GigaPixel and 3dfx and their financial and legal advisors; and

     - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, FleetBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by management of 3dfx and GigaPixel) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of this information. FleetBoston Robertson Stephens relied upon the assurances of the managements of 3dfx and GigaPixel that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, FleetBoston Robertson Stephens did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of 3dfx or GigaPixel, nor was it furnished with any such evaluations or appraisals.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of 3dfx and GigaPixel that FleetBoston Robertson Stephens reviewed (including the Expected

Synergies), upon the advice of the managements of 3dfx and GigaPixel, FleetBoston Robertson Stephens assumed that:

     - these forecasts and projections (including the Expected Synergies) were reasonably prepared in good faith on the basis of reasonable assumptions;

     - these forecasts and projections reflected the best currently available estimates and judgments as to the future financial condition and performance of 3dfx and GigaPixel; and

     - these projections and forecasts would be realized in the amounts and in the time periods currently estimated.

     In this regard, FleetBoston Robertson Stephens noted that each of 3dfx and GigaPixel may face exposure to the Year 2000 problem. FleetBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the GigaPixel's and 3dfx's respective forecasts.

     In addition, FleetBoston Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the draft merger agreement made available to it without material alteration, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles;

     - the merger will be treated as a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended;

     - the historical financial statements of each of 3dfx and GigaPixel reviewed by it were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied; and

     - the exchange ratio will not be increased as a result of escrow, purchase price adjustment and any other provisions of the draft merger agreement.

     FleetBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

     FleetBoston Robertson Stephens expressed no opinion as to:

     - the value of any employee agreement or other arrangements entered into in connection with the merger;

     - any tax or other consequences that may result from the merger; or

     - the value of 3dfx common stock when issued to GigaPixel's shareholders in connection with the merger or the price at which the shares of 3dfx common stock that are issued in connection with the merger will be traded in the future.

     The following is a summary of the material financial analyses performed by FleetBoston Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by FleetBoston Robertson Stephens. Certain of the information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY FLEETBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE FLEETBOSTON ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES WHICH IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

     Comparable Company Analysis. Using publicly available information, FleetBoston Robertson Stephens analyzed, among other things, the trading multiples of 3dfx and the following selected publicly traded companies in the graphics board industry:

     - ATI Technologies Inc.

     - nVidia Corp.

     - S3 Incorporated

     Revenues and Net Income. As set forth in the following table, applying a range of multiples derived from multiples for these companies to corresponding revenue data for calendar years 2001 and 2002 for GigaPixel and to corresponding cash net income data for calendar year 2002 for GigaPixel resulted in the following range of implied exchange ratios and equity values.

                              RANGE OF              IMPLIED                   IMPLIED
      CALENDAR YEAR           MULTIPLES          EXCHANGE RATIO             EQUITY VALUE
      -------------         -------------    ----------------------    ----------------------
2001 Revenues.............   2.0x -  3.0x        0.52x - 0.75x         $126.0 - $180.7 million
2002 Revenues.............   1.0x -  2.0x        0.59x - 1.11x         $142.2 - $267.9 million
2002 Net Income...........  15.0x - 25.0x        0.57x - 0.95x         $137.3 - $228.9 million

     Application of these comparable company multiples to GigaPixel's estimated calendar years 2001 and 2002 revenues and 2002 cash net income when taken together with an assumed acquisition premium of 30%, resulted in the following range of implied exchange ratios and equity value.

                             ACQUISITION VALUE (A)

                                                   IMPLIED                IMPLIED
                                                EXCHANGE RATIO         EQUITY VALUE
                                                --------------    -----------------------
Calendar Year 2001 Revenues...................  0.68x - 0.98x     $163.8 - $234.9 million
Calendar Year 2002 Revenues...................  0.77x - 1.45x     $184.8 - $348.2 million
Calendar Year 2002 Net Income.................  0.74x - 1.24x     $178.5 - $297.6 million

-------------------------
(a) Assumed a 30% premium to trading value.

     Precedent Transaction Analysis. FleetBoston Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions, including:

     - Stellar Semiconductor/Broadcom Corp. (March 1, 2000)

     - Faroudja Inc./Sage Inc. (February 22, 2000)

     - ArtX, Inc./ATI Technologies Inc. (February 16, 2000)

     - DiviCom (C-Cube)/Harmonic (October 27, 1999)

     - Armedia/Broadcom Corp. (June 1, 1999)

     - Paradise Electronics/Genesis Microchip (January 22, 1999)

     - Chromatic Research/ATI Technologies (October 9, 1998)

     - Rendition Inc./Micron Technology Inc. (June 22, 1998)

     - Chips and Technologies/Intel Corp. (July 28, 1997)

     - Mediamatics/National Semiconductor (March 10, 1997)

     - CompCore Multimedia/Zoran (October 21, 1996)

     - DiviCom/C-Cube (May 28, 1996)

     FleetBoston Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of calendar year 2001 revenues and the number of employees. Applying these multiples to similar revenue figures and number of employees for GigaPixel resulted in the following range of implied exchange ratios and implied equity values. Revenue data was not publicly available for a number of the companies represented in the selected precedent transactions.

                                                          IMPLIED               IMPLIED
                                  RANGE OF MULTIPLES   EXCHANGE RATIO        EQUITY VALIE
                                  ------------------   --------------   -----------------------
Calendar Year 2001 Revenues.....    4.0x - 5.5x        0.98x - 1.32x    $235.4 - $317.5 million
Employees.......................   $2.5 - $5.0MM       0.54x - 1.00x    $129.0 - $241.5 million

     No company, transaction or business used in the Comparable Company Analysis or the Precedent Transaction Analysis as a comparison is identical to 3dfx, GigaPixel or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

     Pro Forma Merger Analysis. FleetBoston Robertson Stephens analyzed the impact of the merger on the earnings, including and excluding goodwill amortization, of the combined company for calendar years 2000 and 2001 based on management estimates for 3dfx and GigaPixel with Expected Synergies and without Expected Synergies. The following table summarizes the results of this analysis:

                      WITH SYNERGIES (INCLUDING GOODWILL)

Calendar year 2000 estimated earnings per share dilution....  96.1%
Calendar year 2001 estimated earnings per share dilution....  55.5%

                     WITHOUT SYNERGIES (INCLUDING GOODWILL)

Calendar year 2000 estimated earnings per share dilution....  96.1%
Calendar year 2001 estimated earnings per share dilution....  91.6%

                      WITH SYNERGIES (EXCLUDING GOODWILL)

Calendar year 2000 estimated earnings per share dilution....  11.2%
Calendar year 2001 estimated earnings per share dilution....   1.5%

                     WITHOUT SYNERGIES (EXCLUDING GOODWILL)

Calendar year 2000 estimated earnings per share dilution....  11.2%
Calendar year 2001 estimated earnings per share dilution....  37.6%

     The actual results achieved by the combined company may vary from projected results and such variations may be material.

     Other Factors. While this summary describes the analysis and factors that FleetBoston Robertson Stephens deemed material in its presentation to the 3dfx board, it is not a comprehensive description of all analysis and factors considered by FleetBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, FleetBoston Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, FleetBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by FleetBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by FleetBoston Robertson Stephens is based on all analyses and factors taken as a whole and also on application of FleetBoston Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. FleetBoston Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, FleetBoston Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of GigaPixel or FleetBoston Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of 3dfx common stock may be traded at any future time.

     3dfx's engagement letter with FleetBoston Robertson Stephens provides that, for its services, FleetBoston Robertson Stephens is entitled to receive, contingent upon consummation of the merger, a fee equal to $1 million, plus 1.25% of the aggregate transaction value as defined in the FleetBoston Robertson Stephens engagement letter in excess of $50 million and up to and including $250 million and plus 1.0% of the aggregate transaction value in excess of $250 million. FleetBoston Robertson Stephens was also entitled to be paid $250,000 on the date of delivery of its opinion, which will be credited against the transaction fee. 3dfx has also agreed to reimburse FleetBoston Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless FleetBoston Robertson Stephens and its affiliates and any other person, director, employee or agent of FleetBoston Robertson Stephens or any of its affiliates, or any person controlling FleetBoston Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by FleetBoston Robertson Stephens as financial advisor to 3dfx. The terms of the fee arrangement with FleetBoston Robertson Stephens, which 3dfx and FleetBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between 3dfx and FleetBoston Robertson Stephens, and the 3dfx board was aware of these fee arrangements. FleetBoston Robertson Stephens was retained based on FleetBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as FleetBoston Robertson Stephens' investment banking relationship and familiarity with 3dfx. FleetBoston Robertson Stephens has provided financial advisory and investment banking services to 3dfx from time to time, including acting as lead managing underwriter for both 3dfx's initial public offering and a follow-on offering, as well as providing advisory services on the acquisition of STB Systems, Inc. FleetBoston Robertson Stephens may actively trade the equity of 3dfx for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

     FleetBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, FleetBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF SOME GIGAPIXEL OFFICERS AND DIRECTORS IN THE MERGER

     Several shareholders and executive officers of GigaPixel have personal interests in the merger that are different from, or in addition to, the interests of most GigaPixel shareholders. As a result, these shareholders and executive officers may have conflicts of interest that influenced their support of the merger.

     For instance, Philip J. Carmack, Ming Benjamin Zhu and Scott K. Pritchett, who are all officers of GigaPixel, will enter into employment agreements on or before the completion of the merger. Under the employment agreements, these officers will receive an annual base salary, incentive stock options and other payments and benefits for the term of their respective agreements. Also, George
T. Haber, President and a director of GigaPixel, will enter into a consulting agreement and will receive at the closing a consulting fee of $400,000, which is subject to repayment if he does not continue to perform services for two years after the closing.

     In addition, prior to the closing of the merger, Ming Benjamin Zhu, Philip
J. Carmack, Scott K. Pritchett and several other GigaPixel employees will enter into performance bonus agreements. The performance bonus agreements for Messrs. Zhu, Carmack and Pritchett provide that they will receive immediately after the closing bonuses in the amounts of $400,000, $150,000 and $35,000, respectively. The amounts paid under the performance bonus agreements will be subject to a repayment obligation in the event the individual does not continue performing services on behalf of 3dfx for a period of at least two years following the closing of the merger.

     The following officers of GigaPixel will also enter into noncompetition agreements at the closing of the merger under which they will receive noncompetition fees in the amounts set forth below:

George T. Haber.............................................  $700,000
Ming Benjamin Zhu...........................................  $400,000
Philip J. Carmack...........................................  $ 50,000
Scott K. Pritchett..........................................  $ 15,000

     Of the shares of GigaPixel common stock held by George T. Haber and Ming Benjamin Zhu, 750,000 shares held by Mr. Haber and 500,000 shares held by Mr. Zhu are subject to an option by GigaPixel to repurchase based on vesting schedules contained in agreements with GigaPixel. GigaPixel's right to repurchase these shares will be assigned to 3dfx after the merger. In accordance with the terms of the agreements, if Mr. Haber's consulting relationship or Mr. Zhu's employment relationship with 3dfx is terminated by 3dfx within 12 months following the merger, then any unvested shares would automatically vest, thus eliminating the repurchase right.

     3dfx will at the time of the merger assume all of the outstanding options granted to GigaPixel's officers, directors and employees, and following the merger 3dfx will register shares of 3dfx common stock to be issued under the stock plan relating to these options.

     Following completion of the merger, 3dfx intends to take all actions necessary to nominate and appoint Messrs. Haber and Manoliu to serve on the 3dfx board of directors.

     Finally, the merger agreement provides that the director and officer indemnification provisions in GigaPixel's certificate of incorporation and bylaws will continue to be effective for a period of six years following the completion of the merger.

PRIOR RELATIONSHIP OF 3dfx AND GIGAPIXEL

     US Venture Partners is currently a GigaPixel shareholder and was previously a shareholder of 3dfx. Phil Young, who is affiliated with US Venture Partners, served as a director of 3dfx until January 2000, which was prior to the time that merger negotiations between 3dfx and GigaPixel began. Irwin Federman, also affiliated with US Venture Partners, has served as a director of GigaPixel since December 12, 1997.

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

     The merger agreement, as well as the forms of several related agreements, are attached as appendices to this proxy statement/prospectus/information statement. 3dfx and GigaPixel encourage you to read the merger agreement and these related agreements in their entirety. These are the legal documents governing the merger and related transactions, and in the event of any discrepancy between the terms of these legal documents and the following summary, these legal documents will control.

GENERAL

     On March 27, 2000, 3dfx, its wholly-owned subsidiary Galapagos Acquisition Corp., and GigaPixel entered into the merger agreement, which provides for the merger of Galapagos with and into GigaPixel, with GigaPixel being the surviving corporation and a wholly-owned subsidiary of 3dfx following the merger. Attached to this proxy statement/prospectus/information statement as Appendix A is the merger agreement and some of its annexes. After the merger, the certificate of incorporation of the surviving corporation will be the same as the certificate of incorporation of GigaPixel and the bylaws of the surviving corporation will be amended to be the same as the bylaws of Galapagos. The name of the surviving corporation will be "GigaPixel Corporation."

     If the merger is completed, holders of GigaPixel stock will no longer hold any interest in GigaPixel other than through their interest in shares of 3dfx common stock. They will become shareholders of 3dfx and their rights will be governed by 3dfx's Restated Articles of Incorporation and Amended and Restated Bylaws and the laws of the State of California. See "Comparison of 3dfx and GigaPixel Shareholder Rights" for information about the relative rights of shareholders of 3dfx and GigaPixel.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the signed certificate of merger with the Secretary of State of Delaware. The merger agreement provides that the contracting parties will cause the certificate of merger to be filed as soon as practicable after:

     - All required regulatory approvals and actions have been obtained or taken

     - All other conditions to the consummation of the merger have been satisfied or waived

     There is no assurance that the conditions to the merger will be satisfied. Moreover, the merger agreement may be terminated by either 3dfx or GigaPixel under various conditions as specified in the merger agreement. Therefore, there is no assurance as to whether or when the merger will become effective.

MERGER CONSIDERATION

     Upon the closing of the merger, and based upon the number of securities of GigaPixel that are expected to be outstanding at the closing of the merger, the holders of outstanding shares of GigaPixel common and preferred stock will be entitled to receive, on a pro rata basis, an aggregate of approximately 14.7 million shares of 3dfx common stock (or approximately 0.70 share of 3dfx common stock for each outstanding share of GigaPixel common stock or preferred stock held by each GigaPixel shareholder), subject to some adjustments provided for in the merger agreement. The foregoing ratio is based upon the share exchange formula set forth in the merger agreement, and the ratio will change proportionately (i) based on the actual number of outstanding securities of GigaPixel at the closing of the merger, (ii) to the extent that GigaPixel does not have the required cash balance described in the merger agreement at the closing and (iii) to the extent that GigaPixel incurs merger expenses in excess of $2.5 million. See "Summary -- What GigaPixel Shareholders Will Receive in the Merger." A copy of the share exchange formula is an annex to the merger agreement that is attached to this proxy statement/prospectus/ information statement in Appendix A.

     After completion of the merger, it is expected that the approximately 14.7 million shares of 3dfx common stock issued to GigaPixel shareholders in the merger will represent approximately 37.2% of the total number of shares of outstanding 3dfx common stock as determined in the manner described in the preceding paragraph.

     In addition, the 3dfx common stock consideration that GigaPixel shareholders receive in the merger is subject to the adjustments and escrow arrangements discussed below. The merger agreement does not provide any limit to the amount of any downward adjustments to the merger consideration.

     No fractional shares of 3dfx common stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share, you will receive from 3dfx cash equal to the per share value of the fractional share of 3dfx common stock.

     GigaPixel does not have "walk-away" rights and cannot terminate the merger agreement solely because the 3dfx stock price declines. You are advised to obtain recent market quotations for 3dfx common stock. 3dfx cannot predict the market price of its common stock at the effective time of the merger or the market price of its common stock at any time after the merger is completed.

Adjustments to the Merger Consideration

     As described above, the holders of outstanding shares of GigaPixel common stock and preferred stock are expected to receive approximately 37.2% of the 3dfx common stock to be outstanding after the merger. Based on the number of outstanding securities of GigaPixel that are expected to be outstanding at the closing of the merger and assuming that there is no adjustment resulting from GigaPixel's required cash balance at closing falling short of the amount required under the merger agreement as described below or from GigaPixel incurring merger expenses in excess of $2.5 million, GigaPixel shareholders are expected to receive approximately 14.7 million shares of 3dfx common stock or approximately 0.70 share of 3dfx common stock for each outstanding share of GigaPixel common stock or preferred stock.

     The aggregate number of shares of 3dfx common stock that GigaPixel shareholders will receive at the closing of the merger will be reduced under the following circumstances:

     - GigaPixel has less than a required cash balance as of the closing of the merger of $16.0 million; if the merger does not close by June 30, 2000, the required cash balance will be $16.0 million less the operating expenses incurred by GigaPixel in the ordinary course of business after that date.

     - If Microsoft does not make a $10 million investment in GigaPixel prior to the merger, which would result in GigaPixel not meeting its cash requirement indicated above (however, the value per GigaPixel share to be received by GigaPixel shareholders in the merger would increase; see "Summary -- GigaPixel Equivalent Per Share Value").

     - GigaPixel's merger expenses exceed $2.5 million.

     The amount by which the number of shares of 3dfx common stock received in the merger will be reduced will be based upon a share of 3dfx common stock being valued at $11.94 per share, which was the closing stock price of a share of 3dfx common stock on March 24, 2000, the last trading day prior to the announcement of the merger.

INDEMNIFICATION ESCROW ARRANGEMENTS

     At the closing of the merger, 3dfx will deposit in escrow with an escrow agent agreed upon by 3dfx and GigaPixel shares of 3dfx common stock equal to 10% of the merger consideration to be held subject to the terms of the indemnity escrow agreement. A copy of the indemnity escrow agreement is attached to this proxy statement/prospectus/information statement as Appendix F. The shares of 3dfx common stock placed in escrow under the indemnity escrow agreement will be withheld from each GigaPixel shareholder in proportion to the aggregate number of shares of 3dfx common stock the shareholder would otherwise receive by virtue of the merger. The 3dfx common stock held in escrow may be returned to 3dfx to compensate it for losses incurred by 3dfx within the year after the closing of the merger in excess of

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

$600,000 caused by breaches by GigaPixel of its representations, warranties and covenants contained in the merger agreement. The number of escrowed shares of 3dfx common stock to be returned to 3dfx to compensate it for any such losses will be determined by dividing the amount of the indemnifiable loss by $11.94, the closing price of 3dfx common stock on March 24, 2000. 3dfx may collect amounts from the escrow account under the Indemnity Escrow Agreement only after and to the extent that the aggregate amount of 3dfx damages relating to breaches by GigaPixel under the terms of the merger agreement exceed $600,000. Subject to the satisfaction of any claims asserted by 3dfx, the escrowed 3dfx common stock shall be distributed to the GigaPixel shareholders 380 days following the closing date of the merger.

     The indemnity escrow agreement sets forth the duties of the escrow agent, which include (1) the safeguarding of the escrowed 3dfx common stock during the escrow period and (2) the delivery to GigaPixel shareholders at the expiration of the escrow period of all of the escrowed 3dfx common stock in excess of any amounts necessary to cover any claim made by 3dfx. GigaPixel will pay all of the escrow agent's fees after the closing of the merger. Unless and until 3dfx asserts a claim under the escrow agreement, the securityholder representative appointed under the escrow agreement shall instruct the escrow agent as to the manner of voting the escrowed shares. The securityholder representative is required to use its reasonable best efforts to vote the escrowed 3dfx common stock in accordance with the directions of the beneficial holders thereof.

Securityholder Representative

     After the closing of the merger, Mr. George T. Haber will act on behalf of GigaPixel shareholders as their representative and attorney-in-fact in connection with the escrow arrangements. Mr. Haber was selected by the GigaPixel board of directors. Any actions by the securityholder representative relating to the escrow arrangements under the terms of the indemnity escrow agreement will be the act of GigaPixel shareholders and the escrow agent and 3dfx may rely on any act or decision of the securityholder representative as being final and binding on GigaPixel shareholders, the escrow agent and 3dfx.

DISPOSITION OF GIGAPIXEL OPTIONS AND THE WARRANT

GigaPixel Options

     Each outstanding option to acquire shares of GigaPixel common stock granted under GigaPixel's 1997 Employee Incentive Plan shall be assumed by 3dfx. As a result of the merger, each GigaPixel stock option shall be treated as an option to acquire shares of 3dfx common stock upon the same terms and conditions, except that the number of shares shall be adjusted in a manner determined by multiplying the number of shares presently subject to the GigaPixel options by the exchange ratio by which the GigaPixel common and preferred shares are to be exchanged for shares of 3dfx common shares following the merger (presently approximately 0.70 share of 3dfx common stock for each share of GigaPixel common and preferred stock and subject to adjustment under the share exchange formula described above) and by dividing the exercise price for such shares of GigaPixel common stock by the exchange ratio to determine the new exercise price. Based on the number of GigaPixel options that are expected to be outstanding at the closing of the merger, these options will be converted into options to purchase approximately 812,500 shares of 3dfx common stock.

GigaPixel Warrant

     GigaPixel's single outstanding warrant providing for the purchase of 421,696 shares of GigaPixel preferred stock will expire on June 30, 2000. It is expected that the warrant will be exercised on or before that date. Based upon an exchange ratio of 0.70 of a share of GigaPixel stock for each share of 3dfx common stock and assuming that the warrant will be exercised on a net exercise basis, the warrantholder will receive approximately 204,000 shares of 3dfx common stock (which amount is in addition to the 14.7 million shares of 3dfx common stock issued to other GigaPixel shareholders.)

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

EXCHANGE OF GIGAPIXEL STOCK CERTIFICATES

     As soon as practicable after the effective time, 3dfx will cause EquiServe, its exchange agent, to mail to each GigaPixel shareholder of record a letter of transmittal with instructions to be used by the shareholder in exchanging certificates which, prior to the merger, represented shares of GigaPixel common stock. After the effective time, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of GigaPixel stock that were outstanding immediately prior to the effective time.

     Upon the surrender of a GigaPixel stock certificate to the exchange agent together with a duly executed letter of transmittal and the other documents as may be reasonably required by the exchange agent, the holder of the certificate will receive a certificate representing the number of whole shares of 3dfx common stock to which the holder of GigaPixel stock is entitled plus cash in lieu of any fractional share. Each payment of cash may be reduced by the amount of any withholding taxes required under applicable law.

     In the event of a transfer of ownership of GigaPixel stock that is not registered in the transfer records of GigaPixel, a certificate representing the appropriate number of shares of 3dfx common stock may be issued to a transferee if the certificate representing the shares of GigaPixel stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

     Until a certificate representing GigaPixel stock has been surrendered to the exchange agent, each GigaPixel certificate will be deemed at any time after the effective time of the merger to represent only the right to receive the certificate representing the number of shares of 3dfx common stock to which the GigaPixel shareholder is entitled under the merger agreement plus cash in lieu of fractional shares.

THE MERGER AGREEMENT

Representations, Warranties and Covenants

     Under the merger agreement, 3dfx and/or GigaPixel made a number of representations, including representations relating to:

     - Organization and similar corporate matters of 3dfx and of GigaPixel

     - The capital structure of 3dfx and of GigaPixel

     - Authorization, execution, delivery, performance and enforceability of the merger agreement and related matters

     - The absence of conflicts under charter documents or bylaws, required consents or approvals and violations of any instruments or law

     - Documents filed or to be filed with the SEC and the accuracy of the information contained therein, if applicable

     - Absence of specified material adverse changes, material litigation or material undisclosed liabilities

     - Tax, labor and employee benefit matters

     - Title to properties and intellectual property matters

     - Compliance with applicable law including environmental laws

     - The accuracy of information supplied by each of 3dfx and GigaPixel in connection with the preparation of this proxy statement/prospectus/information statement and the related registration statement

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

     GigaPixel has covenanted that until the consummation of the merger or the termination of the merger agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, not take actions outside the ordinary course without 3dfx's consent, provide 3dfx with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the merger.

     3dfx has made additional covenants regarding honoring GigaPixel's existing indemnification agreements and its certificate of incorporation and bylaw provisions concerning indemnification of officers and directors for the six-year period from the closing date of the merger.

Conditions to the Completion of the Merger

     The obligations of 3dfx and GigaPixel to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

     - The accuracy in all material respects of the representations and warranties made by the other party, except for any inaccuracies that would not have a material adverse effect

     - The performance in all material respects by the other party of its covenants

     - The effectiveness and the absence of any stop orders or proceedings seeking a stop order with respect to 3dfx's registration statements and other filings with the Securities and Exchange Commission

     - The absence of any legal restraint or prohibition issued or pending by any court or governmental authority, or any statute or regulation that would prohibit or render illegal the consummation of the merger

     - The receipt of all material consents, orders and approvals and the expiration of any waiting periods imposed by, any governmental entity necessary for the consummation of the merger

     - The approval for quotation on the Nasdaq National Market of the shares of 3dfx common stock to be issued in connection with the merger

     - The absence of any material adverse change in the business, operations, affairs, properties, assets or condition of the other party

     - The receipt by GigaPixel of specified contracts and consents

     - The receipt by GigaPixel of at least $14 million, or such other amount structured in a manner satisfactory to 3dfx, from Microsoft in connection with the modification of an existing development agreement between GigaPixel and WebTV (GigaPixel has already received the required payment)

     - The delivery of specified ancillary documents and legal and tax opinions

Limitation on Negotiations

     The merger agreement provides that neither 3dfx nor GigaPixel, shall solicit any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal from any person or engage in any discussions or negotiations with any person with respect to any acquisition proposal or accept any third party acquisition proposal except as described below. The merger agreement also requires each party to immediately notify the other of any offer or proposal to enter into negotiations relating to an acquisition proposal. For purposes of the merger agreement, "third party acquisition proposal" means any inquiries or proposals regarding:

     - Any merger, consolidation, share exchange, business combination, securities issuance or acquisition or tender or exchange offer in which 3dfx or GigaPixel is involved, and any person or "group" defined under
       Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder acquires such party or more than 50% of such party's business or beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of such party's voting stock
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

     - Any sale, lease, exchange, transfer, license (in each event other than in the ordinary course of business) or disposition of more than 50% of the net assets of such party

     The 3dfx board of directors, in the exercise of and as required by its fiduciary duties as determined after consultation with outside financial advisors and a written opinion to such effect from its outside legal counsel, may consider and engage in discussions or negotiations with, and furnish information to, a party who makes a written, unsolicited third party acquisition proposal that constitutes a superior proposal (as described below), as long as 3dfx notifies GigaPixel within 48 hours of the 3dfx directors' first consideration of such third party acquisition proposal in writing of the principal financial terms and conditions of the third party acquisition proposal and whether or not 3dfx wishes to proceed with the transactions contemplated under the merger agreement, whether as part of such third party acquisition proposal or otherwise. As defined in the merger agreement, a "superior proposal" means a third party acquisition proposal that is reasonably capable of being consummated and is reasonably likely to result, from a financial point of view, in a transaction more favorable to the holders of 3dfx common stock as determined in each case in good faith by 3dfx's board of directors after consultation with 3dfx's financial advisors.

Termination and Break-Up Fees

     Termination. The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

     - By mutual written consent of 3dfx and GigaPixel

     - By 3dfx or GigaPixel if the merger has not become effective on or before October 15, 2000

     - By 3dfx or GigaPixel if any court or governmental authority with jurisdiction has taken any action seeking to restrain or prohibit the merger or any other transaction set forth in the merger agreement or that could reasonably be expected to have a material adverse effect on 3dfx or GigaPixel

     - By 3dfx upon informing GigaPixel of its intent not to consummate the transactions set forth in the merger agreement and to proceed with a superior third party proposal

     - By GigaPixel if 3dfx shall have informed GigaPixel of 3dfx's intent to pursue a superior third party proposal

     - By 3dfx or GigaPixel upon a breach of any representation, warranty or covenant of the other party, in either case which breach could reasonably be expected to have a material adverse effect and which is not cured within ten business days following receipt by the breaching party of notice in each event unless caused by the action or failure to act of the party seeking to terminate the merger agreement in breach of that party's obligations under the merger agreement.

     In the event the merger agreement is terminated other than because of a party's deliberate failure to satisfy a condition, perform a covenant or deliberate breach of a representation or warranty in the merger agreement, the merger will be deemed abandoned and the termination will be without liability of any party, except for liability for breach of the merger agreement and except for any provisions relating to solicitation and breakup fees, confidentiality, fees and expenses and termination, which shall survive. In the event the merger agreement is terminated as a result of a party's deliberate failure to satisfy a condition, perform a covenant or deliberate breach of a representation or warranty in the merger agreement, the party causing such failure or breach shall pay the other party's fees and expenses plus $7.5 million in satisfaction of the costs, expenses, damages or losses suffered by the other party.

     Break-up Fees. GigaPixel is required to make immediate payment to 3dfx of a breakup fee of $5.0 million and reimburse 3dfx for its costs and expenses incurred in the transaction under the merger agreement upon violating its agreements and covenants under the merger agreement with respect to third party acquisition proposals. If GigaPixel enters into a written agreement to consummate a third party acquisition before March 27, 2001, it shall pay 3dfx in cash the additional sum of $2.5 million.

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

     3dfx is required to make immediate payment to GigaPixel of its costs and expenses incurred in connection with the transactions under the merger agreement upon violating its agreements and covenants in the merger agreement with respect to third party acquisition proposals. In addition, if 3dfx has terminated the merger agreement as a result of a superior proposal or enters into a written agreement to consummate a superior proposal before March 27, 2001 in which GigaPixel is not a party for reasons other than its termination of the merger agreement upon 3dfx's notice of its consideration of a superior proposal, it shall pay GigaPixel in cash the sum of $7.5 million.

Waiver and Amendment

     At any time before the effective time of the merger, either 3dfx or GigaPixel may:

     - Extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement

     - Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement

     - Waive compliance by the other with any of the agreements or conditions contained in the merger agreement

Fees and Expenses

     3dfx and GigaPixel will each pay their own fees and expenses in connection with the merger, whether or not the merger is completed. However, 3dfx and GigaPixel will share equally all fees and expenses, other than attorneys' fees and accounting fees, in connection with filings of materials required under the Hart-Scott-Rodino Act. If GigaPixel's merger fees and expenses exceed $2.5 million, any GigaPixel merger expenses in excess of this amount will be deducted from the consideration otherwise payable to the GigaPixel shareholders in the merger based on a share of 3dfx common stock being valued at $11.94 per share, which was the closing stock price per share of 3dfx common stock on March 24, 2000.

VOTING AGREEMENTS

     At the same time as the execution of the merger agreement, all of GigaPixel's executive officers and directors that individually hold shares of GigaPixel stock, and several other GigaPixel shareholders, entered into voting agreements with 3dfx, and all of 3dfx's executive officers and directors, and their affiliates, entered into similar voting agreements with GigaPixel, the forms of which are attached as Appendix B and Appendix C to this proxy statement/prospectus/information statement. Based on the number of shares of GigaPixel common and preferred stock outstanding on June 5, 2000, the GigaPixel shareholders that signed voting agreements beneficially own, excluding shares subject to options to purchase GigaPixel common stock, 73.7% of the outstanding GigaPixel common and 51.5% of the outstanding GigaPixel preferred stock. Based on the number of shares of 3dfx common stock outstanding on June 5, 2000, the 3dfx shareholders that signed voting agreements beneficially owned, excluding shares subject to options to purchase 3dfx common stock, 2.5% of the outstanding 3dfx common stock. All of the 3dfx shareholders who signed the voting agreements were executive officers, directors, affiliates, founders or 5% or greater shareholders of 3dfx. All of the GigaPixel shareholders that signed the voting agreements were executive officers, directors, affiliates, founders or 5% or greater shareholders of GigaPixel.

     The voting agreements provide, among other things, for the following:

     - The agreement on the part of the GigaPixel shareholders and the 3dfx shareholders to vote all shares of the capital stock held by them at any shareholders meeting and in every written consent solicited in favor of approval of the merger and the merger agreement and to not take any action inconsistent with their obligations under the voting agreements

     - That the GigaPixel shareholders and the 3dfx shareholders will not transfer any shares of capital stock, including shares obtained after the date of the voting agreement

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

     - The grant to 3dfx by the GigaPixel shareholders and to GigaPixel by the 3dfx shareholders of an irrevocable proxy to vote the shares of GigaPixel or 3dfx capital stock in favor of the merger agreement and the merger

     - Some representations by the GigaPixel shareholders and the 3dfx shareholders relating to ownership of their shares and authority to execute the voting agreement and to deliver the proxy

     - The provision of any necessary consents or waivers required to complete the merger

The voting agreements terminate upon the earlier to occur of the effective date of the merger or the date the merger agreement is terminated.

LOCK-UP AGREEMENTS

     George T. Haber, Philip J. Carmack and Ming Benjamin Zhu will enter into lock-up agreements with 3dfx at or before the closing date of the merger, the form of which is attached as Exhibit E to this proxy statement/prospectus/information statement. The agreements provide restrictions on the transfer of the 3dfx common stock received by the signing GigaPixel shareholders in the merger. Based upon an exchange ratio of .70 shares of 3dfx common stock per share of GigaPixel stock, Messrs. Haber, Carmack and Zhu will hold an aggregate of approximately 5,679,317 shares or 14.3% of the outstanding 3dfx common stock following the merger.

     The lock-up agreements prohibit the transfer of any 3dfx common stock received in the merger by the former GigaPixel shareholders for the first three-month period following the closing. Thereafter, the former GigaPixel shareholders may sell up to 10% on a cumulative basis of the 3dfx common stock received in the merger during each of the next four quarterly periods and may sell without restriction any or all of the shares of 3dfx common stock held by them beginning 15 months after the closing of the merger. In the event that designated directors and executive officers of 3dfx sell more than twice the number of shares of 3dfx common stock that Messrs. Haber, Carmack and Zhu are permitted to sell, then the restrictions on disposition and transfer set forth in the lock-up agreements shall lapse and will no longer be effective.

EMPLOYMENT AGREEMENTS

     Ming Benjamin Zhu, Philip J. Carmack and Scott K. Pritchett will each enter into executive officer employment agreements, and George T. Haber will enter into a consulting agreement, at or before the closing date of the merger. The forms of the employment agreement and the consulting agreement are attached as Appendices G and H to this proxy statement/prospectus/information statement. In addition, several other current employees of GigaPixel will sign employment agreements with GigaPixel at or before the closing date of the merger. Each of the executive officer employment agreements, the consulting agreement and other employment agreements will set forth the employee's or consultant's and GigaPixel's respective rights and obligations to each other with respect to the terms and conditions of employment, consulting compensation, termination of employment and the protection of GigaPixel's confidential and proprietary information.

NONCOMPETITION AGREEMENTS

     As a material inducement to 3dfx entering into the merger agreement, Messrs. Haber, Carmack, Zhu and Pritchett will execute three-year noncompetition agreements with 3dfx at the closing of the merger. The form of the noncompetition agreement is attached as Appendix D to this proxy statement/prospectus/ information statement. The noncompetition agreements will provide for the payment of noncompetition fees. The monies paid to these individuals under these arrangements are excluded from GigaPixel's cash for purposes of determining GigaPixel's required cash balance as of the closing of the merger. The terms of the noncompetition agreements restrict the employees from disclosing any confidential information of 3dfx and GigaPixel and prohibit the employees from engaging in activities that are similar to the business of GigaPixel or holding any equity interest in or lending money to any person or entity engaged in a business similar to that of 3dfx or GigaPixel.

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

PERFORMANCE BONUS AGREEMENTS

     In addition, prior to the closing of the merger, GigaPixel will enter into performance bonus agreements with several employees, including Ming Benjamin Zhu, Philip J. Carmack and Scott K. Pritchett, and a consulting agreement with George T. Haber containing comparable performance bonus provisions by which performance bonuses will be paid to these individuals immediately following the closing. The form of the performance bonus agreement is attached as Appendix I to this proxy statement/prospectus/information statement. Under these agreements, if any of these individuals do not continue performing services on behalf of 3dfx for a period of at least two years following the closing of the merger, the individual will become obligated to repay the full amount of the performance bonus. The monies paid to these individuals under these arrangements are excluded from GigaPixel's cash for purposes of determining GigaPixel's required cash balance as of the closing of the merger.

CONSENTS AND APPROVALS

     Under the merger agreement, the obligations of both 3dfx and GigaPixel to complete the merger are subject to the following conditions:

     - The expiration or early termination of any waiting period and any extension of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act, and no action having been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to prevent the merger, which action shall not have been withdrawn or terminated.

     - All necessary, consents of, or filings with, or any governmental entity or any third party, shall have been obtained or made.

     3dfx cannot predict whether any regulatory authority will approve or take other action with respect to the merger, or the timing of the regulatory approval or other action. 3dfx and GigaPixel are not aware of any governmental approvals or actions that are required in order to consummate the merger except in connection with the Securities Act of 1933, the filing of merger-related documents under Delaware Law or as described below. Should other approvals or actions be required, it is contemplated that 3dfx and GigaPixel would seek the other required approvals or actions.

     3dfx, GigaPixel and some GigaPixel shareholders are each expected to file a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act. The waiting period applicable to each filing under the Hart-Scott-Rodino Act will expire 30 days from the date of the last filing. Even if the waiting period expires or is terminated early, the Federal Trade Commission, the Department of Justice, state attorneys general, the antitrust regulatory agencies of various foreign countries or a private person or entity could challenge the merger under antitrust laws and seek, among other things, to enjoin the merger or to cause 3dfx to divest itself, in whole or in part, of GigaPixel or of other businesses conducted by 3dfx. Based on information available to them, 3dfx and GigaPixel believe that the merger will not violate federal, state or foreign antitrust laws. However, a challenge to the merger on antitrust grounds could be raised. If a challenge is made, 3dfx and GigaPixel may be required to accept several conditions, possibly including some divestitures or hold-separate agreements in order to consummate the merger.

NASDAQ LISTING OF 3dfx COMMON STOCK

     It is a condition to the obligations of GigaPixel and 3dfx to consummate the merger that the shares of 3dfx common stock to be issued in the merger be approved for listing on the Nasdaq National Market. 3dfx will file an additional listing application with Nasdaq covering the shares, and 3dfx anticipates that the application will be approved, subject to notice of issuance.

ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the assets and liabilities of
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

GigaPixel will be recorded at their fair market value and any excess of 3dfx's purchase price over the fair value will be attributed to either goodwill or a variety of intangible assets including technology and assembled workforce. See the section titled "Unaudited Pro Forma Financial Statements and Related Notes" for a description of the purchase method of accounting.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of GigaPixel stock for 3dfx common stock pursuant to the merger and does not address the tax consequences of any related transactions. This discussion is based on currently existing provisions of the Internal Revenue Code, currently applicable Treasury Regulations thereunder, published administrative rulings, and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

     GigaPixel shareholders should be aware that the following discussion does not deal with all United States federal income tax consequences that may be relevant to particular shareholders of GigaPixel in light of their particular circumstances, such as parties who are:

     - banks

     - insurance companies

     - tax-exempt organizations

     - dealers in securities

     - foreign persons

     - persons who do not hold their GigaPixel common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code

     - persons who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

     - persons subject to the alternative minimum tax provisions of the Internal Revenue Code or persons who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of any other transactions completed prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. ACCORDINGLY, GIGAPIXEL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

     3dfx has received a tax opinion from its counsel, Locke Liddell & Sapp LLP, and GigaPixel has received a tax opinion from its counsel, Heller Ehrman White & McAuliffe LLP, that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code. Such tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy currently and as of the effective time of the merger of some representations of 3dfx, Galapagos Acquisition Corp. and GigaPixel including representations in certain certificates delivered to counsel by the respective managements of 3dfx, Galapagos Acquisition Corp. and GigaPixel.

     Subject to the limitations and qualifications referred to herein, the merger should result in the following federal income tax consequences:

          (1) No gain or loss will be recognized by holders of GigaPixel stock upon their receipt of 3dfx common stock solely in exchange for such GigaPixel stock in the merger, except with respect to gain or loss attributable to the cash received by such holders in lieu of fractional shares of 3dfx common stock.

          (2) The aggregate tax basis of 3dfx common stock received by GigaPixel shareholders in the merger will be the same as the aggregate tax basis of GigaPixel stock surrendered in exchange therefor, reduced by any portion of such tax basis allocable to a fractional share of 3dfx common stock for which cash is received.

          (3) The holding period of 3dfx common stock received by each GigaPixel shareholder in the merger will include the period for which the GigaPixel stock surrendered in exchange therefor was held for tax purposes, provided that the GigaPixel stock is held as a capital asset at the time of the merger.

          (4) Cash payments received by holders of GigaPixel stock in lieu of a fractional shares of 3dfx common stock will be treated as if such fractional shares of 3dfx common stock had been issued in the merger and then redeemed by 3dfx. A shareholder of GigaPixel receiving such cash will generally recognize gain or loss upon such payment, equal to the difference, if any, between the amount of cash received and the portion of the aggregate tax basis of the GigaPixel stock held by the shareholder allocable to the fractional share. This gain or loss should be capital gain or loss to the extent that the GigaPixel stock is held by such shareholder as a capital asset at the effective time of the merger.

          (5) None of 3dfx, Galapagos Acquisition Corp. or GigaPixel will recognize gain or loss solely as a result of the merger.

          (6) GigaPixel shareholders who perfect their appraisal rights under law and receive payment for such stock in cash and who do not own any shares of 3dfx common stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code) following the receipt of such cash will generally recognize capital gain or loss (if such stock was held as a capital asset at the effective time of the merger) measured by the difference between the amount of cash received and the shareholder's basis in such stock.

     Neither 3dfx nor GigaPixel has requested a ruling from the Internal Revenue Service, or IRS, with regard to any of the federal income tax consequences of the merger. The obligations of 3dfx and GigaPixel to consummate the merger are conditioned on the receipt by 3dfx of a closing opinion from its counsel, Locke Liddell & Sapp LLP, and the receipt by GigaPixel of a closing opinion from its counsel, Heller Ehrman White & McAuliffe LLP, that the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code (collectively, the "tax opinions"). The tax opinions will be subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of 3dfx, Galapagos Acquisition Corp. and GigaPixel including representations in certain closing certificates that will be delivered to counsel by the respective management of 3dfx, Galapagos Acquisition Corp. and GigaPixel. If the tax opinions are not received, the merger will not be consummated unless the conditions requiring their receipt are waived. 3dfx and GigaPixel currently anticipate that the tax opinions will be received and that neither 3dfx nor GigaPixel will waive its condition requiring the receipt thereof. GigaPixel shareholders should be aware that the tax opinions will not be binding upon the IRS, and no assurance can be given that the IRS will not take a contrary position.

     A successful IRS challenge that the merger does not constitute a reorganization within the meaning of Section 368 of the Code would result in the GigaPixel shareholders being taxed on the 3dfx common stock received in the merger. Gain or loss would be computed based on the difference between the tax basis in the shares and the fair market value, as of the effective time, of the 3dfx common stock received in exchange therefor. In that case, a shareholder's aggregate basis in the 3dfx common stock so received would equal such fair market value and the holding period for such stock would begin the day after the merger.

     GigaPixel shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder's tax basis in the shareholder's GigaPixel stock and the number of shares and value of the 3dfx common stock received.

APPRAISAL RIGHTS

3dfx Shareholders

     Holders of 3dfx common stock will not have appraisal rights under the California General Corporation Law.

GigaPixel Shareholders

     Appraisal Rights of Dissenting GigaPixel Shareholders -- Background

     Under applicable state laws regarding dissenting shareholders' appraisal rights, if the merger occurs GigaPixel shareholders who do not vote their GigaPixel shares in favor of the merger may, under certain conditions become entitled to be paid cash for their GigaPixel stock in lieu of receiving 3dfx common stock in the merger. Holders of options or the warrant to purchase GigaPixel stock will not be entitled to appraisal rights in connection with the merger by virtue of holding such options or the warrant.

     The merger agreement provides that shares of GigaPixel common stock and GigaPixel preferred stock that are outstanding immediately prior to the effectiveness of the merger and have not been voted in favor of the merger will not be converted into 3dfx common stock if the holder of such shares validly exercises and perfects statutory appraisal rights with respect to such shares, although such shares will be automatically converted into shares of 3dfx common stock on the same basis as all other GigaPixel shares are converted in the merger when and if the holder of those shares withdraws his, hers or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.

     Because GigaPixel is a Delaware corporation, the availability of dissenting shareholders' appraisal rights for GigaPixel shareholders is determined by Delaware law, which is summarized below. However, Section 2115 of the California General Corporation Law provides that, because of the location of a majority of GigaPixel shareholders in California and GigaPixel's other contacts with the State of California, California law regarding dissenting shareholders' appraisal rights may also apply to GigaPixel shareholders in the merger (see the Section below entitled "Comparison of 3dfx and GigaPixel Shareholder
Rights -- Dissenters/Appraisal Rights"). Because of the potential applicability of California law, summaries of both Delaware and California law regarding dissenting shareholders' appraisal rights are provided below. GigaPixel and 3dfx have mutually decided that GigaPixel shareholders will be permitted to exercise dissenters' appraisal rights under either Delaware or California law, except to the extent that a court or applicable legal authority rules otherwise.

     GigaPixel Dissenting Shareholder Appraisal Rights under Delaware Law

     When the merger becomes effective, shareholders of GigaPixel who comply with the procedures prescribed in Section 262 of the Delaware General Corporation Law, or Section 262, will potentially be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive from GigaPixel payment of the fair value of their shares in cash.

     The following is a brief summary of the statutory procedures that must be followed by a shareholder of GigaPixel in order to perfect appraisal rights under the Delaware General Corporation Law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, THE TEXT OF WHICH IS INCLUDED AS APPENDIX L TO THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY GIGAPIXEL SHAREHOLDER CONSIDERING A DEMAND FOR APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL.

     GigaPixel shareholders electing to exercise their appraisal rights under
Section 262 must not tender written consent in favor of approval of the merger.

     Dissenters' appraisal rights under Delaware law may be exercised by shareholders of record who continuously hold such shares through the effective date of the merger. In order to exercise appraisal rights, a shareholder must, within twenty days after the date that a notice that the merger has been or will be completed has been mailed to the shareholder, demand in writing from GigaPixel, as the surviving corporation, an appraisal of his, her or its shares of GigaPixel common stock or preferred stock. Such demand will be sufficient if it reasonably informs GigaPixel of the identity of the shareholder and that the shareholder intends to demand an appraisal of the fair value of his, her or its shares of GigaPixel common stock or preferred stock. Failure to make such demand on or before the expiration of such twenty day period will foreclose a shareholder's rights to appraisal under Delaware law. Shareholders should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

     A record owner who holds GigaPixel common stock or GigaPixel preferred stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the GigaPixel common stock and for GigaPixel preferred stock held for all or less than all beneficial owners of the GigaPixel common stock and GigaPixel preferred stock for which the holder is the record owner. In that case, the written demand must state the number of shares of GigaPixel common stock and GigaPixel preferred stock covered by the demand. Where the number of shares of GigaPixel common stock and GigaPixel preferred stock is not expressly stated, the demand will be presumed to cover all shares of GigaPixel common stock and GigaPixel preferred stock registered in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of a written demand in accordance with Section 262.

     A GigaPixel shareholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

     GigaPixel Corporation
     2350 Mission College Boulevard, Suite 800
     Santa Clara, California 95054
     Attn: George T. Haber, CEO

     Within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the above procedures will be entitled, upon written request, to receive from GigaPixel a statement of the aggregate number of GigaPixel shares not voted in favor of approval of the merger and with respect to which demands for appraisal have been received by GigaPixel, and the aggregate number of holders of those shares. This statement must be mailed to the dissenting shareholder within 10 days after the dissenting shareholder's written request has been received by GigaPixel or within 30 days after the date of delivery of this proxy statement/prospectus/information statement, whichever is later.

     Within 120 days after the effective date of the merger, either GigaPixel or any dissenting shareholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of GigaPixel common stock and GigaPixel preferred stock held by all dissenting shareholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of the GigaPixel shareholders are entitled to appraisal rights and will then appraise the shares of GigaPixel common stock and GigaPixel preferred stock owned by those shareholders, by determining the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by GigaPixel or any dissenting shareholder within 120 days after the effective time of the merger, then dissenting shareholders' rights to appraisal shall cease and they shall be entitled only to receive shares of 3dfx common stock in the merger. Inasmuch as GigaPixel has no obligation to file a petition, any GigaPixel shareholder who desires a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any GigaPixel shareholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned on any terms the Delaware Court of Chancery deems just.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including, without limitation, reasonably attorney's fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting shareholder who has timely demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the GigaPixel stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the GigaPixel stock, except for dividends or other distributions payable to shareholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective date of the merger, any dissenting shareholder will have the right to withdraw the shareholder's demand for appraisal and to accept the right to receive shares of 3dfx common stock in the merger on the same basis on which GigaPixel stock is converted into 3dfx common stock in the merger. After this 60-day period, a dissenting shareholder may withdraw his or her demand for appraisal only with the written approval of GigaPixel.

     GigaPixel Dissenting Shareholder Appraisal Rights under California Law

     Although GigaPixel is incorporated in the State of Delaware, as noted above, due to the location of a majority of its shareholders and GigaPixel's other contacts with the State of California, the provisions of the California General Corporation Law relating to the rights of dissenting shareholders in a merger may apply to the merger.

     When the merger becomes effective, shareholders of GigaPixel who do not vote in favor of the merger and comply with the procedures prescribed in Chapter 13 of the California General Corporation Law, or Chapter 13, will be entitled to a judicial appraisal of the fair market value of their shares, which, for purposes of the exercise of appraisal rights under California law, is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger, and to require GigaPixel to purchase the shareholder's shares for cash at such fair market value.

     The following is a brief summary of the statutory procedures that must be followed by a shareholder of GigaPixel in order to dissent from the merger and perfect appraisal rights under the California General Corporation Law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13, SECTIONS OF WHICH ARE INCLUDED AS APPENDIX M TO THIS PROXY STATEMENT/ PROSPECTUS/INFORMATION STATEMENT. ANY GIGAPIXEL SHAREHOLDER CONSIDERING EXERCISING DISSENTERS' RIGHTS IS ADVISED TO CONSULT LEGAL COUNSEL.

     In order to exercise dissenters' appraisal rights under California law, a GigaPixel shareholder must be entitled to vote for the proposal to approve the merger, or be a transferee of record of shares held by such a shareholder. Under Chapter 13, appraisal rights can only be exercised with respect to shares of GigaPixel stock that are outstanding on the record date for the determination of GigaPixel shareholders entitled to vote for the merger.

     If the merger is approved by GigaPixel's shareholders, but any GigaPixel shareholders do not vote in favor of the merger, then within 10 days after the date of the approval of the merger by GigaPixel's shareholders, GigaPixel will mail to each GigaPixel shareholder who did not tender written consent in favor of the merger a notice of approval of the merger, together with a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the California General Corporation Law, a statement of the price determined by GigaPixel to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' appraisal rights under California law. The statement of the fair market value of the GigaPixel stock in the notice of approval will constitute an offer by GigaPixel to purchase at that price any shares of GigaPixel stock for which dissenters' appraisal rights are perfected.

     A shareholder of GigaPixel wishing to require GigaPixel to purchase his, her or its GigaPixel shares pursuant to Chapter 13 must take the following actions:

     - The shareholder must not have tendered written consent in favor of approval of the merger;

     - The shareholder must make written demand upon GigaPixel to have GigaPixel purchase those shares for cash at their fair market value. The demand must be made by a person who was a shareholder of record on the date for the determination of shareholders entitled to vote on the merger, must state the number and class of dissenting shares held of record by the dissenting shareholder and must contain a statement of what the shareholder claims to be the fair market value of the shares as of the last day before the merger was first announced. The statement of fair market value by the shareholder will constitute an offer by the shareholder to sell the shares to GigaPixel at the specified price. The written demand must be received by GigaPixel within 30 days after the date on which the notice of the approval of the merger by GigaPixel's shareholders is mailed to the shareholder. If the shareholder's demand is not received by GigaPixel within this 30-day period, then the shareholder will forfeit his, her or its appraisal rights; and

     - The shareholder must also submit to GigaPixel, within 30 days after the date on which the notice of approval of the merger by GigaPixel's shareholders is mailed to the shareholder, at GigaPixel's principal office or the office of its transfer agent, the certificates representing any shares of GigaPixel stock with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are dissenting shares.

     Written demands, notices or other communications concerning the exercise of dissenters' rights should be addressed to:

    GigaPixel Corporation
    2350 Mission College Boulevard, Suite 800
    Santa Clara, California 95054
    Attn: George T. Haber, CEO

     Under California law, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder's dissenting shares in cash unless GigaPixel consents.

     If the shareholder and GigaPixel agree that the shares of GigaPixel stock as to which the shareholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under California law from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between GigaPixel and any dissenting shareholder must be filed with the secretary of GigaPixel.

     However, if GigaPixel denies that the shareholder's shares qualify as dissenting shares eligible for purchase under Chapter 13, or GigaPixel and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which GigaPixel mailed to the shareholder the notice of approval of the merger by GigaPixel's shareholders, but not thereafter, file a complaint in the California Superior Court requesting the Court to determine whether the shareholder's shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of appraisal rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

     If the Court is requested to determine the fair market value of the shares, it shall appoint one or more impartial appraisers to determine the fair market value of the shares. However, if the appraisers cannot determine the fair market value within ten days of their appointment or within a longer time determined by the Court, then the Court will determine the fair market value. If the Court determines that the shareholder's shares qualify as dissenting shares, then following determination of their fair market value GigaPixel will be obligated to pay the dissenting shareholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered.

Payment on this judgment will be due upon the endorsement and delivery to GigaPixel of the certificates for the shares as to which the appraisal rights are being exercised.

     The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among GigaPixel and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by GigaPixel, then GigaPixel shall pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by GigaPixel for the shares in the notice of approval of the merger by GigaPixel's shareholders, then the Court may in its discretion include attorneys' fees, fees of expert witnesses and interest in the costs payable by GigaPixel.

     Exercise of Appraisal Rights -- Written Demands

     Whether submitting a written demand for appraisal under Delaware or California law, a written demand for appraisal must reasonably inform GigaPixel of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder's shares. A demand for appraisal should be executed by or for the GigaPixel shareholder of record, fully and correctly, as that shareholder's name appears on the shareholder's stock certificate. If GigaPixel common stock or GigaPixel preferred stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If GigaPixel common stock or GigaPixel preferred stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

     As noted above there are several differences between the laws of Delaware and California with respect to dissenting shareholders' appraisal rights. If GigaPixel receives a written demand for appraisal it will treat the demand as valid if GigaPixel determines that the demand is in compliance with the requirements of either Section 262 or Chapter 13.

     Shareholders of GigaPixel considering whether to seek appraisal should bear in mind that the fair value of their GigaPixel common stock and GigaPixel preferred stock determined under Section 262 or Chapter 13 could be more than, the same as, or less than the value of the right to receive shares of 3dfx common stock in the merger. Also, GigaPixel reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the GigaPixel common stock and GigaPixel preferred stock is less than the value of the shares of 3dfx common stock to be issued in the merger.

     The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. GigaPixel shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law.

     Any shareholder who fails to comply with the requirements of Section 262 of the Delaware General Corporation Law or Chapter 13 of the California General Corporation Law will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights and will receive shares of 3dfx common stock.

           UNAUDITED PRO FORMA FINANCIAL STATEMENTS AND RELATED NOTES

     The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had 3dfx and GigaPixel been a combined company during the specified periods. The pro forma combined financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of 3dfx and GigaPixel, including the related notes, incorporated by reference or contained elsewhere in this proxy statement/prospectus/information statement.

     The following pro forma combined financial statements give effect to the proposed merger of 3dfx and GigaPixel using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical financial statements and the related notes of 3dfx and GigaPixel. The pro forma adjustments are preliminary and based on management's estimates and a preliminary, third-party valuation of the intangible assets acquired.

     Based on the timing of the closing of the transaction, the finalization of the third-party valuation, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see note 2 to the pro forma financial statements).

     The following pro forma combined statement of operations data assume both the STB and GigaPixel mergers took place as of February 1, 1999 and combines 3dfx's statement of operations data for the year ended January 31, 2000, STB's statement of operations data for the year ended January 31, 2000, and GigaPixel's statement of operations data for the year ended December 31, 1999.

     The pro forma balance sheet data assume the mergers took place as of January 31, 2000 and combines 3dfx's January 31, 2000 consolidated balance sheet data and GigaPixel's December 31, 1999 balance sheet data.

                               3DFX AND GIGAPIXEL

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                                                3DFX         GIGAPIXEL
                                             JANUARY 31,    DECEMBER 31,     PRO FORMA     PRO FORMA
                                                2000            1999        ADJUSTMENTS    COMBINED
                                             -----------    ------------    -----------    ---------
Current Assets:
  Cash and cash equivalents................   $ 41,818        $  2,404       $     --      $  44,222
  Short term investments...................     24,012              --             --         24,012
  Accounts receivable......................     66,160             850             --         67,010
  Inventories..............................     45,065              --             --         45,065
  Other current assets.....................     28,407             155             --         28,562
                                              --------        --------                     ---------
     Total current assets..................    205,462           3,409             --        208,871
Property & equipment.......................     40,269           1,288             --         41,557
Intangibles................................     12,942              --          2,400(c)      15,342
Goodwill...................................     32,709              --        108,144(c)     140,853
Other assets...............................      4,729              --             --          4,729
                                              --------        --------       --------      ---------
     Total assets..........................   $296,111        $  4,697        110,544      $ 411,352
                                              ========        ========       ========      =========
Current Liabilities:
  Accounts payable.........................     60,879             117          7,000(d)      67,996
  Accrued liabilities......................     20,385             217             --         20,602
  Short term debt..........................     25,000              --             --         25,000
  Current portion of capital lease
     obligations...........................        732              --             --            732
                                              --------        --------       --------      ---------
     Total current liabilities.............    106,996             334          7,000        114,330
Other long-term liabilities................      1,881              --            960(e)       2,841
                                              --------        --------       --------      ---------
     Total liabilities.....................    108,877             334          7,960        117,171
                                              --------        --------       --------      ---------
Mandatorily redeemable convertible
  preferred
  stock....................................         --          12,905        (12,760)           145
                                              --------        --------       --------      ---------
Stockholders' Equity:
  Common stock and additional paid-in
     capital...............................    251,883           9,336        178,766(a)     439,614
  Warrants.................................        242              --             --            242
  Deferred compensation....................       (172)         (7,736)         7,736(a)        (172)
  Unrealized gain on equity securities.....      1,844              --             --          1,844
  Retained earnings........................    (66,563)        (10,142)       (71,158)(b)   (147,492)
                                              --------        --------       --------      ---------
     Total stockholders' equity............    187,234          (8,542)       115,344        294,036
                                              --------        --------       --------      ---------
     Total liabilities and stockholders'
       equity..............................   $296,111        $  4,697       $110,544      $ 411,352
                                              ========        ========       ========      =========

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                   STATEMENTS

                               3DFX AND GIGAPIXEL

            PRO FORMA COMBINED AND CONDENSED STATEMENT OF OPERATIONS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                3DFX                                                      GIGAPIXEL
                                YEAR             STB                                         YEAR
                                ENDED      FEB. 1, 1999 TO                                  ENDED
                             JANUARY 31,       MAY 13,        PRO FORMA     PRO FORMA    DECEMBER 31,    PRO FORMA    PRO FORMA
                                2000           1999(F)       ADJUSTMENTS   COMBINED(F)       1999       ADJUSTMENTS   COMBINED
                             -----------   ---------------   -----------   -----------   ------------   -----------   ---------
Revenues...................   $360,523        $102,672        $(21,883)     $441,312       $ 1,780       $     --     $ 443,092
Cost and expenses
  Cost of revenues.........    287,872          79,878         (19,172)      348,578            --             --       348,578
  Research and
     development...........     66,062           3,504              --        69,566         7,373             --        76,939
  Marketing, general &
     administrative........     63,468          31,942              --        95,410         1,304             --        96,714
  Restructuring costs......      4,382              --              --         4,382            --             --         4,382
  In process R & D.........      4,302              --              --         4,302            --             --         4,302
  Amortization of goodwill
     and intangibles.......     10,228              --           4,280        14,508            --         21,917(c)     36,425
                              --------        --------        --------      --------       -------       --------     ---------
     Total operating
       expenses............    436,314         115,324         (14,892)      536,746         8,677         21,917      (567,340)
Operating income (loss)....    (75,791)        (12,652)         (6,991)      (95,434)       (6,897)       (21,917)     (124,248)
Interest and other
  income...................      2,180            (112)             --         2,068           121             --         2,189
                              --------        --------        --------      --------       -------       --------     ---------
Income (loss) before income
  taxes....................    (73,611)        (12,764)         (6,991)      (93,366)       (6,776)       (21,917)     (122,059)
Provision (benefit) for
  income taxes.............    (10,324)           (750)         (1,231)      (12,305)           --            192(e)    (12,113)
                              --------        --------        --------      --------       -------       --------     ---------
Net income (loss)..........   $(63,287)       $(12,014)       $ (5,760)     $(81,061)      $(6,776)      $(22,109)    $(109,946)
                              ========        ========        ========      ========       =======       ========     =========
Net income (loss) per share
  Basic....................   $  (2.81)       $  (0.95)             --      $  (3.39)          N/A             --     $   (3.13)
  Diluted..................   $  (2.81)       $  (0.95)             --      $  (3.39)          N/A             --     $   (3.13)
Common and common stock
  equivalent shares used in
  per share calculation
  Basic....................     22,536          12,612              --        23,933           N/A             --        35,140
  Diluted..................     22,536          12,612              --        23,933           N/A             --        35,140

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                                   STATEMENTS

                               3DFX AND GIGAPIXEL

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The pro forma combined statement of operations data assume both the STB and GigaPixel mergers took place as of February 1, 1999 and combines 3dfx's statement of operations data for the year ended January 31, 2000, STB's statement of operations data for the year ended January 31, 2000, and GigaPixel's statement of operations data for the year ended December 31, 1999.

     The pro forma balance sheet data assume the mergers took place as of January 31, 2000 and combines 3dfx's January 31, 2000 consolidated balance sheet data and GigaPixel's December 31, 1999 balance sheet data.

     On a combined basis, there were no material transactions between 3dfx and GigaPixel during the periods presented.

     There are no material differences between the accounting policies of 3dfx and GigaPixel.

     The pro forma combined provision for income taxes may not represent the amounts that would have resulted had 3dfx and GigaPixel filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma adjustments are preliminary and based on 3dfx management's estimates and a preliminary, third-party valuation of the intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans, which may include employee separations and facility consolidation.

     The purchase price of $194.5 million includes $178.1 million of stock to be issued at fair value (fair value being determined as the average price of the 3dfx stock for a period of five days before and after the announcement of the merger), $9.4 million in GigaPixel stock option costs and $7 million in estimated expenses of the transaction. The purchase price was allocated on a pro forma basis: $3.6 million to the estimated fair value of GigaPixel net tangible assets purchased (as of June 5, 2000), $81.3 million to purchased in-process research and development, $2.4 million to assembled workforce, ($0.9 million) to deferred tax liabilities, and $108.1 million to goodwill. The allocation of the purchase price to intangibles was based upon a preliminary independent, third party appraisal and management's estimates and is subject to change upon the finalization of the appraisals.

     The value assigned to purchased in-process research and development (IPR&D) was determined by identifying research projects in areas for which technological feasibility had not been established. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

     Net cash flows. The net cash flows from the identified projects are based on our estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, royalty costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

     The estimated revenues are based on management projections of each in-process project and the business projections were compared and found to be in line with industry analysts' forecasts of growth in substantially all of the relevant markets. Estimated total revenues from the IPR&D product areas are expected to peak in the year ending January 31, 2005 and decline from 2006 into 2007 as other new products are expected to become available.

     These projections are based on management estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by GigaPixel and their competitors.

     Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 28%. The discount rate used in discounting the net cash flows from IPR&D is 30%, a 200 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

     Percentage of completion. The percentage of completion for GigaPixel technology was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion related to GigaPixel technology was 72%.

     If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

     Based on the timing of the closing of the transaction, the results of the appraisal, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

          (a) Adjustments to record the components of the purchase price -- $178.1 million in 3dfx common stock and $9.4 million in 3dfx common stock options. The 3dfx common stock will be issued in exchange for outstanding shares of GigaPixel common stock. 3dfx common stock options, with adjusted exercise prices of $0.17 per share, will be issued in exchange for GigaPixel options at the conversion ratio of 0.70 options to purchase 3dfx common stock for each option to purchase GigaPixel common stock. The value of the 3dfx common stock issued is based on the average price of the 3dfx stock for a period of five days before and after the announcement of the merger ($11.95). The value of the 3dfx common stock options is based on the estimated fair market value of these options as of the date of the merger agreement determined using the Black-Scholes option pricing model, with a 70% volatility, a three-year estimated life, a 0% dividend yield and a risk-free rate of 5.7%.

          Adjustment also reflects the elimination of GigaPixel shareholders' equity. In connection with the merger agreement, the mandatorily redeemable convertible preferred stock will convert into 3dfx common stock at the same conversion ratio of 0.70.

          (b) Estimated valuation of tangible and intangible assets, including purchased in-process technology, resulting from the preliminary allocation of the purchase price. Valuation of the tangible and intangible assets acquired is being conducted by an independent third-party appraisal company and is expected to be completed at closing.

          3dfx's management estimates that $81.3 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the merger. This amount has been reflected as a reduction to shareholders' equity and has not been included in the pro forma combined statement of income due to its non-recurring nature.

          The value assigned to purchased in-process technology will be modified upon completion of the independent appraisal. The valuation methodology will incorporate a "percentage of completion" approach.

          (c) Intangible assets of $2.4 million are comprised of assembled workforce which have an estimated useful life of five years. Goodwill of $108.1 million will have an estimated useful life of five years.

          The estimated annual amortization charge to income related to intangible assets and goodwill acquired approximates $21.9 million. This charge is reflected in the pro forma combined statement of income.

          (d) Adjustment to reflect estimated merger-related expenses. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and statement of operations as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair value.

          (e) Adjustment reflects the recording of deferred tax liabilities associated with non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using statutory tax rates of 40%.

          (f) Represents results of STB's operations for the period from February 1, 1999 to May 13, 1999 prior to the acquisition by 3dfx, and adjustments for intercompany activity and additional amortization of intangibles.

NOTE 3. PRO FORMA EARNINGS PER COMMON SHARE

     Basic and diluted pro forma earnings per common share was calculated based on the conversion of 8.1 million shares of GigaPixel common stock outstanding at December 31, 1999 into 5.7 million shares of 3dfx common stock.

                                 3DFX BUSINESS

     The information contained in the section entitled "Item 1. Business" of 3dfx's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 is incorporated into this proxy statement/ prospectus/information statement by reference.

                   3DFX MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information contained in the section entitled "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations (other than the information contained under the subheading "Investment Risks," which is superseded by the information contained under "Risk Factors" in this document)" of 3dfx's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended January 31, 2000 is incorporated into this proxy statement/prospectus/information statement by reference.

                      3DFX MANAGEMENT FOLLOWING THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

     At the 3dfx annual meeting, each of the current 3dfx directors other than Anthony Sun is being nominated to serve until the next annual meeting of shareholders and until his successor has been elected and has qualified, or until the director's earlier death, resignation or removal. Mr. Sun has declined to stand for re-election to the 3dfx board of directors, and as a result his term will expire simultaneous with the 3dfx annual meeting. The 3dfx board of directors recently took action, effective as of the 3dfx annual meeting, to amend the 3dfx bylaws to set the exact number of directors at five. As indicated further below, following completion of the merger, the 3dfx board of directors intends to expand the size of the board and to nominate and appoint George T. Haber and Andrei M. Manoliu to serve as members of the 3dfx board of directors.

     Set forth below is some information about the current executive officers and directors of 3dfx.

NAME                              AGE                             POSITION
----                              ---    ----------------------------------------------------------
Alex Leupp.....................   60     President, Chief Executive Officer and Director
Scott D. Sellers...............   31     Executive Vice President, Chief Technical Officer and
                                         Director
Randall D. Eisenbach...........   49     Senior Vice President of Operations
Richard Burns..................   45     Senior Vice President of Worldwide Sales
Stephen A. Lapinski............   49     Senior Vice President of Marketing
David Zacarias.................   50     Vice President, Administration and Chief Financial Officer
Gordon A. Campbell.............   55     Chairman of the Board of Directors
James L. Hopkins...............   55     Director
James Whims....................   45     Director

     ALEX LEUPP has served as President and Chief Executive Officer of 3dfx since December 1999 and has served as a director of 3dfx since October 1998. From December 1998 until November 1999, Mr. Leupp was President and Chief Executive Officer of Chip Express Corporation, a semiconductor company. Mr. Leupp spent 12 years with Siemens Microelectronics, Inc, a semiconductor company, where his most recent position was President and Chief Executive Officer.

     SCOTT D. SELLERS has served as Chief Technical Officer of 3dfx since May 1999. Between August 1998 and May 1999, Mr. Sellers served as Senior Vice President, Product Development for 3dfx. Mr. Sellers co-founded 3dfx in August 1994 and served as Vice President, Research and Development from January 1995 to August 1998. He has also served as a director of 3dfx since March 1995. Mr. Sellers was Principal Engineer at MediaVision Technology, Inc., a multimedia computer products company, from June 1993 to June 1994.

     RANDALL D. EISENBACH has served as Senior Vice President of Operations since September 1999, and as Vice President of Texas Operations from May 1999 to September 1999. Prior to joining 3dfx, Mr. Eisenbach served as Executive Vice President and Chief Operating Officer of STB Systems, Inc. Mr. Eisenbach held various positions with STB including Director of Operations and Director of Manufacturing.

     RICHARD BURNS has served as Senior Vice President of Worldwide Sales since January 2000. Between March 1999 and January 2000, Mr. Burns served as Vice President -- Retail Channel Sales. Prior to joining 3dfx, Mr. Burns was a consultant for Disney Interactive from August 1998 to March 1999 and Executive Vice President, North America Publishing for GT Interactive Software, a PC/Videogame software publisher, from December 1995 to May 1998.

     STEPHEN A. LAPINSKI has served as Senior Vice President of Marketing since May 2000. Prior to joining 3dfx, Mr. Lapinski was the Senior Director of Product Marketing for the computational products division at Advanced Micro Devices from November 1998 to May 2000 and Vice President of World Wide Corporate Marketing and Business Development at S3 Inc., a graphics company, from April 1997 to November 1998. In addition he was a General Manager at Cyrix Corporation, where he was responsible for manufacturing, engineering, marketing, technical support and sales of personal computers and upgrade microprocessors from 1992 to 1997.

     DAVID ZACARIAS has served as Chief Financial Officer and Vice President, Administration of 3dfx since February 1998. Prior to joining 3dfx, Mr. Zacarias served as Chief Financial Officer from February 1993 to January 1998 and as Chief Operating Officer from July 1995 to January 1998 of OPTi Inc., a fabless semiconductor company.

     GORDON A. CAMPBELL has served as the Chairman of the Board of Directors of 3dfx since August 1994 when he co-founded 3dfx. Mr. Campbell also served as President and Chief Executive Officer of 3dfx from January 1995 to December 1996. Prior to joining 3dfx, Mr. Campbell founded Techfarm, Inc., a venture capital investment firm, and has served as President since September 1993. In 1985, Mr. Campbell founded Chips and Technologies, Inc. or CHIPS, a semiconductor and related device company, and served as Chairman, Chief Executive Officer and President of CHIPS until July 1993. Mr. Campbell founded SEEQ Technology, Inc. or SEEQ, a semiconductor and related device company, in 1981. He served as President and Chief Executive Officer of SEEQ from 1981 to 1985. Mr. Campbell currently serves as a director of Palm, Inc. and Bell Microproducts, Inc., is the Chairman of the Board of Cobalt Networks, Inc. and is the managing partner of TechFund Capital, a venture capital fund, since August 1997.

     JAMES L. HOPKINS has served as a director of 3dfx since 3dfx's merger with STB in May 1999. Mr. Hopkins is a Managing Director of Hoak Breedlove Wesneski & Co., an investment banking firm. Mr. Hopkins served as an officer of 3dfx from May 1999 (upon completion of the 3dfx/STB merger) to September 1999. Prior to the 3dfx/STB merger, Mr. Hopkins was the Chief Financial Officer and Vice President of Strategic Marketing for STB and served in these capacities since December 1994. Mr. Hopkins' responsibilities in these positions included directing European sales and marketing, managing specialized technology products and planning financial strategy.

     JAMES WHIMS has served as a director of 3dfx since November 1996. Mr. Whims has been a Partner at Techfarm since November 1996. From November 1994 until July 1996, Mr. Whims was the Executive Vice President of Sony Computer Entertainment, a video game hardware and software company. From 1990 until July 1994, Mr. Whims was Executive Vice President of the Consumer Division of The Software Toolworks, Inc., a diversified software company. From 1985 to 1988, Mr. Whims served as Vice President of Sales of Worlds of Wonder, Inc., a toy products company, which he co-founded.

     In addition, following completion of the merger, 3dfx intends to take all actions necessary to nominate and appoint George T. Haber and Andrei M. Manoliu to serve as members of the 3dfx board of directors, and Philip J. Carmack will serve as Senior Vice President of Engineering of 3dfx. Information with respect to these individuals is set forth below.

     GEORGE T. HABER has been the President, Chief Executive Officer, Chief Financial Officer and member of the board of directors of GigaPixel since he co-founded the company in July of 1997. Mr. Haber was previously Executive Vice President of Zoran Corporation, and Mr. Haber currently remains on the board of directors of Zoran Corporation. From December 1996 to August 1997, Mr. Haber was the President, Chief Executive Officer, and co-founder of CompCore Multimedia, Inc., a multimedia hardware and software company. CompuCore Multimedia became a wholly-owned subsidiary of Zoran as a result of an acquisition completed in December 1996.

     ANDREI M. MANOLIU, PH.D. has been the Managing Director of GrowthPlans LLC, a business and financial consulting firm for emerging growth companies, since April 2000. From 1982 to March 2000, Dr. Manoliu was associated with Cooley Godward LLP, most recently as senior partner. Dr. Manoliu studied Physics at the University of Bucharest, Romania, obtained a Ph.D. in Solid State Physics from the University of California, Berkeley and a J.D. from Stanford Law School. Dr. Manoliu serves as a director of Be Incorporated, a software company.

     PHILIP J. CARMACK has been the Chief Operating Officer of GigaPixel Corporation since March 2000, and prior to his appointment to this position he has served as Executive Vice President since November of 1999. From August 1998 to November 1999, Mr. Carmack was President, Chief Executive Officer and Chairman of the Board of Raydiant, Inc., a design graphics and multimedia company. From December 1995 to June 1997, Mr. Carmack was a director of Hardware Engineering, and subsequently the Vice President of Hardware Engineering at 3dfx until August 1998. From September 1994 through December 1995, Mr. Carmack was a hardware engineering director at The 3DO Company, a 3D graphics hardware and software company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires 3dfx's officers and directors, and persons who own more than ten percent of a registered class of 3dfx's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission or SEC and the National Association of Securities Dealers, Inc. These officers, directors and 10% shareholders are also required by SEC rules to furnish 3dfx with copies of these filings. Based solely on its review of the copies of these filings received by 3dfx, or written representations from some reporting persons that no Forms 5 were required for such persons, 3dfx believes that its officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements applicable to them in fiscal 2000, except that Alex Leupp, Anthony Sun, James Whims, Gordon A. Campbell, Philip Young, Gary Tarolli, Scott D. Sellers and Richard Burns will each file a Form 5 late.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 2000 were Alex Leupp and James Whims. No executive officer of 3dfx serves as a member of the board of directors or Compensation Committee of any entity which has one or more executive officers serving as a member of 3dfx's board of directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Members of 3dfx's board of directors do not receive compensation for their services as directors. 3dfx's 1997 Director Option Plan provides that options shall be granted to non-employee directors of 3dfx pursuant to an automatic nondiscretionary grant mechanism. The exercise price of the options is 100% of the fair market value of the common stock on the grant date. The Director Plan provides for an initial grant of options to purchase 12,500 shares of common stock to each new non-employee director of 3dfx who is neither affiliated with nor nominated by a shareholder that owns 1% or more of the outstanding capital stock of 3dfx on the later of the effective date of the Director Plan or the date he first becomes a director. In addition, each non-employee director will automatically be granted an additional option to purchase 5,000 shares of common stock at the next meeting of the board of directors following the annual meeting of shareholders if on such date, such director has served on the board of directors for at least six months; provided, however, if such director is elected as Chairman of the Board of Directors, such option grant shall be 10,000 shares. In addition to these grants, each director shall automatically be granted an option to purchase 1,000 shares at the next meeting of the board of directors following the annual meeting of shareholders if such director serves on either the Audit Committee or Compensation Committee of the Board of Directors. If such director serves on both such Committees, this grant shall be 2,000 shares. The options granted to the directors have different vesting periods: 12,500 share options granted to a director vest at a rate of 1/48th of the shares subject to the option per month following the date of grant; 5,000 or 10,000 share options granted to a director vest at a rate of 1/12th of the shares subject to the option per month following the date of grant; and 1,000 share options granted to a director vest at a rate of 1/12th of the shares subject to the option per month following the date of grant.

     Pursuant to such automatic grant mechanism, in fiscal 2000, directors received the following grants:

NAME                                                            SHARES    EXERCISE PRICE
----                                                            ------    --------------
Alex Leupp..................................................     6,000        $8.50
Anthony Sun.................................................     6,000        $8.50
James Whims.................................................     6,000        $8.50
Gordon A. Campbell..........................................    10,000        $8.50
Philip Young................................................     6,000        $8.50

     As of January 31, 2000, no shares of common stock had been issued upon the exercise of options granted under the Director Plan, options to purchase 105,500 shares of common stock were outstanding and 44,500 shares remain available for future option grants under the Director Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth for the years ended December 31, 1997, December 31, 1998 and January 31, 2000 the compensation earned by (a) each person that served as 3dfx's Chief Executive Officer during the fiscal year ended January 31, 2000, (b) each of the other top four executive officers whose salary and bonus for the fiscal year ended January 31, 2000 was in excess of $100,000 for services rendered in all capacities to 3dfx for that year and (c) the individual for whom disclosure would have been provided pursuant to clause
(b) but for the fact that the individual was not serving as an executive officer of 3dfx on January 31, 2000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                      ANNUAL COMPENSATION               --------------
                                          -------------------------------------------     SECURITIES
                                 FISCAL                                OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)(1)   BONUS ($)   COMPENSATION(2)   OPTIONS (#)(3)   COMPENSATION ($)
---------------------------      ------   -------------   ---------   ---------------   --------------   ----------------
L. Gregory Ballard(4)..........   2000      $276,097       $63,000        $ 7,500           90,000           $504,000(5)
Former President, Chief           1998       251,923        52,000             --               --                 --
  Executive
Officer and Director              1997       210,167         6,200             --           18,750                 --

Alex Leupp(6)..................   2000      $ 44,711       $50,000        $   750          806,000(6)              --
President, Chief Executive        1998            --            --             --           13,500(7)              --
  Officer
and Director                      1997            --            --             --               --                 --

David Zacarias.................   2000      $224,384       $28,667             --           25,000                 --
Vice President, Administration    1998       190,192        26,545             --          200,000(8)              --
  and
Chief Financial Officer           1997            --            --             --               --                 --

Scott D. Sellers...............   2000      $209,230       $26,667             --          270,000                 --
Executive Vice President, Chief   1998       177,121        25,500             --           68,750                 --
Technical Officer and Director    1997       149,079         4,665             --          100,000(9)              --

Richard Burns(10)..............   2000      $148,077       $25,000        $56,630(11)       70,000(12)             --
Senior Vice President of          1998            --            --             --               --                 --
Worldwide Sales                   1997            --            --             --               --                 --

Janet Leising(13)..............   2000      $208,159       $61,667             --           70,000                 --
Former Senior Vice President      1998       174,591        40,825             --           50,000(9)              --
of Business Development           1997       143,236         5,000             --           32,500                 --

---------------

 (1) The salaries for the month ended January 31, 1999 for Messrs. Ballard, Zacarias and Sellers and Ms. Leising were $26,981, $16,538, $15,385 and $15,000, respectively.

 (2) Represents car allowances, except where otherwise indicated.

 (3) Except as otherwise indicated, these shares are subject to exercise under stock options granted under 3dfx's 1995 Employee Stock Option Plan.

 (4) Mr. Ballard resigned as the President and Chief Executive Officer, and as a director of 3dfx in October 1999.

 (5) In connection with 3dfx's severance arrangement with Mr. Ballard, 3dfx paid to Mr. Ballard a lump sum severance amount of $504,000 plus other benefits.

 (6) Mr. Leupp became the President and Chief Executive Officer of 3dfx in December 1999. Prior to that time he served as an independent director of 3dfx. Included within the number of options granted to Mr. Leupp as indicated in the table above in fiscal 2000 are 6,000 options granted to him in his capacity as a director of 3dfx under the Director Plan.

 (7) The options were granted to Mr. Leupp under the Director Plan.

 (8) These shares are subject to exercise under stock options granted under 3dfx's 1997 Supplementary Stock Option Plan, and constitutes a net option to purchase 100,000 shares of 3dfx common stock granted to Mr. Zacarias in connection with 3dfx's fiscal 1998 option repricing program in exchange for options that had a higher exercise price.

 (9) Constitutes a net option to purchase an aggregate of 50,000 shares of common stock granted to Mr. Sellers. Ms. Leising holds an aggregate of 30,000 options, of which 20,000 net options were granted to Ms. Leising in connection with 3dfx's option repricing program implemented in fiscal 1998 in exchange for options that had a higher exercise price.

(10) Mr. Burns joined 3dfx in March 1999.

(11) Represents commission paid to Mr. Burns in fiscal 2000.

(12) Includes 17,000 options granted under 3dfx's 1995 Employee Stock Option Plan and 53,000 options granted under 3dfx's 1997 Employee Stock Purchase Plan.

(13) Ms. Leising resigned in February 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options awarded to each of the Named Executive Officers during the year ended January 31, 2000. Except as otherwise noted, all such options were awarded under 3dfx's 1995 Employee Stock Option Plan.

                                            INDIVIDUAL GRANTS
                       -----------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF        PERCENT OF                                    ASSUMED ANNUAL RATES OF
                         SECURITIES       TOTAL OPTIONS                                STOCK PRICE APPRECIATION FOR
                         UNDERLYING        GRANTED TO      EXERCISE                           OPTION TERM(1)
                       OPTIONS GRANTED    EMPLOYEES IN     PRICE PER    EXPIRATION    ------------------------------
NAME                       (2)(3)          FISCAL 2000       SHARE         DATE            5%               10%
----                   ---------------    -------------    ---------    ----------    -------------    -------------
L. Gregory Ballard...       45,000               2%         $11.38        2/12/09      $  110,475       $  237,375
                            45,000                          $17.00        5/14/09         164,700          355,050
Alex Leupp...........      800,000(4)           17%         $ 8.88       11/30/09       1,552,000        3,292,000
                             6,000(5)                       $ 8.50        1/31/10           4,920            6,780
David Zacarias.......       12,500               --         $11.38        2/12/09          30,688           65,938
                            12,500                          $17.00        5/14/09          45,750           98,625
Scott D. Sellers.....       35,000               6%         $11.38        2/12/09          85,925          184,625
                            35,000                          $17.00        5/14/09         128,100          276,150
                           200,000                          $8.875       11/30/09         408,000          823,000
Richard Burns........       70,000(6)          1.5%         $13.25         4/1/09         200,200          430,500
Janet Leising........       35,000             1.5%         $11.38        2/12/09          85,925          184,625
                            35,000                          $17.00        5/14/09         128,100          276,150

---------------

(1) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the exercise price per share are mandated by the rules of the SEC and do not represent 3dfx's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial gains, if any, on stock option exercises are dependent on the future financial performance of 3dfx, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the fair market value of 3dfx common stock from the date of grant to the date of this proxy statement/prospectus/information statement, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2) Except as otherwise indicated, options become exercisable as to 25% of the option shares on the first anniversary of the date of grant and as to 1/48 of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the initial vesting date.

(3) Options were granted at an exercise price equal to the fair market value of 3dfx's common stock on the date of grant. The exercise price may be paid in cash, check, promissory note, delivery of already-owned shares of 3dfx's common stock subject to some conditions, authorization to 3dfx to retain from the total number of shares for which the option is exercised that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the option is exercised, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to 3dfx the amount of sale or loan proceeds required to pay the exercise price, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law.

(4) These shares are subject to exercise under stock options granted under 3dfx's 1999 Supplementary Stock Plan.

(5) These shares are subject to exercise under stock options granted under the Director Plan. The shares vest at the rate of 1/12 per month.

(6) Includes 17,000 options granted under 3dfx's 1995 Employee Stock Option Plan and 53,000 options granted under 3dfx's 1997 Employee Stock Purchase Plan.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth some information regarding exercises of stock options by the Named Executive Officers during the year ended January 31, 2000 and the stock options held as of January 31, 2000 by the Named Executive Officers.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           SHARES                   OPTIONS AT JANUARY 31, 2000        JANUARY 31, 2000
                         ACQUIRED ON     VALUE                (#)(1)                        ($)(2)
                          EXERCISE      REALIZED    ---------------------------   ---------------------------
NAMES                        (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----                    -----------   ----------   -----------   -------------   -----------   -------------
L. Gregory Ballard.....    209,150     $1,967,304         --              --            --              --
Alex Leupp.............         --             --      7,906         811,594            --              --
David Zacarias.........         --             --     47,917          77,083            --              --
Scott D. Sellers.......         --             --     61,719         302,031       176,313          25,187
Richard Burns..........         --             --         --          70,000(3)         --              --
Janet Leising..........     25,276        239,815     17,709          99,348            --              --

---------------

(1) Options granted under 3dfx's 1995 Employee Stock Option Plan may be exercised by the holder thereof prior to vesting with the shares purchased thereby subject to repurchase by 3dfx until fully vested. The table presents options as exercisable according to the vesting schedule of the option.

(2) Based upon the last sale price of 3dfx's common stock on January 31, 2000, $8.50 per share, minus the exercise price.

(3) Only 17,000 of Mr. Burns' options were granted under the 1995 Employee Stock Option Plan. The remaining options were granted under the 1997 Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to a letter agreement entered into with Scott Sellers, in the event there is a change of control of 3dfx and such executive is terminated other than for cause within one year following the effective date of such change of control, 25% of Mr. Sellers' stock subject to 3dfx's repurchase option under a restricted stock purchase agreement shall be released from this repurchase option (or all of such stock if less than 25% of Mr. Sellers' stock remains subject to 3dfx's repurchase option). For purposes of this letter agreement a "change of control" means the (i) the sale of all or substantially all of 3dfx's assets, or (ii) a consolidation or merger of 3dfx with or into any other corporation (other than a wholly-owned subsidiary of 3dfx) or engagement in a transaction or series of transactions in which more than 50% of the voting power of 3dfx is disposed. Termination other than for cause includes constructive termination resulting from (i) the reduction of such employee's rate of compensation, (ii) the reduction of such employee's scope of engagement or (iii) the requirement that such employee provide services at a location more than 50 miles from the employee's office location as of the date of the letter agreement.

     Mr. Ballard was a party to a letter agreement with 3dfx similar to that described above for Mr. Sellers. Mr. Ballard's employment with 3dfx terminated effective October 31, 1999 and at that time Mr. Ballard and 3dfx entered into an agreement that provided for the payment to Mr. Ballard of a lump sum severance amount of $504,000, the payment of certain COBRA costs, one year accelerated vesting on options held by Mr. Ballard and the release of all claims between 3dfx and Mr. Ballard.

     Mr. Ogle resigned as an officer, director and employee of 3dfx effective January 31, 2000. The terms of his severance arrangement with 3dfx are still under discussion.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     3dfx has adopted provisions in its articles of incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to 3dfx for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. 3dfx's bylaws provide that 3dfx shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. 3dfx has entered into indemnification agreements with its officers and directors containing provisions which may require 3dfx, among other things, to indemnify the officers and directors against some liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of 3dfx in which indemnification would be required or permitted. 3dfx is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Techfarm provides management services to 3dfx for which 3dfx pays a fee of $5,000 per month. Gordon Campbell, the Chairman of the Board of Directors of 3dfx, and James Whims, a director of 3dfx, are each officers of Techfarm. 3dfx made total payments to Techfarm for such management services during fiscal years 2000, 1998 and 1997 of $55,000, $60,000 and $60,000, respectively. In addition,
Mr. Whims provides consulting services to 3dfx for which 3dfx pays a fee of $5,000 per month. 3dfx made total payments to Mr. Whims in fiscal years 2000, 1998 and 1997 of $45,000, $60,000 and $45,000, respectively.

     3dfx has an agreement with Quantum3D, a supplier of advanced graphics subsystems based on 3dfx's technology, pursuant to which 3dfx will supply graphic boards and components to Quantum3D. Gordon Campbell, Chairman of the Board of Directors of 3dfx, is a Director, significant investor in and shareholder of Quantum3D. Sales to Quantum3D during fiscal years 2000, 1998 and 1997 were $1.6 million, $670,000 and $949,000, respectively. As of January 31, 2000, 3dfx had an outstanding trade receivable from Quantum3D of approximately $360,000.

     In April 1999, 3dfx invested an amount of $3.1 million in exchange for a minority interest in Quantum 3D in the form of convertible preferred shares in connection with Quantum 3D's private round of financing. These terms and pricing of these shares were equivalent to other unaffiliated third participants in the financing round.

     In connection with the termination of Gary Martin's employment with 3dfx, 3dfx and Mr. Martin, who was Chief Financial Officer and Vice President, Administration until January 31, 1998, entered into a Separation Agreement pursuant to which Mr. Martin will remain a temporary employee through August 1, 2000. In addition, all options granted to Mr. Martin pursuant to 3dfx's stock plans will continue to vest through August 1, 2000. In the event of a Change of Control, 3dfx will (i) waive its right to repurchase any unvested shares of common stock owned by Mr. Martin and (ii) accelerate the vesting of all unvested stock options granted to Mr. Martin pursuant to 3dfx's stock plans. For purposes of the separation agreement, a "Change of Control" occurs, subject to some conditions and exceptions, upon (i) the acquisition, directly or indirectly, by any person (other than existing beneficial owners) of securities of 3dfx representing 50% or more of the total voting power represented by 3dfx's then outstanding voting securities; (ii) the merger or consolidation of 3dfx with another corporation in which the voting securities of 3dfx outstanding immediately prior to such merger or consolidation ceased to represent at least 50% of the voting power represented by the voting securities of 3dfx thereafter, or (iii) the liquidation of 3dfx or the sale or disposition of all or substantially all of 3dfx's assets.

     3dfx loaned $100,000 to Janet Leising during fiscal 2000. This loan is expected to be repaid in the near future.

     In March 2000, 3dfx sold the Specialized Technology Group (STG), a business unit that provides digital video products, multi-output MPEG decoder cards and multi-monitor display adapters to a company of which Vanessa Ogle is President. Ms. Ogle is a former employee of 3dfx and is the daughter of William E. Ogle. Mr. Ogle served as the Executive Vice President and Vice Chairman of the Board of Directors of 3dfx until he resigned these positions in January 2000. The transaction was accounted for as an asset sale, comprised primarily of inventory and accounts receivable, in a leveraged buyout by the STG management group. 3dfx will maintain a minority equity interest in STG following the sale. The amount of the transaction was $5.1 million, and as a result, 3dfx recorded a note receivable in the amount of $3.0 million. The note is payable in accordance with a payment schedule, beginning February 1, 2001 and concluding November 1, 2004.

     3dfx believes that all of the transactions set forth above were made on terms no less favorable to 3dfx than could have been obtained from unaffiliated third parties. All future transactions, including loans, between 3dfx and its officers, directors, principal shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to 3dfx than could be obtained from unaffiliated third parties.

                     3DFX SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth as of June 5, 2000 information regarding the beneficial ownership of 3dfx's outstanding common stock by:

     - Each person known by 3dfx to own beneficially more than five percent of the outstanding common stock

     - Each director and each chief executive officer and the four other most highly compensated executive officers whose salary and bonus for fiscal 2000 exceeded $100,000

     -  All directors and executive officers of 3dfx as a group

     The following calculations of the percentage of outstanding shares are based on 24,644,437 shares of 3dfx's common stock outstanding as of June 5, 2000.

     Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Information for each 5% shareholder is derived solely from filings with the Commission on or before June 5, 2000.

     Shares of the common stock subject to options that are presently exercisable or exercisable within 60 days of June 5, 2000 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. These options are separately set forth below in the column titled "Options."

NAME AND ADDRESS (1)                                  SHARES     OPTIONS     TOTAL     PERCENTAGE
--------------------                                 --------    -------   ---------   ----------
FIVE PERCENT SHAREHOLDERS:
Gilder Gagnon Howe & Co. LLC (2)...................  2,669,602        --   2,669,602     10.8%
  1775 Broadway, 26th Floor
  New York, NY 10019
David A. Rocker(3).................................  1,232,628        --   1,232,628      5.0%
  c/o Rocker Partners, L.P.
  45 Rockefeller Plaza, Suite 1759
  New York, NY 10111
DIRECTORS AND OFFICERS:
L. Gregory Ballard.................................    50,000         --      50,000      *
Richard Burns......................................        --     23,333      23,333      *
Gordon A. Campbell.................................   381,632(4)  82,000     463,632      1.9%
James L. Hopkins...................................     2,498     82,985      85,483      *
Alex Leupp.........................................        --     12,469      12,469      *
Scott D. Sellers...................................   205,000     94,974     299,974      1.2%
Anthony Sun........................................    16,000     18,000      34,000      *
James Whims........................................     2,400     63,833      66,233      *
David Zacarias.....................................     1,261     68,490      69,751      *
Janet Leising......................................     2,500         --       2,500      *
All executive officers and directors as a group (10
  persons).........................................   615,791    537,068   1,152,859      4.7%

---------------

 *  Less than 1%.
(1) Except as otherwise noted, address is c/o 3dfx Interactive, Inc., 4435 Fortran Drive, San Jose, CA 95134.
(2) Information with respect to Gilder Gagnon Howe & Co. LLC was obtained from a
    Schedule 13G filed with the Securities and Exchange Commission, which indicates that Gilder Gagnon Howe & Co. LLC has no voting power with respect to the shares beneficially held, but does share dispositive power over these shares that are held in customer accounts.
(3) Information with respect to David A. Rocker was obtained from a Schedule 13G filed with the Securities and Exchange Commission, which indicates that Mr. Rocker has sole voting and dispositive power over all of the shares indicated by virtue of his position as the sole managing partner of Rocker Partners, L.P., and through Rocker Offshore Management Company, Inc., an investment advisor to Compass Holdings, Ltd.
(4) Includes 77,084 shares held by Techfarm, L.P., and 3,854 held by Techfarm Management Inc. (dba Techfarm, Inc.), 300,694 shares held by Gordon A. Campbell. Mr. Campbell is President of Techfarm, Inc., the general partner of Techfarm, L.P. and Mr. Campbell disclaims beneficial ownership of the shares held by Techfarm, L.P. and Techfarm Management Inc.

                               GIGAPIXEL BUSINESS

     GigaPixel designs and develops advanced 3D graphics technology to enable video devices to display images with a photo-realistic 3D appearance. GigaPixel is engaged primarily in the design of high performance, scalable, low cost 3D cores, which constitute the "blueprint" for use in the manufacture of graphics chips. GigaPixel has fabricated a prototype chip incorporating its technology that has proven its architecture. It has licensing agreements with two customers under which it has received up-front development fees to license 3D cores to the customers for use in their graphic chip products and will receive royalties on any chips incorporating its technology that are shipped by the customers. To date, no products made with GigaPixel's 3D cores have been shipped and there is no assurance that the customers with whom GigaPixel has licensing agreements will ship any such products. One customer has announced that it is going out of the 3D graphics business and the other customer is a direct competitor of 3dfx. Graphics chips made with GigaPixel's 3D cores would be used in a wide variety of devices featuring high-quality video graphics display, such as desktop PCs, laptops, video game consoles and television set-top boxes. GigaPixel's current customers are manufacturers of retail add-in graphics boards for PCs. GigaPixel believes that manufacturers of PCs and consumer appliances will increasingly make use of high performance 3D graphics in their products, and that original equipment manufacturers will become an important market for GigaPixel's products.

     GigaPixel has based its technology on innovations in graphics chip design that combine high quality and performance with low memory bandwidth requirements, resulting in enhanced graphical display performance. While GigaPixel's chip designs are innovative, at the same time GigaPixel's technology contains a conventional interface and is capable of supporting standard application program interfaces (API's) such as Direct3D and OpenGL, which allows existing and new 3D games and software applications to run on popular and widely used operating systems without re-programming software. GigaPixel's technology supports visual quality levels and performance levels previously only available in high-end SGI workstations, which are now used for applications such as flight simulators, car crash simulators, and special effects generators for Hollywood films. Exceptional visual quality is achieved by use of features including full-scene anti-aliasing, which smoothes the appearance of jagged edges in bitmapped images, and advanced per-pixel operations, which allows devices to display photo-realistic effects by controlling contrast, texture, brightness, and various lighting aspects of the pixels displayed on a screen. High performance levels are achieved through advanced binning and visibility algorithms, which allow graphics chips to process pixel information faster and more efficiently. GigaPixel believes that its technology will provide content developers a platform on which to develop the next generation of 3D applications.

     GigaPixel's strategy is to license its technology rather than to produce and sell products. It will license its 3D cores for inclusion in chips both for high performance and low cost consumer products. GigaPixel's licensing strategy allows GigaPixel's technical team to focus on creating value through design enhancements to its 3D technology. This focus on chip design, rather than on the manufacture of finished silicon, allows GigaPixel to concentrate its research and development expenditures on 3D technology innovations rather than on chip manufacturing, product distribution and sales. GigaPixel expects its licensing strategy to appeal as well to customers who are under pressure to introduce new and improved products every six to nine months, and are increasingly looking to outside developers for assistance amid intense competition to differentiate their products based on performance.

     To date, GigaPixel has entered into licensing agreements with manufacturers in the markets for both laptops and PC add-in graphics boards. These agreements provide that GigaPixel will develop and deliver graphics chip design for inclusion in a manufacturer's chip and its software driver sources, which will be incorporated into products for end-users. GigaPixel's two licensing agreements provide for up-front fees to cover development costs and royalties based on the number of chips sold.

     GigaPixel entered into a development agreement with Microsoft on February 18, 2000 to develop a highly advanced graphics chip design for use in Microsoft's soon-to-be-released "X-box." This agreement included payment of development fees to GigaPixel, together with royalties for every chip sold using

GigaPixel's design. In early March, Microsoft advised GigaPixel that it intended to cancel the development agreement with GigaPixel and use another provider's 3D chips and technology. On March 31, 2000, Microsoft and GigaPixel entered into a release agreement under which Microsoft paid to GigaPixel the up-front development fees of $14 million as provided by the development agreement. The release agreement severs the proprietary development relationship between the companies and provides that GigaPixel will use its best efforts to deliver by June 2001 a non-proprietary sample of a product similar to the originally specified design. The non-proprietary sample is intended to demonstrate the features and performance of GigaPixel's advanced graphics chip technology. In the release agreement, GigaPixel also agreed to negotiate the terms of an equity investment by Microsoft in GigaPixel of up to $10 million.

     GigaPixel has six pending patent applications covering 3D technologies. GigaPixel expects to rely on a combination of patents, copyrights, trade secrets, trademarks, employee and third-party nondisclosure agreements and licensing arrangements to protect its intellectual property rights. It considers its ability to protect its intellectual property rights to be critical to its success. GigaPixel's failure to obtain or maintain adequate protection for its intellectual property rights for any reason could hurt its competitive position. Patents may not issue from the patent applications that GigaPixel has filed or may file. Any issued patents may be challenged, invalidated or circumvented, and claims of any issued patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. Third parties may hold, or may in the future be issued, patents that could be infringed by use or implementation of GigaPixel's technologies. Any of these third parties might make a claim of infringement against GigaPixel with respect to the technologies that it licenses. If a third party claiming infringement against GigaPixel prevailed and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, its business and results of operations could be adversely affected.

     GigaPixel's customers are producers of chips for the PC plug-in graphics card market. For the fiscal year ended December 31, 1999, one customer accounted for 100% of GigaPixel's revenues. Following the merger, GigaPixel will not continue to concentrate on customers who serve the PC market in competition with 3dfx. GigaPixel is focusing its marketing efforts and is currently in discussions with customers that serve the set-top box, game console and portable products markets.

     The markets for 3D graphics technology are intensely competitive and are likely to become more competitive in the future. GigaPixel believes that the principal competitive factors for 3D graphics products include product performance and quality, conformity to standard APIs, access to customers and distribution channels, price, product support and ability to bring new products to the market in a timely manner. GigaPixel competes with ArtX, Inc., a division of ATI Technologies Inc., and Stellar Semiconductor, a division of Broadcom Corp., in the PC add-in board markets. Both of these companies have greater financial and other resources than GigaPixel. As GigaPixel redirects its marketing focus to the consumer products market following the merger, it will compete with nVidia Corp. in the game console market and may compete with the internal design programs of set-top box, game console and portable device manufacturers.

     At June 5, 2000, GigaPixel had 43 employees, of whom three were engaged in management, 37 were engaged in engineering, research and development and three were engaged in administration, sales and marketing.

                 GIGAPIXEL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. GigaPixel's and the combined company's actual results could differ materially from those discussed in the forward looking-statements as a result of some factors, including those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus/information statement. The following discussion and analysis should be read in conjunction with "Selected Consolidated Historical and Pro Forma Financial Data -- GigaPixel Selected Historical Financial Data" and the GigaPixel Corporation Historical Financial Statements and related notes appearing elsewhere in this proxy statement/prospectus/information statement.

OVERVIEW

     GigaPixel is a development stage company engaged in the development of advanced 3D graphics technology to enable video devices to display images with a realistic 3D appearance. GigaPixel designs high performance, scalable, low cost 3D cores, which constitute the "blueprint" for the manufacture of graphic chips to be used in a wide variety of devices featuring high quality video graphics display, such as desktop personal computers, laptops, video game consoles and television set-top boxes. These 3D cores can be modified to meet the particular specifications and requirements of individual customers. Although GigaPixel does not manufacture end products, GigaPixel has successfully implemented its technology into a prototype chip, thus demonstrating that its chip designs are fundamentally capable of being translated into end products.

     From its founding in 1997 through December 31, 1999, GigaPixel entered into licensing agreements with two customers under which it has received up-front development fees to license 3D cores to the customers for use in their graphics chip products. GigaPixel is entitled to receive royalties on any chips incorporating its technology that are shipped by these customers. Under a 1997 agreement, GigaPixel recognized development revenue in 1997 and 1998. GigaPixel recognized development revenue in 1999 under the other agreement which was executed in 1999.

     To date, no products made with GigaPixel's 3D cores have been shipped, and GigaPixel has not received any royalty revenues. Further, there is no assurance that the two customers with whom GigaPixel has licensing agreements will ship any products featuring GigaPixel technology in the future. One customer has announced that it is exiting the 3D graphics business, and the other is a direct competitor of 3dfx.

     In February 2000, GigaPixel entered into a development agreement with WebTV, an affiliate of Microsoft, to develop technology for the Microsoft "X-box." Microsoft later announced that WebTV had decided not to incorporate GigaPixel's technology in the "X-box," and on March 31, 2000, GigaPixel executed a modification of the development agreement under which GigaPixel received an up front development fee of $14 million that will be recognized as revenue in 2000 and 2001. GigaPixel and Microsoft have also agreed to enter into good faith negotiations with respect to the terms of an equity investment by Microsoft in GigaPixel of up to $10 million.

COMPARISON OF 1999 TO 1998

     Revenues. Revenues for the year ended December 31, 1999 increased 166% to $1.8 million from $667,000 in 1998. The increase in revenue is due to development fees received on achievement of engineering milestones under a new licensing agreement with one customer during 1999. GigaPixel expects to recognize approximately $10 million of revenue in 2000 from the payment by WebTV in accordance with the modification agreement with WebTV. GigaPixel anticipates that revenue from other sources will continue to increase during 2000 as it expands beyond the set-top box and PC plug-in graphics chip market into other consumer device markets. There is no assurance, however, that all or any of these expectations will be realized.

     Expenses. Because GigaPixel has derived all of its revenue from development fees and does not sell products or services, it has no, or only nominal cost of sales.

     Research and development costs for the year ended December 31, 1999 increased 136% to $7.3 million from $3.1 million in 1998. This increase is due primarily to an increase in the number of engineers and the cost associated with the creation of a demonstration chip of GigaPixel's GP-1 design. GigaPixel expects that research and development expense will continue to increase in 2000 as it continues to increase its engineering staff to complete the development of the GP-3 design and pursue development of the GP-4 design.

     Selling, general and administrative costs increased 48% due primarily to increased marketing and sales efforts. Management expects that marketing and sales expense will continue to increase in 2000 but will decline as a percentage of revenue because of the anticipated increase in revenue.

     Other Income. Other income, which represents interest earned on cash and cash equivalents, decreased slightly in 1999 from 1998 due to lower average cash balances during 1999.

     Net Loss. The net loss incurred in 1999 increased 111% to $6.8 million from $3.2 million in the prior year due to an increase in operating expenses that exceeded the increase in revenues. GigaPixel management expects that GigaPixel will be profitable in 2000 primarily as a result of the recognition of revenue under the modification agreement with WebTV.

COMPARISON OF 1998 TO 1997

     Revenues. Revenues for 1998 increased 100% to $667,000 from $333,000 during the period from inception (April 21, 1997) to December 31, 1997. All of the 1998 and 1997 revenues were from the same customer and represent the recognition of income on a percentage of completion basis.

     Expenses. Research and development expenses for 1998 increased to $3.1 million from $315,000 during the period ended December 31, 1997. The increase was due to a major increase in GigaPixel's engineering staff to pursue the development of its technologies.

     Selling, general and administrative expenses increased to $880,000 in 1998 from $177,000 in the prior year because selling, general and administrative expense in 1997 reflected only four months of activity and because of increases in administrative and sales staff in 1998.

     Other Income. Other income, which represents interest earned on cash and cash equivalents, for 1998 increased to $127,000 from $9,000 in 1997. The increase resulted from larger average cash balances in 1998 from the proceeds of preferred stock financings.

     Net Loss. The net loss incurred for 1998 was $3.2 million compared to $150,000 for 1997. The increase resulted primarily from the large increase in research and development expense.

LIQUIDITY AND CAPITAL RESOURCES

     GigaPixel is a development stage company that has relied on investments made by venture capital limited partnerships, strategic partners and angel investors to fund its operations. Net cash from these investors provided $5.5 million, $3.5 million and $3.8 million in working capital in 1999 and 1998 and for the period ending December 31, 1997.

     As of December 31, 1999, GigaPixel had working capital of $3.1 million, including cash and cash equivalents of $2.4 million. GigaPixel expects that its working capital, together with the $14 million development fee received from Microsoft, will be sufficient to fund its operating expenses for 2000. GigaPixel management expects that GigaPixel will require additional capital in the future, which could be provided by an equity investment by Microsoft, or if the merger is completed, by 3dfx. If Microsoft does not make an equity investment and if the merger is not completed, there is no assurance that GigaPixel could obtain capital from other sources to fund its future operations.

               GIGAPIXEL EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table shows the compensation earned for the past three years by the single executive officer of GigaPixel who will serve as a director or executive officer of 3dfx and whose 1999 compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL                LONG TERM
                                                 COMPENSATION           COMPENSATION
                                             --------------------   SECURITIES UNDERLYING      ALL OTHER
         NAME AND POSITION            YEAR   SALARY($)    BONUS          OPTIONS(#)         COMPENSATION($)
         -----------------            ----   ---------   --------   ---------------------   ---------------
George T. Haber.....................  1999   $185,250          --               --                   --
  President and Chief Executive
     Officer                          1998    151,000          --               --                   --
                                      1997    104,000          --               --                   --

     No options were granted to Mr. Haber in fiscal years 1997, 1998 or 1999.

                         GIGAPIXEL CERTAIN TRANSACTIONS

     George T. Haber entered into two founder's common stock purchase agreements with GigaPixel in July and August of 1997 for the purchase of 3,000,000 shares of GigaPixel common stock for a total purchase price of $1,875.

     GigaPixel has issued, in private placement transactions, shares of its preferred stock as follows: 1,100,000 shares of Series A Preferred Stock at a price of $.50 per share in September 1997, 2,794,448 shares of Series B Preferred Stock at a price of $1.17 per share in December 1997, and 5,903,188 shares of Series C Preferred Stock at a price of $1.52 per share in December 1998 and March 1999. Mr. Haber purchased 275,000 shares of Series B Preferred Stock and 14,758 shares of Series C Preferred Stock at the same prices that were paid by other investors in the private placement transactions. Holders of the preferred stock, including Mr. Haber, are entitled to registration rights, information rights, co-sale rights and rights of inspection with respect to such shares or the common stock issued or issuable upon conversion thereof, as provided in the Co-Sale Agreement and Amended and Restated Investor Rights Agreement both dated December 7, 1998. In addition, certain holders of Series C Preferred Stock, including Mr. Haber, have entered into a voting agreement dated December 1998 requiring such holders to vote their shares in tandem with other shareholders in favor of approving a merger or similar transaction in the event that a shareholder vote is required.

     From the time of GigaPixel's incorporation, Cooley Godward LLP has furnished legal services to GigaPixel. Andrei M. Manoliu, a director of GigaPixel, was a partner of Cooley Godward LLP until March 31, 2000.

     During 1998, GigaPixel paid a $110,000 fee for technology to Zoran Corporation. George T. Haber is a board member and prior employee of Zoran Corporation. There were no such payments made in 1999.

            GIGAPIXEL SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL
                                  SHAREHOLDERS

     The following table sets forth information, as of June 5, 2000, known to GigaPixel with respect to the beneficial ownership of GigaPixel capital stock by: (1) each shareholder known to GigaPixel to be the beneficial owner of more than 5% of GigaPixel's capital stock; (2) all directors; (3) all named executive officers; and (4) all directors and executive officers as a group.

     The percent of class reflected as owned by persons listed in the following table is based on 9,172,626 shares of GigaPixel common stock and 9,797,636 shares of GigaPixel preferred stock outstanding as of June 5, 2000. The table treats as outstanding, for purposes of calculating the warrantholder's percentage ownership listed below, all shares subject to the warrant held by the warrantholder, which is currently exercisable. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of these individuals is 2350 Mission College Boulevard, Suite 800, Santa Clara, California.

                                              AMOUNT AND NATURE                          AGGREGATE PERCENT
                                                OF BENEFICIAL                 PERCENT     OF OUTSTANDING
          NAME OF BENEFICIAL OWNER                OWNERSHIP         CLASS     OF CLASS     CAPITAL STOCK
          ------------------------            -----------------   ---------   --------   -----------------
CTI Limited.................................      3,701,245(1)    Preferred     40.3%          21.3%
  1901 McCarthy Boulevard
  Milpitas, California 95035
Presidio Management Group V, LLC............      3,270,800(2)    Preferred     33.4%          17.2%
  2180 Sand Hill Road, Suite 300
  Menlo Park, California 94025
Haber Revocable Trust.......................      2,255,000(3)       Common     24.6%          13.4%**
                                                    289,758(3)    Preferred      3.0%
Haber Children's Trust......................        700,000(3)       Common      7.6%           3.7%
Ming Benjamin Zhu...........................      1,948,000          Common     21.2%          10.3%
CMEA Ventures II, L.P. .....................        983,865       Preferred     10.0%           5.2%
  235 Montgomery Street, Suite 920
  San Francisco, California 94104
Alexander Minkin............................        840,000          Common      9.2%           4.4%
Andreas Bechtolsheim........................        505,050       Preferred      5.2%           2.7%
  170 West Tasman Drive
  San Jose, California 95134
Benjamin Garlick............................        500,000          Common      5.5%           2.6%
Philip J. Carmack...........................        386,559          Common      4.2%           2.0%
Andrei M. Manoliu...........................        100,000          Common      1.1%             *
All executive officers and directors as a         5,389,559          Common     58.8%          32.6%**
  group.....................................
                                                    794,808       Preferred      8.1%

-------------------------
 *  Represents beneficial ownership of less than 1%.

 ** Represents both common and preferred stock beneficially held.

(1) Includes a warrant to purchase 421,696 shares of preferred stock.

(2) Includes 91,582 shares of preferred stock held by 2180 Associates Fund V; 2,943,719 shares of preferred stock held by U.S. Venture Partners V, L.P.; 71,958 shares of preferred stock held by USVP V Entrepreneur Partners, L.P.; and 163,541 shares of preferred stock held by USVP V International, L.P. Presidio Management Group V, L.L.C. is the general partner of each of these limited partnerships. Mr. Irwin Federman is a managing member of Presidio Management Group V, L.L.C. Mr. Federman disclaims any beneficial ownership of the shares held by 2180 Associates Fund V, L.P., U.S. Venture Partners V, L.P., USVP V Entrepreneur Partners, L.P., and USVP V International, L.P., except to the extent of his pecuniary interest therein.

(3) George T. Haber and Cornelia Haber are co-trustees of the Haber 1998 Children's Trust dated October 28, 1998 and the Haber Revocable Trust dated September 4, 1998, and share both voting and investment power over the shares held in these trusts.

                       DESCRIPTION OF 3DFX CAPITAL STOCK

GENERAL

     3dfx is authorized to issue 50,000,000 shares of 3dfx common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

COMMON STOCK

     As of June 5, 2000, there were 24,644,437 shares of 3dfx common stock outstanding held of record by approximately 352 shareholders. As of June 5, 2000, options to purchase an aggregate of 6,592,590 shares of 3dfx common stock were also outstanding.

     The holders of 3dfx common stock are entitled to one vote per share on all matters to be voted on by shareholders and have cumulative voting rights with respect to the election of directors. Subject to the senior rights of holders of preferred stock, if any, the holders of 3dfx common stock are entitled to receive any dividends that may be declared by the 3dfx board of directors in its discretion from legally available funds. Upon the liquidation or dissolution of 3dfx, the remainder of the assets of 3dfx will be distributed pro rata among the holders of 3dfx common stock after the payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. The 3dfx common stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to these shares. All of the outstanding shares of 3dfx common stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     3dfx is authorized to issue 5,000,000 shares of preferred stock, of which 60,000 are designated Series A Participating Preferred Stock. There are no outstanding shares of 3dfx preferred stock. The 3dfx board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the 3dfx shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of 3dfx without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of 3dfx common stock. 3dfx has no current plans to issue any shares of preferred stock.

WARRANTS

     The following table contains a list of outstanding warrants to purchase 3dfx common stock as of June 5, 2000:

                 NUMBER OF SHARES OF                                     EXPIRATION DATE
                  3dfx COMMON STOCK                       EXERCISE      -----------------
                 SUBJECT TO WARRANT                        PRICE
                 -------------------                   --------------
      6,960..........................................        4.00       January 1, 2003
      5,000..........................................        7.50       December 31, 2001
     25,000..........................................       13.88       December 3, 2002

     All of these warrants contain "net exercise" provisions that enable the warrantholders to exercise a portion of the warrant without paying the exercise price. To the extent the warrantholders choose to "net exercise" their warrants, 3dfx will not receive the proceeds from the exercise of the warrants.

     A customer of 3dfx also holds a warrant to purchase shares of 3dfx common stock. The warrant vests in increments of 34,125 shares over time based upon specified performance thresholds. Since the performance thresholds were not met in 1998 or 1999, the related portions of the warrant did not vest and the warrant now covers 68,250 shares of 3dfx common stock. The warrant expires in varying increments on December 31, 2001, December 31, 2002 and December 31, 2003.

ANTITAKEOVER EFFECTS OF PROVISIONS OF 3dfx CHARTER AND BYLAWS; RIGHTS AGREEMENT

     The 3dfx bylaws provide that, except as otherwise required by law, special meetings of the shareholders can only be called by the board of directors, the chairman of the board of directors, the president of 3dfx, or shareholders holding no less than 10% of the outstanding shares of 3dfx common stock. In addition, the 3dfx bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the board of directors.

     3dfx's board of directors has declared a dividend of one purchase right under a Preferred Share Rights Agreement dated October 30, 1998 for each share of 3dfx's common stock outstanding on November 16, 1998 or thereafter issued. Each purchase right entitles the holder to purchase for $65 a fraction of a share of 3dfx's Series A Participating Preferred Stock with economic terms similar to one share of 3dfx's common stock. The purchase rights become exercisable on the earlier of:

          (1) the tenth day or a later date as may be determined by a majority of 3dfx's directors not affiliated with the acquiring person or group, or the "continuing directors," after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 12% or more of 3dfx's outstanding common stock, or

          (2) the tenth business day (or a later date as may be determined by a majority of the continuing directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in beneficial ownership by a person or group of 12% or more of 3dfx's outstanding common stock.

     If an acquiror obtains 12% or more of 3dfx's outstanding common stock, other than in some types of permitted transactions, and unless the purchase rights were redeemed earlier, the holder of each unexercised purchase right will have the right to receive shares of 3dfx's common stock having a value equal to two times the purchase price. Similarly, unless the purchase rights were redeemed earlier, after the tenth day following some types of acquisition transactions, proper provision must be made so that holders of purchase rights (other than those beneficially owned by an acquiring person, which are void after being acquired by the acquiring person) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. Prior to the time the purchase rights become exercisable, the 3dfx board of directors may redeem the purchase rights for $0.001. However, if a majority of the 3dfx board of directors was elected by a shareholder action by written consent then, for a period of 180 days following the election by written consent, the rights agreement cannot be amended in any manner likely to have the purpose of facilitating an acquisition of 3dfx by a person or entity who proposed, nominated or supported a director of 3dfx elected by the written consent. The purchase rights expire on October 30, 2008 or on their earlier exchange, redemption or expiration in connection with some types of permitted transactions.

     These provisions of 3dfx's bylaws, charter and the 3dfx rights agreement are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions which may involve an actual or threatened change of control of 3dfx. The provisions are designed to reduce the vulnerability of 3dfx to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of 3dfx. These provisions are also intended to discourage some tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for 3dfx's shares and, consequently, may also inhibit fluctuations in the market price of 3dfx's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of 3dfx. In addition, acquisitions of 3dfx and some other change-in-control transactions may not be effected without the consent of the holders of the outstanding preferred stock or without requiring the acquiring entity to assume the preferred stock or cause the preferred stock to be redeemed. These provisions are likely to make an acquisition of 3dfx more difficult and expensive and could discourage potential acquirors.

VOTING AGREEMENTS AND IRREVOCABLE PROXIES

     In connection with the merger agreement, all executive officers and directors of 3dfx entered into voting agreements with GigaPixel, in which they agreed to vote all of the shares of 3dfx common stock beneficially owned by them at the time of the 3dfx annual meeting in favor of the merger. See "Terms of the Merger Agreement and Related Transactions -- Voting Agreements."

TRANSFER AGENT

     The transfer agent for 3dfx common stock is EquiServe. Its telephone number is (781) 575-3120.

              COMPARISON OF 3DFX AND GIGAPIXEL SHAREHOLDER RIGHTS

     The rights of GigaPixel shareholders are currently governed by the laws of the State of Delaware, which is referred to as Delaware Law, GigaPixel's Amended and Restated Certificate of Incorporation, which is referred to as the GigaPixel charter, and GigaPixel's Amended and Restated Bylaws, which are referred to as GigaPixel bylaws.

     However, certain provisions of the California General Corporation Law may apply to GigaPixel and its shareholders. Section 2115 of the California General Corporation Law, which is referred to as Section 2115, makes substantial portions of the California General Corporation Law applicable, with limited exceptions, to a foreign corporation with more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on the corporation's levels of property, payroll and sales as determined for California franchise tax purposes), regardless of the corporation's state of incorporation. Although GigaPixel was incorporated in Delaware, it is subject to Section 2115. The statutory provisions of the California General Corporation Law to which GigaPixel is subject include, but are not limited to, provisions governing a director's standard of care in performing the duties of a director, a shareholder's right to vote cumulatively in any election of directors, a shareholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others, rules relating to reorganizations and some aspects of merger law. Section 2115 also invokes the application of Chapter 13 of the California General Corporation Law to the merger with respect to GigaPixel shareholders who elect to exercise dissenters' rights. Under Section 2115, the provisions of the California General Corporation Law made applicable pursuant to such section apply to the exclusion of the law of the jurisdiction in which the foreign corporation is incorporated.

     The rights of 3dfx shareholders are governed by the laws of the State of California, which is referred to as California Law, 3dfx's Restated Articles of Incorporation, which are referred to as the 3dfx charter, and 3dfx's Amended and Restated Bylaws, which are referred to as 3dfx bylaws. When the merger is completed, GigaPixel shareholders will become shareholders of 3dfx. As a result, the rights and obligations of the former GigaPixel shareholders will be governed by California Law, the 3dfx charter and the 3dfx bylaws.

     There are some differences between California Law, the 3dfx charter and 3dfx bylaws, and Delaware Law, the GigaPixel charter and GigaPixel bylaws. As indicated above, however, there may be no difference in the law governing the rights of shareholders in those areas where Section 2115 says that California Law is applicable. We have summarized some of these differences below, although this is only a summary of some provisions and does not purport to be a complete description of these similarities and differences. We further invite you to read the provisions of Delaware Law and California Law as well as the charter and bylaws of GigaPixel and 3dfx. Copies of the charters and bylaws of GigaPixel and 3dfx are available for your review, and the sections of Delaware and California Law governing appraisal and dissenters' rights are attached to this document for your reference. See "Where You Can Find More Information" on page 1.

--------------------------------------------------------------------------------------------
                    3DFX                                         GIGAPIXEL
--------------------------------------------------------------------------------------------
                                       VOTING RIGHTS
     When matters are put to a vote at a       When matters are put to a vote at a
shareholders meeting, 3dfx shareholders have   shareholders meeting, GigaPixel shareholders
the right to cast one vote for each share of   have the right to cast one vote for each
3dfx common stock they own. However, if 3dfx   share of GigaPixel common stock they own.
were to issue shares of preferred stock, the   Holders of GigaPixel preferred stock are
holders of the preferred stock would be        entitled to such number of votes as are equal
entitled to special voting rights granted by   to the whole number of shares of common stock
the 3dfx charter. California Law gives 3dfx    into which such holder's aggregate number of
the ability to create series of shares that    shares of preferred stock are convertible.
are entitled to cast more than one vote per    The conversion rate is subject to some
share.                                         adjustments specified in the GigaPixel

--------------------------------------------------------------------------------------------
                    3DFX                                         GIGAPIXEL
--------------------------------------------------------------------------------------------
                                               charter. Common and preferred shares are
                                               voted equally, and not as separate classes,
                                               except for votes on some events described in
                                               the GigaPixel charter. Section 2115 provides
                                               that California Law applicable to mergers and
                                               similar transactions would apply to
                                               GigaPixel, and California Law requires the
                                               vote of separate classes to approve such
                                               transactions.

                     AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     Unless otherwise specified in a           Delaware Law requires a vote of the
California corporation's articles of           corporation's board of directors followed by
incorporation, an amendment to the articles    the affirmative vote of a majority of the
of incorporation requires the approval of the  outstanding stock of each class entitled to
corporation's board of directors and the       vote for any amendment to the certificate of
affirmative vote of a majority of the          incorporation, unless a greater level of
outstanding shares entitled to vote thereon.   approval is required by the certificate of
Amendments to effect stock splits (including   incorporation. Delaware Law states that if an
an increase in the authorized number of        amendment would increase or decrease the
shares in proportion thereto) and name and     aggregate number of authorized shares of a
address changes do not require shareholder     class of stock, increase or decrease the par
approval.                                      value of shares of a class of stock or alter
     Under California Law, 3dfx bylaws may be  or change the powers, preferences or special
amended by:                                    rights of a particular class or series of
- a majority of the outstanding shares         stock so as to affect them adversely, the
  entitled to vote, or                         class or series adversely affected by the
- the board of directors unless they are       amendment shall be given the power to vote as
  prohibited from doing so by the 3dfx         a class notwithstanding the absence of any
  charter or 3dfx bylaws.                      specifically enumerated power in the
     The 3dfx bylaws authorize the board of    certificate of incorporation. Delaware Law
directors to amend the bylaws, except to       also states that the power to adopt, amend or
change the authorized number of directors.     repeal the bylaws of a corporation shall be
                                               vested in the shareholders entitled to vote,
                                               unless the certificate of incorporation
                                               confers such power on the board of directors
                                               in addition to the shareholders.
                                               The GigaPixel bylaws may be amended or
                                               repealed and new bylaws adopted by the
                                               shareholders entitled to vote or the board of
                                               directors. However, the GigaPixel charter
                                               provides that the shareholders may change or
                                               repeal any bylaw adopted by the board of
                                               directors by the affirmative vote of the
                                               percentage of holders of capital stock as
                                               provided therein, and further, that no
                                               amendment or supplement to the bylaws adopted
                                               by the board or directors shall vary or
                                               conflict with any amendment or supplement
                                               adopted by the shareholders.
                       BOARD OF DIRECTORS; QUORUM; CUMULATIVE VOTING
     California Law allows a corporation's     Delaware Law allows a corporation's charter
charter or bylaws to determine the number of   or bylaws to determine the number of
directors that will sit on the board of        directors that will sit on the board of
directors provided that such number will not   directors. The minimum number of directors,
be less than three.                            however, is one. The GigaPixel bylaws and
     The 3dfx bylaws provide that the 3dfx     charter allow the board of directors to fix
board of directors shall be not less than      the number of directors from time to time by
five nor more than nine. An amendment          resolution; the GigaPixel board of directors
reducing the minimum number                    currently consists of

--------------------------------------------------------------------------------------------
                    3DFX                                         GIGAPIXEL
--------------------------------------------------------------------------------------------
of directors to a number less than five        five directors. The GigaPixel bylaws provide
cannot be adopted if the votes cast against    that, subject to the rights of GigaPixel
its adoption at a meeting, or the shares not   preferred shareholders to elect additional
consenting in the case of an action by         directors under specified circumstances,
written consent, are equal to more than        directors shall be elected at each annual
16 2/3% of the outstanding shares entitled to  meeting of shareholders for a term of one
vote on the amendment. No amendment may        year. Each director shall serve until his
change the stated maximum number of            successor is duly elected and qualified or
authorized directors to a number greater than  until his death, resignation or removal. No
2x the stated minimum number of directors      decrease in the number of directors
minus one. No reduction of the authorized      constituting the board of directors shall
number of directors shall have the effect of   shorten the term of any incumbent director.
removing any director before the director's    Although the GigaPixel charter does not
term of office expires.                        provide for cumulative voting, GigaPixel
     3dfx directors hold office for the term   shareholders have the same cumulative voting
for which they are elected and continue to     rights as 3dfx shareholders by reason of
hold their offices until their qualified       Section 2115.
successors are elected. California Law allows  Delaware Law provides that a majority of the
qualifying corporations to have a classified   number of authorized directors will
board of directors.                            constitute the number of directors that must
     3dfx shareholders are entitled to         be present in order for the board of
cumulative voting for the election of          directors to conduct business, unless a
directors. In order to cumulate votes in the   different number is required by law, the
election of directors, a shareholder must      articles of incorporation or bylaws of the
give notice of the intention to cumulate       corporation. However, Delaware Law prohibits
prior to the vote and such candidate or        a corporation from setting a number that is
candidates' names must have been placed in     less than one-third of the number of
nomination prior to the voting. If any         authorized directors as the number of
shareholder gives notice of his or her         directors constituting a quorum. The
intention to cumulate, all shareholders may    GigaPixel bylaws fix the quorum as a majority
cumulate their votes.                          of the authorized directors, except for votes
     Under California Law, a majority of the   concerning indemnification, in which case a
authorized directors constitutes a quorum      quorum shall consist of one-third of the
unless a different number is required by law,  number of authorized directors.
the articles of incorporation or the bylaws
of the corporation. However, California Law
prohibits a corporation from setting the
number of directors that constitute a quorum
at less than one-third of the authorized
number of directors or less than two,
whichever is larger, unless the number of
authorized directors is one, in which case
one constitutes a quorum. The 3dfx bylaws fix
the quorum as a majority of the authorized
directors.
                                    REMOVAL OF DIRECTORS
     Under California Law, any or all of the   Delaware Law states that any director or the
directors may be removed with or without       entire board of directors may be removed,
cause if the removal is approved by a          with or without cause, by the holders of a
majority of the shares entitled to vote,       majority of the shares then entitled to vote
subject to some exceptions for (i) a           at an election of directors, subject to some
corporation having a classified board of       exceptions for directors elected by
directors, (ii) the entitlement of some        cumulative voting and classified board of
classes or series of shares to elect a         directors. The GigaPixel bylaws provide that,
director voting as a class or series, or       subject to the rights of the holders of any
(iii) by order of a court pursuant to the      GigaPixel preferred stock, the board of
applicable provisions of California Law.       directors or any individual director may be
However, no single director may be removed     removed from office at any time (i) with
unless the entire board of directors is        cause by

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

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                    3DFX                                         GIGAPIXEL
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
removed if the votes cast against the removal  the affirmative vote of the holders of a of the single director would be sufficient to  majority of the voting power of all the
elect that director if voted cumulatively at   outstanding shares of voting stock entitled
an election at which the same total number of  to vote at an election of directors or (ii)
votes were cast and the entire number of       without cause by the affirmative vote of the
directors authorized at the time of the        holders of at least 66 2/3% of the voting
director's most recent election were being     power of the outstanding shares of voting
elected. Shareholders holding at least 10% of  stock entitled to vote at an election of
the outstanding shares in any class may sue    directors. Under Section 2115, the California
in superior county court to remove from        Law provisions described in the opposite
office any officer or director for fraud,      column relating to removal of directors are
dishonest acts or gross abuse of authority or  applicable to GigaPixel.
discretion. The board of directors may
declare vacant the office of a director who
has been declared of unsound mind by an order
of court or convicted of a felony.
                         NEWLY CREATED DIRECTORSHIPS AND VACANCIES
     Under California Law, any vacancy on the  Delaware Law provides that, unless otherwise
board of directors other than one created by   provided in the certificate of incorporation
removal of a director may be filled by the     or bylaws, vacancies may be filled by a
board of directors, unless otherwise provided  majority of the directors then in office,
in the articles or bylaws. If the number of    although less than a quorum, or by a sole
directors is less than a quorum, a vacancy     remaining director. Further, if, at the time
may be filled by the unanimous written         of filling any vacancy, the directors then in
consent of the directors then in office, by    office shall constitute less than a majority
the affirmative vote of a majority of the      of the whole board, the Court of Chancery
directors at a meeting held pursuant to        may, upon application of any shareholder or
notice or waivers of notice or by a sole       shareholders holding at least 10% of the
remaining director. A vacancy created by       total number of the shares outstanding having
removal of director can only be filled by the  the right to vote for such directors, order
shareholders unless board approval is          any election to be held to fill any such
authorized by the articles of incorporation    vacancies or newly created directorships, or
or bylaws approved by the shareholders.        to replace the directors chosen by the
     Under the 3dfx bylaws, vacancies in the   directors then in office. Delaware Law allows
board of directors, except for a vacancy       any director elected to fill a vacancy to
created by the removal of a director, may be   hold office only for the remainder of the
filled by a majority of the directors then in  term of the director whose departure caused office, whether or not less than a quorum, or  the vacancy.
by a sole remaining director. Each director    The GigaPixel bylaws provide that a vacancy
so elected shall hold office until his         in the board of directors shall be deemed to
successor is elected at an annual or a         exist in the case of the death, removal or
special meeting of the shareholders. A         resignation of any director. The GigaPixel
vacancy in the board of directors created by   charter contains numerous provisions
the removal of a director may only be filled   concerning vacancies of board seats dedicated
by the vote of a majority of the shares        to the preferred shareholders.
represented and voting at a meeting at which   Section 2115 makes some aspects of California
a quorum is present (which shares voting       Law relating to the filling of a director
affirmatively also constitute at least a       vacancy applicable to GigaPixel.
majority of the required quorum), or by the
written consent of the holders of all of the
outstanding shares.
     The shareholders may elect a director or
directors at any time to fill any vacancy or
vacancies not filled by the directors. Any
such election by written consent other than
to fill a vacancy created by removal of a
director shall require the consent of holders
of a majority of the outstanding shares
entitled to vote.
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                    3DFX                                         GIGAPIXEL
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
                              SPECIAL MEETINGS OF SHAREHOLDERS

     Under California Law, a special meeting   Under Delaware Law, special meetings of the
of the shareholders may be called by the       shareholders may be called by the board of
board of directors, the chairman of the        directors or any other person authorized to
board, the president, the holders of shares    do so in the corporation's certificate of
entitled to cast not less than 10% of the      incorporation or bylaws.
votes at the meeting or any additional         The GigaPixel bylaws specify that special
persons as may be designated in the            meetings of the shareholders of the
corporation's articles of incorporation or     corporation may be called, for any purpose or
bylaws. The 3dfx bylaws specify that special   purposes, by (i) the chairman of the board of
meetings of the board of directors may be      directors, (ii) the chief executive officer,
called at any time by the chairman of the      (iii) the board of directors pursuant to a
board or president or, if both the chairman    resolution adopted by a majority of the total
of the board and the president are absent or   number of authorized directors (whether or
are unable or refuse to act, by any vice       not there exist any vacancies in previously
president or by any two directors.             authorized directorships at the time any such
                                               resolution is presented to the board of
                                               directors for adoption) or (iv) by the
                                               holders of shares entitled to cast not less
                                               than 50% of the votes at the meeting.
                                               If a special meeting is called by any person
                                               or persons other than the board of directors,
                                               the request shall be in writing, specifying
                                               the general nature of the business proposed
                                               to be transacted, and shall be delivered
                                               personally or sent by registered mail or by
                                               telegraphic or other facsimile transmission
                                               to the chairman of the board, the chief
                                               executive officer, or the secretary of the
                                               corporation. No business may be transacted at
                                               such special meeting otherwise than specified
                                               in such notice. The board of directors shall
                                               determine the time and place of such special
                                               meeting, which shall be held not less than 35
                                               nor more than 120 days after the date of the
                                               receipt of the request.

                           SHAREHOLDER ACTION BY WRITTEN CONSENT
     Under Delaware and California Law, unless otherwise provided in the certificate or articles of incorporation, respectively, any action required to be taken or which may be taken at an annual or special meeting may be taken without a meeting if a written consent is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, California Law requires that notice be given. Neither the GigaPixel nor the 3dfx charter prohibits the use of a written consent in lieu of a meeting with respect to any action requiring shareholder approval. Both GigaPixel and 3dfx bylaws allow any action requiring shareholder approval to be taken without a meeting, and without notice, if a consent in writing setting forth the action taken is signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to take the action at a shareholders meeting.
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                    3DFX                                         GIGAPIXEL
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
                                  VOTE REQUIRED FOR MERGER
     Under California Law, the shareholder     Delaware Law requires the affirmative vote of
vote required to approve a merger is a         at least a majority of the outstanding stock
majority of the outstanding shares entitled    entitled to vote thereon to authorize any
to vote on the merger, except that no          merger or consolidation of a corporation,
shareholder vote is required of a corporation  except that, unless required by its
that is to be the surviving corporation in     certificate of incorporation, no shareholder
the merger as long as the shareholders of      vote is required of the surviving corporation
such corporation own, immediately after the    if:
merger, more than five-sixths of the voting    - such corporation's certificate of
power of the surviving corporation.            incorporation is not amended in any respect
California Law further requires the              by the merger;
affirmative vote of a majority of the          - each share of stock of such corporation
outstanding shares entitled to vote on the     outstanding immediately prior to the
merger if:                                       effective date of the merger will be an
- the surviving corporation's articles of        identical outstanding or treasury share of
  incorporation will be amended and would        the surviving corporation after the
  otherwise require shareholder approval; or     effective date of the merger; and
- shareholders of the surviving corporation    - the number of shares to be issued in the
  will receive shares of a non-California      merger does not exceed 20% of such
  corporation or shares of the surviving         corporation's outstanding common stock
  corporation having different rights,           immediately prior to the effective date of
  preferences, privileges or restrictions        the merger.
  than the shares surrendered.                 Section 2115 makes the California Law
     Shareholder approval is not required      provisions described in the opposite column
under California Law for mergers or            relating to voting for mergers and similar
consolidations in which a parent corporation   transaction applicable to GigaPixel.
merges or consolidates with a subsidiary of    Shareholder approval is also not required
which it owns at least 90% of the outstanding  under Delaware Law for mergers or
shares of each class of stock.                 consolidations in which a parent corporation
     If a corporation has two classes of       merges or consolidates with a subsidiary of
common shares that differ only as to voting    which it owns at least 90% of the outstanding
rights, California Law provides that the       shares of each class of stock.
shares shall vote as a single class. Similar   The GigaPixel charter requires a separate
voting requirements apply for share exchanges  vote of a majority of the preferred
or conversions.                                shareholders for some asset transfers or
                                               acquisitions.

                              TAKEOVERS: STATUTORY PROTECTION
     California Law has not adopted any        Delaware Law subjects some transactions
special laws designed to make some kinds of    involving a corporation and significant
"unfriendly" corporate takeovers or other      shareholders to special shareholder approval
transactions involving a corporation and one   requirements.
or more of its significant shareholders more   Delaware Law prohibits, in some
difficult. California Law does, however,       circumstances, a business combination between
generally require that the holders of          the corporation and an interested shareholder
nonredeemable common stock receive             within three years of the shareholder
nonredeemable common stock in a merger of the  becoming an interested shareholder.
corporation where one of the merging           This three-year moratorium provision does not
corporations or its parent owns more than 50%  apply where:
of the voting power of the other merging       - either the business combination or the
corporation, unless all of the holders of the  transaction which resulted in the shareholder
common stock consent to the merger.              becoming an interested shareholder is
                                                 approved by the
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
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                    3DFX                                         GIGAPIXEL
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
     This provision of California Law may      corporation's board of directors prior to the
have the effect of making a "cash-out" merger  date the interested shareholder acquired such
by a majority shareholder owning less than     15% interest;
90% of the outstanding shares of each class    - upon the consummation of the transaction
more difficult to accomplish.                  which resulted in the shareholder becoming an
     California Law also provides that,          interested shareholder, the interested
except in some circumstances, when a tender      shareholder owned at least 85% of the
offer or a proposal for a reorganization or a    outstanding voting stock of the
sale of assets is made by an interested          corporation, excluding for purposes of
party, an affirmative opinion in writing as      determining the number of shares
to the fairness of the consideration to be       outstanding shares held by persons who are
paid to the shareholders must be delivered to    directors and also officers and by employee
shareholders, unless the target corporation      stock plans in which participants do not
does not have shares held of record by at        have the right to determine confidentiality
least 100 persons or unless the transaction      whether shares held subject to the plan
has been qualified under California state        will be tendered;
securities laws. Furthermore, if a tender of   - the business combination is approved by a
shares or vote is sought concerning an         majority of the board of directors and the
interested party's proposal and a later          affirmative vote of two-thirds of the
proposal is made by another party at least 10    outstanding votes entitled to be cast by
days prior to the date of acceptance of the      disinterested shareholders at an annual or
interested party proposal, then shareholders     special meeting, but not by written
must be informed of the later offer and be       consent;
afforded a reasonable opportunity to withdraw  - the corporation does not have a class of
any vote, consent or proxy, or to withdraw     voting stock that is listed on a national
any tendered shares.                             securities exchange, authorized for
                                                 quotation on the Nasdaq Stock Market, or
                                                 held of record by more than 2,000
                                                 shareholders unless any of the foregoing
                                                 results from action taken, directly or
                                                 indirectly, by an interested shareholder or
                                                 from a transaction in which a person
                                                 becomes an interested shareholder; or
                                               - the corporation has elected not to be
                                               governed by this provision.

                            TAKEOVERS: SHAREHOLDER RIGHTS PLANS
     3dfx has adopted a shareholder rights
plan that, among other things, discourages some types of transactions that may involve an actual or threatened change of control of 3dfx. Holders of shares of 3dfx common stock issued and outstanding are entitled to purchase one-thousandth of a share of 3dfx's preferred stock. The purchase right is exercisable upon the acquisition of, or the notification of an intent to acquire, a beneficial ownership of 12% or more of 3dfx's outstanding common stock.

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                    3DFX                                         GIGAPIXEL
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
                              SUPERMAJORITY VOTING PROVISIONS
     California Law permits the articles of    Delaware Law requires the approval of a
incorporation to require greater than a        majority of shareholders for most corporate
majority vote of shareholders for actions      actions, although some votes, such as to fill
specified in the articles of incorporation.    director vacancies and to approve
                                               dissolution, may require a greater percentage
                                               of shareholder approval.

                                DISSENTERS' APPRAISAL RIGHTS

     Under California Law, if the approval of  Under Delaware Law, holders of shares of any
the outstanding shares of a corporation is     class or series who neither vote in favor of
required for a reorganization under a          the merger or consolidation nor consent
specific provision of California Law, each     thereto in writing have the right, in some
shareholder of the corporation entitled to     circumstances, to dissent from a merger or
vote on the transaction may require the        consolidation by demanding payment in cash
corporation to purchase for cash at the fair   for their shares equal to the fair value
market value of any "dissenting shares" owned  (excluding any appreciation or depreciation
by the shareholder.                            as a consequence or in expectation of the
     Under California Law, shares listed on    transaction) of such shares, plus a fair rate
any national securities exchange or listed on  of interest.
the list of over-the-counter margin stocks     Delaware Law grants dissenters' appraisal
issued by the Board of Governors of the        rights only in the case of mergers or
Federal Reserve generally do not have these    consolidations and not in the case of a sale
appraisal rights unless the holders of at      or transfer of assets or a purchase of assets
least 5% of the class of outstanding shares    for stock, regardless of the number of shares
demand the right, or the corporation or any    being issued. Further, no appraisal rights
law restricts the transfer of such shares.     are available for shares of any class or
The fair market value shall be determined as   series listed on a national securities
of the day before the first announcement of    exchange or designated as a national market
the terms of the proposed reorganization,      system security on the Nasdaq National Market
excluding any appreciation or depreciation in  or held of record by more than 2,000
consequence of the proposed action.            shareholders, unless the agreement of merger
                                               or consolidation converts such shares into
                                               anything other than (a) stock of the
                                               surviving corporation; (b) stock of another
                                               corporation which is either listed on a
                                               national securities exchange or designated as
                                               a national market system security on the
                                               Nasdaq National Market or held of record by
                                               more than 2,000 shareholders; (c) cash in
                                               lieu of fractional shares; or (d) some
                                               combination of the above. In addition,
                                               dissenters' rights are not available for any
                                               shares of the surviving corporation if the
                                               merger did not require the vote of the
                                               shareholders of the surviving corporation.
                                               Section 2115 makes the provisions of
                                               California Law described opposite relating to
                                               dissenters' appraisal rights applicable to
                                               GigaPixel.

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                    3DFX                                         GIGAPIXEL
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
                             LIMITATIONS ON DIRECTORS LIABILITY

     Under California Law, a director is not   Delaware Law provides that the charter
liable to a corporation or its shareholders    documents of the corporation may include
if the director acted in good faith and with   provisions which limit or eliminate the
a proper duty of care in the discharge of his  liability of directors to the corporation or or her duties as a director. In the discharge  its shareholders, provided such liability of any duty imposed or power conferred upon a  does not arise from some proscribed conduct,
director, the director is entitled to rely,    including breach of the director's duty of
in good faith and with ordinary care, on       loyalty to the corporation or its
information, opinions, reports or statements   shareholders, acts or omissions not in good
prepared or presented by officers or           faith or which involve intentional misconduct
employees of the corporation, professional or  or a knowing violation of law, the payment of
expert advisors or a board committee upon      unlawful dividends or expenditure of funds
which such director does not serve.            for unlawful stock purchases or redemptions
     The articles of incorporation of a        or transactions from which such director
corporation may eliminate or limit the         derived an improper personal benefit.
liability of a director for monetary damages
in an action brought by or in the right of
the corporation for breach of a director's
duties to the corporation and its
shareholders. The articles may not eliminate
such liability (i) for intentional misconduct
or knowing and culpable violation of law,
(ii) for acts or omissions that a director
believes to be contrary to the best interests
of the corporation or its shareholders or
that involve the absence of good faith on the
part of the director, (iii) for the receipt
of an improper personal benefit, (iv) for
acts or omissions that show reckless
disregard for the director's duty to the
corporation or its shareholders where the
director in the ordinary course of performing
a director's duties should be aware of a risk
of serious injury to the corporation or its
shareholders, (v) for acts or omissions that
constitute an unexcused pattern of
inattention that amounts to an abdication of
the director's duty to the corporation and
its shareholders, (vi) interested
transactions between the corporation and
(vii) a director in which a director has a
material financial interest and for some
types of improper distributions.
     Under California Law, no provision in
the articles of incorporation shall eliminate
or limit the liability of a director for any
act or omission occurring prior to the date
when the provision becomes effective, or
eliminate or limit the liability of an
officer for any act or omission as an
officer, even if that officer is also a
director, and even if his or her actions, if
negligent or improper, have been ratified by
the board of directors.
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                    3DFX                                         GIGAPIXEL
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
                                      INDEMNIFICATION
     Under California Law, a corporation may   Delaware Law generally permits a corporation
indemnify any person who was or is a party or  to indemnify its directors and officers
is threatened to be made a party to any        against expenses, judgments, fines and
proceeding (other than an action by or in the  amounts paid in settlement actually and
right of the corporation to procure a          reasonably incurred in connection with a
judgment in its favor) by reason of the fact   third-party action, other than a derivative
that the person is or was an agent of the      action and against expenses actually and
corporation, against expenses, judgments,      reasonably incurred in the defense or
fines, settlements, and other amounts          settlement of a derivative action, provided
actually and reasonably incurred in            that a determination is made that the
connection with the proceeding. This           individual acted in good faith and in a
indemnification is allowed only if the person  manner reasonably believed to be in or not
acted in good faith and in a manner the        opposed to the best interests of the
person reasonably believed to be in the best   corporation. Such determination shall be
interests of the corporation. In the case of   made, in the case of an individual who is a
a criminal proceeding, the person must have    director or officer at the time of such
had no reasonable cause to believe his or her  determination:
conduct was unlawful.                          - by a majority of the disinterested
     The determination of the propriety of     directors, even though less than a quorum;
indemnification shall be made by:              - by a committee of such directors designated
- a majority vote of a quorum consisting of    by a majority vote of such directors, even
  directors who are not parties to such          though less than a quorum;
  proceeding;                                  - by independent legal counsel, regardless of
- if such a quorum is not obtainable, by       whether a quorum of disinterested directors
  independent legal counsel in a written         exists; or
  opinion;                                     - by a majority vote of the shareholders, at
- approval of a majority of the shareholders,  a meeting at which a quorum is present.
  with the shares of the person to be          Without court approval, however, no
  indemnified not being entitled to vote       indemnification may be made in respect of any
  thereon; or                                  derivative action in which such individual is
- the court in which such proceeding is or     adjudged liable to the corporation.
  was pending upon application made by the     Delaware Law requires indemnification of
  corporation or the agent or the attorney or  directors and officers for expenses relating
  other person rendering services in           to a successful defense on the merits or
  connection with the defense.                 otherwise of a derivative or third-party
     A corporation may also indemnify the      action.
person against expenses actually and           Delaware Law permits a corporation to advance
reasonably incurred by that person in          expenses relating to the defense of any
connection with the defense or settlement of   proceeding to directors and officers
the action. This indemnification is allowed    contingent upon such individuals' commitment
only if the person acted in good faith and in  to repay any advances unless it is determined
a manner the person believed to be in the      ultimately that such individuals are entitled
best interests of the corporation and its      to be indemnified.
shareholders. No indemnification is allowed    Under Delaware Law, the rights to
under California Law for:                      indemnification and advancement of expenses
- any claim, issue or matter for which the     provided in the law are non-exclusive, in
  person has been adjudged to be liable to     that indemnification and advancement of
  the corporation in the performance of that   expenses beyond that provided by statute may
  person's duty to the corporation and its     be provided by bylaw, agreement, vote of
  shareholders, unless the court determines    shareholders, disinterested directors or
  that, in view of all the circumstances of    otherwise.
  the case, the person is fairly and
  reasonably entitled to indemnification; or
- any amounts paid in settling or expense
  occurred in defending a pending action
  disposed of without court approval.
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
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                    3DFX                                         GIGAPIXEL
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

     In addition, no indemnification may be    GigaPixel's bylaws indemnify directors and
made under the California Law if the           officers to the fullest extent permitted by
indemnification would be inconsistent with:    Delaware Law, subject to some exceptions.
- the company's articles of incorporation or   Section 2115 makes the provisions of
bylaws;                                        California Law described opposite governing
- a resolution of the shareholders;            director indemnification applicable to
- an agreement in effect at the time of the    GigaPixel.
  cause of action being asserted in the
  proceeding in which the expenses were
  incurred or other amounts were paid; or
- any condition expressly imposed by a court
  in approving a settlement.
     California Law also provides that a
corporation must indemnify directors against
expenses actually and reasonably incurred to
the extent such director has been successful
on the merits in the defense of any
proceeding.
     California Law allows California
corporations to obtain and maintain insurance
on behalf of any person who is or was a
director, officer, employee or agent of the
corporation for any liability asserted
against him or her, whether or not the
corporation has the power to indemnify him or
her against liability under California Law.
Neither the 3dfx charter nor the 3dfx bylaws
limit this right in any way.
     The 3dfx charter provides for director
indemnification to the fullest extent allowed
under California Law.

                                DISTRIBUTIONS AND DIVIDENDS
     California Law dispenses with the         Delaware Law retains the concept of par value
concept of par value and statutory             and defines capital and surplus. Delaware Law
definitions of capital and surplus.            permits a corporation to declare and pay
Generally, under California Law, a             dividends out of surplus. If there is no
corporation may not make any distribution      surplus, a corporation is permitted to
(including dividends, whether in cash or       declare and pay dividends out of net profits
other property, and repurchases of its         for the fiscal year in which the dividend is
shares) unless the corporation's retained      declared and/or for the preceding fiscal year
earnings immediately prior to the proposed     as long as the amount of capital of the
distribution equal or exceed the amount of     corporation following the declaration and
the proposed distribution.                     payment of the dividend is not less than the
     Alternatively, a corporation may make a   aggregate amount of the capital represented
distribution if immediately after giving       by the issued and outstanding stock of all
effect to such distribution, the               classes having a preference upon the
corporation's assets (exclusive of goodwill,   distribution of assets.
capitalized research and development expenses  Section 2115 makes the California Law and deferred charges) would be at least equal  provisions described in the opposite column to 1 1/4 times its liabilities (not including  relating to distributions applicable to
deferred taxes, deferred income and other      GigaPixel.
deferred credits), and the corporation's
current assets would be at least equal to its
current liabilities (or 1 1/4 times its
current liabilities if the average pre-tax
and pre-interest expense earnings for the
preceding two fiscal

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
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                    3DFX                                         GIGAPIXEL
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
years were less than the average interest
expense for such years).
     Notwithstanding the foregoing, a
corporation may not make a distribution if it
is, or as a result of the distribution would
be, likely to be unable to meet its
liabilities as they mature.

INVESTOR RIGHTS AGREEMENT, CO-SALE AGREEMENT AND VOTING AGREEMENT

     In addition to the rights provided to all GigaPixel shareholders under the GigaPixel charter and bylaws, GigaPixel preferred shareholders have additional rights and obligations under an Amended and Restated Investor Rights Agreement dated as of December 7, 1998. Some GigaPixel preferred shareholders also have rights and obligations under a Co-Sale Agreement and a Voting Agreement executed between them and GigaPixel, both dated December 7, 1998.

     Under the terms of the Amended and Restated Investor Rights Agreement, GigaPixel preferred shareholders are restricted from transferring the GigaPixel common stock issuable upon conversion of their preferred stock, or issued as a dividend or distribution in relation to the preferred stock, unless a registration statement providing for a transfer is in effect or the holder complies with the requirements described in the agreement. GigaPixel preferred shareholders have the right to demand that GigaPixel file a registration statement covering their shares of GigaPixel stock upon the earlier of December 12, 2000 or six months following an initial public offering, so long as holders of more than 50% of the securities covered by the agreement make such a demand and the aggregate offering price to the public of the shares exceeds $5 million. This agreement also grants these preferred shareholders rights to participate in other registrations of GigaPixel securities, subject to certain limitations.

     Under the terms of the Co-Sale Agreement, some holders of GigaPixel capital stock are restricted from selling their GigaPixel capital stock without first providing notice to GigaPixel and some other shareholders, as well as providing those other shareholders with the opportunity to participate in the sale. Some transfers are exempt from this restriction, such as sales to ancestors, descendants, spouses and affiliates. If a GigaPixel shareholder covered by the Co-Sale Agreement attempts to make a transfer in violation of the agreement, the other shareholders covered by the Co-Sale Agreement have the right to force the selling shareholder to buy that portion of GigaPixel capital stock which they would have had the right to sell had the selling shareholder not violated the agreement. The Co-Sale Agreement will terminate upon the closing of the merger.

     Under the terms of the Voting Agreement, some holders of GigaPixel preferred stock have agreed to vote all shares of GigaPixel voting stock held by them in accordance with the vote of a majority in interest on votes concerning an acquisition or asset transfer. If the vote of the preferred shares voting as a group could change the outcome of the vote on an acquisition or asset transfer, however, the provisions of the Voting Agreement would not apply. Each preferred shareholder bound by this agreement has agreed to submit an irrevocable proxy to GigaPixel. The Voting Agreement will terminate upon the closing of the merger.

                           ELECTION OF 3DFX DIRECTORS

NOMINEES

     At the 3dfx annual meeting, each of the current 3dfx directors other than Anthony Sun is being nominated to serve until the next annual meeting of shareholders and until his successor has been elected and has qualified, or until the director's earlier death, resignation or removal. Mr. Sun has declined to stand for re-election to the 3dfx board of directors, and as a result his term will expire simultaneous with the 3dfx annual meeting. The 3dfx board of directors recently took action, effective with the 3dfx annual meeting, to amend the 3dfx bylaws to set the exact number of directors at five. As described under "3dfx Management Following the Merger," following completion of the merger, the 3dfx board of directors intends to expand the size of the board and to nominate and appoint George T. Haber and Andrei M. Manoliu to serve as members of the 3dfx board of directors.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below, subject to the discretionary power to cumulate votes. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     The five nominees receiving the highest number of affirmative votes cast at the meeting will be elected directors of 3dfx. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect under California law.

     Each nominee's name and some information regarding each nominee is set forth below. Detailed biographical information relating to each nominee is set forth under "3dfx Management Following the Merger-Executive Officers and Directors" in this proxy statement/prospectus/information statement. There are no family relationships among the directors or executive officers of 3dfx.

           NAME             AGE                           POSITION WITH 3dfx
           ----             ---                           ------------------
Gordon A. Campbell(1).....  55     Chairman of the Board of Directors
James L. Hopkins..........  53     Director
Alex Leupp................  60     President, Chief Executive Officer and Director
Scott D. Sellers..........  31     Executive Vice President and Chief Technical Officer and Director
James Whims(2)............  45     Director

-------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     3DFX'S BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE FIVE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The board of directors of 3dfx held a total of eight meetings during the fiscal year ended January 31, 2000. No director, during the time he was a member of the board of directors, attended fewer than 75% of the aggregate of all meetings of the board of directors, or its committees on which he served which occurred during fiscal 2000. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The audit committee is responsible for (i) recommending engagement of 3dfx's independent auditors, (ii) approving the services performed by such auditors, (iii) consulting with such auditors and reviewing

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with them the results of their examination, (iv) reviewing and approving any material accounting policy changes affecting 3dfx's operating results, (v) reviewing 3dfx's control procedures and personnel, and (vi) reviewing and evaluating 3dfx's accounting principles and its system of internal accounting controls. The audit committee held four meetings during fiscal 2000, and Anthony Sun and Philip Young were members of the audit committee during fiscal 2000. The audit committee will following completion of the merger consist of Messrs. Campbell and Manoliu.

     The compensation committee is responsible for determining salaries, incentives and other forms of compensation for executive officers and other employees of 3dfx and administers various incentive compensation and benefit plans. The compensation committee held three meetings during fiscal 2000, and Messrs. Leupp and Whims were members of the compensation committee during fiscal 2000. The compensation committee will following completion of the merger consist of Messrs. Whims and Haber.

              APPROVAL OF AMENDMENT OF THE 3DFX INTERACTIVE, INC.
                        1995 EMPLOYEE STOCK OPTION PLAN

     At the 3dfx annual meeting, 3dfx shareholders are being asked to approve the amendment to the 3dfx Interactive, Inc. 1995 Employee Stock Option Plan, as amended, to increase the number of shares of common stock reserved for issuance under the stock plan by 2,500,000 shares to a total of 8,875,000. The board of directors approved the amendment to the stock plan in May 2000. As of June 5, 2000, options to purchase an aggregate of 4,560,790 shares of 3dfx's common stock were outstanding under this stock plan with a weighted average exercise price of $10.78 per share. The number of shares available for future grant under the stock plan is 37,860 shares, excluding the 2,500,000 shares subject to shareholder approval at this meeting. The stock plan authorizes the board of directors to grant incentive and nonstatutory stock options to eligible employees, directors and consultants of 3dfx.

     3dfx intends to grant new options to purchase 3dfx common stock to some of the employees of GigaPixel when the merger is completed. In addition, as a result of the merger, 3dfx will become a larger organization having a larger employee base. The stock plan will be the primary means of providing equity incentives to the employee base of the combined company.

     The stock plan is structured to give the board of directors broad discretion in creating equity incentives in order to assist 3dfx in attracting, retaining and motivating the best available personnel for the successful conduct of 3dfx's business. Since inception, 3dfx has provided stock options as an incentive to its key employees and executives as a means to promote increased shareholder value. 3dfx believes stock options are one of the best methods of attracting and retaining key personnel responsible for the continued development and growth of 3dfx's business, especially in connection with the merger. In addition, stock options are considered a competitive necessity in the high technology industry.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of 3dfx's common stock represented and voting at the 3dfx annual meeting will be required to approve the proposed amendment to the stock plan. In addition, the affirmative votes must represent a majority of the required quorum. The quorum is a majority of the shares outstanding at June 5, 2000. Votes that are cast against the proposal will be counted for purposes of determining both the presence or absence of a quorum and the total number of votes cast with respect to the proposal. Abstentions will be counted for purposes of determining both the presence or absence of a quorum and the total number of votes cast with respect to the proposal. As a result, abstentions will have the same effect as a vote against the proposal. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to this proposal.

     3DFX'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE STOCK PLAN.

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

SUMMARY OF PLAN

     The essential terms of the 3dfx Interactive, Inc. 1995 Employee Stock Plan are summarized as follows:

Purpose

     The purposes of the stock plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of 3dfx and to promote the success of 3dfx's business.

Administration

     The stock plan provides for administration by the 3dfx board of directors or by a committee of the board of directors. The board of directors or the committee appointed to administer the stock plan is referred to in this description as the "administrator." The administrator determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. The administrator determines all questions of interpretation and its decisions are final and binding upon all participants. Members of the board of directors receive no additional compensation for their services in connection with the administration of the stock plan.

Eligibility

     Incentive or nonstatutory stock options may be granted to employees (including officers and employee directors) of 3dfx or any of its designated subsidiaries. In addition, nonstatutory stock options may be granted to non-employee directors and consultants of 3dfx or any of its designated subsidiaries. The administrator selects the optionees and determines the number of shares to be subject to each option. In making his or her determination, the administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of 3dfx and other relevant factors. The stock plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive options that are exercisable for the first time in any one calendar year. A maximum of 150,000 shares (plus an additional 250,000 shares if in connection with initial employment) may be granted to any employee during any fiscal year of 3dfx. There is no minimum number of option shares that may be granted to any employee.

Terms of Options

     Each option is evidenced by a stock option agreement between 3dfx and the optionee to whom the option is granted, and is subject to the following additional terms and conditions:

          (1) Exercise of the Option: The administrator determines when options granted under the stock plan may be exercised. An option holder exercises by giving written notice to 3dfx, specifying the number of shares of common stock to be purchased and paying the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, delivery of already-owned shares of 3dfx's common stock subject to some conditions, pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to 3dfx, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes, or other consideration as determined by the administrator and as permitted by applicable laws. Options may be exercised at any time on or following the date the options are first exercisable. An option may not be exercised for a fraction of a share.

          (2) Option Price: The option price of all incentive stock options under the stock plan may not be less than the fair market value of the common stock on the date the option is granted. For purposes of the stock plan, fair market value is defined as the closing sale price per share of the common stock on the date of grant as reported on the Nasdaq National Market. If an optionee owns stock representing more than 10% of the voting power of all classes of stock of 3dfx at the time of grant, the option price of an incentive stock option must be at least 110% of the fair market value on

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

     the date of grant. In the case of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least 100% of the fair market value on the date of grant.

          (3) Termination of Employment or Consulting Relationship: If the optionee's employment or consulting relationship with 3dfx is terminated for any reason other than death or disability, the option may be exercised for 90 days following the termination unless another period is determined by the administrator. The options may be exercised only to the extent the options were exercisable on the date of termination, but in no event, later than the expiration date of the option.

          (4) Death: If an optionee dies, options may be exercised at any time within 12 months following the date of death, but in no event later than the expiration date of the option. The optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance may exercise the option, but only to the extent the optionee could have exercised on the date of death.

          (5) Disability: If an optionee's employment is terminated due to a disability, options may be exercised at any time within 12 months from the date of termination. Options may be exercised only to the extent that the options were exercisable on the date of termination of employment, but in no event later than the expiration date of the option.

          (6) Termination of Options: The administrator fixes the term of each option. In the case of incentive stock options, the term may not exceed ten years from the date of grant. However, if an optionee owns more than 10% of the total combined voting power of all classes of stock of 3dfx or a parent or subsidiary corporation immediately before the grant of such option, an incentive stock option may not have a term of more than five years. No option may be exercised by any person after its expiration.

          (7) Nontransferability of Options: Unless determined otherwise by the administrator, an option is not transferable by the optionee, other than by will or the laws of descent and distribution. An option is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

Adjustment upon Changes in Capitalization

     In the event any change, like a stock split or dividend, is made in 3dfx's capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by 3dfx, an appropriate adjustment will be made in the option price and in the number of shares subject to each option. In the event of a merger of 3dfx with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if the options are not assumed or substituted, the options will become exercisable as to all of the shares subject to the options, including shares as to which it would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the administrator shall notify optionees that all options will be fully exercisable for a period of 15 days, after which the options shall terminate.

Amendment and Termination

     The board of directors may amend the stock plan at any time or from time to time or may terminate it without approval of the shareholders. However, no action by the board of directors or shareholders may alter or impair any option previously granted under the stock plan without the consent of the optionee. In any event, the stock plan will terminate in May 2005.

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

Tax Information

     Options granted under the stock plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory options.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of 3dfx. Generally, 3dfx will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of 3dfx will be subject to tax withholding by 3dfx. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Generally, 3dfx will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and 3dfx with respect to the grant and exercise of options under the stock plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Participation in the Stock Plan

     The grant of options under the stock plan to executive officers is subject to the discretion of the administrator. As of the date of this proxy statement/prospectus/information statement, there has been no determination by the administrator with respect to any specific future awards under the stock plan. Accordingly, any specific future awards are not determinable.

     During fiscal 2000, all current executive officers as a group, and all other employees as a group, were granted options to purchase 412,000 shares and 2,826,397 shares, respectively, pursuant to the stock plan.

              APPROVAL OF AMENDMENT TO THE 3DFX INTERACTIVE, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

     At the 3dfx annual meeting, 3dfx shareholders are being asked to approve the amendment of the 3dfx 1997 Employee Stock Purchase Plan to increase the number of shares available for purchase thereunder effective as of the date of the 3dfx annual meeting. An amendment to the purchase plan was approved by the board of directors in June 2000. A total of 750,000 shares of common stock has been reserved for issuance under the purchase plan, increased automatically each year on the date of the annual meeting of shareholders by an amount equal to the lesser of (i) 200,000 shares, or (ii) 1% of the outstanding shares of 3dfx on such date. As of June 5, 2000, a total of 696,149 shares had been issued to employees at an average purchase price of $8.13 per share pursuant to the purchase plan, and 53,851 shares remain

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

available for future issuance. The fair market value of 3dfx common stock on the first day of the most recent offering period was $8.38 per share. See "Purchase Price" below.

     As a result of the 3dfx merger with STB Systems, Inc. in fiscal 2000, as well as the proposed merger with GigaPixel, the number of employees eligible to participate in the purchase plan has increased and will increase significantly. Also, the total number of outstanding shares of 3dfx common stock has increased significantly and will increase further as a result of the merger. In 1997, when the purchase plan was originally effective, 3dfx reserved a number of shares of common stock for issuance under the purchase plan equal to 4.58% of its outstanding stock. The proposed amendment to the purchase plan would increase the number of shares available for purchase from 750,000 to 1,600,000 shares, which represents 4% of 3dfx's outstanding shares after giving effect to the proposed merger with GigaPixel. The proposed amendment would also provide for an automatic increase commencing in calendar 2001 in the number of shares available in the purchase plan as of the annual meeting of shareholders equal to 600,000 shares or 1.5% of the then outstanding shares, whichever is less.

     If the amendment to the purchase plan is approved, the maximum number of shares which could be issued under the purchase plan over its term would be 5,200,000.

     The purpose of the purchase plan is to provide employees of 3dfx with an opportunity to purchase common stock of 3dfx through accumulated payroll deductions. In connection with its initial public offering in June 1997, 3dfx implemented the purchase plan as an incentive to its employees and executives as a means to promote increased shareholder value. Management believes that stock ownership is one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of 3dfx's business. In addition, an employee stock purchase plan is considered a competitive necessity in the high technology industry.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of 3dfx's common stock represented and voting at the 3dfx annual meeting will be required to approve the proposed amendment to the purchase plan. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding at June 5, 2000. Votes that are cast against the proposal will be counted for purposes of determining both the presence or absence of a quorum and the total number of votes cast with respect to the proposal. Abstentions will be counted for purposes of determining both the presence or absence of a quorum and the total number of votes cast with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to this proposal.

3DFX'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENT TO THE PURCHASE PLAN.

SUMMARY OF PLAN

     The essential terms of the 3dfx Interactive, Inc. 1997 Employee Stock Purchase Plan, as amended, are summarized as follows:

Purpose

     The purpose of the purchase plan is to provide employees of 3dfx and of any subsidiaries which are designated by the board of directors to participate in the purchase plan with an opportunity to purchase common stock of 3dfx through accumulated payroll deductions. The purchase plan is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

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Administration

     The purchase plan provides for administration by the board of directors of 3dfx or a committee appointed by the board. All questions of interpretation or application of the purchase plan are determined by the board of directors or its appointed committee, and its decisions are final and binding upon all participants. No charge for administrative or other costs may be made against the payroll deductions of a participant in the purchase plan. Members of the board receive no additional compensation for their services in connection with the administration of the purchase plan.

Offering Periods

     The purchase plan has offering periods of approximately 24 months, each divided into four six-month purchase periods. The offering periods commence on or after June 1 and December 1 of each year. The board of directors has the power to alter the duration of the offering periods without shareholder approval.

Eligibility

     Employees (including officers and employee directors of 3dfx) are eligible to participate if they are customarily employed for at least 20 hours per week and are employed at the start of the offering period, provided that no employee shall be granted an option to the extent that immediately after the grant such employee owns more than 5% of the voting power of outstanding capital stock of 3dfx or to the extent such employee's rights to purchase stock under all employee stock purchase plans of 3dfx accrues at a rate which exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. Eligible employees become participants in the purchase plan by delivering to 3dfx payroll office a subscription agreement authorizing payroll deductions. An employee who becomes eligible to participate in the purchase plan after the commencement of an offering may not participate in the purchase plan until the commencement of the next offering period.

Purchase Price

     The price at which shares are sold to participating employees is 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or the last day of the purchase period. The fair market value of the common stock on a given date is determined by reference to the closing sales price of the Nasdaq National Market. The closing sale price per share of 3dfx's common stock on the Nasdaq National Market on June 1, 2000 was $8.38.

Payment of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 15% of a participant's compensation. A participant may discontinue his or her participation in the purchase plan and may increase or decrease the rate of payroll deductions at any time during the offering period. Payroll deductions shall commence on the first payday following the offering date and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the purchase plan.

Purchase of Stock; Exercise of Option

     By executing a subscription agreement to participate in the purchase plan, the employee is entitled to have shares placed under option to him or her. The maximum number of shares placed under option to a participant in an offering is that number arrived at by dividing the amount of his or her compensation which he or she has elected to have withheld for the purchase period by the lesser of 85% of the fair market value of a share of common stock at the beginning of the offering period or 85% of the fair market value of a share of common stock on the last day of the purchase period. Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the purchase period at the applicable price.

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     Notwithstanding the foregoing, no employee shall be permitted to subscribe for shares under the purchase plan (a) if, immediately after the grant of the option, the employe would own, and/or hold outstanding options to purchase, 5% or more of the voting stock or value of all classes of stock of 3dfx or (b) which permits his or her rights to purchase stock under all employee stock purchase plans of 3dfx and its subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the purchase plan, a pro rata allocation of the shares remaining shall be made in as equitable a manner as is practicable.

Withdrawal

     While each participant in the purchase plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to 3dfx a notice of withdrawal from the purchase plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by the employee during a given offering automatically terminates the employee's interest in that offering.

Termination of Employment

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the purchase plan immediately. In such event, the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

     In the event of any changes in the capitalization of 3dfx, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of common stock, effected without receipt of consideration by 3dfx, appropriate adjustments will be made by 3dfx in the shares subject to purchase and in the purchase price per share.

Nonassignability

     No rights or accumulated payroll deductions of an employee under the purchase plan may be pledged, assigned, or transferred for any reason and any such attempt may be treated by 3dfx as an election to withdraw from the purchase plan.

Shares Reserved for Issuance under the Purchase Plan

     A total of 1,600,000 shares of common stock has been reserved for issuance under the purchase plan. On the date of the annual meeting of shareholders in 2001 and each subsequent year, the number of shares reserved thereunder shall be increased automatically by the lesser of 600,000 shares or 1.5% of the outstanding shares of 3dfx on such date.

Amendment and Termination of the Purchase Plan

     The board of directors may at any time amend or terminate the purchase plan, except that such termination shall not affect options previously granted nor may any amendment make any changes in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the purchase plan without approval of the shareholders of 3dfx if such amendment would increase the number of shares reserved under the purchase plan or change the eligibility requirements. The purchase plan will terminate in 2007, unless sooner terminated by the board of directors.

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Certain United States Federal Income Tax Information

     The purchase plan, and the right of participants to make purchases under the purchase plan, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Generally, 3dfx is entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and 3dfx with respect to the shares purchased under the purchase plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which a participant may reside.

Participation in the Purchase Plan

     Participation in the purchase plan is voluntary and is dependent on each eligible employee's election to participate and such employee's determination as to the level of payroll deductions. Accordingly, future purchases under the purchase plan are not determinable. Non-employee directors are not eligible to participate in the purchase plan.

     During fiscal 2000, all current executive officers as a group, and all other employees as a group, purchased 4,059 shares and 281,105 shares, respectively, under the purchase plan.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The 3dfx board of directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of 3dfx for the fiscal year ending January 31, 2001 and recommends that 3dfx shareholders vote for ratification of this appointment. Notwithstanding the selection, the board of directors of 3dfx, in its discretion, may direct the appointment of new independent accountants at any time during the year if the board of directors feels that such a change would be in the best interests of 3dfx and its shareholders. In the event of a negative vote on ratification, the board of directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited 3dfx's financial statements annually since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     3DFX'S BOARD OF DIRECTORS RECOMMENDS THAT 3DFX SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

                        OTHER INFORMATION REGARDING 3DFX

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of 3dfx's previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors shall not be deemed "filed" with the Securities and Exchange Commission and shall not be incorporated by reference into any such filings.

Introduction

     Prior to 3dfx's initial public offering in June 1997, the 3dfx board of directors was primarily responsible for establishing and administering 3dfx's compensation policies. In this role, and consistent with 3dfx's status as a privately held corporation, the board of directors determined the Chief Executive Officer's salary directly and reviewed and approved employment compensation matters for other management personnel. The Compensation Committee was established in March 1997. During fiscal 2000, the Compensation Committee consisted of James Whims and Alex Leupp. In general, the Committee is responsible for reviewing and recommending for approval by the board of directors 3dfx's compensation practices, including executive salary levels and variable compensation programs. With respect to the compensation of 3dfx's Chief Executive Officer, the Committee reviews and submits to the board of directors for approval the various elements of the Chief Executive Officer's compensation. With respect to the compensation of Mr. Leupp in connection with his election as Chief Executive Officer in December 1999, Mr. Leupp did not participate in 3dfx's compensation deliberations. Thereafter, Mr. Whims, as the remaining member of the Committee and in consultation with Gordon A. Campbell, the chairman of 3dfx's board of directors, reviewed and submitted to the board of directors for approval the various elements of Mr. Leupp's compensation. With respect to other executive officers, the Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the basis therefor and approves or modifies the compensation packages for such individuals.

     The board of directors administers 3dfx's 1995 Employee Stock Option Plan, the 1997 Supplementary Stock Option Plan, the 1999 Supplementary Stock Option Plan, the Directors Option Plan and the 1997 Employee Stock Purchase Plan, although the board of directors has delegated to the Compensation Committee the authority to act as administrator under the 1995 Employee Stock Option Plan, the 1997 Supplementary Stock Option Plan and the 1999 Supplementary Stock Option Plan with respect to option grants to non-executive officer employees.

General Compensation Philosophy

     The primary objectives of 3dfx's executive compensation policies include the following:

     - To attract, motivate and retain a highly qualified executive management team

     - To link executive compensation to 3dfx's financial performance, as well as to defined individual management objectives established by the Committee

     - To compensate competitively with the practices of similarly situated technology companies

     - To create management incentives designed to enhance shareholder value

     3dfx competes in an aggressive and dynamic industry and, as a result, believes that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to 3dfx's future success. The Committee's compensation philosophy seeks to align the interests of shareholders and management by tying compensation to 3dfx's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through 3dfx's equity incentive programs.

Executive Compensation

     3dfx has a compensation program that consists of two principal components: cash-based compensation and equity-based compensation. These components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of 3dfx.

     Cash-based compensation. Cash-based compensation consists of salary (base pay) and incentive pay. The salaries of each of the executive officers (other than Chief Executive Officers) for the year ended January 31, 2000 were approved by the board of directors, upon the recommendation of the Chief Executive Officer. In February 1998, the board of directors adopted the 1998 Bonus Plan upon the recommendation of the Compensation Committee and in March 1999 the Bonus Plan was adopted for fiscal 2000.

     The Bonus Plan provides for bonuses based upon overall performance of 3dfx as well as individual performance as measured against specific "management-by-objective" or "MBO" objectives determined by the Committee. The portion of the bonus attributable to MBO goals is paid in quarterly increments based on the attainment of these objectives. The portion of the bonus attributable to 3dfx's financial performance is paid in quarterly installments, with an additional amount based on fiscal year performance earned and payable following the announcement of year-end results.

     Equity Incentive Programs. Long-term equity incentives, including stock options and stock purchase rights granted pursuant to 3dfx's 1995 Employee Stock Option Plan and the 1997 Employee Stock Purchase Plan, directly align the economic interests of 3dfx's management and employees with those of its shareholders. Additionally, grants may be made to executive officers under the 1997 Supplementary Stock Option Plan and under the 1999 Supplementary Stock Option Plan in connection with the initial employment of such executive officer. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of 3dfx's common stock increases above the exercise price, which is set at the fair market value of 3dfx's common stock on the date the option is granted. In addition, employees must remain employed with 3dfx for a fixed period of time in order for the options to vest fully. In general, 25% of the shares issuable upon exercise of options granted under 3dfx's stock plans became vested on the first anniversary of the date of grant and vest at the rate of 1/48 of the shares for each month thereafter. The number of options granted to each executive is determined by the board of directors upon the recommendation of the Compensation Committee. In making its determination, the board of directors and the Compensation Committee consider the executive's position at 3dfx, his or her individual performance, the number of options held by the executive, with particular attention to the executive's unvested option position, and other factors.

Compensation of Chief Executive Officers

     In determining the CEO's compensation, the Committee considers comparative financial and compensation data of selected peer companies. During fiscal 2000,
L. Gregory Ballard, 3dfx's President and Chief Executive Officer through October 31, 1999, received a salary of $276,097 plus a bonus of $63,000 under the Bonus Plan. Gordon A. Campbell, the chairman of 3dfx's board of directors, who served as 3dfx's interim President and Chief Executive Officer until the election of Alex Leupp in December 1999, did not receive any compensation for his service as interim President and Chief Executive Officer. Alex Leupp, 3dfx's new President and Chief Executive Officer, received a salary of $44,711 plus a bonus of $50,000 in fiscal 2000. For the current fiscal year, Mr. Leupp will receive a base salary of $375,000, which the Committee believes is comparable to the base salaries paid to the chief executive officers of 3dfx's peer companies. Mr. Leupp did not participate in Committee deliberations related to his salary.

     At the time the Committee determines the Chief Executive Officer's salary it also establishes a bonus target and corresponding performance objectives. The percentage of the bonus target that the Chief Executive Officer will receive is a function of both the financial performance of 3dfx and the Chief Executive Officer's individual performance as measured against specific MBO goals determined by the Committee. The portion of the bonus attributable to 3dfx's financial performance is paid in quarterly installments, with an additional amount based on fiscal year performance that is earned and payable following the announcement of fiscal year-end results. The portion of the bonus attributable to MBO goals is paid in quarterly increments based on the attainment of the specified MBO goals. For fiscal 2000, the Committee set Mr. Ballard's bonus target at $189,000, of which Mr. Ballard received $63,000. Mr. Leupp received a signing bonus of $50,000 upon commencing to serve as Chief Executive Officer. Mr. Leupp's bonus target for the current fiscal year is $187,500. Mr. Leupp did not participate in the Committee's deliberations related to the establishment or attainment of his signing bonus or bonus target.

     3dfx grants stock options to its Chief Executive Officer based primarily on the Committee's evaluation of his ability to influence 3dfx's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the Chief Executive Officer's existing unvested option position. In fiscal 2000, 3dfx granted Mr. Ballard options to acquire 90,000 shares of 3dfx common stock and granted Mr. Leupp options to acquire 806,000 shares of 3dfx common stock.

Tax Deductibility of Executive Compensation

     Section 162 of the Code limits the federal income tax deductibility of compensation paid to 3dfx's Chief Executive Officer and to each of the other four most highly-compensated executive officers. 3dfx may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet some specified conditions (including shareholder approval). Based on 3dfx's current compensation plans and policies and regulations interpreting this provision of the Code, 3dfx and the Committee believe that, for the near future, there is little risk that 3dfx will lose any significant tax deduction for executive compensation.

Summary

     The 3dfx board of directors and the Compensation Committee intend that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to 3dfx's success. The 3dfx board of directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

                                          THE COMPENSATION COMMITTEE OF THE
                                          3DFX BOARD OF DIRECTORS

                                          James Wimms

                                          Alex Leupp

3dfx STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph set forth below under the caption "Performance Graph" shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus/information statement into any filing under the Securities Act or under the Exchange Act, except to the extent that 3dfx specifically incorporates this information by reference, and shall not otherwise be deemed "filed with" or "soliciting material" under such laws.

     The following graph compares 3dfx's cumulative total shareholder return with those of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Electronic Components Index. The graph assumes that $100 was invested on June 25, 1997 (the effective date of 3dfx's initial public offering) in 3dfx's common stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Electronic Components Index, including reinvestment of dividends. Note that historic stock price performance is not necessarily indicative of future stock price performance.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG 3DFX INTERACTIVE, INC., THE NASDAQ
      STOCK MARKET (U.S.) INDEX AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

                               PERFORMANCE GRAPH

                                                    3DFX INTERACTIVE,             NASDAQ STOCK              NASDAQ ELECTRONIC
                                                          INC.                    MARKET (U.S.)                COMPONENTS
                                                    -----------------             -------------             -----------------
6/25/97                                                  100.00                      100.00                      100.00
6/97                                                     121.59                       99.81                       98.17
9/97                                                     152.27                      116.70                      127.43
12/97                                                    204.55                      109.29                       95.53
3/98                                                     256.82                      127.90                      105.12
6/98                                                     155.68                      131.41                       97.73
9/98                                                     102.27                      118.58                      101.54
12/98                                                    114.77                      154.10                      147.58
4/99                                                     157.95                      178.25                      161.81
7/99                                                     121.59                      185.64                      192.92
10/99                                                     87.50                      208.66                      230.61
1/00                                                      77.27                      278.08                      332.61

                                    EXPERTS

     The consolidated financial statements of 3dfx incorporated by reference in this proxy statement/ prospectus/information statement from 3dfx's Annual Report on Form 10-K/A (Amendment No. 1) for the year ended January 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of GigaPixel as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 and for the period from April 21, 1997 (inception) to December 31, 1997 and the period from April 21, 1997 (inception) to December 31, 1999 included in this proxy statement/prospectus/information statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the shares of 3dfx common stock offered hereby and the federal income tax consequences in connection with the merger will be passed upon for 3dfx by Locke Liddell & Sapp LLP. The federal income tax consequences in connection with the merger will be passed upon for GigaPixel by Heller Ehrman White & McAuliffe LLP.

                                   TRADEMARKS

     3dfx and GigaPixel own trademarks rights with respect to various trademarks and service marks contained in this proxy statement/prospectus/information statement. This document also includes trademarks, service marks or tradenames of companies other than 3dfx and GigaPixel, which are the property of their respective owners.

                         INDEX TO FINANCIAL STATEMENTS

             GIGAPIXEL CORPORATION HISTORICAL FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets as of December 31, 1998 and 1999.............  F-3
Statements of Operations for the Years Ended December 31,
  1997, 1998, and 1999 and for the
  Period from April 21, 1997 (Inception) to December 31,
  1999......................................................  F-4
Statements of Stockholders' Equity (Deficit) for the Years
  Ended December 31, 1997, 1998, and 1999...................  F-5
Statements of Cash Flows for the Years Ended December 31,
  1997, 1998, and 1999 and for the Period from April 21,
  1997 (Inception) to December 31, 1999.....................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GigaPixel Corporation

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of GigaPixel Corporation (a company in the development stage) at December 31, 1999, and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, for the period from April 21, 1997 (inception) to December 31, 1997 and for the period from April 21, 1997 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of GigaPixel's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
April 3, 2000

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,404,000    $ 3,311,000
  Accounts receivable.......................................       850,000             --
  Prepaid expenses and other current assets.................       155,000         71,000
                                                              ------------    -----------
     Total current assets...................................     3,409,000      3,382,000
Software and equipment, net.................................     1,288,000        878,000
                                                              ------------    -----------
     Total assets...........................................  $  4,697,000    $ 4,260,000
                                                              ============    ===========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $    117,000    $   197,000
  Accrued compensation and vacation.........................       134,000         86,000
  Other accrued liabilities.................................         8,000         51,000
  Deferred revenues.........................................        75,000             --
                                                              ------------    -----------
     Total current liabilities..............................       334,000        334,000
                                                              ------------    -----------
Commitments (Note 8)
Mandatorily redeemable convertible preferred stock, $0.001
  par; 10,219,332 and 10,219,332 authorized; 9,797,936 and
  6,190,133 shares issued and outstanding (liquidation
  value: $12,811 and $7,311)................................    12,905,000      7,274,000
                                                              ------------    -----------
Stockholders' deficit:
  Common stock, $0.001 par; 30,000,000 and 30,000,000 shares authorized; 8,077,951 and 7,864,324 shares issued and
     outstanding............................................         8,000          8,000
  Notes receivable..........................................       (39,000)       (27,000)
  Additional paid-in capital................................     9,367,000         37,000
  Deferred compensation.....................................    (7,736,000)            --
  Deficit accumulated during the development stage..........   (10,142,000)    (3,366,000)
                                                              ------------    -----------
     Total stockholders' deficit............................    (8,542,000)    (3,348,000)
                                                              ------------    -----------
     Total liabilities, mandatorily redeemable convertible
       preferred stock
       and stockholders' deficit............................  $  4,697,000    $ 4,260,000
                                                              ============    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF OPERATIONS

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                    FOR THE PERIOD        APRIL 21,
                                                                    FROM APRIL 21,           1997
                                      YEAR ENDED DECEMBER 31,      1997 (INCEPTION)     (INCEPTION) TO
                                     --------------------------     TO DECEMBER 31,      DECEMBER 31,
                                        1999           1998              1997                1999
                                     -----------    -----------    -----------------    --------------
Revenue............................  $ 1,780,000    $   667,000        $ 333,000         $  2,780,000
Operating expenses
  Research and development.........    7,373,000      3,130,000          315,000           10,818,000
  Selling, general and
     administrative................    1,304,000        880,000          177,000            2,361,000
                                     -----------    -----------        ---------         ------------
     Total operating expenses......    8,677,000      4,010,000          492,000           13,179,000
                                     -----------    -----------        ---------         ------------
Loss from operations:..............   (6,897,000)    (3,343,000)        (159,000)         (10,399,000)
Other income, net..................      121,000        127,000            9,000              257,000
                                     -----------    -----------        ---------         ------------
Net loss...........................  $(6,776,000)   $(3,216,000)        (150,000)        $(10,142,000)
                                     ===========    ===========        =========         ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE PERIOD FROM APRIL 21, 1997 (INCEPTION) TO DECEMBER 31, 1999

                                                                                                         DEFICIT
                                                                                                       ACCUMULATED
                                              COMMON                       ADDITIONAL                   DURING THE
                                       --------------------     NOTES       PAID IN       DEFERRED     DEVELOPMENT
                                         SHARES     AMOUNT    RECEIVABLE    CAPITAL     COMPENSATION      STAGE          TOTAL
                                       ----------   -------   ----------   ----------   ------------   ------------   -----------
ISSUANCE OF COMMON STOCK.............   8,870,000   $ 9,000    $     --    $    1,000   $        --    $         --   $    10,000
Issuance of Common Stock for note
  receivable.........................     150,000        --     (15,000)       15,000            --              --            --
Repurchase of common stock...........  (1,340,000)   (1,000)         --            --            --              --        (1,000)
Net loss from April 21, 1997 to
  December 31, 1997..................          --        --          --            --            --        (150,000)     (150,000)
                                       ----------   -------    --------    ----------   -----------    ------------   -----------
BALANCE AT DECEMBER 31, 1997.........   7,680,000     8,000     (15,000)       16,000            --        (150,000)     (141,000)
Issuance of Common Stock.............      84,324        --          --         9,000            --              --         9,000
Exercise of Common Stock options for
  note
  receivable.........................     100,000        --     (12,000)       12,000            --              --            --
Net loss.............................          --        --          --            --            --      (3,216,000)   (3,216,000)
                                       ----------   -------    --------    ----------   -----------    ------------   -----------
BALANCE AT DECEMBER 31, 1998.........   7,864,324     8,000     (27,000)       37,000            --      (3,366,000)   (3,348,000)
Issuance of Common Stock.............     301,127        --          --        36,000            --              --        36,000
Exercise of Common Stock options for
  note
  receivable.........................     100,000        --     (12,000)       12,000            --              --            --
Repurchase of common stock...........    (187,500)       --          --            --            --              --            --
Deferred compensation................          --        --          --     9,282,000    (9,282,000)             --            --
Amortization of deferred
  compensation.......................          --        --          --            --     1,546,000              --     1,546,000
Net loss.............................          --        --          --            --            --      (6,776,000)   (6,776,000)
                                       ----------   -------    --------    ----------   -----------    ------------   -----------
BALANCE AT DECEMBER 31, 1999.........   8,077,951   $ 8,000    $(39,000)   $9,367,000   $(7,736,000)   $(10,142,000)  $(8,542,000)
                                       ==========   =======    ========    ==========   ===========    ============   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENTS OF CASH FLOWS

                                                                             FOR THE PERIOD      FOR THE PERIOD
                                                                             FROM APRIL 21,      FROM APRIL 21,
                                               YEAR ENDED DECEMBER 31,      1997 (INCEPTION)    1997 (INCEPTION)
                                              --------------------------    TO DECEMBER 31,     TO DECEMBER 31,
                                                 1999           1998              1997                1999
                                              -----------    -----------    ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................  $(6,776,000)   $(3,216,000)      $ (150,000)        $(10,142,000)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization..........      543,000        219,000            6,000              768,000
     Option amortization....................    1,546,000             --               --            1,546,000
     Warrant amortization...................      145,000             --               --              145,000
     Changes in assets and liabilities:
       Accounts receivable..................     (850,000)            --               --             (850,000)
       Prepaid expenses and other current
          assets............................      (84,000)        13,000          (84,000)            (155,000)
       Accounts payable.....................      (80,000)       136,000           61,000              117,000
       Accrued compensation and vacation....       48,000         75,000           11,000              134,000
       Other accrued liabilities............      (43,000)        51,000               --                8,000
       Deferred revenue.....................       75,000       (667,000)         667,000               75,000
                                              -----------    -----------       ----------         ------------
          Net cash used in operating
            activities......................   (5,476,000)    (3,389,000)         511,000           (8,354,000)
                                              -----------    -----------       ----------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of software and equipment.....     (953,000)      (981,000)        (122,000)          (2,056,000)
                                              -----------    -----------       ----------         ------------
          Net cash used in investing
            activities......................     (953,000)      (981,000)        (122,000)          (2,056,000)
                                              -----------    -----------       ----------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of mandatorily
     redeemable convertible preferred stock,
     net of issuance costs..................    5,486,000      3,489,000        3,785,000           12,760,000
  Proceeds from issuance of common stock,
     net....................................       36,000          9,000           10,000               55,000
  Repurchase of common stock................           --             --           (1,000)              (1,000)
                                              -----------    -----------       ----------         ------------
          Net cash provided by financing
            activities......................    5,522,000      3,498,000        3,794,000           12,814,000
                                              -----------    -----------       ----------         ------------
Net increase (decrease) in cash and cash
  equivalents...............................     (907,000)      (872,000)       4,183,000            2,404,000
Cash and cash equivalents at beginning of
  period....................................    3,311,000      4,183,000               --                   --
                                              -----------    -----------       ----------         ------------
Cash and cash equivalents at end of
  period....................................  $ 2,404,000    $ 3,311,000       $4,183,000         $  2,404,000
                                              ===========    ===========       ==========         ============
Supplemental Information:
  Issuance of note receivable to employees
     for purchase of common stock...........  $    12,000    $    12,000       $   15,000         $     39,000

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GigaPixel Corporation ("GigaPixel") was incorporated in the state of Delaware on April 21, 1997. Since inception, GigaPixel has devoted substantially all its efforts to developing its 3D architecture technology.

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

     GigaPixel considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. At December 31, 1999 and 1997, $2,404,000 and $3,311,000, respectively, of cash and cash equivalents consisted primarily of money market funds. The carrying amount for cash and cash equivalents approximates their fair value.

Revenue recognition

     GigaPixel generates revenues from services provided under non-recurring engineering service contracts. Service revenues are recognized using the percentage of completion method. Deferred revenue represent the amount of cash received in advance of services being performed. Costs associated with revenues are included primarily in research and development expenses.

Equipment

     Machinery and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Software and computers......................................    3
Furniture and office equipment..............................    5

     Leasehold improvements are amortized over the life of the lease or the estimated useful life, whichever is shorter.

Stock-based compensation

     GigaPixel accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Comprehensive income

     In fiscal 1998, GigaPixel adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." GigaPixel has determined that it did not have any components of other comprehensive income.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Concentration of credit risk

     Financial instruments that potentially subject GigaPixel to significant concentrations of credit risk consist principally of cash equivalents and accounts receivable.

     Gigapixel invests primarily in money market funds. Cash equivalents are maintained with high quality institutions and their composition and maturities are regularly monitored by management.

     Gigapixel preforms ongoing credit evaluations of its customers' financial condition. One customer accounted for 100% of accounts receivable at December 31, 1999.

     The following table summarizes the revenues from customers in excess of 10% of the total revenues:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
A...........................................................  100%     --      --
B...........................................................   --     100%    100%

Segment reporting

     In fiscal 1999, GigaPixel adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." Based on its operating management and financial reporting structure, GigaPixel has determined that it has one reportable business segment.

 2. SOFTWARE AND EQUIPMENT

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Software............................................  $1,235,000    $  679,000
Computer and office equipment.......................     750,000       413,000
Leasehold improvements..............................      71,000        11,000
                                                      ----------    ----------
                                                       2,056,000     1,103,000
Less accumulated depreciation.......................    (768,000)     (225,000)
                                                      ----------    ----------
                                                      $1,288,000    $  878,000
                                                      ==========    ==========

 3. NOTES RECEIVABLE

     In December 1997 and January 1998, GigaPixel advanced $15,000 and $12,000, respectively, under full recourse promissory notes to two of its employees for the purchase of common stock of GigaPixel. The principal balance of these notes, together with interest accrued and unpaid to date, is due in December 2002 and January 2002, respectively. Interest accrues under the notes on any unpaid principal balance at rates of 10% and 8%, respectively per annum, compounded annually.

     In June 1999, GigaPixel advanced $12,000 under a full recourse promissory note to one of its employees for the purchase of common stock of GigaPixel. The principal balance of this note, together with interest accrued and unpaid, is due in June 2004. Interest accrues under the note on any unpaid balance at a rate of 8% per annum, compounded annually.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 4. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     At December 31, 1999, GigaPixel had authorized 1,100,000 shares of Series A Convertible Preferred Stock ("Series A"), 2,794,448 shares of Series B Convertible Preferred Stock ("Series B") and 6,324,884 shares of Series C Convertible Preferred Stock ("Series C").

     The following is a summary of activity in preferred stock:

                                                       SHARES        AMOUNT
                                                      ---------    -----------
Issuance of Series A at $0.50 per share net issuance
  costs of $4,000...................................  1,100,000    $   546,000
Issuance of Series B at $1.167 per share net
  issuance costs of $22,000.........................  2,794,448      3,239,000
                                                      ---------    -----------
Balance at December 31, 1997........................  3,894,448      3,785,000
Issuance of Series C at $1.5246 per share net
  issuance costs of $11,000.........................  2,295,685      3,489,000
                                                      ---------    -----------
Balance at December 31, 1998........................  6,190,133      7,274,000
Issuance of Series C at $1.5246 per share net
  issuance costs of $14,000.........................  3,607,503      5,486,000
Issuance of warrant in connection with licensing
  agreement.........................................         --        145,000
                                                      ---------    -----------
Balance at December 31, 1999........................  9,797,636    $12,905,000
                                                      =========    ===========

     The holders of preferred stock have various rights, preferences and privileges as follows:

Voting

     Preferred stock has voting rights, on an as-if converted basis, identical to common stock.

Liquidation

     In the event of liquidation, holders of Series A, B, and C preferred stock are entitled to receive $0.50, $1.17 and $1.52 per share, respectively, plus any dividends declared but unpaid on such shares. Series C liquidation rights precede Series B, which precede Series A. After all preferred series are paid, the remaining assets shall be distributed ratably to holders of common and preferred shares on an as-if converted basis up to an amount where the preferred holders have received three times the original issuance cost of each preferred series share. All remaining assets will then be distributed to the common stockholders.

Conversion

     Each share of Series A, B, and C preferred stock is presently convertible at the option of the holder into common stock based on respective conversion rates. Each series of preferred stock will automatically convert into common stock in the event of (i) the affirmative vote of a majority of the holders of the preferred stock, or (ii) a public offering of GigaPixel's common stock at a price per share of not less than $3.60 and with gross proceeds of at least $15 million.

Dividends

     Holders of Series A, B, and C preferred stock are entitled to receive noncumulative dividends in preference to any dividend on any other capital stock at rates of $0.04, $0.09, and $0.12 per share, respectively, per annum when and if declared by the board of directors.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Warrant

     In March 1999, in connection with the second round of Series C financing and licensing agreement, GigaPixel granted a warrant to purchase 421,696 Series C shares to an investor and customer. The warrant which expires in June 2000 is immediately exercisable and allows the holder the right to purchase the shares at $2.29 per share. GigaPixel valued the warrant under the "Black-Scholes" formula at approximately $145,000. The warrant value has been recorded as contra-revenue.

 5. COMMON STOCK

     Since inception, GigaPixel has sold and granted shares of common stock to founders, employees, and consultants. Shares sold to founders and employees vest over different schedules, but generally are fully vested after four years. Shares granted to consultants vest immediately and are recorded as compensation expense at the time of grant. Expense recorded at December 31, 1999, 1998 and 1997 was $7,000, $2,000 and $0, respectively. GigaPixel has the right to repurchase the unvested shares at the original issuance price. At December 31, 1999, 1998 and 1997, 3,214,450, 4,998,200 and 6,680,000 shares, respectively, were subject to repurchase. During the years ended December 31, 1999 and 1998 and 1997, 187,500, none and 1,340,000 shares were repurchased by GigaPixel.

 6. STOCK OPTION PLAN

     In December 1997, GigaPixel adopted the 1997 Employee Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of GigaPixel. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees. Nonqualified stock options ("NSO") may be granted to Company employees, directors, and consultants. GigaPixel has reserved 2,500,000 shares of Common Stock for issuance under the Plan.

     Under the terms of the Plan, incentive stock options may be granted at prices not lower than the fair market value at the date of grant as determined by the Board of Directors. Nonstatutory options and stock purchase rights may be granted at prices ranging from 85% to 110% of the fair market value at the time of the grant. The options expire ten years after the date of grant and generally vest 25% at the end of the first year and at the end of the second year with the remainder vesting 6.25% per quarter for the next 2 years. No person shall be eligible for a grant if they are in possession of more than 10% of the voting power of GigaPixel unless the exercise price is at least 110% of the fair market value on the grant date and the option is not exercisable after five years from the grant date.

     Options can be exercised prior to vesting. However, GigaPixel has the right to repurchase all or any portion of unvested shares issued under the Plan at the original purchase price per share. At December 31,

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1999, 442,500 shares have been exercised under the Plan, of which 296,250 are subject to repurchase. 186,450 shares were vested at December 31, 1999.

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                    AVAILABLE                    EXERCISE
                                                    FOR GRANT     OUTSTANDING     PRICE
                                                    ----------    -----------    --------
Authorized........................................   1,500,000            --      $  --
December 31, 1997.................................   1,500,000            --         --
  Granted.........................................    (645,800)      645,800       0.12
  Exercised.......................................          --      (100,000)      0.12
December 31, 1998.................................     854,200       545,800       0.12
  Authorized......................................   1,000,000            --         --
  Granted.........................................  (1,959,200)    1,959,200       0.12
  Exercised.......................................          --      (342,500)      0.12
  Cancelled.......................................     105,000      (105,000)      0.12
December 31, 1999.................................          --     2,057,500       0.12

     During fiscal 1999, an employee was granted 42,359 NSOs outside of the Plan. None of these shares have been exercised and none have vested at December 31, 1999.

Fair value disclosures

     GigaPixel calculated the minimum fair value of each option grant on the grant date using the Black-Scholes option pricing model with the following assumptions for the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1999          1998
                                                        -------    ------------
Expected life.........................................  4 years      4 years
Volatility............................................        0%           0%
Risk-free interest rate...............................      5.5%        4.65%
Dividend yield........................................        0%           0%

     Had compensation cost for GigaPixel's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS 123, GigaPixel's pro forma net loss would have been as follows:

                                                       1999           1998
                                                    -----------    -----------
Net income as reported............................  $(5,230,000)   $(3,216,000)
Pro forma net income..............................  $(5,259,000)   $(3,223,000)

Stock compensation

     During the year ended December 31, 1999, GigaPixel granted options to employees and directors and recognized unearned compensation of approximately $9,282,000, on the basis that they were subsequently deemed to have been granted below the fair value of the common stock. Such unearned stock compensation is being amortized using an accelerated method over the vesting period of four years and may decrease due to employees that terminate prior to vesting.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7. INCOME TAXES

     Deferred tax assets consist of the following:

                                                             DECEMBER 31,
                                                --------------------------------------
                                                   1999           1998          1997
                                                -----------    -----------    --------
Net operating loss and credit carryforwards...  $ 3,320,000    $ 1,271,000    $ 54,000
Accruals......................................       42,000         24,000       4,000
                                                -----------    -----------    --------
Gross deferred tax assets.....................    3,362,000      1,295,000      58,000
Valuation allowance...........................   (3,362,000)    (1,295,000)    (58,000)
                                                -----------    -----------    --------
Net deferred tax assets.......................  $        --    $        --    $     --
                                                ===========    ===========    ========

     Management believes that, based on GigaPixel's history of operating losses, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

     At December 31, 1999, 1998 and 1997, GigaPixel had approximately $8,556,000, $3,276,000 and $139,000 of federal and state operating loss carryforwards which expire in varying amounts beginning in 2017 and 2005, respectively.

     The difference between the federal statutory income tax rate and GigaPixel's effective tax rate at December 31, 1999 and 1998 is due to the operating losses not benefited.

     The amounts of and the benefit from net operating losses and credits that can be carried forward may be impaired or limited in certain circumstances. Events which may cause changes in GigaPixel's net operating loss and credit carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

 8. COMMITMENTS

     In January 1998, GigaPixel entered into a three year lease for its principal facility. The lease expires on December 31, 2000. Rent expense totaled $250,000, $209,000 and $19,000 for each of the years ended December 31, 1999, 1998 and 1997, respectively.

     Future minimum lease commitments required under this operating lease are as follows:

                                                            OPERATING
                                                              LEASE
                                                            ---------
Year ended December 31,
     2000.................................................  $292,000
                                                            --------
                                                            $292,000
                                                            ========

 9. RELATED PARTY TRANSACTIONS

     A member of GigaPixel's board of directors, who is also a significant shareholder, is a member of the board of directors of a customer of GigaPixel. A member of GigaPixel's board of directors is also the Chief Technical Officer of a customer of GigaPixel.

     A member of GigaPixel's board of directors is also a partner of a law firm which has provided legal services to GigaPixel.

     During fiscal 1998, GigaPixel paid a $110,000 technology fee to another company, of which the President and Chief Executive Officer of GigaPixel is a director.

                             GIGAPIXEL CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. SUBSEQUENT EVENT

     On March 27, 2000, GigaPixel announced it will be acquired by 3dfx Interactive ("3dfx") for a purchase price to be based on approximately 15.7 million 3dfx shares and options. The acquisition will be a tax-free reorganization, and will be accounted for as a purchase. GigaPixel is required to make payment to 3dfx of a break-up fee of $5.0 million and to reimburse 3dfx for its costs and expenses incurred under the merger agreement if GigaPixel violates the agreements under the merger agreement relating to third party acquisition proposals. If GigaPixel enters into a written agreement to consummate a third party acquisition before March 27, 2001, it is required to pay 3dfx in cash the additional sum of $2.5 million. GigaPixel will also pay performance bonuses to certain executive officers and key employees immediately following the closing of the merger, subject to the individuals' obligation to repay the amounts if they do not provide services to 3dfx for a period of at least two years following the closing of the merger. The President and CEO, and the Secretary of GigaPixel will join 3dfx's board of directors.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                    DATED AS OF THE 27TH DAY OF MARCH, 2000

                                  BY AND AMONG

                             3DFX INTERACTIVE, INC.

                                      AND

                          GALAPAGOS ACQUISITION CORP.

                                      AND

                             GIGAPIXEL CORPORATION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     THE MERGER..................................................   A-1
  1.1.        Delivery and Filing of Certificate of Merger................   A-1
  1.2.        Effective Time of the Merger................................   A-1
              Certificate of Incorporation, By-laws and Board of Directors
  1.3.        of Surviving Corporation....................................   A-2
              Certain Information With Respect to the Capital Stock of the
  1.4.        Company, 3dfx and Newco.....................................   A-2
  1.5.        Effect of Merger............................................   A-2
ARTICLE II    CONVERSION OF STOCK.........................................   A-3
              Manner of Conversion As of the Effective Time of the
  2.1.        Merger......................................................   A-3
  2.2.        Stock Option Plan...........................................   A-3
  2.3.        Adjustment to Stock Conversion..............................   A-4
  2.4.        Dissenting Shares...........................................   A-4
ARTICLE III   DELIVERY OF SECURITIES......................................   A-4
  3.1.        Delivery Procedure..........................................   A-4
ARTICLE IV    CLOSING.....................................................   A-5
ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   A-5
  5.1.        Authorization...............................................   A-5
  5.2.        Organization, Existence and Good Standing of the Company....   A-6
  5.3.        Capital Stock of the Company................................   A-6
  5.4.        Subsidiaries................................................   A-6
  5.5.        Financial Statements........................................   A-6
  5.6.        Accounts and Notes Receivable...............................   A-7
  5.7.        Licenses and Permits........................................   A-7
  5.8.        Tax Matters.................................................   A-7
  5.9.        Assets and Properties.......................................  A-10
  5.10.       Real Property Leases; Options...............................  A-11
  5.11.       Environmental Laws and Regulations..........................  A-11
  5.12.       Contracts...................................................  A-12
  5.13.       No Violations...............................................  A-12
  5.14.       Government Contracts........................................  A-12
  5.15.       Consents....................................................  A-12
  5.16.       Litigation and Related Matters..............................  A-13
  5.17.       Compliance with Laws........................................  A-13
  5.18.       Intellectual Property Rights; Year 2000.....................  A-13
  5.19.       Employee Benefit Plans......................................  A-14
  5.20.       Employees; Employee Relations...............................  A-15
  5.21.       Insurance...................................................  A-16
  5.22.       Interests in Customers, Suppliers, Etc......................  A-16
  5.23.       Business Relations..........................................  A-17
  5.24.       Officers and Directors......................................  A-16
  5.25.       Bank Accounts and Powers of Attorney........................  A-17
  5.26.       Absence of Certain Changes or Events........................  A-17
  5.27.       Disclosure..................................................  A-17
  5.28.       Continuity of Business Enterprise...........................  A-17
  5.29.       Spin-off by the Company.....................................  A-17
  5.30.       Securities Representation...................................  A-18

                                                                            PAGE
                                                                            ----
ARTICLE VI    REPRESENTATIONS OF 3DFX AND NEWCO...........................  A-18
  6.1.        Due Organization............................................  A-18
  6.2.        3dfx Common Stock...........................................  A-18
  6.3.        Validity of Obligations.....................................  A-18
  6.4.        Authorization...............................................  A-18
  6.5.        No Conflicts................................................  A-18
  6.6.        Capitalization of 3dfx; Ownership of 3dfx Common Stock......  A-19
  6.7.        Financial and Other Information; SEC Reports................  A-19
  6.8.        Conformity with Law and Litigation..........................  A-19
  6.9.        Transactions in Capital Stock...............................  A-20
  6.10.       Taxes.......................................................  A-20
ARTICLE VII   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..........  A-23
              Representations and Warranties; Performance of
  7.1.        Obligations.................................................  A-23
  7.2.        Satisfaction................................................  A-23
  7.3.        Consents and Approvals; No Litigation.......................  A-23
  7.4.        Opinion of Counsel..........................................  A-23
  7.5.        Indemnity Escrow Agreement..................................  A-23
  7.6.        [Intentionally Omitted].....................................  A-23
  7.7.        [Intentionally Omitted].....................................  A-23
  7.8.        [Intentionally Omitted].....................................  A-23
  7.9.        Securityholder Approval.....................................  A-23
  7.10.       Registration of Shares of 3dfx Common Stock.................  A-23
  7.11.       Broker Release..............................................  A-23
  7.12.       HSR Act.....................................................  A-23
  7.13.       No Material Adverse Change..................................  A-24
  7.14.       Tax Opinion.................................................  A-24
ARTICLE VIII  CONDITIONS PRECEDENT TO OBLIGATIONS OF 3DFX AND NEWCO.......  A-24
              Representations and Warranties; Performance of
  8.1.        Obligations.................................................  A-24
  8.2.        Satisfaction................................................  A-24
  8.3.        Consents and Approvals; No Litigation.......................  A-24
  8.4.        Securityholders' Release....................................  A-24
  8.5.        Termination of Related Party Agreements and Benefit Plans...  A-24
  8.6.        Opinion of Counsel..........................................  A-24
  8.7.        Resignations................................................  A-24
  8.8.        Noncompetition Agreements...................................  A-24
  8.9.        Indemnity Escrow Agreement..................................  A-25
  8.10.       Performance Bonus Agreements................................  A-25
  8.11.       Employment Agreements and Consulting Agreement..............  A-25
  8.12.       Lock-Up Agreements..........................................  A-25
  8.13.       Shareholder Approval........................................  A-25
  8.14.       Broker Release..............................................  A-25
  8.15.       Good Standing Certificates; Certificate of Satisfaction.....  A-25
  8.16.       Microsoft Termination Agreement.............................  A-25
  8.17.       HSR Act.....................................................  A-25
  8.18.       Effectiveness of the S-4....................................  A-25
  8.19.       No Material Adverse Effect..................................  A-25
  8.20.       Tax Opinion.................................................  A-25

                                                                            PAGE
                                                                            ----
ARTICLE IX    COVENANTS OF THE PARTIES....................................  A-26
              Permitted Payments of Compensation by the Company; No Change
  9.1.        in Operations...............................................  A-26
  9.2.        Preparation and Filing of Tax Returns.......................  A-26
  9.3.        Conduct of the Business.....................................  A-27
  9.4.        Access to Information.......................................  A-28
  9.5.        No Transfer or Encumbrance of Company Securities; Voting....  A-28
  9.6.        Registration of 3dfx Common Stock; 1933 Act.................  A-28
  9.7.        The Company Options.........................................  A-29
  9.8.        Interim Agreements..........................................  A-29
              Issuance of Securities to Microsoft; Use of Microsoft
  9.9.        Proceeds....................................................  A-29
  9.10.       Establishment of Performance Bonus Arrangements.............  A-30
  9.11.       No Solicitation.............................................  A-30
  9.12.       Confidential Information....................................  A-31
              Indemnification Under Charter and Bylaws; Existing
  9.13.       Agreements..................................................  A-32
  9.14.       Bring-Down Schedule.........................................  A-32
  9.15.       Tax Opinions................................................  A-32
ARTICLE X     ESCROW ARRANGEMENTS.........................................  A-33
  10.1.       3dfx Losses.................................................  A-33
  10.2.       Notice of Loss..............................................  A-33
  10.3.       Right to Defend.............................................  A-33
  10.4.       Limitations on Indemnification..............................  A-34
ARTICLE XI    TERMINATION.................................................  A-34
  11.1.       Termination.................................................  A-34
  11.2.       Effect of Termination.......................................  A-34
ARTICLE XII   GENERAL.....................................................  A-35
  12.1.       Cooperation.................................................  A-35
  12.2.       Survival of Covenants, Agreements...........................  A-35
  12.3.       Successors and Assigns......................................  A-35
  12.4.       Entire Agreement............................................  A-35
  12.5.       Counterparts................................................  A-35
  12.6.       Brokers and Agents..........................................  A-35
  12.7.       Expenses....................................................  A-35
  12.8.       Notices.....................................................  A-36
  12.9.       GOVERNING LAW; CONSENT TO JURISDICTION......................  A-36
  12.10.      Exercise of Rights and Remedies.............................  A-37
  12.11.      Reformation and Severability................................  A-37
  12.12.      Remedies Cumulative.........................................  A-37
  12.13.      Specific Performance; Other Rights and Remedies.............  A-37
  12.14.      Captions....................................................  A-37

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of the 27th day of March, 2000, by and among 3dfx INTERACTIVE, INC., a California corporation ("3dfx"), GALAPAGOS ACQUISITION CORP., a Delaware corporation ("Newco"), and GIGAPIXEL CORPORATION, a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in Annex II hereto.

     WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on March 23, 2000 solely for purposes of effecting the Merger, and is a wholly-owned subsidiary of 3dfx, a corporation organized and existing under the laws of the State of California;

     WHEREAS, the respective Boards of Directors of Newco and the Company (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the respective Constituent Corporations and their respective securityholders that Newco merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware, such transaction sometimes being herein called the "Merger";

     WHEREAS, the Boards of Directors of 3dfx, Newco and the Company have approved and adopted this Agreement and intend for this Agreement to be a plan of reorganization within the provisions of Section 368 of the Code;

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to 3dfx's and Newco's willingness to enter into this Agreement, certain securityholders of the Company are entering into Voting Agreements, in each case in substantially the form attached hereto as Annex III (the "Company Voting Agreements"); and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Techfarm, Inc. and all officers and directors of 3dfx are entering into Voting Agreements, in each case in substantially the form attached hereto as Annex IV (the "3dfx Voting Agreements").

     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. Delivery and Filing of Certificate of Merger. On or before the Closing Date (as defined in Article IV), the Constituent Corporations will cause a Certificate of Merger with respect to the Merger (the "Certificate of Merger") to be signed, verified and filed with the Secretary of State of the State of Delaware. The Surviving Corporation (as defined in Section 1.2) shall take all action necessary to make the Merger effective under Delaware law as of the time set forth in Section 1.2.

     1.2. Effective Time of the Merger. The "Effective Time of the Merger" shall be the Closing Date as defined in Section 4. At the Effective Time of the Merger, Newco shall be merged with and into the Company, in accordance with the Certificate of Merger, the separate existence of Newco shall cease and the corporate name of the Company shall continue to be GigaPixel Corporation. The Company shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

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     1.3. Certificate of Incorporation, By-laws and Board of Directors of
Surviving Corporation. At the Effective Time of the Merger:

          (a) The Certificate of Incorporation of the Company then in effect shall become the Certificate of Incorporation of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

          (b) The By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

          (c) The Board of Directors of the Surviving Corporation shall consist of the persons set forth on Schedule 1.3(d) hereto, to hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-laws of the Surviving Corporation; and

          (d) The officers of the Surviving Corporation shall be the persons set forth on Schedule 1.3(d) hereto, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer's successor is duly elected and qualified.

     1.4. Certain Information With Respect to the Capital Stock of the Company, 3dfx and Newco. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Company, 3dfx and Newco as of the date of this Agreement are as follows:

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of the following: Thirty Million (30,000,000) shares of Common Stock, $.001 par value per share (the "Company Common Stock"), of which Nine Million One Hundred Forty Thousand One Hundred Twenty-Six (9,140,126) shares are issued and outstanding; One Million One Hundred Thousand (1,100,000) shares of Series A Preferred Stock, $.001 par value per share (the "Series A Company Stock"), of which One Million One Hundred Thousand (1,100,000) shares are issued and outstanding; Two Million Seven Hundred Ninety-Four Thousand Four Hundred Forty-Eight (2,794,448) shares of Series B Preferred Stock, $.001 par value per share (the "Series B Company Stock"), of which Two Million Seven Hundred Ninety-Four Thousand Four Hundred Forty-Eight (2,794,448) shares are issued and outstanding; Six Million Three Hundred Twenty-Four Eight Hundred Eighty-Four (6,324,884) shares of Series C Preferred Stock, $.001 par value per share (the "Series C Company Stock"), of which Five Million Nine Hundred Three Thousand One Hundred Eighty-Eight (5,903,188) shares are issued and outstanding; and a warrant to purchase Four Hundred Twenty-One Thousand Six Hundred Ninety-Six (421,696) shares of Series C Company Stock (the "Warrant");

          (b) As of January 31, 2000, the authorized capital stock of 3dfx consists of Fifty Million (50,000,000) shares of Common Stock, no par value per share (the "3dfx Common Stock"), of which Twenty-Four Million Four Hundred Forty-Two Thousand Three Hundred Seventy (24,442,370) shares are issued and outstanding, and Five Million (5,000,000) shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding; and

          (c) As of the date of this Agreement, the authorized capital stock of Newco consists of One Thousand (1,000) shares of Common Stock, $.01 par value per share (the "Newco Stock"), of which Ten (10) shares are issued and outstanding.

     1.5. Effect of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Newco shall be merged with and into the Company, and the Company, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of Newco shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as of a private

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nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, and all other things in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

                                   ARTICLE II

                              CONVERSION OF STOCK

     2.1. Manner of Conversion. The manner of converting (a) the shares of the Company Common Stock, the Series A Company Stock, the Series B Company Stock and the Series C Company Stock, together with any shares of equity securities that may be issued to Microsoft as contemplated by Section 9.9 hereof, (b) the Warrant and (c) the Newco Stock, in each case issued and outstanding immediately prior to the Effective Time of the Merger, into (i) 3dfx Common Stock and (ii) shares of Common Stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Stock"), shall be as follows:

     As of the Effective Time of the Merger:

          (a) All shares of the Company Common Stock, the Series A Company Stock, the Series B Company Stock and the Series C Company Stock and the Warrant issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, together with any shares of equity securities to be issued to Microsoft as contemplated by Section 9.9 hereof, automatically shall be converted into the right to receive that number of shares of 3dfx Common Stock determined pursuant to Annex V, certificates for such shares to be distributed to the holders thereof as provided in Section 3.1 hereto, and upon conversion thereof in accordance with this Agreement, shall cease to be outstanding and shall be automatically cancelled and retired, with the holders thereof ceasing to have any rights with respect to such Company Common Stock, Series A Company Stock, Series B Company Stock or Series C Company Stock, any shares of equity securities issued to Microsoft or such Warrant except as provided herein or by law;

          (b) All securities of the Company that are held by the Company as treasury securities shall be cancelled and retired, and no shares of 3dfx Common Stock or other consideration shall be delivered or paid in exchange therefor; and

          (c) Each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of 3dfx, automatically be converted into one fully paid and nonassessable share of the Surviving Corporation Stock that shall constitute all of the issued and outstanding shares of the Surviving Corporation Stock immediately after the Effective Time of the Merger.

     2.2. Stock Option Plan. At the Effective Time of Merger, all options to purchase the Company Common Stock then outstanding under the Company's 1997 Employee Incentive Plan (the "Option Plan") shall be treated as set forth in
Section 9.7.

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     2.3. Adjustment to Stock Conversion. The parties hereby agree that the number of shares of 3dfx Common Stock into which the Company Common Stock, Series A Company Stock, Series B Company Stock or Series C Company Stock and any shares of equity securities issued to Microsoft pursuant to Section 9.9 hereof and the Warrant shall be converted pursuant to Section 2.1 shall be reduced in accordance with the provisions of Annex V to the extent that the Company has less than the Required Cash Balance as of the Closing Date. "Required Cash Balance" shall mean a cash balance of $2,500,000 ((a) plus the amount of any cash payment made by Microsoft (as defined in Section 8.16) as described in
Section 8.16 hereof less $500,000 of such monies received from Microsoft and paid to GigaPixel employees as performance bonuses in connection with the execution of that certain License and Development Agreement by and between the Company and WebTV Networks, Inc. and dated as of February 18, 2000 (the "WebTV Agreement") and (b) less the $3,500,000 to be paid as performance bonus amounts under the Performance Bonus Agreements and the Consulting Agreement and under George T. Haber's Noncompetition Agreement (as defined in Section 8.11) immediately following the Closing) after (i) any and all operating expenses, capital expenditures and other expenditures paid by the Company prior to the Closing and in each case as contemplated or permitted by this Agreement and/or incurred in the reasonable conduct of the Company's business a manner consistent with past practice and, subject to the uncertainties inherent in forecasting operating results, substantially as contemplated by the Company's projected June 30, 2000 balance sheet previously provided to 3dfx, and (ii) the Company Advisory Fees (as defined and subject to the limitations set forth in Section 12.7) paid in accordance with the provisions of Section 12.7; provided, that, if the Merger is not consummated on or before June 30, 2000, such Required Cash Balance shall be reduced by the amount of the Company's operating expenses incurred thereafter in the ordinary course of its business.

     2.4. Dissenting Shares. Notwithstanding Section 2.1, shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware law (such shares, "Dissenting Shares"), shall not be converted into a right to receive 3dfx Common Stock, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective time of the Merger such holder fails to perfect or withdraws or loses the right to appraisal, then such shares shall be treated under this Agreement as if they had been converted as of the Effective Time of the Merger into a right to receive 3dfx Common Stock. The Company shall give 3dfx prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, Series A Company Stock, Series B Company Stock or Series C Company Stock, and 3dfx shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of 3dfx, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III

                             DELIVERY OF SECURITIES

     3.1. Delivery Procedure. At or after the Effective Time of the Merger and at the Closing:

          (a) The holders of all outstanding certificates representing shares of the Company Common Stock, the Series A Company Stock, the Series B Company Stock, and the Series C Company Stock, any equity securities issued to Microsoft pursuant to Section 9.9 hereof and the Warrant, shall, upon surrender of such certificates, be entitled to receive the number of shares of 3dfx Common Stock determined pursuant to Annex V, less the number of shares of 3dfx Common Stock determined and set forth in Annex V, which number of shares shall constitute ten percent (10%) of the total number of shares of 3dfx Common Stock issued in connection with the transactions contemplated hereby, to be held by an escrow agent mutually acceptable to 3dfx and the Company (the "Escrow Agent") pursuant to the terms of an escrow agreement to be by and among 3dfx and Newco and in substantially the form set forth in Annex VI (the "Indemnity Escrow Agreement"), as security and as an offset for any breach of the representations, warranties, covenants and agreements of the Company, and for the Company's indemnification obligations, each as set forth herein; and

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          (b) Until the certificates representing the Company Common Stock, the
     Series A Company Stock, the Series B Company Stock, the Series C Company Stock, any equity securities issued to Microsoft pursuant to Section 9.9 hereof and the Warrant have been surrendered by the holders thereof and replaced by the 3dfx Common Stock, the certificates for the Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock, any equity securities issued to Microsoft pursuant to
     Section 9.9 hereof and the Warrant shall for all corporate purposes be deemed to evidence the right to receive that number of shares of 3dfx Common Stock as set forth in Annex V hereto, notwithstanding the number of shares of the Company Common Stock, the Series A Company Stock, the Series B Company Stock, or the Series C Company Stock, the shares (if any) issued to Microsoft or the Warrant that such certificates represent. Notwithstanding any other provision of this Agreement, dividends or other distributions declared or made after the Effective Time of the Merger with respect to the 3dfx Common Stock with a record date after the Effective Time of the Merger shall not be paid to the holder of any unsurrendered certificate of Company Common Stock, Series A Company Stock, Series B Company Stock or Series C Company Stock, Microsoft or its designee or affiliate with respect to the equity securities that may be issued thereto pursuant to Section 9.9 hereof, or any unsurrendered Warrant with respect to the shares of 3dfx Common Stock represented thereby until the holder of record of such certificate shall surrender such certificate. Following surrender of any such certificate, there shall be paid to the record holder of the certificates representing shares of 3dfx Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such shares of 3dfx Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of 3dfx Common Stock.

                                   ARTICLE IV

                                    CLOSING

     On such date as the parties hereto may agree (the "Closing Date"), the parties shall take all actions necessary (i) to effect the Merger (including, if permitted by applicable state law, the filing with the appropriate state authorities of the Certificate of Merger) and (ii) to effect the conversion and delivery of securities referred to in Article III (the "Closing"). The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 525 University Avenue, Palo Alto, California 94301, unless another place is agreed to in writing by the parties. On the Closing Date, the Certificate of Merger shall be filed with the Delaware Secretary of State, or if already filed shall become effective, and the parties hereto shall perform all of their respective obligations in connection with all other transactions contemplated by this Agreement, to occur at or upon the Closing, including the conversion and delivery of securities.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to 3dfx and Newco that all of the following representations and warranties set forth in this Article V are true and correct at the date of execution hereof and at the time of the Closing.

     5.1. Authorization. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance, injunctive relief and other equitable remedies are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). The Company has full corporate power,

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capacity and authority to execute this Agreement, the Agreement of Merger, the
Certificate of Merger and all other agreements and documents contemplated hereby.

     5.2. Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, to lease and to operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation or other applicable entity and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. Set forth on Schedule 5.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation and a list of all names of all predecessor companies or other entities for the past four (4) years of the Company, including the names of any entities from whom the Company previously acquired material assets. In addition, set forth on Schedule 5.2 is a complete list of all the names under which the Company does or has done business. Except as disclosed in Schedule 5.2, the Company has not been a subsidiary or division of another corporation or a party to an acquisition agreement. True, complete and correct copies of the Certificate of Incorporation and the By-laws of the Company are all attached hereto on Schedule 5.2 (the "Charter Documents"). Except as set forth on Schedule 5.2 the minute books of the Company, as heretofore made available to 3dfx, are correct and complete in all material respects.

     5.3. Capital Stock of the Company. The Company's authorized capital stock is as set forth in Section 1.4(a). All of the Company Common Stock, the Series A Company Stock, the Series B Company Stock and the Series C Company Stock and the Warrant have been validly issued and are fully paid and nonassessable, and no holder thereof is entitled to any preemptive rights, statutory or otherwise. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, to redeem or otherwise to acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on
Schedule 5.3. The securityholders of the Company own their respective securities free and clear of any Liens.

     5.4. Subsidiaries. The Company does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company or other non-corporate entity.

     5.5. Financial Statements.

     (a) The Company has previously furnished to 3dfx the reviewed balance sheet of the Company as of December 31, 1999, and the related statements of operations, shareholders' equity and cash flows for the two (2) fiscal years then ended, as reviewed by PricewaterhouseCoopers (the "Company's Accountant"), certified public accountants, together with the Company's unaudited balance sheet, management's statements of operations and shareholders' equity for the two-month period ended February 29, 2000 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP.

     (b) Except to the extent (and not in excess of the amounts) reflected in the December 31, 1999 balance sheet included in the Financial Statements or as disclosed on Schedule 5.5, the Company has no material liabilities or obligations (including, without limitation, Taxes payable and deferred Taxes and interest accrued since December 31, 1999) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent

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with past practice, subsequent to December 31, 1999. For each such contingent liability, the Company has provided to 3dfx the following information:

          (i) A summary description of the contingent liability together with the following:

             (A) Copies of all relevant documentation relating thereto;

             (B) Amounts claimed and any other action or relief sought; and

             (C) Name of claimant and all other parties to the claim, suit or proceeding.

          (ii) The name of each court or agency before which such claim, suit or proceeding is pending; and

          (iii) The date such claim, suit or proceeding was instituted.

     5.6. Accounts and Notes Receivable. Set forth on Schedule 5.6 is an accurate list of the accounts and notes receivable of the Company as of February 29, 2000, and included within the Financial Statements, and including receivables from and advances to any securityholder of the Company or any officer, director, employee and affiliate of the Company or of any securityholder. Schedule 5.6 sets forth an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories. Except to the extent reflected on Schedule 5.6, to the Best of the Company's Knowledge, all such accounts and notes are legal, valid and binding obligations of the obligors and are collectible in the amount shown on Schedule 5.6, net of any applicable reserves reflected in the February 29, 2000 balance sheet. To the Best of the Company's Knowledge, the Company's invoices to customers are accurate in respect to services provided. Except as set forth on Schedule 5.6, the Company has delivered invoices to its customers or received monies therefrom only with respect to completed work.

     5.7. Licenses and Permits. The Company holds all Licenses and Permits required for the operation of the Business. An accurate list and summary description is set forth on Schedule 5.7 hereto of all such Licenses and Permits. To the Best of the Company's Knowledge, the Licenses and Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, to terminate or not to renew any such Licenses and Permits. The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions of, or set forth in, such Licenses and Permits and is not in violation of any of the foregoing. Except as set forth on Schedule 5.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Licenses and Permits, except where such default, breach, violation or adverse effect would not have a Material Adverse Effect.

     5.8. Tax Matters.

     (a) The Company has filed all income Tax returns required to be filed by the Company and all returns, reports and forms of other Taxes required to be filed by the Company in a timely manner and has paid or provided for in accordance with GAAP all Taxes shown to be due on such returns, and all such returns are accurate and correct in all material respects. The Company has paid all income Taxes attributable to the income reported on the Company's income Tax returns. Except as set forth on Schedule 5.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company, and no written notice of any claim for Taxes, whether pending or threatened, has been received; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or to withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. To the Best of the Company's Knowledge, no Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to the Closing Date other than for Taxes disclosed on Schedule 5.8.

     (b) The Company is not a party to any Tax allocation or sharing agreement.

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     (c) None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

     (d) The Merger is motivated by bona fide business purposes of the Company.

     (e) Immediately following the Merger, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of making this representation, amounts paid by the Company to pay reorganization expenses, amounts paid by the Company pursuant to Section 9.10 and all redemptions and distributions (except for regular, normal dividends) in anticipation of or as part of the plan of reorganization by the Company will be included as assets of the Company immediately prior to the Merger.

     (f) At the Closing Date and except as set forth on Schedule 1.4(a), the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Company, in each case that, if exercised or converted, would affect 3dfx's acquisition or retention of ownership of more than eighty percent (80%) of the total combined voting power of all classes or series of the Company Common Stock and more than eighty percent (80%) of the total number of shares of each class or series of the non-voting stock of the Company. The Company has no plan or intention to issue additional shares of capital stock that would result in 3dfx losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

     (g) In the Merger, shares of the Company representing at least eighty percent (80%) of the combined total voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes or series of stock will be exchanged solely for voting stock of 3dfx.

     (h) The Company does not expect, and it may be assumed in a tax opinion made in connection with the Merger, that the aggregate number of Company shares whose holders will dissent from the Merger and demand an appraisal of shares pursuant to Delaware law will not exceed ten percent (10%) of the number of shares of the Company's stock outstanding at the time 3dfx and the Company first discussed the possibility of the Merger.

     (i) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (j) On the date of the Merger, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

     (k) The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (l) The liabilities of the Company to be assumed by the Surviving Corporation and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its trade or business.

     (m) To the Best of the Company's Knowledge, the fair market value of the 3dfx Common Stock and other consideration received by the stockholders and warrantholders of the Company will be approximately equal to the fair market value of the Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock, any securities issued to Microsoft pursuant to Section 9.9 hereof and the Warrant surrendered by such stockholders and warrantholders in the Merger.

     (n) The Company has not made and has not agreed to make an "extraordinary distribution" (as determined under Treasury regulations Section
1.368-1T(e)(1)(ii)(A)) to any stockholder or warrantholder in connection with the Merger.

     (o) Except as set forth on Schedule 5.8, neither the Company nor a "Related Corporation" within the last two (2) years redeemed or acquired any capital stock of the Company or entered into any agreement, arrangement or understanding to redeem or to acquire any capital stock of the Company, nor will it redeem or

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acquire, or enter into any such agreement, arrangement or understanding to redeem or to acquire, any capital stock of the Company at any time through the Effective Time of the Merger. For purposes of this representation, a "Related Corporation" with respect to another corporation means (I) a corporation that is a member of the same "affiliated group" as determined under Section 1504(a) of the Code (without regard to Section 1504(b)), or (ii) a corporation that owns, or in which the other corporation owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive ownership of stock rules under Section 318(a) of the Code, as modified by Section 304(c) of the Code). For purposes of the foregoing, a corporation will be considered as acquiring shares of stock acquired by a partnership (as determined for federal income tax purposes) in which it is a partner (as determined for federal income tax purposes).

     (p) Except as otherwise provided in Section 12.7, the Company, the Company's stockholders and warrantholders, and, to the Best of the Company's Knowledge, 3dfx and Newco will each pay their respective expenses, if any, incurred in connection with the Merger.

     (q) There is no intercorporate indebtedness existing between 3dfx and the Company or between Newco and the Company that was issued, acquired or will be settled at a discount.

     (r) None of the compensation received by any stockholder-employee or warrantholder-employee of the Company will be separate consideration for, or allocable to any of their Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock and the Warrant; none of the shares of 3dfx Common Stock received by any of the Company's stockholders or warrantholders will be separate consideration for, or allocable to, any employment agreement or covenants not to compete; and the compensation paid to a Company stockholder-employee or warrantholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (s) All amounts paid by the Company pursuant to Section 9.1 to the shareholders of the Company employed thereby and set forth on Schedule 8.8 (the "Management Shareholders") represent reasonable compensation for services performed by the Management Shareholders for the Company.

     (t) The Company is a C corporation within the meaning of Subchapter C of the Code. The Company presently files its income tax returns on an accrual basis of accounting, and, to the Best of the Company's Knowledge, the Surviving Corporation will be required to utilize an accrual method of accounting after the Merger.

     (u) The Company is not a "consenting corporation" within the meaning of
Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of the Company are subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

     (v) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

     (w) There are no accounting method changes of the Company that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

     (x) The Company has reasonable authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax returns, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

     (y) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv)
Section 269 of the Code, (v) Section 1.1502-15 and Section 1.1502-15A of the Treasury regulations, (vi) Section 1.1502-21 and Section 1.1502-21A of the Treasury regulations or (vii) Sections 1.1502-91 through 1.1502-99 of the

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Treasury regulations, in each case as in effect both prior to and following the
Tax Reform Act of 1986, except as may be applicable as a result of entering into this Agreement or the consummation of the Merger.

     (z) The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of another person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

     (aa) The Company's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's Tax books and records.

     (bb) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     (cc) At the end of the last taxable year, the Company did not have aggregate Tax Losses for federal income Tax purposes except as set forth on
Schedule 5.8.

     (dd) The Company will pay any dissenting shareholders the value of their stock out of its own funds.

     (ee) To the Best of the Company's Knowledge, at least fifty percent (50%) of the value of the Company shareholders' proprietary interests in the Company will be preserved as a proprietary interest in 3dfx received in exchange for the Company's stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger; (i) an extraordinary distribution is made with respect to the stock of the Company;
(ii) a redemption or acquisition of stock of the Company is made by the Company or a person related to the Company; (iii) 3dfx or a person related to 3dfx acquires stock of the Company for consideration other than 3dfx stock; or (iv) 3dfx redeems its stock issued in the Merger. Any reference to 3dfx or the Company includes a reference to any successor predecessor of such corporation, except that the Company is not treated as a predecessor of 3dfx. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) of the Code (disregarding Treas. Reg. Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership. As used herein, the term "partnership" shall have the same meaning given to it in Section 7701(a)(2) of the Code.

     5.9. Assets and Properties.

     (a) Real Property. The Company does not own or hold any interest in real property other than as set forth on Schedule 5.9(a). Except as set forth on
Schedule 5.9(a), the Company has good and marketable title to all Real Property, and none of the Real Property is subject to any Lien, except for (i) statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, (ii) Liens otherwise arising in the ordinary course of business consistent with past practice or (iii) Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Personal Property. Except as set forth on Schedule 5.9(b) and except for inventory, supplies and other personal property disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory (including Inventories), equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 31, 1999, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable or that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) Condition of Properties. Except as set forth on Schedule 5.9(c), the Real Property, the leasehold estates subject to the Real Property Leases (as defined in Section 5.10) and the tangible personal property

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owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and to the Best of the Company's Knowledge, there is no condition not disclosed herein with respect to any such properties that would materially affect the fair market value, use or operation thereof or otherwise have a Material Adverse Effect.

     (d) Compliance. To the Best of the Company's Knowledge, the continued ownership, operation, use and occupancy of the Real Property and the improvements thereto, and the continued use and occupancy of the leasehold estates subject to the Real Property Leases as currently operated, used and occupied, will not violate any Applicable Law or any restrictive covenant. To the Best of the Company's Knowledge, there are no violations of any Applicable Law affecting any portion of the Real Property or the leasehold estates, and the Company has not received any written notice of any such violation from or on behalf of any governmental authority.

     5.10. Real Property Leases; Options. Schedule 5.10 sets forth a list of (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto (the "Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or to acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or to dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered or otherwise made available to 3dfx. The Company has not assigned any Real Property Leases or any such options or obligations. There are no disputes, oral agreements or forbearance programs in effect as to any Real Property Lease; and all facilities leased under the Real Property Leases are supplied with utilities and other services necessary for the operation of said facilities in the manner currently operated by the Company. There are no Liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable, (ii) Liens that would not, individually or in the aggregate, have a Material Adverse Effect and (iii) those matters set forth on Schedule 5.10. The Real Property Leases and options and contractual obligations listed on Schedule 5.10 are in full force and effect and constitute binding obligations of the Company and, to the Best of the Company's Knowledge, the other parties thereto, and (x) there are no defaults thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the Best of the Company's Knowledge, by any other party thereto, which default or event would have a Material Adverse Effect.

     5.11. Environmental Laws and Regulations. During the occupancy and operation of the Subject Property by the Company and, to the Best of the Company's Knowledge, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of Hazardous Substances that has occurred in, on, to, from or under the Subject Property prior to the date of this Agreement, have been in compliance with all Environmental Requirements; (ii) the Company has obtained and holds all necessary Licenses and Permits, approvals, consents and authorizations required under applicable Environmental Requirements and is in full compliance with all terms, conditions and provisions of the same, the failure of which to hold or to fully comply with would be reasonably likely to have a Material Adverse Effect;
(iii) during the occupancy and operation of the Subject Property by the Company and, to the Best of the Company's Knowledge, prior to its occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on, to, from or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements or as required by any Agency; (iv) to the Best of the Company's Knowledge, there are no Hazardous Substances in the Subject Property as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in compliance with Environmental Requirements and the ordinary course of their business; (v) there is no pending or, to the Best of the Company's Knowledge, threatened litigation or administrative investigation or proceeding concerning the Subject Property, the Company or the Management Shareholders regarding Hazardous Substances or Environmental Requirements; (vi) except as set forth on Schedule 5.11, the Company has never owned, operated or leased any real property other than the Subject Property; and
(vii) the

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Company's current or past transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at the time of the Company's ownership, operation or lease thereof was conducted in full compliance with applicable Environmental Requirements.

     5.12. Contracts.

     (a) Set forth on Schedule 5.12(a) is a list of all material contracts, licenses, agreements, arrangements and commitments (whether oral or written) to which the Company is a party or by which its assets or the Business are bound including, without limitation, contracts, licenses, agreements, arrangements or commitments (collectively, the "Contracts") that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of the Business or the Company's assets or the purchase by the Company of a substantial portion of assets (in each case other than in the ordinary course of business),
(ii) the Intellectual Property, (iii) the employment of any person other than personnel employed at the pleasure of the Company on an at-will basis in the ordinary course of its business at rates of compensation and on terms consistent with past good business practice, (iv) collective bargaining with, or any representation of any employees by, any labor union or association, (v) the acquisition of services, supplies, equipment or other personal property involving more than $50,000 or that is not terminable by the Company upon not more than thirty (30) days' notice without obligation on the part of the Company, (vi) noncompetition, (vii) distribution, agency or construction, (viii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of the Company's business consistent with good past business practice, (ix) borrowing of funds or receipt of credit other than by the Company in the ordinary course of business consistent with past good business practice and except for trade payables in amounts and on terms consistent with past good business practice, (x) incurring of any obligation or liability individually or in the aggregate in excess of $50,000 except for transactions engaged in by the Company in the ordinary course of business consistent with past good business practice, (xi) the sale of personal property (other than sales of inventory in the ordinary course of business consistent with past good business practice) or services under which payments due after the date of this Agreement exceed $50,000, and (xii) any matter or transaction not in the ordinary course of the business of the Company or that is inconsistent with the past business practice of the Company. The Company has no agreements with customers that require the Company to provide services at no charge or at rates significantly below the average rates for such services set forth in the Company's written customer Contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts. Copies of all Contracts listed on Schedule 5.12(a) have been provided or otherwise made available to 3dfx.

     (b) Except as set forth on Schedule 5.12(b), each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, which default could reasonably be expected to have a Material Adverse Effect, the Company has not given or received written notice of any default under any Contract, and, to the Best of the Company's Knowledge, no other party to any Contract is in default thereunder.

     5.13. No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Management Shareholders and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document,
(ii) to the Best of the Company's Knowledge, violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to, any Contract or any License or Permit or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound, which violation, breach, creation of Lien or right of termination or cancellation or acceleration would have a Material Adverse Effect.

     5.14. Government Contracts. The Company is not now and has not been a party to any governmental contract.

     5.15. Consents. Except as set forth on Schedule 5.15, no consent or approval of, notice to, registration or filing with, or authorization or order of, any court or governmental authority, and no consent, approval or

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notice under any Contract or other agreement or commitment to which the Company is a party or by which its assets are bound, is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.

     5.16. Litigation and Related Matters. Set forth on Schedule 5.16 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the Best of the Company's Knowledge, threatened against the Company, the Business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, an "Agency"). The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Business or to the Company's operations, assets or employees, nor is the Company in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Business or to the Company's operations, assets or employees. Schedule 5.16 lists (x) all worker's compensation claims outstanding against the Company as of the date hereof and (y) all actions, suits or proceedings filed by or against the Company since January 1, 1999. The Company has not during the last two (2) years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any Person under its control and, to the Best of the Company's Knowledge, no claims for any such payment have been made against the Company or any Person under its control.

     5.17. Compliance with Laws. To the Best of the Company's Knowledge, the Company is in compliance with all Applicable Laws except to the extent that any noncompliance would not have a Material Adverse Effect.

     5.18. Intellectual Property Rights; Year 2000. The following provisions set forth in this Section 5.18 and Schedule 5.18 shall not apply to generic 3D graphics technology.

          (a) Except for off-the-shelf software licensed in the ordinary course of business, Schedule 5.18 lists the Intellectual Property used by the Company in the Business and indicates (i) the term and exclusivity of the Company's rights with respect to such Intellectual Property and (ii) whether each such item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 5.18, the Company has the right to use and to license any Intellectual Property owned by it, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in or to the Intellectual Property; except as set forth on Schedule 5.18, no securityholder, officer, director or employee of the Company or any third party has any right, title or interest in any of the Intellectual Property that is owned by the Company, and, to the Best of the Company's Knowledge, all such persons who have been authors of any Intellectual Property owned by the Company have waived their moral rights in any copyrighted works within the Intellectual Property; except as set forth on Schedule 5.18, all employees of the Company with access to the Company's confidential Intellectual Property have agreed to maintain the confidentiality of confidential Intellectual Property; except as set forth in Schedule 5.18, the Company knows of no Person who has infringed the Company's rights to the Intellectual Property, and, except as shown on Schedule 5.18, the Company has received no notices with respect to any such infringement of the Company's rights; to the Best of the Company's Knowledge, there is no governmental prohibition or restriction on the license, sale or use of the Intellectual Property under Applicable Law other than export controls.
     Schedule 5.18 indicates the extent to which any item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or any other Agency; all such registrations, filings and issuances have been maintained and have not expired, been invalidated or cancelled. Except as stated on Schedule 5.18, there are no pending proceedings or adverse claims made or threatened against the Company with respect to the Intellectual Property; except as set forth on Schedule 5.18, there has been no litigation commenced or threatened in writing within the past four (4) years with respect to the Intellectual Property or the rights of the Company therein; except as set forth on Schedule 5.18, the Software and other technology included within the Intellectual Property performs in all material respects consistent with the warranties provided therefor or the Company has otherwise complied in all material respects with the requirements

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     of any such warranty; and, except as set forth on Schedule 5.18, the
     Intellectual Property developed by the Company and the use thereof by the Company do not and will not conflict with or infringe upon any patents, trade names, trademarks, service marks, trademark or service mark registrations, or, to the Best of the Company's Knowledge, copyright registrations or other intellectual property rights of others (collectively, the "Third Party Intellectual Property"). Except as set forth on Schedule 5.18, the Company has not received any communication, whether written or oral, from any third party suggesting that it would be to the Company's advantage to take a license from any third party.

          (b) Except as set forth on Schedule 5.18, the Intellectual Property is owned by the Company free and clear of all Liens; except as set forth on
     Schedule 5.18, the Company is not obligated to pay any compensation to any Person in respect of the use of the Intellectual Property that is not set forth on Schedule 5.18; except as set forth on Schedule 5.18, from and after the Closing, the Surviving Corporation may use, modify and/or distribute the Intellectual Property without restriction, and there are no fees, charges, licenses or other costs payable by the Surviving Corporation to any Person in respect of the Intellectual Property or the use or distribution thereof; all versions of the Software and other technology currently used, shipped or licensed by the Company have undergone and passed the Company's standard testing procedures for known software viruses and do not contain viruses that would disrupt, damage or interfere with use of the Software and other technology; all versions of the Software and other technology currently used, shipped or licensed by the Company have undergone and passed the Company's standard quality assurance testing; and, except as set forth on Schedule 5.18, the Company has not disclosed the source code for any of the Intellectual Property or other confidential or proprietary information constituting, embodied in or pertaining to the Intellectual Property to any Person without using commercially reasonable efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of the Company or third parties solely for evaluation purposes, in each case pursuant to valid and binding non-disclosure agreements with such Persons that have not yet expired (and, to the Best of the Company's Knowledge, the rights and benefits under such non-disclosure agreements will be acquired by the Surviving Corporation pursuant to the consummation of the transactions contemplated hereby) and disclosed on Schedule 5.18. Except as set forth on
     Schedule 5.18, the Intellectual Property does not contain derivative works of any programming or materials not owned in their entirety by the Company or without a license with respect thereto.

          (c) Year 2000 Reprogramming. Except as set forth on Schedule 5.18, the Company completed, or caused to be completed, prior to December 31, 1999 all reprogramming required to permit the proper functioning, in and following the year 2000, of the Company's (i) computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others) and the testing of all such systems and equipment as so reprogrammed.

     5.19. Employee Benefit Plans.

     (a) Each employee benefit, stock or compensation plan, including, without limitation, employee benefit plans within the meaning of Section 3(3) of ERISA, maintained or contributed to by the Company or any of its Group Members is listed on Schedule 5.19, is in material compliance with Applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Best of the Company's Knowledge, no event has occurred and no condition exists that could be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the thirty (30) day notice requirement has not been waived by the PBGC has occurred with respect to any Plan. For purposes of this Agreement, the term "Plan" shall include each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock, SEPP or equity-based, performance or other employee or retiree benefit or compensation plan, welfare benefit program, arrangement, agreement, policy or understanding, whether written or unwritten.

     (b) No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or

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

ERISA) or "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due); all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements; and no Plan that is subject to
Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company and, to the Best of the Company's Knowledge, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to
Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code for which the Company may be directly or indirectly liable. No material claim, action, proceeding or litigation has been made, commenced or, to the Best of the Company's Knowledge, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multiemployer plan" (within the meaning of
Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multiemployer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by
Section 498013(f) of the Code.

     (c) Except as set forth on Schedule 5.19, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person being classified or treated as a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" (as defined in Section 414(m) of the Code) that includes the Company, any member of any "controlled group of corporations" (as defined in Section 414(b) of the Code) that includes the Company or any member of any group of "trades or businesses under common control" (as defined by Section 414(c) of the Code) that includes the Company.

     (d) With respect to each Plan, the Company has delivered or otherwise made available to 3dfx a true and complete copy of such Plan document, including any amendments thereto, and a copy of any related trust agreement or insurance contract, the most recent summary Plan description, together with any summaries of material modifications, the most recently filed Form 5500, as applicable.

     5.20. Employees; Employee Relations.

     (a) Schedule 5.20 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee (which for all purposes of this Agreement shall include employees leased by the Company from a third party) whose current total annual compensation or estimated compensation is $25,000 or more, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (iv) all other transactions between the Company and any director, officer or employee thereof since December 31, 1999, and (v) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Financial Statements.

                                      A-15
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     (b) Except as disclosed on Schedule 5.20, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last four (4) years and during the last four (4) years, none of the employees of the Company has been represented by any labor union or other employee collective bargaining organization, was a party to, or bound by, any labor or other collective bargaining agreement or has been subject to or involved in or, to the Best of the Company's Knowledge, threatened with, any union elections, petitions or other organizational or recruiting activities. Except as set forth on Schedule 5.20, there are no labor disputes existing, or to the Best of the Company's Knowledge, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Best of the Company's Knowledge, are threatened.

     (c) To the Best of the Company's Knowledge, the relationships enjoyed by the Company with its employees are good, and the Company has no knowledge of any facts that would indicate that the employees of the Company are not reasonably likely to continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on
Schedule 5.12(a), the Company is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings or, to the Best of the Company's Knowledge, charges, complaints or claims exist under any federal, state or local laws affecting the employment relationship, including, but not limited to, (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like), (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions, (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246, (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium or
(v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and, to the Best of the Company's Knowledge, no proceedings, charges, complaints or claims are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since January 1, 1999, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws, and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending at the Closing Date.

     (d) The Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

     5.21. Insurance. Schedule 5.21 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in still force and effect and shall remain in full force and effect through the Closing Date and are adequate for the Business. The Company has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 5.21, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.

     5.22. Interests in Customers, Suppliers, Etc. Except as set forth on
Schedule 5.22, no officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any Person that is a client, supplier, customer, lessor, lessee or competitor of the

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Company. Ownership of securities of a corporation whose securities are registered under the 1934 Act not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.22.

     5.23. Business Relations. Schedule 5.23 contains an accurate list of all significant customers of the Company (i.e., disclosing either those customers representing five percent (5%) or more of the Company's revenues for the twelve
(12) months ended February 29, 2000 or those ten (10) largest revenue-generating customers). The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers. Except as set forth on
Schedule 5.23, no customer records have suffered damage or have been lost or improperly destroyed.

     5.24. Officers and Directors. Set forth on Schedule 5.24 is a list of the current officers and directors of the Company.

     5.25. Bank Accounts and Powers of Attorney. Schedule 5.25 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box or a line of credit, letter of credit or other financial agreement, arrangement or obligation, and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 5.25. Except as disclosed on Schedule 5.25, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

     5.26. Absence of Certain Changes or Events. Except as set forth on Schedule
5.26 or on any other schedule contemplated by this Agreement, since December 31, 1999, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company or to the physical properties of any third parties that are located on the Company's premises or within the Company's control (whether or not covered by insurance), (b) any event or circumstance that would have a Material Adverse Effect, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company that are material (either individually or in the aggregate), (f) any loss of any customers or suppliers of the Company, any loss of business or increase in the cost of inventory items or change in the terms offered to such customers or, to the Best of the Company's Knowledge, any change in the relations of the Company with its customers or suppliers or (g) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $50,000, in each event with respect to items (a)-(g) hereof that would be reasonably likely to have a Material Adverse Effect.

     5.27. Disclosure. No representation or warranty of the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to 3dfx or Newco in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading, in each case that could reasonably be expected to have a Material Adverse Effect.

     5.28. Continuity of Business Enterprise. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury regulations Section 1.368-1(d).

     5.29. Spin-off by the Company. Except as set forth on Schedule 5.29, there has not been any sale or spin-off of material assets of either the Company or any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with the Company, within the two

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(2) years prior to the date of this Agreement, and any such sale or spin-off was not effected in contemplation of the transactions described herein.

     5.30. Securities Representation. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 (as defined in Section 7.10) will, at the time the S-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                       REPRESENTATIONS OF 3DFX AND NEWCO

     Each of 3dfx and Newco, jointly and severally, represent and warrant to the Company and the securityholders of the Company that all of the following representations and warranties set forth in this Article VI are true and correct at the date of execution and at the time of the Closing.

     6.1. Due Organization. Each of 3dfx and Newco is duly organized, validly existing and in good standing under the laws of the State of California and the State of Delaware, as applicable, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a 3dfx Material Adverse Effect (as defined in Section 6.8).

     6.2. 3dfx Common Stock. The 3dfx Common Stock to be delivered to the securityholders of the Company at the Closing shall constitute valid and legally issued shares of 3dfx Common Stock, fully paid and non-assessable, and (i) will be owned free and clear of all Liens created by 3dfx, (ii) except as described in this Agreement, will be legally equivalent in all respects to the 3dfx Common Stock issued and outstanding as of the date hereof and (iii) will be listed on the Nasdaq Stock Market.

     6.3. Validity of Obligations. The execution and delivery of the Transaction Documents by 3dfx and/or Newco and the performance by each of 3dfx and Newco of the transactions contemplated therein have been duly and validly authorized by the respective Boards of Directors of 3dfx and Newco to the extent that it is a party thereto, and the Transaction Documents shall have each been duly and validly authorized by all necessary corporate action, duly executed and delivered at or prior to the Closing and shall be the legal, valid and binding obligations of each of 3dfx and Newco to the extent that it is a party thereto, enforceable against such party thereto in accordance with their respective terms, subject to the Equitable Exceptions.

     6.4. Authorization. The representatives of 3dfx and Newco executing this Agreement and the other Transaction Documents have the corporate authority to enter into and to bind 3dfx and Newco, as applicable, to the terms of this Agreement and the other Transaction Documents. 3dfx and Newco have the full legal right, power and authority to enter into this Agreement, the other Transaction Documents and the Merger.

     6.5. No Conflicts. Except as set forth on Schedule 6.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of any transactions referred to herein or contemplated hereby will not:

          (a) Conflict with, or result in a breach or violation of, the Articles of Incorporation or the Certificate of Incorporation, as applicable, or the By-laws of either 3dfx or Newco (collectively, the "3dfx Charter Documents"), copies of which have been made available to the Company;

          (b) Materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any material document, agreement or other instrument to which either 3dfx or Newco is a party or by which its properties are bound (collectively, the "3dfx Material Documents"), or violate or result in the creation or imposition of any lien, charge or encumbrance on any of 3dfx's or Newco's properties pursuant to (i) any law or regulation to which either 3dfx or Newco or any of their respective property is subject or (ii) any judgment, order or decree to which 3dfx or Newco is bound or any of their respective property is subject; or

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

          (c) Result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of 3dfx or Newco or require notice to, or the consent or approval of, any Agency or other third party to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

     6.6. Capitalization of 3dfx; Ownership of 3dfx Common Stock. The authorized and outstanding capital stock of 3dfx and Newco is as set forth in Sections 1.4(b) and 1.4(c) respectively. All issued and outstanding shares of 3dfx Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of statutory or contractual preemptive or similar rights and are as described in the SEC Reports. There are no obligations of 3dfx to repurchase, to redeem or otherwise to acquire any shares of 3dfx capital stock and there are no outstanding securities convertible into shares of 3dfx Common Stock.

     6.7. Financial and Other Information; SEC Reports.

     (a) 3dfx has provided to the Company 3dfx's audited financial statements for the fiscal year ended January 31, 1999 and its unaudited financial statements for the fiscal year ended January 31, 2000. Such 3dfx financial statements have been prepared in accordance with GAAP and present fairly the financial position of 3dfx as of the indicated dates and for the indicated periods. 3dfx has provided the Company with true, complete and correct copies of its Form 10-K Annual Report for its fiscal year ended January 31, 1999 and its Form 10-Q Quarterly Report for the period ended October 31, 1999, which reports
(i) were prepared in accordance with Applicable Laws and all applicable SEC requirements and (ii) do not contain any misstatements or fail to state any material fact, in each case that could reasonably be expected to have a 3dfx Material Adverse Effect. Newco was formed on March 23, 2000 and has no historical financial statements or information.

     (b) Since the time it became subject to the filing requirements of the SEC, 3dfx has filed all forms, reports and documents (collectively, the "SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the 1933 Act and the 1934 Act, and the rules and regulations promulgated thereunder. None of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

     (c) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of 3dfx included in the SEC Reports complied as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed. Such materials were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include in the case of unaudited interim financial statements all necessary adjustments, are in accordance with the books and records of 3dfx, which books and records are complete and accurate in all material respects, and present fairly the consolidated financial position of 3dfx as of their respective dates. The consolidated income and cash flows for the periods presented in the SEC Reports are in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the 1934 Act. Since January 31, 1999, neither 3dfx nor any of its subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the unaudited balance sheet of 3dfx as at October 31, 1999, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after October 31, 1999 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Reports, including but not limited to acquisitions described therein, or (v) as would not, in the aggregate, constitute a 3dfx Material Adverse Effect.

     6.8. Conformity with Law and Litigation. To the Best of 3dfx's Knowledge and except as otherwise disclosed by 3dfx in any applicable public filing made with the SEC or any other Agency, neither 3dfx nor Newco is in violation of any Applicable Law or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over

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either of them that would have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of 3dfx and the subsidiaries of 3dfx taken as a whole (a "3dfx Material Adverse Effect"). Except as set forth on Schedule 6.8 or as otherwise disclosed by 3dfx in any public filing made with the SEC or any other Agency, there are no claims, actions, suits or proceedings, pending or, to the Best of 3dfx's Knowledge, threatened, against or affecting 3dfx or Newco, at law or in equity, or before or by any Agency having jurisdiction over either of them, in each case that would have a 3dfx Material Adverse Effect, and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To the Best of 3dfx's Knowledge, 3dfx has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing that would have a 3dfx Material Adverse Effect.

     6.9. Transactions in Capital Stock. There has been no transaction or action taken with respect to the equity ownership of 3dfx or Newco in contemplation of the transactions described in this Agreement that would prevent 3dfx from accounting for such transactions on a reorganization accounting basis.

     6.10. Taxes.

     (a) To the Best of 3dfx's Knowledge, the fair market value of the 3dfx Common Stock and other consideration received by the stockholders and warrantholders of the Company will be approximately equal to the aggregate fair market value of the Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock, any securities issued to Microsoft pursuant to Section 9.9 hereof and the Warrant surrendered by such stockholders and warrantholders in the Merger.

     (b) Prior to the Merger, 3dfx will own all of the outstanding stock of Newco. At all times prior to the Merger, no person other than 3dfx has owned, or will own, any of the outstanding stock of Newco.

     (c)(i) Newco was formed by 3dfx solely for the purpose of engaging in the transaction contemplated by the Agreement.

     (ii) There were not as of the date of the Agreement, and there will not be at the Closing Date, any outstanding or authorized options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character that Newco is a party to, or may be bound by, and that require Newco to issue, to transfer, to sell, to purchase, to redeem or to acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of its capital stock.

     (iii) As of the date of this Agreement and the Closing Date, except for obligations or liabilities incurred in connection with (A) its incorporation or organization and (B) the transactions contemplated thereby and in this Agreement, Newco has not and will not have incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

     (iv) Prior to the Closing Date, Newco did not own any asset other than an amount of cash necessary to incorporate Newco and to pay the expenses of the Merger attributable to Newco and such assets as were necessary to perform its obligations under this Agreement.

     (d) 3dfx does not own, nor has it owned during the past five (5) years, directly or indirectly, any shares of the Company's stock or rights to acquire such stock.

     (e) To the Best of 3dfx's Knowledge, at least 50 percent (50%) of the value of the Company shareholders' proprietary interests in the Company will be preserved as a proprietary interest in 3dfx received in exchange for the Company's stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger; (i) an extraordinary distribution is made with respect to the stock of the Company;
(ii) a redemption or acquisition of stock of the Company is made by the Company or a person related to the Company; (iii) 3dfx or a person related to 3dfx acquires stock of the Company for consideration other than 3dfx stock; or (iv) 3dfx redeems its stock issued in the Merger. Any reference to 3dfx or the Company includes a reference to any successor predecessor of such corporation,

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except that the Company is not treated as a predecessor of 3dfx. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Code (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) of the Code (disregarding Treas. Reg. Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership. As used herein, the term "partnership" shall have the same meaning given to it in Section 7701(a)(2) of the Code.

     (f) Neither 3dfx, Newco nor any "Related Corporation" (as defined in
Section 5.8(o)) with respect to 3dfx or Newco has any plan or intention to reacquire any of the 3dfx Common Stock issued in the Merger in a manner that could jeopardize the status of the Merger as a "reorganization."

     (g) The 3dfx Common Stock is voting stock.

     (h) 3dfx has no plan or intention to cause the Company to issue, and the Company has no plans to issue, additional shares after the Merger that would cause 3dfx to lose control of the Company within the meaning of Section 368(c) of the Code.

     (i) In the Merger, shares of the Company representing at least eighty percent (80%) of the total number of shares entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes or series of stock of the Company will be exchanged solely for voting stock of 3dfx.

     (j) 3dfx has no plan or intention (i) to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into another corporation (other than as described in this Agreement), (ii) to sell or otherwise to dispose of the stock of the Surviving Corporation or (iii) to cause the Surviving Corporation or any of its subsidiaries to sell or otherwise to dispose of any of their respective assets or of any of the assets acquired from the Company, other than as contemplated by this Agreement, except for (A) dispositions made in the ordinary course of business, (B) transfers of assets to a corporation all of whose outstanding stock is owned directly by the Surviving Corporation or (C) transfers of assets by direct or indirect wholly-owned subsidiaries of the Surviving Corporation to other direct or indirect wholly-owned subsidiaries of the Surviving Corporation.

     (k) 3dfx does not expect, and it may be assumed in a tax opinion made in connection with the Merger, that the aggregate number of Company shares whose holders will dissent from the Merger and demand an appraisal of shares pursuant to Delaware law will not exceed ten percent (10%) of the number of shares of the Company's stock outstanding at the time 3dfx and the Company first discussed the possibility of the Merger.

     (l) Except as otherwise provided in Section 12.7, 3dfx, Newco and, to the Best of 3dfx's Knowledge, the Company and the Management Shareholders will each pay their respective expenses, if any, incurred in connection with the Merger.

     (m) There is no intercorporate indebtedness existing between 3dfx and the Company or between Newco and the Company that was issued, acquired or will be settled at a discount.

     (n) Neither 3dfx nor Newco is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (o) Neither 3dfx nor Newco is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     (p) Except for cash in lieu of fractional shares and payments of cash to the Company's shareholders perfecting dissenters rights, no consideration other than shares of 3dfx Common Stock will be exchanged in the Merger for the Company's Common Stock, Series A Company Stock, Series B Company Stock, Series C Company Stock, any securities issued to Microsoft pursuant to Section 9.9 hereof or the Company's Warrant. Furthermore, the only liabilities of Newco assumed by the Company and incurred by Newco are expenses that are solely and directly related to the Merger.

     (q) The payment of cash in lieu of fractional shares of 3dfx Common Stock is solely for the purpose of avoiding the expense and inconvenience to 3dfx of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company's stockholders instead of issuing fractional shares of 3dfx Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the Company's stockholders in exchange for their shares of the Company's stock. The fractional share interests of each Company stockholder will be aggregated and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of 3dfx Common Stock.

     (r) The Company will pay any dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by 3dfx, nor will 3dfx directly or indirectly reimburse the Company for any payments to dissenters.

     (s) No stock of Newco will be issued in the Merger.

     (t) Following the Merger, 3dfx will cause the Company to continue a historic business of the Company or use a significant portion of the Company's historic business assets in a business.

     (u) None of the compensation received by any stockholder-employee or warrantholder-employee of the Company will be separate consideration for, or allocable to, any of their Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock and the Warrant; none of the shares of 3dfx Common Stock received by any of the Company's stockholders or warrantholders will be separate consideration for, or allocable to, any employment agreement or covenants not to compete; and the compensation paid to a Company stockholder-employee or warrantholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (v) The shares of 3dfx Common Stock to be issued to stockholders of the Company in the Merger are issued solely as consideration for the shares of the Company stock, and warrants to acquire Company stock, surrendered in the Merger.

     (w) The proposed Merger is being undertaken for reasons germane to the business of 3dfx and Newco.

     (x) Immediately following the Merger, to the Best of 3dfx's Knowledge, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. Immediately following the Merger, the Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Newco immediately prior to the Merger. For purposes of making this representation, amounts paid by the Company to pay reorganization expenses, amounts paid by the Company pursuant to Section
9.10 and all redemptions and distributions (except for regular, normal dividends) in anticipation of or as part of the plan of reorganization by the Company will be included as assets of the Company or Newco, respectively, immediately prior to the Merger.

     (y) The escrow agreement required pursuant to Section 3.1 of the Agreement is being established for good and valid business purposes.

     (z) The 3dfx Common Stock held in escrow will appear as issued and outstanding on the balance sheet of 3dfx and will be released within five (5) years from the date of the Merger (unless there is a bona fide dispute as to whom the stock should be released).

     (aa) All taxable dividends, if any, paid on the 3dfx Common Stock held in escrow will be distributed currently to the Company stockholders that exchange their Company stock therefor.

     (bb) All voting rights of the 3dfx Common Stock held in escrow will be exercisable by or on behalf of the Company stockholders that exchange their Company stock therefor.

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction by 3dfx or Newco or the waiver by the Company on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of 3dfx and Newco contained in Article VI hereof.

     7.1. Representations and Warranties; Performance of Obligations. All of the representations and warranties of 3dfx and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by 3dfx and Newco on or before the Closing Date shall have been duly complied with and performed in all material respects; and the Company shall have received a certificate executed by the chief executive officer and the chief financial officer of 3dfx to such effect.

     7.2. Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

     7.3. Consents and Approvals; No Litigation. All necessary consents of and filings with any Agency or of any third party relating to the consummation of the transactions contemplated herein and to be obtained and made by 3dfx or Newco shall have been obtained and made. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or to prohibit the Merger, and no Agency shall have taken any other action or made any request of the Company as a result of which the management of the Company reasonably deems it inadvisable to proceed with the transactions hereunder.

     7.4. Opinion of Counsel. The Company shall have received an opinion from Locke Liddell & Sapp LLP, counsel for 3dfx and Newco, dated the Closing Date, covering the matters set forth in Schedule 7.4.

     7.5. Indemnity Escrow Agreement. 3dfx and Newco shall have executed and delivered the Indemnity Escrow Agreement.

     7.6. [Intentionally Omitted.]

     7.7. [Intentionally Omitted.]

     7.8. [Intentionally Omitted.]

     7.9. Securityholder Approval. The securityholders of the Company shall have approved the Merger and the other transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law.

     7.10. Registration of Shares of 3dfx Common Stock. 3dfx shall have filed a registration statement under the 1933 Act on Form S-4 (the "S-4") covering the shares of 3dfx Common Stock to be issued in connection with the Merger, and the S-4 shall have been declared effective by the SEC under the 1933 Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     7.11. Broker Release. Simultaneous with the Closing, each broker or agent of 3dfx identified on Schedule 12.6 shall have executed and delivered to the Company an instrument dated as of the Closing Date in substantially the form attached hereto as Annex IX or such other form as shall be reasonably satisfactory to the Company releasing the Company, 3dfx, Newco and the Surviving Corporation from any and all claims of such broker or agent with respect to fees, commissions and other amounts and expenses thereof that may be payable thereto in connection with the transactions contemplated by this Agreement.

     7.12. HSR Act. Any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission (the "FTC") challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

     7.13. No Material Adverse Change. No event or circumstance shall have occurred that would constitute a 3dfx Material Adverse Effect.

     7.14. Tax Opinion. The Company shall have received a written opinion of Heller Ehrman White & McAuliffe LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF 3DFX AND NEWCO

     The obligations of 3dfx and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction by the Company or waiver by 3dfx or Newco on or prior to the Closing Date of all of the following conditions, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the Company contained in Article V.

     8.1. Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company on or before the Closing Date shall have been duly complied with and performed in all material respects; and 3dfx and Newco shall have received a certificate executed by the chief executive officer and chief financial officer of the Company to such effect.

     8.2. Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to 3dfx and its counsel.

     8.3. Consents and Approvals; No Litigation. All necessary consents of and filings with any Agency or any third party relating to the consummation of the transactions contemplated herein and to be obtained and made by the Company shall have been obtained and made. No action or proceeding before a court or any other Agency shall have been instituted or threatened to restrain or to prohibit the Merger, and no Agency shall have taken any other action or made any request of 3dfx or Newco as a result of which the management of 3dfx or Newco deems it inadvisable to proceed with the transactions hereunder.

     8.4. Securityholders' Release. Each securityholder of the Company shall have delivered to 3dfx immediately prior to the Closing Date an instrument dated the Closing Date, in substantially the form attached hereto as Annex X (the "Securityholders' Release").

     8.5. Termination of Related Party Agreements and Benefit Plans. All existing agreements between the Company and its securityholders or business or personal affiliates of the Company or its securityholders and all existing bonus and incentive plans and arrangements of the Company, other than those set forth on Schedule 8.5, shall have been cancelled or terminated.

     8.6. Opinion of Counsel. 3dfx shall have received an opinion from Heller Ehrman White & McAuliffe LLP, counsel to the Company and the Management Shareholders, dated the Closing Date, as to the matters set forth in Schedule 8.6.

     8.7. Resignations. The officers and directors of the Company who are not to be officers and directors of the Surviving Corporation as set forth on Schedule 1.3(d) shall have delivered their resignations to the Company, with such resignations to be effective as of the Effective Time of the Merger.

     8.8. Noncompetition Agreements. The Management Shareholders and the other individuals set forth on Schedule 8.8 shall have executed and delivered to 3dfx and Newco the Noncompetition Agreements in substantially the form attached hereto as Annex VII (the "Noncompetition Agreements"), and the Management Shareholders and each of the individuals set forth on Schedule 8.8 shall have executed and delivered to 3dfx and Newco its standard form nondisclosure and development agreement in substantially the form attached as Annex XI.

     8.9. Indemnity Escrow Agreement. The Company shall have executed and delivered to 3dfx and Newco the Indemnity Escrow Agreement.

     8.10. Performance Bonus Agreement. The Company and each of the individuals who are to execute Employment and Consulting Agreements (in each case, as defined in Section 8.11 below) shall have executed Performance Bonus Agreements.

     8.11. Employment Agreements and Consulting Agreements. The Management Shareholders (other than Andrei Manoliu and George T. Haber) and the other individuals set forth on Schedule 8.8 shall have executed and delivered to 3dfx the employment agreements with the Company (the "Employment Agreements"), and Mr. Haber shall have executed and delivered to 3dfx a consulting agreement with the Company (the "Consulting Agreement"), in each case in substantially the forms set forth in Annex VIII.

     8.12. Lock-Up Agreements. The Management Shareholders and the other security holders listed on Schedule 8.12 shall have executed and delivered to 3dfx Lock-up Agreements, in each case in substantially the form attached hereto as Annex XII (the "Lock-up Agreements").

     8.13. Shareholder Approval. The shareholders of 3dfx shall have approved the Merger and the other transactions contemplated hereby in accordance with the provisions of the California General Corporation Law.

     8.14. Broker Release. Simultaneous with the Closing, each broker or agent of the Company identified on Schedule 12.6 shall have executed and delivered to 3dfx and Newco an instrument dated the Closing Date in substantially the form annexed hereto as Annex IX or such other form as shall be reasonably satisfactory to 3dfx and Newco releasing the Company, 3dfx, Newco and the Surviving Corporation from any and all claims of such broker or agent with respect to fees, commissions and other amounts and expenses thereof that may be payable thereto in connection with the transactions contemplated by this Agreement.

     8.15. Good Standing Certificates; Certificate of Satisfaction. The Company shall have delivered to 3dfx a certificate, dated as of a date not more than ten
(10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of the Company and in each state, if any, in which the Company is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for all periods prior to the Closing have been filed and paid.

     8.16. Microsoft Termination Agreement. The Company shall have received the sum of at least $14,000,000 or such other amount structured in a manner satisfactory to 3dfx from Microsoft Corporation or its affiliate WebTV Networks, Inc. (collectively, "Microsoft") in connection with the termination of that certain Development and License Agreement by and between the Company and WebTV Networks, Inc. and dated as of February 18, 2000.

     8.17. HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the FTC challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated.

     8.18. Effectiveness of the S-4. The S-4 shall have been declared effective by the SEC under the 1933 Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     8.19. No Material Adverse Effect. No event or circumstance shall have occurred that would constitute a Material Adverse Effect, which for purposes of this Section 8.19 shall be deemed to occur only in the event of an adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company or the condition of the Business, individually or in the aggregate, in excess of $600,000.

     8.20. Tax Opinion. 3dfx shall have received a written opinion of Locke Liddell & Sapp LLP, in form and substance reasonably satisfactory to 3dfx, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE IX

                            COVENANTS OF THE PARTIES

     9.1. Permitted Payments of Compensation by the Company; No Change in Operations.

     (a) Each of 3dfx and Newco acknowledges and agrees that from and after January 1, 2000 and prior to the Effective Time of the Merger, the Company may pay compensation for services to the Company's employees in the usual regular and ordinary course of business in accordance with past practices. The parties to this Agreement further acknowledge and agree that the Company shall not make distributions to the securityholders of the Company after the date of this Agreement. Notwithstanding the previous sentence, (i) payments of compensation pursuant to the provisions of Section 9.10 may be made to employees, some of whom may be securityholders and (ii) bonus payments in the aggregate amount of $650,000 may be made to George T. Haber, Ming Benjamin Zhu and Philip J. Carmack in connection with the execution of the WebTV Agreement.

     (b) Prior to the Closing Date, the Company (i) will operate the Business only in the usual, regular and ordinary course of business consistent with good business practices, (ii) will preserve intact the organization of the Company, and (iii) and will not, without the prior written consent of 3dfx, (A) mortgage, pledge, transfer or otherwise dispose of or subject to any Lien any of the assets of the Company, (B) waive or release any rights of value Related to the Business, (C) transfer, grant or terminate any Licenses or Permits, Intellectual Property or other proprietary or trade rights Related to the Business except in the usual, regular and ordinary course of business consistent with good business practices or (D) modify or change in any material respect or terminate any existing Contract except in the usual, regular and ordinary course of business consistent with good business practices.

     9.2. Preparation and Filing of Tax Returns.

     (a) The Company shall prepare, execute and timely file, or cause to be prepared, executed and timely filed, all federal and state income Tax returns for all taxable periods of the Company ending on or prior to the Closing Date and all Tax returns due prior to the Closing Date. Such Tax returns shall be prepared on a basis consistent with past practice. The Company and the securityholders of the Company shall be responsible for the payment of all income Taxes attributable to the income reported on such Tax returns. The Company shall provide to 3dfx and the Surviving Corporation drafts of all such Tax returns required to be prepared and filed by the Company pursuant to this
Section 9.2(a) at least thirty (30) days prior to the due date (including extensions) for the filing of such Tax returns. In the event of a disagreement between 3dfx and/or the Surviving Corporation and the securityholders of the Company over the calculation of taxable income for such Tax returns, the securityholders of the Company shall be required to obtain and produce a letter from one of the accounting firms commonly referred to within the United States as the "big five" concluding that the treatment of the specific item at issue should more likely than not be sustained upon examination by the IRS. 3dfx and the Surviving Corporation shall prepare all Tax returns attributable to the year of the Closing Date other than those Tax returns described in the first sentence of this Section 9.2(a). 3dfx and the Surviving Corporation shall be responsible for the payment of all amounts (other than income Taxes) due on such other Tax returns to the extent they were reserved for on the Financial Statements, with the securityholders of the Company responsible to the extent not so reserved. The securityholders of the Company shall cooperate with 3dfx and the Surviving Corporation in the filing of such Tax returns. 3dfx and the Surviving Corporation shall be responsible for the preparation of all Tax returns of the Company for all taxable periods ending after the Closing Date. 3dfx and the Surviving Corporation shall be responsible for the payment of all amounts due on such Tax returns.

     (b) The securityholders of the Company shall have responsibility for the conduct of any audit of the Company of any taxable period ending on or prior to the Closing Date; provided, however, that in the event that any securityholder of the Company receives notice of a claim from the IRS or any other taxing authority such securityholder of the Company shall promptly, but in any event within five (5) business days, notify 3dfx and the Surviving Corporation of such claim and of any action taken or proposed to be taken. If 3dfx and the Surviving Corporation wish to participate in such audit, then they may do so at their own cost and expense.

Notwithstanding any indication in this Agreement to the contrary, the securityholders of the Company shall not agree to an adjustment in a federal or state income Tax audit, appeals procedure or judicial proceeding that will adversely impact the Surviving Corporation in Tax periods after the Closing Date without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld.

     9.3. Conduct of the Business. Except as expressly permitted or contemplated by this Agreement, the Company shall observe each term set forth in this Section
9.3 and agrees that, from the date hereof until the Closing, unless otherwise consented to by 3dfx or Newco in writing:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis, in the best interest of the Company and the securityholders of the Company and in accordance in all material respects with all Applicable Laws, rules and regulations and consistent with the past practice of the Company;

          (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) sell, pledge, dispose of or encumber any of its assets (or enter into factoring or similar arrangements), except in the ordinary course of business and except as identified to 3dfx or Newco in writing; (iii) amend or propose to amend its Certificate of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than sixty (60) days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 9.3(b);

          (c) The Company shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements that will be binding on, or in any way adversely affect, 3dfx or Newco other than in the ordinary course of business consistent with past practice; or
     (ii) except as otherwise contemplated by Section 9.10, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay that will be binding on, or in any way adversely affect 3dfx or Newco after the Closing Date or increase any of the benefits payable in effect on the date hereof that will be binding on 3dfx or Newco after the Closing, in each event other than in the ordinary course of business consistent with past practice;

          (d) Except as otherwise contemplated by Section 9.10, the Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees;

          (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (f) The Company shall (i) use all reasonable efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company, (ii) confer as reasonably requested with representatives of 3dfx or Newco to report operational matters and the general status of ongoing operations and (iii) not intentionally take any action would render, or reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; and

          (g) The Company shall not (i) change any of its or its predecessor's methods of accounting in effect at December 31, 1999, other than those required by GAAP, (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income Tax returns from the taxable year ending December 31, 1999.

     9.4. Access to Information. The Company shall provide to 3dfx and Newco and to any lenders entitled to information concerning the transactions contemplated hereby pursuant to loan or financing agreements with 3dfx or Newco and to each of their respective representatives and agents such access to the books and records of the Company, and shall furnish to 3dfx and Newco and such lenders and any such representatives or agents such financial and operating data and other information with respect to the Business and the operations of the Company, as are generated by the Company in the normal course of business and, in addition, such information as 3dfx and Newco or any such lenders may reasonably request from time to time, and shall permit 3dfx and Newco, such lenders and their respective representatives and agents to make such inspections of each of the Company's Real Properties and Real Property Leases and personal properties as they may reasonably request. The Company and the Management Shareholders shall promptly arrange for 3dfx and Newco, such lenders and their respective representatives and agents to meet with such directors, officers, employees and agents of the Company as they may reasonably request from time to time. Any examination or investigation pursuant to this Section 9.4(a) shall be undertaken in a manner so as not to unreasonably interfere with the operations and activities of the Company.

     9.5. No Transfer or Encumbrance of Company Securities; Voting. Until the Closing or the earlier termination of this Agreement, the Company will exercise any rights it has to restrict the transferability of the Company Common Stock, the Series A Company Stock, the Series B Company Stock, the Series C Company Stock and the Warrant, as applicable, beneficially owned by the securityholders of the Company, except as contemplated by this Agreement, and the Company shall waive any rights of first refusal to acquire shares of its capital stock as set forth in its By-laws.

     9.6. Registration of 3dfx Common Stock; 1933 Act.

     (a) Upon the execution of this Agreement, 3dfx shall use all commercially reasonable efforts to file the S-4.

     (b) It is a condition precedent to the obligations of 3dfx to take any action pursuant to this Section 9.6 with respect to the shares of 3dfx Common Stock to be issued to the securityholders of the Company in connection with the transactions contemplated hereby that the Company shall furnish to 3dfx such information regarding the Company, the securityholders of the Company, the 3dfx Common Stock held by such securityholders and the intended method of disposition of such securities as shall be required to effect the registration of the shares of 3dfx Common Stock to be issued to the securityholders of the Company in connection with the transactions contemplated hereby and as may be required from time to time to keep such registration current.

     (c) In connection with any registration of 3dfx Common Stock pursuant to this Section 9.6, 3dfx shall, except as otherwise specifically provided in the last sentence of this Section 9.6(c), pay the expenses incurred by 3dfx in connection with such registration, including without limitation (i) all filing fees with the SEC, (ii) all fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of securities counsel selected by or reasonably acceptable to 3dfx) in connection with blue sky registrations or qualifications of such shares of 3dfx Common Stock or exemption therefrom,
(iii) all word processing, duplicating and printing expenses and (iv) all fees and expenses of any additional experts (including, but not limited to, counsel and independent certified public accountants) retained by 3dfx in connection with such registration. Notwithstanding any other provision of this Agreement, each securityholder of the Company shall pay any underwriting discounts or commissions or brokers' fees or commissions, if any, attributable to the sale by such securityholder of shares of 3dfx Common Stock.

     (d) 3dfx covenants that it will at all times use all commercially reasonable efforts to timely file any report required to be filed by it under the 1933 Act and the 1934 Act and that it will take such other actions as may be reasonably necessary to enable the securityholders of the Company to sell the 3dfx Common Stock without registration under applicable exemptions provided for under the 1933 Act including, without limitation, Rule 144.

     9.7. The Company Options.

     (a) At the Effective Time of the Merger, each outstanding option to purchase shares of the Company Common Stock issued pursuant to the Option Plan (the "Company Options") shall be assumed by 3dfx. Accordingly, each Company Option so assumed shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable immediately prior to the Effective Time of the Merger, 3dfx Common Stock (the "New 3dfx Options"), with the Aggregate Value of the New 3dfx Options to be equal to the Aggregate Value of the Company Options. The "Aggregate Value" of an option shall be determined by multiplying the number of shares of Company Common Stock for which the option was exercisable by the ratio determined the manner set forth in Annex V (and subject to the conditions thereof) to determine the number of shares to be issuable under the New 3dfx Options and by dividing the exercise price for such shares of Company Common Stock by such ratio to determine the exercise price therefor. The number of shares of 3dfx Common Stock for which the New 3dfx Options are exercisable shall be calculated in accordance with the Treasury Regulations under Section 1.425-1(a), so that the ratio of the exercise price of the New 3dfx Options to the market value per share of 3dfx Common Stock will be equal to the same ratio calculated for the Company Options at the Closing Date. It is the parties' intent that 3dfx's assumption of Company Options that are incentive stock options under Section 422 of the Code will qualify under Section 424(a) of the Code as an assumption of an option that is not a modification of such option, and the parties shall cooperate with each other in establishing procedures for effecting the assumption to meet the requirements of the Code.

     (b) As soon as practicable after the Effective Time of the Merger, 3dfx shall deliver to each holder of a Company Option a document evidencing the foregoing assumption of such Company Option by 3dfx.

     (c) As soon as practicable after the Effective Time of the Merger, 3dfx shall file a registration statement with the SEC on Form S-8 (or any successor or other appropriate form), or another appropriate form with respect to the shares of 3dfx Common Stock subject to New 3dfx Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New 3dfx Options remain outstanding.

     9.8. Interim Agreements. Each of the parties hereto acknowledges that it is in their mutual best interests, in light of the transactions contemplated by this Agreement, to work together with respect to product development and marketing and hereby agrees to negotiate, to execute and to deliver prior to the Closing such agreements as the parties mutually shall reasonably deem necessary for the parties to satisfy their business goals and to realize the economic benefits of the Merger and the other transactions contemplated hereby. Accordingly, the parties agree to use their respective reasonable best efforts to negotiate and execute a joint development and marketing agreement as soon as practicable following the Closing and with a provision providing that revenue margins shall be shared in a 50%/50% basis with respect to joint developments thereunder.

     9.9. Issuance of Securities to Microsoft; Use of Microsoft Proceeds. The parties hereby acknowledge that the economic terms embodied in this Agreement contemplate that, prior to the Closing, Microsoft will pay or otherwise contribute to the Company up to Twenty-Four Million Dollars ($24,000,000) in cash. The parties further acknowledge that Microsoft may receive equity securities of the Company in exchange for up to Ten Million Dollars ($10,000,000) of the total amount so paid or otherwise contributed, and 3dfx hereby consents to the issuance to Microsoft of up to Ten Million Dollars ($10,000,000) of equity securities of the Company. Notwithstanding anything contained or implied herein to the contrary, the parties hereby agree that any securities issued to Microsoft in accordance with this Section 9.9 shall reduce the per share consideration otherwise due and payable to the other securityholders of the Company and shall not in any way dilute the ownership interests of the shareholders of 3dfx. Except as otherwise contemplated by this Agreement, all cash paid or otherwise contributed by Microsoft to the Company shall be used for working capital purposes and shall not, directly or indirectly, be distributed to the securityholders of the execution of this Agreement.

     9.10. Establishment of Performance Bonus Arrangements. Immediately following the Closing, the Company shall pay to the employees executing Employment Agreements and to the individual executing the Consulting Agreement the aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000) in cash (the "Performance Bonus Pool"). Any and all funds received from the Performance Bonus Pool (other than those paid in connection with the Consulting Agreement) shall be forfeited to the Company if such individuals do not provide services to the Company for two (2) full years following the Closing, except as a result of certain conditions contained in the Performance Bonus Agreements (as defined below) or the Consulting Agreement, as applicable. All distributions from the Performance Bonus Pool shall be made in accordance with the provisions of (i) this Section 9.10 and (ii) those certain Performance Bonus Agreements by and between the Company and the employees executing the Employment Agreements and in substantially the form attached hereto as Annex X (the "Performance Bonus Agreements"), or the Consulting Agreement, as applicable.

     9.11. No Solicitation.

     (a) Neither the Company nor 3dfx shall, directly or indirectly, nor shall either the Company or 3dfx authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, accountant, attorney or other representative of such party, directly or indirectly, to (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal (each, a "Third Party Acquisition Proposal") contemplating or otherwise relating to any Third Party Acquisition Transaction (as defined in Section 9.11(c)), or take any action that could reasonably be expected to lead to a Third Party Acquisition Proposal, (ii) furnish any nonpublic information regarding such party to any person or entity other than the other parties hereto or their representatives (each, a "Person") in connection with, or in response to, a Third Party Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Third Party Acquisition Proposal, (iv) approve, to endorse or recommend any Third Party Acquisition Proposal or (v) enter into any letter agreement of intent or similar document or any agreement contemplating or otherwise relating to any Third Party Acquisition Transaction. Each party further agrees that it shall immediately notify the other parties of any and all solicitations, submissions, announcements, discussions, offers, proposals or other actions constituting, or that could reasonably be expected to lead to, or be deemed to be, a Third Party Acquisition Proposal. Such notification obligation shall include disclosure of the identity of the party making the Third Party Acquisition Proposal or inquiry, the terms and conditions of any Third Party Acquisition Proposal and any material financing terms. Each party shall keep the other parties fully informed of the status and details of such Third Party Acquisition Proposal or inquiry.

     (b) Nothing in this Section 9.11 shall prohibit the board of directors of 3dfx (the "3dfx Board") from considering an unsolicited Third Party Acquisition Proposal if (i) neither 3dfx nor any of its representatives has violated any of the restrictions set forth in Section 9.11(a), (ii) the 3dfx Board determines in good faith, after consultation with, and receipt of advice from, independent financial advisors of nationally recognized reputation that such Third Party Acquisition Proposal, should reasonably result, if consummated in the manner set forth in the Third Party Acquisition Proposal, in a transaction more favorable, from a financial point of view, to the holders of 3dfx Common Stock (a "Superior Proposal"), (iii) the 3dfx Board has received the written opinion from its outside counsel that consideration of the Superior Proposal is required for the 3dfx Board to comply with its fiduciary obligations to the holders of 3dfx Common Stock under applicable law and (iv) 3dfx promptly, but no later than forty-eight (48) hours after the first consideration of the Superior Proposal, communicates to the Company (I) the terms and conditions of such Superior Proposal and (II) whether or not it wishes to proceed with the transactions contemplated hereby, either as part of the Superior Proposal or otherwise.

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     (c) As used in this Agreement, the term "Third Party Acquisition
Transaction" shall mean any transaction or series of related transactions (other than those contemplated hereby) involving:

          (i) Any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (A) the party is a constituent corporation, (B) a Person or "group" (as defined in the 1934 Act and the rules promulgated thereunder) of Persons directly or indirectly acquires such party or more than fifty percent (50%) of such party's business or, directly or indirectly, acquires beneficial or record ownership of securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such party or (C) in which such party issues securities representing more than fifty percent (50%) of the outstanding securities of any class of voting securities of such party; or

          (ii) Any sale, lease (other than in the ordinary course of business and other than a disposition in liquidation), exchange, transfer, license (other than in the ordinary course of business) or disposition of more than fifty percent (50%) of the assets of such party, net of liabilities, carried at book value.

     (d) The Company acknowledges that 3dfx will incur substantial costs and will necessarily forego other strategic opportunities if it pursues the transactions contemplated by this Agreement. In recognition of this and as an inducement to 3dfx to execute and to deliver this Agreement and to consummate the transactions contemplated hereby, the Company hereby agrees that if the Company breaches any of the covenants or agreements set forth in this Section 9.11, then it shall (i) reimburse 3dfx for all costs and expenses incurred by 3dfx in connection with such transactions (the "3dfx Expenses"), (ii) pay to 3dfx in cash the sum of Five Million Dollars ($5,000,000) in cash and (iii) if the Company enters into a written agreement to consummate a Third Party Acquisition Transaction within one (1) year from the date hereof, pay to 3dfx in cash the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (plus any additional 3dfx Expenses incurred in the interim).

     (e) 3dfx acknowledges that the Company will incur substantial costs and will necessarily forego other strategic opportunities if it pursues the transactions contemplated hereof. In recognition of this and as an inducement to the Company to execute and deliver this Agreement and to consummate the transactions contemplated hereby, 3dfx hereby agrees that, if (i) 3dfx breaches any of the covenants or agreements set forth in this Section 9.11 or (ii) this Agreement is terminated pursuant to the provisions of Sections 11.1(b) or 11.1(c), then it shall reimburse the Company for all costs and expenses incurred by the Company in connection with such transactions (the "Company Expenses"). In addition, if 3dfx (x) has breached any of the provisions of this Section 9.11,
(y) has notified the Company that as a result of the Superior Proposal it is terminating this Agreement pursuant to Section 11.1(b) or (z) enters into a written agreement to consummate a Superior Proposal within one (1) year from the date of this Agreement and the Company is not a part of such transaction for reasons other than the Company's termination of this Agreement pursuant to
Section 11.1(c), then 3dfx shall also pay to the Company in cash the sum of $7,500,000 (plus any Company Expenses incurred in the interim).

     (f) Upon execution of this Agreement, the agreements and undertakings set forth in this Section 9.11 shall supersede the Mutual Agreement Concerning Solicitations dated March 20, 2000 by and between 3dfx and the Company.

     9.12. Confidential Information.

     (a) The Company shall not directly or indirectly divulge to any Person or entity or use any 3dfx Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "3dfx Confidential Information" consists of (a) any information marked as "confidential" by 3dfx whether developed by 3dfx or Newco or disclosed to 3dfx or Newco by a third party, (b) any trade secrets relating to any of the foregoing and (c) any information relating to 3dfx's or Newco's product plans, product designs, products costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions

                                      A-31
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will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party that owns, created or compiled such information to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party that owns, created or compiled such information or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party that owns, created or compiled such information.

     (b) Prior to the Closing Date, 3dfx and Newco will not directly or indirectly divulge to any Person or entity or use any Company Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "Company Confidential Information" consists of (a) any information marked as "confidential" by the Company whether developed by the Company or disclosed to the Company by a third party, (b) any trade secrets relating to any of the foregoing and (c) any information relating to the Company's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party that owns, created or compiled such information to make such disclosure without restriction, (iii) has been approved or released by written authorization of the party that owns, created or compiled such information or (iv) is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party that owns, created or compiled such information.

     9.13. Indemnification Under Charter and Bylaws; Existing Agreements. For a period of six (6) years from the Effective Time of the Merger, the provisions of the Company's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement with respect to indemnification of officers and directors shall not be modified, changed or amended, except as required by mandatory provisions of applicable law or as conditions or provisions of the Company's Certificate of Incorporation or By-Laws being declared void, voidable or without further binding effect. For a period of six (6) years following the Closing Date, 3dfx shall cause the Surviving Corporation to honor the terms of any indemnification agreements between the Company and its officers and directors in effect on the Closing Date.

     9.14. Bring-Down Schedule. Not less than two (2) business days prior to the Closing Date, the Company shall provide Buyer on Schedule 9.14 a full and complete list of the items added to, deleted from or amended on each of the Company's other disclosure schedules within the period following execution of this Agreement and prior to the Closing Date. In the event that 3dfx and Newco proceed to consummate the transactions set forth in this Agreement and to effect the Merger, such items shall be deemed to have been set forth on the Company's disclosure schedules as of the date of execution of this Agreement.

     9.15. Tax Opinions. The Company shall obtain from Heller Ehrman White & McAuliffe LLP two opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, with one dated as of the effective date of the S-4 and one dated the Closing Date. 3dfx shall obtain from Locke Liddell & Sapp LLP two opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, with one dated as of the effective date of the S-4 and one dated the closing date. Each of the Company and 3dfx agrees to deliver to Heller Ehrman White & McAuliffe LLP and Locke Liddell & Sapp LLP officers' certificates in form and substance satisfactory to such firms containing all appropriate representations to support the opinions referenced above. Such certificates shall be delivered prior to the delivery of each of the opinions referenced above and shall be dated as of the dates of the respective opinions.

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                                   ARTICLE X

                              ESCROW ARRANGEMENTS

     The Company, 3dfx and Newco each make the following covenants that are applicable to them, respectively.

     10.1. 3dfx Losses. At the Effective Time of the Merger, the securityholders of the Company shall be deemed to have received as part of the consideration and to have deposited with the escrow agent under the Indemnity Escrow Agreement shares of 3dfx Common Stock equal to ten percent (10%) of the shares of 3dfx Common Stock issued by 3dfx at the Closing. Such escrow amount shall be available for recovery for 3dfx Losses as a result of (i) subject to the provisions of Section 9.14, any representation or warranty made by the Company in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any schedule or exhibit to this Agreement or certificate delivered pursuant hereto) being untrue or incorrect in any respect, (ii) the termination of or withdrawal by the Company or any Group Member from any employee pension benefit plan, as defined in Section 3(2)(A) of ERISA that is maintained pursuant to a collective bargaining agreement under which more than one employer makes contributions and to which the Company or any Group Member is then making or accruing an obligation to make contributions or has within the preceding four (4) plan years made contributions, (iii) the items described in Schedule 5.8 or Schedule 5.11 hereof except in any instance and to the extent 3dfx Losses result from the gross negligence or willful misconduct of 3dfx, Newco or the Surviving Corporation, (iv) any failure by the Company to observe or to perform its covenants and agreements set forth in this Agreement or in any other agreement or document executed by it in connection with the transactions contemplated hereby or (v) subject to the provisions of Section 12.7, any liability arising from or based upon the engagement by the Company of any broker or agent, whether or not disclosed on Schedule 12.6 hereto. If the Merger is consummated, recovery from the escrow amount pursuant to this Article X shall be 3dfx's sole and exclusive remedy for 3dfx Losses.

     10.2. Notice of Loss. Except to the extent set forth in the next sentence, 3dfx will not have a right to recovery from the escrow with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter that is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly. Notwithstanding the preceding sentence, the failure of the Indemnified Party (as defined below) to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article X, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to 3dfx Losses, the Shareholder Representative is referred to as the "Indemnifying Party" solely for the purpose of receiving notices of claims as provided herein and in the Indemnity Escrow Agreement, exercising its right to defend as provided in the Indemnity Escrow Agreement, and shall have no personal liability for 3dfx Losses or other liability to 3dfx, Newco or the Surviving Corporation as a result of acting as the Shareholder Representative. 3dfx and Newco and their respective directors, officers, employees, representatives, agents and attorneys shall be the "Indemnified Party" with respect to 3dfx Losses.

     10.3. Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnified Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, and the Indemnifying Party must cooperate in any such defense or other action. The Indemnifying Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnified Party shall be entitled to control the defense unless otherwise determined by the Indemnified Party or if the Indemnified Party fails to assume defense of the matter. If the Indemnified Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, then the Indemnifying Party shall have the right, but not the obligation, thereafter to defend, to contest or otherwise to protect against the same and make any compromise or settlement thereof, and shall pay all costs thereof including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnifying Party must send a written notice to the Indemnified Party of any such proposed settlement or compromise, which settlement or compromise the

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

Indemnified Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty
(30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall not have the right to effect a settlement or compromise without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, that if the Indemnifying Party has assumed the defense from the Indemnified Party upon the election of the Indemnified Party, then the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters upon the election of the Indemnified Party, then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the escrow amount any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     10.4. Limitations on Indemnification. The persons or entities indemnified pursuant to this Article shall not assert any claim for indemnification hereunder, nor shall any such persons or entities make any such claim based on misrepresentation, breach of warranty, breach of covenant or any other legal or equitable theory other than fraud or pursuant to Sections 5.3 or 9.4 until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Indemnifying Parties shall exceed an amount equal to Six Hundred Thousand Dollars ($600,000) with respect to all claims; provided, that such $600,000 amount shall be reduced on a dollar-for-dollar basis by the amount of any Material Adverse Effect arising prior to the Closing that did not reach the amount set forth in Section 8.19 hereof.

                                   ARTICLE XI

                                  TERMINATION

     11.1. Termination. This Agreement shall continue in full force and effect unless otherwise terminated in accordance with the provisions of this Article
XI. Notwithstanding any other provision of this Agreement and subject to the provisions of Section 9.11, this Agreement may be terminated (a) by the written consent of each of the parties hereto, (b) by 3dfx upon written notice to the Company of its intent not to consummate the transactions contemplated hereby in accordance with the provisions of Section 9.11(b)(iv), (c) by the Company upon written notice to 3dfx of its intent to pursue a Superior Proposal in accordance with the provisions of Section 9.11(b)(iv), (d) by either 3dfx or the Company upon the entry or issuance by any Agency or by any court of competent jurisdiction of any injunction, order or decree seeking to restrain or otherwise prohibit the Merger or any other transaction contemplated hereby or that could reasonably be expected to have a Material Adverse Effect or a 3dfx Material Adverse Effect, as applicable, (e) by 3dfx upon the breach of a representation, warranty or covenant of the Company, which breach (I) could reasonably be expected to have a Material Adverse Effect and (II) is not cured within ten (10) business days of the receipt by the breaching party of notice thereof, (f) by the Company upon the breach of a representation, warranty or covenant of 3dfx, which breach (I) could reasonably be expected to have a 3dfx Material Adverse Effect and (II) is not cured within ten (10) business days of the receipt by 3dfx of notice thereof, or (g) by either 3dfx or the Company if the Closing shall not have occurred on or before October 15, 2000.

     11.2. Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 11. 1, this Agreement shall expire and shall be of no further force or effect, and none of the parties hereto shall have any further obligations hereunder; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 9.11(d), 9.11(e), 9.11(f), 9.11(g), 9.12, 12.6 and 12.7 and any
obligations of the parties pursuant thereto, shall survive and continue unaffected following any termination of this Agreement; provided, however, that, if such termination shall result from the willful and deliberate failure of any party to fulfill a condition to the performance of the obligations of any other party, or the willful and deliberate failure of any party to perform a covenant of such party contained in this Agreement or the willful and deliberate breach by any party of any representation, warranty or agreement contained herein, then such party shall pay to the other party 3dfx's Expenses, if the Company is the party in breach, or the Company Expenses, if 3dfx is the party in breach, plus the sum of $7,500,000 in full and complete satisfaction of all costs, expenses, damages or losses incurred or suffered by such other parties as a result of such failure or breach.
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                                  ARTICLE XII

                                    GENERAL

     12.1. Cooperation. The Company, 3dfx and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees thereof cooperate with 3dfx on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     12.2. Survival of Covenants, Agreements. Representations and Warranties.

     (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

     (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of one (1) year from the Closing.

     (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 12.2, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by any party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Sections 10.2 and 12.8 hereof prior to the expiration of the applicable survival period.

     12.3. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of 3dfx.

     12.4. Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the Transaction Documents delivered pursuant hereto constitute the entire agreement and understanding among the securityholders of the Company, the Company, Newco and 3dfx, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, and this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the Company, Newco and 3dfx, acting through their respective officers, duly authorized by their respective Boards of Directors.

     12.5. Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     12.6. Brokers and Agents. Except as disclosed on Schedule 12.6, each party represents and warrants that it employed no broker or agent in connection with this transaction.

     12.7. Expenses. Whether or not the transactions herein contemplated shall be consummated, 3dfx and Newco will pay the fees, expenses and disbursements of 3dfx and Newco and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by 3dfx under this Agreement. The Company will pay up to Two Million Five Hundred Thousand Dollars ($2,500,000) of the fees, expenses and disbursements of the Company and its agents, representatives, accountants and counsel (collectively, the "Company Advisory Fees") in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by the Company under the Agreement. Any Company Advisory Fees in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid by the Company and shall be deducted appropriately from the aggregate consideration owing to the securityholders of the Company pursuant to Article II. The securityholders of the

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

Company, and not the Company, the Surviving Corporation or 3dfx, will pay all taxes due upon receipt of the consideration payable to the securityholders of the Company pursuant to Article II, and all sales, use, real property, transfer, recording, gains, stock transfer and other similar fees in connection with the transactions contemplated by this Agreement. Notwithstanding anything contained or implied herein to the contrary, any and all filing fees paid in connection with any pre-Merger notifications and/or report forms under the HSR Act shall be shared equally by 3dfx and the Company.

     12.8. Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party or (c) sending a facsimile of the same with electronic confirmation of receipt.

          (i) If to 3dfx or Newco, addressed to them at:

              3dfx Interactive, Inc.
              4435 Fortran Drive
              San Jose, California 95134
              Facsimile No. (408) 262-5551
              Attn: Dr. Alex Leupp
              Cc: Legal Department

          with copies to:

               Locke Liddell & Sapp LLP
               2200 Ross Avenue, Suite 2200
               Dallas, Texas 75201
               Facsimile No.: (214) 740-8800
               Attn: John B. McKnight, Esq./Kent Jamison, Esq.

          (ii) If to the securityholders of the Company, addressed thereto at the address set forth on Annex I, with copies to counsel as set forth below;

          (iii) If to the Company, addressed to:

                GigaPixel Corporation
                2350 Mission College Blvd.
                Suite 800
                Santa Clara, California 95054
                Facsimile: Attn: Mr. George T. Haber
                President and Chief Executive Officer

          with copies to:

               Heller Ehrman White & McAuliffe LLP
               601 South Figueroa Street, 40th Floor
               Los Angeles, California 90017-5758
               Facsimile No.: (213) 614-1868
               Attn: Stephen E. Newton, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.8 from time to time.

     12.9. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT MAY BE BROUGHT IN THE FEDERAL AND STATE COURTS IN AND OF THE STATE OF CALIFORNIA AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE

EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS. THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE JURISDICTION OVER ANY SUCH DISPUTE OR CONTROVERSY, AND THAT THEY HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR VENUE IN THESE COURTS OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM.

     12.10. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     12.11. Reformation and Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, then such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     12.12. Remedies Cumulative. Except as set forth in Article X, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     12.13. Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

     12.14. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          3DFX INTERACTIVE, INC.

                                          By: /s/ ALEX LEUPP
                                            ------------------------------------
                                          Name: Alex Leupp
                                          Title:  President and CEO

                                          GALAPAGOS ACQUISITION CORP.

                                          By: /s/ ALEX LEUPP
                                            ------------------------------------
                                          Name: Alex Leupp
                                          Title:  President and CEO

                                          GIGAPIXEL CORPORATION

                                          By: /s/ GEORGE T. HABER
                                              ----------------------------------
                                          Name: George T. Haber
                                          Title:  President and CEO

                                                                        ANNEX II

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                           DATED AS OF MARCH 27, 2000
                                  BY AND AMONG
                            3DFX INTERACTIVE, INC.,
                          GALAPAGOS ACQUISITION CORP.
                                      AND
                             GIGAPIXEL CORPORATION

                                  DEFINITIONS

     Definitions. In this Agreement, the following terms shall have the meanings set forth below unless the context requires otherwise:

     (1) "3dfx Board" has the meaning given in Section 9.11(b).

     (2) "3dfx Charter Documents" has the meaning given in Section 6.5(a).

     (3) "3dfx Common Stock" has the meaning given in Section 1.4(b).

     (4) "3dfx Confidential Information" has the meaning given in Section
9.12(a).

     (5) "3dfx Expenses" has the meaning given in Section 9.11(d).

     (6) "3dfx Losses" means all damages (including, without limitation, amounts paid in settlement with the Company's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of 3dfx, Newco and the Surviving Corporation or such other persons to indemnification hereunder.

     (7) "3dfx Material Adverse Effect" has the meaning given in Section 6.8.

     (8) "3dfx Material Documents" has the meaning given in Section 6.5(b).

     (9) "3dfx Voting Agreements" has the meaning given in the sixth paragraph of the preamble of this Agreement.

     (10) "1933 Act" means the Securities Act of 1933, as amended.

     (11) "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (12) "Agency" has the meaning given in Section 5.16.

     (13) "Aggregate Value" has the meaning given in Section 9.7(a).

     (14) "Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

     (15) "Best of 3dfx's Knowledge" means the knowledge of the officers of 3dfx and Newco, in each case having made due inquiries.

     (16) "Best of the Company's Knowledge" means the actual knowledge of the officers and directors of the Company and of the Management Shareholders, in each case having made due inquiries.

     (17) "Business" means the Company's development, implementation, sale and/or other distribution of high performance 3D graphics hardware and software.

     (18) "Certificate of Merger" has the meaning given in Section 1.1.

     (19) "Charter Documents" has the meaning given in Section 5.2.

     (20) "Closing" has the meaning given in Article IV.

     (21) "Closing Date" has the meaning given in Article IV.

     (22) "Code" means the Internal Revenue Code of 1986, as amended.

     (23) "Company's Accountant" has the meaning given in Section 5.5(a).

     (24) "Company Advisory Fees" has the meaning given in Section 12.7.

     (25) "Company Common Stock" has the meaning given in Section 1.4(a).

     (26) "Company Confidential Information" has the meaning given in Section 9.12(b).

     (27) "Company Options" has the meaning given in Section 9.7(a).

     (28) "Company Voting Agreement" has the meaning given in the fourth paragraph of the preamble to this Agreement.

     (29) "Constituent Corporations" has the meaning given in the third paragraph of the preamble to this Agreement.

     (30) "Contracts" has the meaning given in Section 5.12(a).

     (31) "Dissenting Shares" has the meaning given in Section 2.4.

     (32) "Effective Time of the Merger" has the meaning given in Section 1.2.

     (33) "Employment Agreements" and "Consulting Agreement" have the meaning given in Section 8.11.

     (34) "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, permits, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, worker health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, or Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. sec.sec.9601 et seq.) ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec.6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec.2601 et seq.; the Clean Air Act, 42 U.S.C. sec.7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f et seq.; the 0.1 Pollution Act of 1990, 33 U.S.C. sec.2701 et seq.; and their state and local counterparts and equivalents.

     (35) "Equitable Exceptions" has the meaning given in Section 5.1.

     (36) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (37) "Escrow Agent" has the meaning given in Section 3.1(a).

     (38) "FTC" has the meaning given in Section 7.12.

     (39) "Financial Statements" has the meaning given in Section 5.5(a).

     (40) "GAAP" means generally accepted accounting principles consistently applied.

     (41) "Group Member" has the meaning given in Section 5.19(c).

     (42) "HSR Act" has the meaning given in Section 7.12.

     (43) "Hazardous Substance" means (i) any "hazardous substance" as defined in sec.101(14) of CERCLA, or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, as amended from time to time (29 U.S.C. sec.sec.651 et seq.), or any regulations promulgated thereunder, or any analogous state or local laws or regulations,
(ii) petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls and pesticides or (iii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

     (44) "IRS" means the United States Internal Revenue Service.

     (45) "Indemnified Party" has the meaning given in Section 10.2.

     (46) "Indemnifying Party" has the meaning given in Section 10.2.

     (47) "Indemnity Escrow Agreement" has the meaning given in Section 3.1(a).

     (48) "Intellectual Property" means all rights to and interests in:

          (a) trademarks, service marks, trade names, names, logos, slogans and franchises together with the goodwill related thereto including all registrations and applications to register any of the foregoing with any agency or authority and the exclusive right to hold oneself out as the successor owner thereof;

          (b) patents, patent applications, patent rights, inventions and designs, and any registration thereof with any agency or authority including issued patents, patent applications, re-issues or patents of additions, continuations in part, divisionals and filing priorities;

          (c) all Software, copyrights (including audiovisual copyrights) and design rights and all registrations and applications thereof;

          (d) trade secrets including all processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof;

          (e) other technology, intellectual property, maskworks, industrial and intangible property constituting, embodied in or pertaining to, any assets including without limitation processes, lab journals, notebooks, manuals, data computer programs, source code, discoveries, databases, and documentation, flow charts, research and development, reports, agency information, technical information, engineering data, design and engineering specifications and similar recordings;

          (f) all other intellectual and industrial property rights throughout the world and all confidential and proprietary information related to any of (a) to (e), both inclusive, above;

          (g) all rights to secure renewals, re-issuances and extension of (a) to (f), both inclusive, above;

          (h) all future income and proceeds of (a) to (g), both inclusive, above; and

          (i) all rights to damages and profits by reason of the infringement of
     (a) to (g) both inclusive.

     (49) "Inventories" means all (1) inventories of computer program code (in all media) and materials, including the Software programs, (2) program documentation, including user materials, and (3) all other inventories of stock-in-trade and merchandise including unused or reusable materials, stores, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods.

     (50) "Law" means any law, including common law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law.

     (51) "Licenses and Permits" means all governmental licenses, permits, franchises, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business.

     (52) "Lien" means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, marital dissolution obligation, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, but excluding any contract or license rights disclosed hereunder.

     (53) "Lock-up Agreements" has the meaning given in Section 8.12.

     (54) "Management Shareholders" has the meaning given in Section 5.8(s).

     (55) "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise) of the Company or the condition of the Business.

     (56) "Merger" has the meaning given in the second paragraph of the preamble to this Agreement.

     (57) "Microsoft" has the meaning given in Section 8.16.

     (58) "New 3dfx Options" has the meaning given in Section 9.7.

     (59) "Newco Stock" has the meaning given in Section 1.4(c).

     (60) "Noncompetition Agreements" has the meaning given in Section 8.8.

     (61) "Option Plan" has the meaning given in Section 2.2.

     (62) "PBGC" means the United States Pension Benefit Guaranty Corporation.

     (63) "Performance Bonus Agreements" has the meaning given in Section 9.10.

     (64) "Performance Bonus Pool" has the meaning given in Section 9.10.

     (65) "Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     (66) "Plan" has the meaning given in Section 5.19(a).

     (67) "Real Property Leases" has the meaning given in Section 5.10.

     (68) "Related Corporation" has the meaning given in Section 5.8(o).

     (69) "Related to the Business" means used primarily in, arising primarily from, or relating primarily to, the Business.

     (70) "Required Cash Balance" has the meaning given in Section 2.3.

     (71) "S-4" has the meaning given in Section 7.10.

     (72) "SEC" means the United States Securities and Exchange Commission.

     (73) "SEPP" means Simplified Employee Pension Plan.

     (74) "SEC Reports" has the meaning given in Section 6.7(b).

     (75) "Securityholders' Release" has the meaning given in Section 8.4.

     (76) "Series A Company Stock" has the meaning given in Section 1.4(a).

     (77) "Series B Company Stock" has the meaning given in Section 1.4(a).

     (78) "Series C Company Stock" has the meaning given in Section 1.4(a).

     (79) "Software" means all worldwide rights, title and interest in the Business software programs identified in Schedule 5.18, in source and object code (including manufacturing ready masters) forms and including any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, maintenance documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all preceding versions, works in process, fixes, enhancements, future releases or other developments by the Company which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, ephemeral aspects, so-called "look and feel," graphic design, user methodologies, user and installation guides, user interface design, software tools owned by the Company, know-how, systems and processes concerning such computer program.

     (80) "Subject Property" means all Real Property, all property subject to the Real Property Leases and any properties listed on Schedules 5.10 and 5.11.

     (81) "Superior Proposal" has the meaning given in Section 9.11(b).

     (82) "Surviving Corporation" has the meaning given in Section 1.2.

     (83) "Surviving Corporation Stock" has the meaning given in Section 2.1.

     (84) "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     (85) "Tax Losses" has the meaning given in Section 5.8(y).

     (86) "Third Party Acquisition Proposal" has the meaning given in Section 9.11(a).

     (87) "Third Party Acquisition Transaction" has the meaning given in Section 9.11(c).

     (88) "Third Party Intellectual Property" has the meaning given in Section 5.18(a).

     (89) "Transaction Documents" means this Agreement, the Voting Agreements, the Indemnity Escrow Agreement, the Performance Bonus Agreement, the Noncompetition Agreement, the Employment Agreements, the Consulting Agreement, the Brokers' Releases, the Securityholders' Release and the Lock-Up Agreement.

     (90) "Warrant" has the meaning given in Section 1.4(a).

     (91) "WebTV Agreement" shall have the meaning set forth in Section 2.3.

                                                                         ANNEX V

                                TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                           DATED AS OF MARCH 27, 2000
                                  BY AND AMONG
                            3DFX INTERACTIVE, INC.,
                          GALAPAGOS ACQUISITION CORP.
                                      AND
                             GIGAPIXEL CORPORATION

     Each outstanding share of equity securities of the Company* shall be converted into shares of 3dfx Common Stock as set forth in this Annex V.

     At the Effective Time of the Merger, each outstanding share of Company Common Stock, Series A Company Stock, Series B Company Stock, and Series C Company Stock will be converted into that fraction of a share of 3dfx Common Stock equal to the Exchange Ratio (as defined below). In accordance with the provisions of Section 3.1(a), ten percent (10%) of the number of shares of 3dfx Common Stock issued to the holders of equity securities of the Company at the Effective Time of the Merger will be deposited with and held by the Escrow Agent.

     Each outstanding option to purchase GigaPixel Common Stock (a "GigaPixel Option") shall be assumed and converted into an option to purchase a number of shares of 3dfx Common Stock determined by multiplying the number of shares covered by the GigaPixel Option by the Exchange Ratio exercisable at a per share exercise price determined by dividing the exercise price of the GigaPixel Option by the Exchange Ratio.

     The outstanding Warrant to purchase 421,696 shares (the "Warrant Shares") of Series C Company Stock outstanding immediately before the Effective Time of the Merger will be converted into a number of 3dfx Common Stock equal to the product of (i) the Warrant Shares less the product of (A) the Warrant Shares and
(B) the quotient of (a) the exercise price of the warrant and (b) the product of
(1) the price per share of 3dfx Common Stock at the Effective Time of the Merger and (2) the Exchange Ratio and (ii) the Exchange Ratio (as defined below).

     No fractional shares of 3dfx Common Stock will be issued in the Merger and any fractional shares will be paid in cash at the rate of $11.94 per share of 3dfx Common Stock.

     For purposes of this Annex V, the "Exchange Ratio" means a fraction, the numerator of which is a number equal to (i) 15,829,586 minus (ii) the quotient of (A) the difference between the Required Cash Balance and the actual amount of cash that the Company has on hand as of the Effective Time of the Merger divided by (B) $11.94, and the denominator of which is the number of outstanding shares of equity securities of the Company (on a fully diluted basis) as of the Effective Time of the Merger.

---------------

  *For purposes of this Annex V and unless otherwise indicated, the number of outstanding shares of equity securities of the Company will be calculated on a treasury stock fully diluted basis.

                                                                      APPENDIX B

                             GIGAPIXEL CORPORATION
                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made and entered into as of March 27, 2000 between 3dfx, Inc., a California corporation ("3dfx"), and the undersigned shareholder ("Shareholder") of GigaPixel Corporation, a Delaware corporation ("GigaPixel").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, 3dfx, GigaPixel, and GigaPixel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of 3dfx ("Merger Sub"), have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into GigaPixel. Pursuant to the Merger, shares of capital stock of GigaPixel will be converted into the right to receive shares of Common Stock of 3dfx in the manner set forth in the Merger Agreement.

     B. The Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of GigaPixel as is indicated on the final page of this Agreement (the "Shares").

     C. As a material inducement to enter into the Merger Agreement, 3dfx desires the Shareholder to agree, and the Shareholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of GigaPixel acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below), except as otherwise permitted hereby, and to vote the Shares and any other such shares of capital stock of GigaPixel so as to facilitate consummation of the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

     1. Agreement to Retain Shares.

     1.1 Transfer and Encumbrance. Shareholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

     1.2 Additional Purchases. Shareholder agrees that any shares of capital stock of GigaPixel that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of the shareholders of GigaPixel called with respect to, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of GigaPixel with respect to, approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, Shareholder shall vote the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Shareholder agrees not to take any actions contrary to Shareholder's obligations under this Agreement.

     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to 3dfx a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable, with respect to the total number of shares of capital stock of GigaPixel beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Shareholder set forth therein.

     4. Representations, Warranties and Covenants of the
Shareholder. Shareholder hereby represents, warrants and covenants to 3dfx that Shareholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of GigaPixel other than the Shares (excluding shares as to which Shareholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     5. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of 3dfx and Shareholder, as the case may be, to carry out the intent of this Agreement.

     6. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

     7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     8.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that 3dfx will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to 3dfx upon any such violation, 3dfx shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to 3dfx at law or in equity.

     8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    If to 3dfx:               3dfx Interactive, Inc.
                              4435 Fortran Drive
                              San Jose, California 95134
                              Attention: Chief Financial Officer
                              Facsimile: (408) 262-5551

    With a copy to:           Locke Liddell & Sapp LLP
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention: John B. McKnight, Esq.
                              Facsimile: (214) 740-8800

    If to the Shareholder:    At the address provided on the signature page hereto

                              With a copy to:

                              Heller Ehrman White & McAuliffe LLP
                              601 South Figueroa Street
                              Los Angeles, California 90017-5758
                              Attention: Stephen E. Newton, Esq.
                              Facsimile: (213) 614-1868

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     8.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     8.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                     [The next page is the signature page]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          3DFX INTERACTIVE, INC.

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          SHAREHOLDER


                                          --------------------------------------

                                          By:
                                             -----------------------------------
                                              General Partner

                                          By:
                                             -----------------------------------
                                          Its:
                                              ----------------------------------

                                          Shareholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Number of Shares Beneficially Owned:

                                                       shares of Common Stock
                                          ------------

                                                       shares of Preferred Stock
                                          ------------

                                                                         ANNEX A

                               IRREVOCABLE PROXY

     The undersigned Shareholder of GigaPixel Corporation, a Delaware corporation ("GigaPixel"), hereby irrevocably appoints the directors on the Board of Directors of 3dfx, Inc., a California corporation ("3dfx"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of GigaPixel beneficially owned by the undersigned, which shares are listed on the final page of this Irrevocable Proxy (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until the earlier to occur of (i) such time as that certain Agreement and Plan of Reorganization dated as of March 27, 2000 (the "Merger Agreement"), among 3dfx, GigaPixel Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 3dfx ("Merger Sub"), and GigaPixel, shall be terminated in accordance with its terms or (ii) the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of March 27, 2000 between 3dfx and the undersigned Shareholder (the "Voting Agreement"), and is granted in consideration of 3dfx entering into the Merger Agreement. 3dfx and the undersigned Shareholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for 3dfx to enter into the Merger Agreement and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of GigaPixel shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the shareholders of GigaPixel and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned Shareholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This proxy is irrevocable.

Dated: March 27, 2000

                                          --------------------------------------

                                          By:
                                             -----------------------------------
                                              General Partner

                                          By:
                                             -----------------------------------
                                           Its:
                                               ---------------------------------

                                          Shares beneficially owned:

                                                       shares of Common Stock
                                          ------------

                                                       shares of Preferred Stock
                                          ------------

                                                                      APPENDIX C

                                   3DFX, INC.

                                VOTING AGREEMENT

     This Voting Agreement ("Agreement") is made and entered into as of March 27, 2000 between GigaPixel Corporation, a Delaware corporation ("GigaPixel"), and the undersigned shareholder ("Shareholder") of 3dfx, Inc., a California corporation ("3dfx").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, 3dfx, GigaPixel, and GigaPixel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of 3dfx ("Merger Sub"), have entered into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into GigaPixel. Pursuant to the Merger, shares of capital stock of GigaPixel will be converted into the right to receive shares of Common Stock of 3dfx in the manner set forth in the Merger Agreement.

     B. The Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock of 3dfx as is indicated on the final page of this Agreement (the "Shares").

     C. As a material inducement to enter into the Merger Agreement, GigaPixel desires the Shareholder to agree, and the Shareholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of 3dfx acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below), except as otherwise permitted hereby, and to vote the Shares and any other such shares of capital stock of 3dfx so as to facilitate consummation of the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

     1. Agreement to Retain Shares.

     1.1 Transfer and Encumbrance. Shareholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms.

     1.2 Additional Purchases. Shareholder agrees that any shares of capital stock of 3dfx that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. At every meeting of the shareholders of 3dfx called with respect to, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of 3dfx with respect to, approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, Shareholder shall vote the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger. Shareholder agrees not to take any actions contrary to Shareholder's obligations under this Agreement.

     3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to GigaPixel a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable, with respect to the total number of shares of capital stock of 3dfx beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Shareholder set forth therein.

     4. Representations, Warranties and Covenants of the
Shareholder. Shareholder hereby represents, warrants and covenants to GigaPixel that Shareholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of 3dfx other than the Shares (excluding shares as to which Shareholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     5. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of GigaPixel and Shareholder, as the case may be, to carry out the intent of this Agreement.

     6. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

     7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     8.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that GigaPixel will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to GigaPixel upon any such violation, GigaPixel shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to GigaPixel at law or in equity.

     8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

    If to GigaPixel:          GigaPixel Corporation
                              2350 Mission College Boulevard
                              Suite 800
                              Santa Clara, California 95054
                              Attention: Chief Financial Officer
                              Facsimile: (408) 654-9123

    With a copy to:           Heller Ehrman White & McAuliffe LLP
                              601 South Figueroa Street
                              Los Angeles, California 90017-5758
                              Attention: Stephen E. Newton, Esq.
                              Facsimile: (213) 614-1868

    If to the Shareholder:    At the address provided on the signature
                              page hereto

    With a copy to:           Locke Liddell & Sapp LLP
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention: John B. McKnight, Esq.
                              Facsimile: (214) 740-8800

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     8.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof.

     8.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

     8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                     [The next page is the signature page]

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          GIGAPIXEL CORPORATION

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          SHAREHOLDER

                                          --------------------------------------
                                          Name

                                          Shareholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Number of Shares Beneficially Owned:

                                                          shares of Common Stock
                                          ---------------

                                                                         ANNEX A

                               IRREVOCABLE PROXY

     The undersigned Shareholder of 3dfx, Inc., a California corporation ("3dfx"), hereby irrevocably appoints the directors on the Board of Directors of GigaPixel Corporation, a Delaware corporation ("GigaPixel"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of 3dfx beneficially owned by the undersigned, which shares are listed on the final page of this Irrevocable Proxy (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until the earlier to occur of (i) such time as that certain Agreement and Plan of Reorganization dated as of March 27, 2000 (the "Merger Agreement"), among 3dfx, GigaPixel Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of 3dfx ("Merger Sub"), and GigaPixel, shall be terminated in accordance with its terms or (ii) the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

     This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of March 27, 2000 between GigaPixel and the undersigned Shareholder (the "Voting Agreement"), and is granted in consideration of GigaPixel entering into the Merger Agreement. GigaPixel and the undersigned Shareholder agree and acknowledge that the grant of this irrevocable proxy is a material inducement for GigaPixel to enter into the Merger Agreement and is therefore coupled with an interest and irrevocable. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of 3dfx shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger.

     The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the shareholders of 3dfx and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned Shareholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This proxy is irrevocable.

Dated: March 27, 2000                     Signature of
                                          Shareholder:  _______________________

                                          Print Name of
                                          Shareholder:  _____________________

                                          Shares beneficially owned:

                                          ____________ shares of Common Stock

                                                                      APPENDIX D

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (the "Agreement") made and entered into as of
the                day of             , 2000, by and among 3dfx Interactive,
Inc., a California corporation ("Buyer"), and                ("Promisor").

                                  WITNESSETH:

     WHEREAS, pursuant to the Agreement and Plan of Reorganization dated as of March 27, 2000 (the "Purchase Agreement"), by and among Buyer, Galapagos Acquisition Corp., a Delaware corporation and the wholly-owned subsidiary of Buyer ("Galapagos"), and GigaPixel Corporation, a Delaware corporation (the "Company"), Galapagos shall merge with and into the Company and the Company shall be the surviving corporation in the Merger (as defined in the Purchase Agreement);

     WHEREAS, the Purchase Agreement provides, as a condition to the closing thereunder, that Promisor shall execute and deliver this Agreement;

     WHEREAS, the agreements of Promisor hereunder are an important aspect of the transactions under the Purchase Agreement, and Buyer would not consummate such transactions absent the execution and delivery by Promisor of this Agreement;

     WHEREAS, the Company has been and is presently engaged in the development, implementation, license, sale and/or other distribution of high-performance 3D graphics hardware and software (the "Business") in and around the territories specified in Schedule I attached hereto (collectively, the "Territory");

     WHEREAS, Promisor and Promisor's affiliates have substantial financial resources, experience in the Business and the ability to operate a business or businesses that could compete with the Company in the Business or in related businesses following the Closing; and

     WHEREAS, the agreements of Promisor hereunder are reasonable and necessary, both in scope and duration, to protect the business and goodwill of the Company that will be acquired pursuant to the Purchase Agreement, and the Company would suffer damages, including the loss of profits, if Promisor or any of Promisor's affiliates engaged, directly or indirectly, in a competing business with the Company or Buyer.

     NOW, THEREFORE for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. Consideration; Disclosure of Information. For and in consideration of
the sum of $       , the receipt and sufficiency of which are acknowledged by
Promisor, Promisor agrees that for a period of three (3) years from the date hereof, without the prior written consent of Buyer, Promisor shall not, directly or indirectly, through any form of ownership, in any individual or representative or affiliated capacity whatsoever, except as may be required by law, reveal, divulge, disclose or communicate to any person, firm, association, corporation or other entity in any manner whatsoever information of any kind, nature or description concerning: (i) the names of any prior or present suppliers or customers of the Company or Buyer, (ii) the prices for which the Company or Buyer obtains or has obtained products or services, (iii) the names of the personnel of the Company or Buyer, (iv) the manner of operation of the Company or Buyer, (v) the plans, trade secrets, or other confidential or proprietary data of any kind, nature or description, whether tangible or intangible, of the Company or Buyer, or (vi) any other financial, statistical or other information that the Company or Buyer designates or treats as confidential or proprietary. The agreements set forth herein shall not apply to any information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Promisor in violation of this Agreement), the disclosure of which is required by law, regulation, order, decree or process or is otherwise approved by the

Company or Buyer. Without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, the parties hereto stipulate that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the Business and its goodwill.

     2. Noncompetition. Promisor agrees that for a period of three (3) years from the date hereof, Promisor shall not:

          (i) Call upon, solicit, divert, take away or attempt to call upon, solicit, divert or take away any past, existing or potential customers, suppliers, businesses, or accounts of (a) the Company or (b) the Business in connection with any business substantially similar to the Business in the Territory;

          (ii) Hire, attempt to hire, contact or solicit with respect to hiring for Promisor or on behalf of any other person any present or future employee of the Company or Buyer in the Business;

          (iii) Engage in, or give any advice to any person, firm, partnership, association, venture, corporation or other entity engaged in, a business substantially similar to the Business in the Territory;

          (iv) Lend credit, money or reputation for the purpose of establishing or operating a business substantially similar to the Business in the Territory;

          (v) Do any act that Promisor knew or reasonably should have known might injure the Company or Buyer; and

          (vi) Without limiting the generality of the foregoing provisions, conduct a business substantially similar to the Business, whether or not under the name "GigaPixel" or any other trade names, trademarks or service marks used by the Company or Buyer in the Territory.

     The covenants in subsections (i) through (vi) are intended to restrict Promisor from competing in any manner with the Company or the Business in the activities that have heretofore been carried on by the Company. The obligations set forth in subsections (i) through (vi) above shall apply to actions by Promisor, through any form of ownership, and whether as principal, officer, director, agent, employee, employer, consultant, shareholder or holder of any equity security (beneficially or as trustee of any trust), lender, partner, joint venturer or in any other individual or representative or affiliated capacity whatsoever. However, none of the foregoing shall prevent Promisor from being the holder of up to 5.0% in the aggregate of any class of securities of any corporation engaged in, directly or indirectly, the activities described in subsections (i) through (vi) above, provided that such securities are listed on a national securities exchange or reported on Nasdaq.

     3. Enforcement of Covenants.

     3.1 Promisor acknowledges that a violation or attempted violation of any of the covenants and agreements in Sections 1 and 2 above will cause such damage to Buyer and the Company as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, Promisor agrees that Buyer and the Company shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining such violation or attempted violation of such covenants and agreements by Promisor, or the affiliates, partners or agents of such Promisor, as well as recover from Promisor any and all costs and expenses sustained or incurred by Buyer and the Company in obtaining such an injunction, including, without limitation, reasonable attorneys' fees. Promisor agrees that no bond or other security shall be required in connection with such injunction. Promisor further agrees that the periods of restriction set forth in Sections 1 and 2 above shall be tolled during any period of violation thereof by Promisor. Any exercise by Buyer or the Company of their respective rights pursuant to this
Section 3 shall be cumulative and in addition to any other remedies to which Buyer or the Company may be entitled. Each party represents and warrants that it has been represented by counsel in the negotiation and execution of this Agreement, including without limitation the provisions set forth above in this
Section 3.1 concerning the recovery of attorney's fees.

     3.2 Promisor understands and acknowledges that each of Buyer and the Company shall have the right, in its sole discretion, to reduce the scope of any covenants set forth in Sections 1 and 2, or any portion thereof, without Promisor's consent, effective immediately upon receipt by Promisor of written notice thereof; and

Promisor agrees that Promisor shall comply forthwith with any covenant as so modified, which shall be fully enforceable as so revised in accordance with the terms of this Agreement.

     4. Intellectual Property. Promisor recognizes and agrees that, on and after the date hereof, Promisor will not have the right to use for Promisor's own account any of the service marks, trademarks, trade names, licenses, procedures, processes, labels, trade secrets or customer lists owned by or licensed to the Company.

     5. Validity. To the extent permitted by applicable law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court so holding shall at the request of Buyer or the Company reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein; and the court shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by Buyer or the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and the parties hereby agree to such provision.

     6. Notice. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

        If to Buyer:

        3dfx Interactive, Inc.
        4435 Fortran Drive
        San Jose, CA 95134
        Attn: President
        cc: Legal Department
        Facsimile Number (408) 262-5551

        If to Promisor:

        --------------------------------------------------

        --------------------------------------------------

        --------------------------------------------------
        and marked "Personal and Confidential"

        With a copy to:

        --------------------------------------------------

        --------------------------------------------------

        --------------------------------------------------

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

     7. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     8. Modification and Waiver. No modification or amendment of any of the terms, conditions or provisions in this Agreement may be made otherwise than by written agreement signed by the parties hereto, except as provided in Sections
3.2 and 5 hereof. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party nor shall such waiver constitute a continuing waiver.

     9. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by Promisor without the prior written consent of the other parties hereto, and any purported assignment in violation of this Section 9 shall be null and void.

     10. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF CALIFORNIA.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the date first above written.

                                          BUYER:

                                          3DFX INTERACTIVE, INC.

                                          By:
                                            ------------------------------------
                                          Printed Name:
                                                  ------------------------------
                                          Title:
                                             -----------------------------------

                                          PROMISOR:

                                          --------------------------------------

                                          --------------------------------------

                                   SCHEDULE I

                                   TERRITORY

United States of America
European Union
Asia

                                                                      APPENDIX E

                               LOCK-UP AGREEMENT

            , 2000

3dfx Interactive, Inc.
4435 Fortran Drive
San Jose, California 95134

     As a condition to the closing contemplated by that certain Agreement and Plan of Reorganization (the "Agreement") dated as of March 27, 2000 by and among 3dfx Interactive, Inc., a California corporation ("3dfx"), Galapagos Acquisition Corp., a Delaware corporation, and GigaPixel Corporation, a Delaware corporation (the "Company"), the undersigned is required to deliver this Lock-up Agreement. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Agreement.

     The undersigned recognizes that it is in the best financial interests of the undersigned, as a shareholder of 3dfx, and of 3dfx that the 3dfx Common Stock received thereby be subject to such restrictions and hereby agrees as follows:

     Before the earlier of (i) the date that is fifteen (15) months after the Closing Date or (ii) the sale, conveyance or transfer, during any such quarter
during the fifteen-month period, of                or more shares of 3dfx Common
Stock in the aggregate by the officers and directors of 3dfx listed on Schedule A, the undersigned shall not: (a) sell, assign, exchange, transfer, encumber, pledge, distribute or otherwise dispose of (i) any shares of 3dfx Common Stock received by the undersigned in the Merger, or (ii) any interest (including, without limitation, an option to buy or sell) in any such shares of 3dfx Common Stock, in whole or in part, in each case in excess of the Permitted Sale Amount (as defined below), and no such attempted transfer shall be treated as effective for any purpose; or (b) engage in any transaction, whether or not with respect to any shares of 3dfx Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of 3dfx Common Stock acquired pursuant to the Agreement (including, but not limited to, engaging in put, call, short-sale, straddle or similar market transactions). As used herein, "Permitted Sale Amount" means ten percent (10%) per quarter on a cumulative basis commencing one (1) quarter after the Closing. The certificates evidencing the 3dfx Common Stock received by the undersigned in the Merger will bear a legend substantially in the form set forth below and containing such other information as 3dfx may deem necessary or appropriate:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN LOCK-UP AGREEMENT BY AND BETWEEN 3DFX INTERACTIVE, INC., A CALIFORNIA CORPORATION, AND THE HOLDER HEREOF,
     DATED             , 2000 (THE "LOCK-UP AGREEMENT"), AND MAY NOT BE SOLD,
     ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED OR OTHERWISE DISPOSED OF, OTHER THAN IN CERTAIN PERMITTED AMOUNTS, PRIOR TO CERTAIN EVENTS DETAILED IN THE LOCK-UP AGREEMENT. THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) UPON (I) THE OCCURRENCE OF THE EVENTS SPECIFIED IN THE LOCK-UP AGREEMENT AND (II) THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE. A COPY OF THE LOCK-UP AGREEMENT IS AVAILABLE FOR REVIEW AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.

                                          Very truly yours,

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                                                      APPENDIX F

                           INDEMNITY ESCROW AGREEMENT

     THIS INDEMNITY ESCROW AGREEMENT (the "Agreement") made and entered into as
of the   day of             , 2000, by and among 3dfx Interactive, Inc., a
California corporation ("3dfx"), GigaPixel Corporation, a Delaware corporation ("GigaPixel"), on behalf of its holders of its Common Stock and Preferred Stock and of the Warrant prior to the Effective Time of the Merger (the "Securityholders"), Galapagos Acquisition Corp., a Delaware corporation ("Newco"), the Securityholder Representative named in Section 9 hereof, and
               , as escrow agent (the "Agent").

                                  WITNESSETH:

     WHEREAS, pursuant to the Agreement and Plan of Reorganization dated as of March 27, 2000 (the "Acquisition Agreement"), by and among 3dfx, Newco and GigaPixel, each of the parties has agreed to effect the Merger;

     WHEREAS, the Acquisition Agreement provides, as a condition to the closing of the Merger, that the parties execute and deliver this Agreement whereby a certain portion of the consideration to be payable to the Securityholders following the Merger would be placed in escrow for a period of time.

     NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms, and subject to the conditions hereinafter set forth, the parties hereto do agree as follows:

     1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Acquisition Agreement.

     2. Appointment of Agent. 3dfx, Newco, GigaPixel and the Securityholder Representative hereby appoint Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Agent hereby accepts such appointment.

     3. Deposit of Shares of 3dfx Common Stock.

     (a) At the Closing, 3dfx and Newco shall, in accordance with Section 3.1 of the Acquisition Agreement, deposit with the Agent certificates for the number of shares of 3dfx Common Stock described on Exhibit A hereto, with the Agent's interest as escrow agent set forth on the face thereon (the "Escrowed Shares"), which Escrow Shares shall be held by the Agent in accordance with Section 4 below.

     (b) All taxable dividends with respect to the Escrowed Shares shall be distributed currently to the Securityholders.

     (c) Voting of Escrowed Shares. Until such time as 3dfx shall have delivered a notice to the Agent as described in the first sentence of Section 4(a) of this Agreement, the Securityholder Representative shall have the right to direct the Agent as to the manner of voting of the Escrowed Shares. Such Securityholder Representative shall use its reasonable best efforts to vote the Escrowed Shares in accordance with the directions of the beneficial holders thereof.

     4. Disposition of Escrowed Shares.

     (a) If the Agent shall receive a written notice from 3dfx at any time from the date of this Agreement through the date that is three hundred eighty (380) days from the Closing Date certifying (i) that during the one (1) year period following the Closing Date 3dfx has suffered 3dfx Losses as a result of the Company's breach of any of its representations and warranties or its failure to perform any of its covenants, in each case as set forth in the Acquisition Agreement, and that, as a result, 3dfx is entitled to payment hereunder pursuant to Article X of the Acquisition Agreement, (ii) the total amount that 3dfx is entitled to be paid from the Escrowed Shares and the basis of calculation of such amount (a "Claim") with respect to such 3dfx Losses, (iii) a description of the asserted Claim and the basis thereof, and (iv) that 3dfx has delivered a copy of such notice to the Securityholder Representative (as defined and described in Section 9 hereof) with respect to such Claim, then the Agent shall promptly (and in any event within ten (10) days following receipt of such notice from 3dfx) deliver a copy of such notice to the Securityholder Representative. If the Agent does not, within twenty (20) days after its delivery of such notice, receive a written objection from the Securityholder Representative with respect to such Claim, then the Agent shall promptly deliver to 3dfx a number of Escrowed Shares, the value of which (based on the closing price of such Escrowed Shares on the Closing Date) equals the amount that 3dfx shall have specified as its Claim. If the Agent shall receive a written objection from the Securityholder Representative within such twenty (20) day period, then a conflict shall be deemed to have arisen, and the Agent shall, within five (5) days of the Agent's receipt of the written objection from the Securityholder Representative, deliver notice of such conflict to the parties hereunder. Thereafter, the Agent shall be entitled to refrain from taking any action until the Agent shall be directed otherwise in accordance with Section 4(b) below.

     (b) If a conflict shall have arisen as described in Section 4(a) above, then upon receipt by the Agent during the term of this Agreement of (i) joint written instructions signed by 3dfx and the Securityholder Representative directing payment of all or a portion of the Escrowed Shares, or (ii) a final, non-appealable judgment or order of a court of competent jurisdiction directing the payment of an amount of the Escrowed Shares held hereunder, the Agent shall promptly deliver to the person or persons specified, out of the escrow created hereunder and in the manner specified in the applicable instructions, judgment or order, or as otherwise agreed in writing by 3dfx and the Securityholder Representative, (A) the number of Escrowed Shares specified therein, or (B) a number of Escrowed Shares the value of which (based on the closing price of such Escrowed Shares on the Closing Date) equals the amount specified in such instructions, judgment or order, and the Agent shall thereupon be relieved and discharged from any responsibility or obligation with respect to such amount or amounts of the Escrowed Shares delivered in accordance with this Agreement.

     (c) Unless otherwise notified by a joint instruction signed by 3dfx and the Securityholder Representative, in the event the escrow created hereunder is not sooner terminated pursuant to the provisions of Section 4(e) below or extended pursuant to the provisions of this Section 4(c), the escrow period and the escrow created hereunder shall terminate at the close of business on the date that is three hundred eighty (380) days from the Closing Date (the "Escrow Period"). Upon such termination, the Agent shall release and deliver to the Securityholders the Escrowed Shares remaining in escrow; provided, however, if 3dfx has filed a Claim with the Agent and the Securityholder Representative for a 3dfx Loss suffered during the one (1) year period following the Closing Date prior to such termination, which Claim has not been resolved in accordance with
Section 4(a) or (b) above by the date of termination, the Agent shall release and pay to the Securityholders only the number of Escrowed Shares the value of which (based on the closing price of such Escrowed Shares on the Closing Date) exceeds the aggregate amount of the outstanding and unresolved Claim(s) of 3dfx. Upon resolving all remaining Claims in accordance with this Section 4, including any distributions to 3dfx (which may be after the period provided herein, in which case the Escrow Period shall be extended to such time in which all Claims are resolved), the Agent shall release and pay to the Securityholders all Escrowed Shares held in escrow hereunder and close the escrow, whereupon the Escrow Period and the escrow created hereunder shall be terminated.

     (d) Notwithstanding the provisions of Section 4(c) above, at the conclusion of the Escrow Period, if any Claim has not been resolved in accordance with the terms hereof, the Agent shall have the right, in its sole discretion, to deposit with the registry of any state or federal court located in San Jose, California, the number of Escrowed Shares the value of which (based on the closing price of such Escrowed Shares on the Closing Date) equals the aggregate amount of the outstanding and unresolved Claim(s) of 3dfx. The Agent shall implead 3dfx and the Securityholders in any action filed with such court.

     (e) Unless otherwise notified in a joint instruction signed by 3dfx and the Securityholder Representative, if the Agent disburses to 3dfx all Escrowed Shares held in escrow in accordance with the terms of this Section 4 prior to the date that is the one (1) year anniversary of the Closing Date, then the Escrow Period and the escrow created hereunder shall immediately terminate, and the Agent shall close the escrow and give notice thereof to 3dfx and the Securityholder Representative.

     5. Duties and Obligations.

     (a) The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any persons to perform any other act. The Agent shall not be liable to 3dfx or the Securityholder Representative or to anyone else by reason of any failure on the part of any party hereto or any other person to perform such party's or such person's obligations under any document or agreement.

     (b) The Agent shall not be liable to 3dfx and the Securityholder Representative or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment. The Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Agent to be genuine and to be signed or presented by the proper person or persons.

     (c) The Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Agent be responsible or liable to 3dfx or the Securityholder Representative or to anyone else in any respect on account of the identity, authority, or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Agent shall not be liable to 3dfx or the Securityholder Representative or to anyone else for any loss that may be incurred by reason of any investment of any monies it holds hereunder.

     (d) To the extent that the Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of funds held hereunder or any payment made hereunder, the Agent may pay such taxes. The Agent may withhold from any payment of monies held by it hereunder such amount as the Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Agent shall be indemnified and held harmless from and against any liability for taxes and for any penalties or interest in respect of taxes on such investment income or payments in the manner provided in Section 5(e) below.

     (e) The Agent shall be indemnified and held harmless jointly and severally by 3dfx and the Securityholder Representative from and against any and all expenses, including attorneys' fees and disbursements, or losses suffered by the Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand that directly or indirectly arises out of or otherwise relates to this Agreement, the services of the Agent hereunder, the monies or other property held by the Agent hereunder or any income earned from investment of such monies, other than expenses or losses arising as a result of the Agent's gross negligence or willful misconduct.

     6. Compensation and Reimbursement of Agent. The Agent shall be entitled to compensation and reimbursement from GigaPixel after the Closing for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable attorneys' and agents' fees and disbursements and all taxes or other governmental charges.

     7. Further Assurances. From time to time on and after the date hereof, 3dfx and the Securityholder Representative shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

     8. Termination of Agreement and Resignation of Agent.

     (a) This Agreement shall terminate upon the termination of the escrow created hereunder as provided in Section 4(c), provided that the rights of the Agent and the obligations of 3dfx, Newco and the Securityholders under Sections 5, 6 and 10 shall survive any termination hereof.

     (b) The Agent may resign and be discharged from its duties hereunder at any time by giving not less than 45 days prior written notice of such resignation to 3dfx and the Securityholder Representative, which notice shall specify the date when such resignation shall take effect. Upon such notice, 3dfx and the Securityholder Representative shall jointly appoint a successor escrow agent. If 3dfx and the Securityholder Representative do not agree upon a successor escrow
agent within 45 days after such notice,             shall be appointed
successor. The agent shall continue to serve until its successor delivers to 3dfx and the Securityholder Representative a duly executed instrument of acceptance from such successor of the terms and conditions of this Agreement and other property held in escrow, at which time the agent shall have no further duties or responsibilities hereunder.

     9. Appointment and Acceptance of Securityholder Representative.

     (a) In order to facilitate the consummation of the transactions contemplated by this Agreement and by the Acquisition Agreement and the
resolution of matters after the Closing,             (the "Securityholder
Representative") shall serve as the attorney-in-fact and agent for each of the Securityholders in his or her name, place and stead in connection with the transactions contemplated by this Agreement in accordance with the terms of this Agreement, such appointment being coupled with an interest and irrevocable. By executing and delivering this Agreement, the Securityholder Representative hereby accepts its authorization and appointment as the Securityholder Representative and as attorney-in-fact and agent on behalf of the Securityholders in accordance with the terms of this Agreement.

     (b) Upon approval of the Acquisition Agreement and the Merger by the Securityholders, each Securityholder shall be deemed to have expressly acknowledged and agreed that (i) the Securityholder Representative is authorized to act on his or her behalf notwithstanding any dispute or disagreement between or among the Securityholders and (ii) 3dfx and Newco and any other person shall be entitled to rely on any and all actions taken by the Securityholder Representative under or pursuant to this Agreement without liability to, or obligation to inquire of, any Securityholder.

     (c) The authority of the Securityholder Representative hereunder shall continue and be effective until all of the rights and obligations of the Securityholders hereunder, or any dispute arising hereunder, shall terminate.

     10. Consent to Service of Process. 3dfx and Newco and the Securityholder Representative hereby irrevocably consent to the jurisdiction of the courts of the State of California and of any federal court located in such state in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and each such party waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder.

     11. Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by facsimile with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

        (i)  If to 3dfx or Newco:

             3dfx Interactive, Inc.
             4435 Fortran Drive
             San Jose, California 95134
             Facsimile No. (408) 262-5551
             Attention: President
             cc: Legal Department

        (ii)  If to the Securityholder Representative:

              --------------------------------------------------

           -----------------------------------------------

           -----------------------------------------------

        (iii) If to the Agent:

           -----------------------------------------------

           -----------------------------------------------

           -----------------------------------------------

              with copies to:

              Heller Ehrman White & McAuliffe LLP
              601 South Figueroa, 40th Floor
              Los Angeles, California 90017-5758
              Facsimile No.: (213) 614-1868
              Attn: Stephen E. Newton, Esq.

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fifth day after the day it is so placed in the mail.

     12. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     13. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned, except that 3dfx may assign this Agreement and its rights and obligations hereunder to any wholly-owned subsidiary of 3dfx or to a successor to such party's entire business. This Agreement and the rights and obligations hereunder of the Agent may be assigned by the Agent only to a successor to its entire business. This Agreement shall be binding upon and inure to the benefit of each party's respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 13) their respective successors, heirs and assigns, and none of the provisions of this Agreement are intended to be, not shall they be construed to be, for the benefit of any third person.

     14. Rules of Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms "hereby", "hereof", "hereunder" and any similar terms, as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word "person" shall mean any natural person, partnership, corporation, government and any other form of business or legal entity. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     15. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     16. Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     17. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

     18. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, then this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

                                          3DFX:

                                          3DFX INTERACTIVE, INC.

                                          By:
                                             -----------------------------------
                                          Printed Name:
                                                       -------------------------
                                          Title:
                                                --------------------------------

                                          NEWCO:

                                          GALAPAGOS ACQUISITION CORP.

                                          By:
                                             -----------------------------------
                                          Printed Name:
                                                       -------------------------
                                          Title:
                                                --------------------------------

                                          GIGAPIXEL:

                                          GIGAPIXEL CORPORATION

                                          By:
                                             -----------------------------------
                                          Printed Name:
                                                       -------------------------
                                          Title:
                                                --------------------------------

                                          SECURITYHOLDER REPRESENTATIVE:

                                          --------------------------------------
                                          [Name]

                                          AGENT:

                                          [                                    ]
                                           ------------------------------------

                                          By:
                                             -----------------------------------
                                          Printed Name:
                                                       -------------------------
                                          Title:
                                                --------------------------------

                                                                      APPENDIX G

                   EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICER

     EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICER ("Agreement") made as of the

day of           , 2000, between GigaPixel Corporation, a Delaware corporation
(the "Company"), and                ("Executive").

     WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel, and plans for the future;

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes
that Executive's contribution as                to the growth and success of the
Company has been substantial and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate him therefor; and

     WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

     1. Employment. The Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing on the date hereof and
expiring on                (unless sooner terminated as hereinafter set forth);
provided, however, that commencing on                , and each
thereafter, the term of this Agreement shall automatically be renewed for one additional year unless, at least 30 days prior to the expiration of the initial or renewal term, the Company or Executive shall have given written notice to the other party that it does not wish to extend this Agreement. The term of this Agreement, as it may from time to time be extended in accordance with this Paragraph, may be referred to herein as the "Period of Employment."

     2. Position and Duties. Executive shall serve as the                of the
Company performing the functions and duties as shall be reasonably prescribed from time to time by the Company's Board of Directors provided that such functions and duties are consistent with and attendant to Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company and the promotion of its interests and perform all duties and services on behalf of the Company necessary to carry out such functions.

     3. Compensation and Related Matters.

     (a) Base Salary. Initially, Executive shall receive an annual base salary
("Base Salary") at the rate of           Dollars and           /100 Cents
($          ) during the period ending           . Thereafter, Executive's Base
Salary shall be redetermined at least 30 days before each           in an amount
to be fixed by the Compensation Committee. The term "Base Salary" as used in this Agreement shall mean, at any point in time, Executive's annual base salary at such time. The Base Salary shall be payable in substantially equal semi-monthly installments and shall in no way limit or reduce the obligations of the Company hereunder.

     (b) Incentive Compensation. In addition to Base Salary, Executive is eligible to receive incentive compensation in accordance with the then-current incentive plan of the Company's parent, 3dfx Interactive, Inc. ("3dfx").

     (c) Sales Commissions. In addition to Base Salary and Incentive Compensation, Executive shall receive sales commissions that shall be payable monthly on the fifteenth of the month following the month in which they are
earned. For each period beginning           and ending           , the Chief
Executive Officer shall recommend and the Compensation Committee shall approve the formula to be used to calculate sales commissions.

     (d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during any Period of Employment (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

     (e) Other Benefits. Executive shall be entitled to continue to participate in or receive benefits under all of the Employee Benefit Plans of 3dfx under which Employee may participate in accordance with applicable laws and the terms of such plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension, and retirement plan; supplemental pension, retirement, and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company or 3dfx on the date hereof. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available to the Company's executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive under Subparagraphs 3(a), 3(b), and 3(c). Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(e) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (f) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers. Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

     4. Offices. Executive agrees to serve as a director of the Company, if elected or appointed thereto, provided he is indemnified for serving in such capacity on a basis no less favorable than is currently provided by the Company's By-laws and any indemnification agreement with any other director.

     5. Confidential Information. THIS PROVISION SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT WITH THE COMPANY. Executive acknowledges that in the course of his employment with the Company, he will gain a close, personal and special influence with the customers of the Company and of 3dfx and will be acquainted with the Company's and 3dfx's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and 3dfx's operations, business opportunities, price and cost information, finances, customer names, prospects and customer lists, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, inventions, research and development, and other confidential information and knowledge (collectively, "Confidential Information") concerning the Company's and 3dfx's business. The term "Confidential Information" shall not include information which (a) is or becomes generally available to the public through no violation of this Agreement, (b) was available to Executive on a nonconfidential basis prior to disclosure to Executive by the Company or 3dfx, or (c) becomes available to Executive on a nonconfidential basis from a source other than the Company or 3dfx, provided that such source is not bound by a confidentiality agreement with the Company or 3dfx. The Company agrees to provide such Confidential Information and/or training which the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or 3dfx. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all such Confidential Information including papers, documents, writings, electronically stored information, other property, and all copies of them provided to him during the course of his employment with the Company. During or upon termination, for any reason, of Executive's employment with the Company, Executive shall sign a list acknowledging the Confidential Information of which he has gained knowledge or information during the course of his employment with the Company. The obligations of this Paragraph 5 shall continue beyond the termination of Executive's employment, regardless of the reason for such termination, and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives. NOTWITHSTANDING ANYTHING CONTAINED OR IMPLIED HEREIN TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 5 SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT WITH THE COMPANY.

     6. Conflict of Interest. In keeping with Executive's fiduciary duties to the Company, Executive agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following: (a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (d) misuse of the Company's information or facilities to which Executive has access in a manner which will be detrimental to the Company's interest, such as utilization for Executive's own benefit of know-how, inventions, or information developed through the Company's business activities; (e) disclosure or other misuse of Confidential Information of any kind obtained through Executive's connection with the Company; (f) appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (g) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

     7. Proprietary Information. THIS PROVISION SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT WITH THE COMPANY. Executive agrees to promptly and freely disclose to the Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, firmware, hardware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the "Proprietary Information"), whether patentable or not, which are conceived, and made or acquired by Executive solely or jointly with others during the Period of Employment by the Company or using the Company's time, data, facilities, and/or materials, and which are related to the products, business, or activities of the Company which Executive conceives as a result of his employment by the Company, and Executive agrees to assign and hereby does assign all of his interest therein to the Company, or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments, which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States, or any foreign country, to otherwise protect the Company's interest in the Proprietary Information or to vest title to the Proprietary Information in the Company. These obligations shall continue beyond the termination of Executive's employment, regardless of the reason for such termination, with respect to the Proprietary Information, conceived, and made or acquired by Executive during the period of his employment and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives. NOTWITHSTANDING ANYTHING CONTAINED OR IMPLIED HEREIN TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 7 SHALL BE OF NO FORCE OR EFFECT IF EMPLOYEE HAS EXECUTED AN EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT WITH THE COMPANY.

     8. Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

          (a) Death. Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of Executive's incapacity due to illness, accident, or other physical or mental incapacity, Executive shall have been absent from his duties hereunder on a full-time basis for 180 calendar days in the aggregate in any 12-month period, the Company may terminate Executive's employment hereunder.

          (c) Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon: (A) the willful and continued failure by Executive to perform substantially his duties consistent with this Agreement in the reasonable judgment of the Company's board of directors (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after notice demanding substantial performance is delivered by the Company to Executive specifically identifying the manner in which the Company believes Executive has not substantially performed his duties and Executive has not cured such demands within 30 days after receipt of such notice; (B) the willful engaging by Executive in misconduct which is injurious to the Company, monetarily or otherwise; (C) the willful violation by Executive of the provisions of Paragraphs 5, 6, or 7; (D) the willful, persistent failure or refusal by Executive to follow reasonable policies, standards, directives, or orders established by the Company; or (E) the conviction of or guilty plea by Executive of a crime of moral turpitude or other felony including without limitation fraud, theft, or embezzlement. For purposes of this Subparagraph 8(c), no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clause (A), (B), (C), (D), or (E) of this subparagraph.

          (d) Termination by Executive. Executive may, during the Period of Employment, upon giving Notice of Termination, terminate his employment hereunder (i) for Good Reason or (ii) if his health should become impaired to such an extent that the continued performance of his duties hereunder is hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect.

          For purposes of this Agreement, "Good Reason" shall mean: (A) without Executive's consent, an assignment to Executive of duties, or a material limitation of the scope of Executive's duties or powers, materially inconsistent with his designated position and not contemplated by Paragraph 2; (B) without Executive's consent, a removal, during the Period of Employment, of Executive from or, with respect to a term ending prior to the end of the Period of Employment, any failure by management to nominate, or, if nominated by the shareholders, to re-elect, Executive to any of the positions indicated in Paragraph 2, except in connection with termination of Executive's employment for Cause, death, or disability; (C) without Executive's consent, a reduction of Executive's Base Salary to an amount less than previously determined and fixed by the Compensation Committee in accordance with Subparagraph 3(a) other than a reduction deemed necessary by the Board for all executive officers; or (D) breach by the Company of any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by Executive.

          (e) Notice of Termination. Except for terminations specified in Subparagraphs 8(a) and 8(h), any termination during the Period of Employment of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (f) Date of Termination. "Date of Termination" shall, during the Period of Employment, mean: (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated on account of disability under Subparagraph 8(b), the date on which Notice of Termination is given; (iii) if Executive's employment is terminated by the Company for Cause under Subparagraph 8(c), the date specified in the Notice of Termination; (iv) if Executive's employment is terminated by the expiration of the Period of Employment under Subparagraph 8(h), the date of such expiration; and (v) if Executive's employment is terminated for any other reason, subject to the provisions of Subparagraphs 8(g) and 9(d) and Paragraph 10 to the contrary, the date on which a Notice of Termination is given.

          (g) Retirement. Notwithstanding any other provision hereof to the contrary, Executive may, at any time during the Period of Employment, upon the giving of 90 days Notice of Termination, terminate his employment hereunder, if Executive is then permitted to retire under the provisions of the Company's pension plan then in effect. The Date of Termination in event of such Retirement shall be 90 days after such Notice of Termination but in no case shall it exceed the Period of Employment.

          (h) Expiration of Agreement. Executive's employment hereunder shall terminate at the expiration of the Period of Employment as provided in Paragraph 1.

     9. Compensation Upon Termination or During Disability.

     (a) If Executive's employment terminates by reason of his death, the Company shall, within 90 days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary to the date of his death, plus his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, plus his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled to receive under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid incentive compensation payments under Subparagraph 3(b), if any, and accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any, until Executive's employment is terminated due to disability in accordance with Subparagraph 8(b) or until Executive terminates his employment in accordance with Subparagraph 8(d)(ii), whichever first occurs. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 9(a) shall apply.

     (c) If Executive's employment is terminated for Cause, the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, and his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any, and thereafter, the Company shall have no further obligations to Executive under this Agreement; provided, any such termination for Cause shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest.

     (d) If (A) the Company terminates Executive's employment other than in accordance with Subparagraph 8(a), 8(b), or 8(c) (it being understood that a purported termination under Subparagraph 8(c) which is disputed and finally determined not to have been proper shall be a termination by the Company in material breach of this Agreement and shall be treated as if terminated by Executive for Good Reason), or

(B) Executive shall terminate his employment for Good Reason, or (C) the Company gives Executive notice that it does not wish to extend this Agreement in accordance with Paragraph 1, then

          (i) the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation under Subparagraph 3(b), if any, and his accrued and unpaid sales commissions under Subparagraph 3(c), if any, plus Executive's accrued and unpaid vacation time, if any;

          (ii) in lieu of any further payments to or claims by Executive for payments of salary or incentive compensation for periods subsequent to the Date of Termination, the Company shall pay to Executive a Severance Payment Amount equal to the sum of (1) Executive's Base Salary, (2) Executive's annualized incentive compensation under Subparagraph 3(b), and (3) Executive's annualized sales commissions under Subparagraph 3(c). For purposes of calculating the Severance Payment Amount, Executive's Base Salary will be equal to Executive's then-current Base Salary (provided, however, that if the basis for Executive's termination is for Good Reason under clause (C) of Subparagraph 8(d), the Severance Payment Amount shall be based on the Base Salary in effect prior to such reduction); the annualized incentive compensation will be four times the average of the amount of incentive compensation earned in the eight full quarters preceding the earlier of the Notice of Termination or Date of Termination; and the annualized sales commissions will be 12 times the average of the amount of sales commissions earned in the 24 full months preceding the earlier of the Notice of Termination or Date of Termination. The Company shall pay Executive the Severance Payment Amount in one lump sum on the thirtieth day following the Date of Termination.

          (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Company's qualified and nonqualified stock option plans and agreements with Executive pursuant thereto; and

          (iv) Executive shall receive payments made in lieu of accrued and unused vacation as provided for in the Company's vacation policies.

     Notwithstanding the foregoing, if Executive terminates his employment for Good Reason, he shall be entitled to severance pay under Subparagraph 9(d)(ii) if he gives a Notice of Termination in accordance with Subparagraph 8(e) within 30 days after the occurrence of the event or events specified in clauses (A),
(B), (C), and (D) of Subparagraph 8(d).

     (e) If Executive's employment shall be terminated by reason of retirement under Subparagraph 8(g) or by Executive giving the Company notice that he does not wish to extend this Agreement in accordance with Paragraph 1, the Company shall have no further obligations following such termination hereunder except for continuing obligations arising under Subparagraphs 3(d) and 8(g).

     (f) Nothing contained in the foregoing Subparagraphs 9(a) through 9(e) shall be construed so as to affect the Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

     10. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

        if to the Executive:

        At his home address as shown
        in the Company's personnel records;

        if to the Company:

        GigaPixel Corporation
        2350 Mission College Boulevard
        Suite 800
        Santa Clara, California 95054
        Facsimile Number (408) 654-9123
        Attn:
        Cc: Legal Department

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in
               , California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraphs 5, 6 or 7; and Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent enforcement of Paragraphs 5, 6 or 7. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraphs 8(b) or 8(d), the procedure to resolve the dispute solely as to this mental or physical condition shall be that described in Subparagraph 9(d), except that after Employee shall have furnished the Company with a written statement from a qualified doctor, a doctor selected by the Company shall also be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year written above.

                                            GIGAPIXEL CORPORATION

------------------------------------------------------
EXECUTIVE

By:
    -----------------------------------------------------

Its:
    -----------------------------------------------------

                                                                       EXHIBIT H

                              CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (the "Agreement") made as of this      day of
          , 2000 ("Effective Date") by and between GigaPixel Corporation, a Delaware corporation ("Company"), and George T. Haber ("Consultant").

     WHEREAS, the Company desires consulting and similar services relating to the Company's business; and

     WHEREAS, Consultant desires to contract with the Company to perform such services.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties agree as follows;

     1. Consultancy. The Consultant shall serve as a consultant to the Company for a period commencing on the date of this Agreement for a period of two (2) years unless earlier terminated in accordance with Section 9 of this Agreement.

     2. Scope of Work. The Consultant shall perform the services set forth in Exhibit A attached hereto (the "Services"). Any additions to or modifications of the Services shall be set forth in writing and shall be signed by both parties. The performance of services and compensation therefore necessary to the completion of such additions or modifications shall be governed by this Agreement unless otherwise described in the written agreement of the parties.

     3. Performance Bonus Advance. Within sixty days after commencement of the Consultant's services under this Agreement, the Company shall pay to the Consultant, in advance of the performance of two (2) full years of service under
this Agreement, a performance bonus in the amount of $          ("Performance
Bonus").

     4. Repayment Obligation. Concurrently herewith, the Consultant shall execute the contingent recourse non-negotiable promissory note attached hereto as Exhibit C (the "Note"). The Note shall provide that in the event that the Consultant, as maker of the Note, ceased to be engaged as a consultant or employee by the Company (or its successors or assigns) prior to the two year anniversary of the Effective Date of this Agreement, the principal balance of the Note shall become payable no later than one day after the termination of the consulting or employment relationship between the Consultant and the Company. Notwithstanding the foregoing, the Note shall also provide that if the Consultant ceases to be engaged as a consultant or employed by the Company for any of the following reasons, the repayment obligation therein shall not apply:

          (a) Death or permanent disability of the Consultant;

          (b) Assignment of this Agreement to a subsidiary, parent, successor or affiliate of the Company.

     5. Consulting Fees. The Company agrees to pay the Consultant a flat fee of
$     for the Services promptly upon the commencement of the consultancy relationship between the Company and Consultant.

     6. Payments. The Company shall reimburse the Consultant for out-of-pocket expenses reasonably incurred by the Consultant in the performance of the Services upon the Consultant's submission of any request for reimbursement in a format consistent with the Company's policies from time to time in effect.

     7. Confidentiality. The Consultant acknowledges that Confidential Information (as defined in Section 8 of this Agreement) is of great value to the Company. Accordingly, the Consultant agrees not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed by the Consultant during the term of this Agreement. Upon the expiration or earlier termination of this Agreement, the Consultant agrees to deliver to the Company all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by the Company to the Consultant or were prepared by the Consultant in performance of the Services for the Company. Upon the expiration or termination of this Agreement, the Consultant agrees to make no further use or utilization of any Confidential Information. The provisions of this Paragraph 7 shall survive the termination of this Agreement.

     8. Confidential Information. "Confidential Information," as used in this Agreement, shall mean information regarding the business affairs, operations, business opportunities, price and cost information, finances, customer names, prospects and customer lists, business plans, sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, inventions, research and development, and other confidential information and knowledge concerning the Company or 3dfx Interactive, Inc., a California corporation ("3dfx"). The term "Confidential Information" shall not include information that (a) is or becomes generally available to the public through no violation of this Agreement, (b) was available to the Consultant on a nonconfidential basis prior to disclosure to the Consultant by the Company or 3dfx, or (c) becomes available to the Consultant on a nonconfidential basis from a source other than the Company or 3dfx, provided that such source is not bound by a confidentiality agreement with the Company or 3dfx.

     9. Termination. The Company shall have the right to terminate this Agreement at any time upon 15 days prior written notice to the Consultant. In addition, in the event either party fails to cure a breach of this Agreement within fifteen (15) days after receiving written notice thereof, then the non-breaching party may terminate this Agreement upon written notice to the breaching party. In the event of any termination of this Agreement, the Company shall make payments to the Consultant for all work performed in accordance with the terms and conditions of this Agreement up to the date of termination, and the Consultant shall immediately return to the Company, without limitation, all correspondence, reports, documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement.

     10. Independent Contractor/Taxes. The Consultant is not an agent or employee of the Company and is not authorized to act on behalf of the Company. Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, the Consultant and the Company each agrees that it will treat the Consultant as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

     11. Assignment. The Consultant shall not assign this Agreement or any interest herein, nor delegate any obligation hereunder, without the prior written consent of the Company. The Company shall not assign its rights and obligations under this Agreement to any third party without the written consent of the Consultant, except that the Company may assign this Agreement to a subsidiary, parent, successor or affiliate of the Company without the consent of the Consultant.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made between California residents and wholly to be performed in California.

     13. Headings. The headings in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Agreement.

     14. Notices. All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          If to the Company:   GigaPixel Corporation
                               2350 Mission College Boulevard, Suite 800
                               Santa Clara, California 95054

          If to the Consultant:  c/o George T. Haber
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  --------------------------------------------------------------

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.

     15. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     16. Waiver. The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

     17. Entire Agreement. This Agreement, together with the Note and Confidential Information and Inventions Agreement to be executed concurrently herewith, contain all of the terms and conditions agreed upon by the parties relating to its subject matter and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter herein.

     18. Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company                                   GIGAPIXEL CORPORATION

                                          By:
                                          --------------------------------------
                                          Print Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

Consultant                                GEORGE T. HABER

                                          By:
                                          --------------------------------------
                                              George T. Haber

                                                                      APPENDIX I

                          PERFORMANCE BONUS AGREEMENT

     This Performance Bonus Agreement (the "Agreement") is made between GigaPixel Corporation (the "Company"), a Delaware corporation with its principal place of business at 2350 Mission College Boulevard, Suite 800, Santa Clara,
California and                ("Employee"), on this      day of      , 2000 (the
"Effective Date"). The parties agree as follows:

     1. Conditions Precedent. The Company's obligation to advance to Employee a performance bonus in accordance with the terms of this Agreement is subject to Employee's (a) execution of, and agreement to, the terms of the employment agreement attached hereto as Exhibit A (the "Employment Agreement"); (b) commencement of the engagement of Employee thereunder; and (c) execution of the contingent recourse non-negotiable promissory note attached hereto as Exhibit B (the "Note").

     2. Performance Bonus Advance. Upon satisfaction of the conditions precedent set forth in Section 1 above and within the time period set forth in Section 3 below, the Company shall pay to Employee in advance of the performance of two years of service under the Employment Agreement a performance bonus in the
amount of $          ("Performance Bonus"), less all amounts to be withheld by
the Company in accordance with all applicable federal, state, local and foreign tax laws and regulations.

     3. Time of Payment. The Performance Bonus shall be paid to Employee within sixty days after the effective date of the Employment Agreement.

     4. Repayment Obligations. The Note shall provide that in the event that Employee, as maker of the Note, ceases to provide services to the Company under the Employment Agreement prior to the two-year anniversary of the effective date of the Employment Agreement, the principal balance of the Note shall be payable no later than one day after the termination of Employee's employment with the Company. Notwithstanding the foregoing, the Note shall also provide that if, Employee ceases to be employed by the Company for any of the following reasons, then the payment obligation set forth therein shall not apply:

          (a) Death or permanent disability of employee;

          (b) Leave authorized by the Company not involving termination of the employment relationship between Company and Employee; or

          (c) Transfer of Employee by the Company to a subsidiary, parent, successor or affiliate of the Company (each, a "Company Affiliate"); provided that, if Maker is transferred to any Company Affiliate, then Maker shall be obligated to provide services to such Company Affiliate until the expiration of the two-year period described above.

     For purposes of this Section 4, the term "permanent disability" shall mean permanent inability of Employee, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his or her duties, as determined by the board of directors of the Company. The exceptions expressly enumerated in this Section 4 shall be the only exceptions under this Agreement.

     5. Not an Employment Agreement. This Agreement is not an employment agreement and shall not be construed or implied to be such from the terms herein.

     6. Assignment. This Agreement is not assignable by Employee, and shall not be subject to voluntary or involuntary alienation or transfer. The Company may assign, in whole or in part, its rights and obligations under this Agreement to any third party without consent of Employee.

     7. Modification. This Agreement, together with the Employment Agreement and the Note, shall constitute the entire agreement between the Company and Employee with regard to the performance bonus to be paid to Employee by the Company, and may not be changed, altered, or modified unless in writing and signed by the Company and Employee.

     8. Construction. This Agreement shall be governed and construed in accordance with the laws of the State of California. All claims, if any, arising under this Agreement shall be brought only in the courts located in San Jose, California, and both parties agree to the jurisdiction and venue of such courts.

     9. Waiver. Any waiver by the Company of any provision of this Agreement or breach thereof shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of any subsequent breach.

     10. Employee Acknowledgement. Employee agrees that by his or her signature to this Agreement that he or she has read this Agreement before signing it and that he or she fully understands its purposes, terms and provisions, which he or she expressly acknowledges to be reasonable in all respects. Employee further acknowledges receipt of a copy of this Agreement.

     11. Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                          --------------------------------------
                                                   [Name] ("Employee")

                                          GIGAPIXEL CORPORATION

                                          --------------------------------------
                                                     George T. Haber
                                          President and Chief Executive Officer

                                                                      APPENDIX J
                     WRITTEN CONSENT OF THE STOCKHOLDERS OF
                             GIGAPIXEL CORPORATION
                           IN LIEU OF SPECIAL MEETING

     As authorized by Section 228 of the Delaware General Corporation Law and by
Section 13 of the bylaws of GigaPixel Corporation (the "Corporation"), the undersigned, constituting record holders of (i) a majority of the issued and outstanding common stock of the Corporation and (ii) a majority of the issued and outstanding preferred stock which includes issued and outstanding Series A, Series B and Series C preferred stock collectively, without a meeting and based upon this written consent, do hereby take and consent to the following action:

APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION

     WHEREAS, the Boards of Directors of 3dfx Interactive, Inc. ("3dfx") and this Corporation believe that it is advisable and in the best interests of the corporations and their stockholders that this Corporation become a wholly-owned subsidiary of 3dfx through a merger (the "Merger") of this Corporation and 3dfx's wholly-owned subsidiary, Galapagos Acquisition Corp. ("Galapagos"), as provided in the Agreement and Plan of Reorganization dated as of March 27, 2000 by and among 3dfx Interactive, Inc., Galapagos Acquisition Corp., and GigaPixel Corporation (the "Merger Agreement"); and

     WHEREAS, the Board of Directors of this Corporation found that the Merger is fair and in the best interests of this Corporation's stockholders.

     RESOLVED: That the stockholders of this Corporation hereby approve the terms of the Merger and hereby adopt the Merger Agreement;

     RESOLVED FURTHER: That the said Merger Agreement and the terms and conditions set forth and provided therein are hereby in all respects approved, adopted, authorized, and agreed to;

     RESOLVED FURTHER: That the proper officers of this Corporation are hereby authorized and directed to execute and file a certificate of merger in the office of the Secretary of State of the State of Delaware; and

     RESOLVED FURTHER: That this Written Consent may be executed in one or more counterparts each of which shall constitute an original, but all of which, taken together, shall constitute one instrument.

     IN WITNESS WHEREOF, the undersigned has duly executed this Written Consent as of the date hereof:

Dated: June   , 2000                  [STOCKHOLDER]

                                      ------------------------------------------
                                      Name of Authorized Representative
                                      (if shareholder is an institution)

                                      ------------------------------------------
                                      Title (if applicable)

                                      ------------------------------------------
                                      Signature
Number of Shares Held

Series A Preferred Stock
                         ---------------------------
Series B Preferred Stock
                         ---------------------------
Series C Preferred Stock
                         ---------------------------
Common Stock
             ---------------------------

                                                                      APPENDIX K

FLEETBOSTON
ROBERTSON
STEPHENS

                                                                  March 27, 2000

Board of Directors
3dfx Interactive, Inc.
4435 Fortran Dr.
San Jose, CA 95134

Members of the Board:

     We understand that GigaPixel Corporation (the "Company"), 3dfx Interactive, Inc. ("Acquiror") and Galapagos Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated March 27, 2000 (the "Draft Agreement"), at the effective time of the Merger, each outstanding share of common stock of the Company, par value $.001 per share, Series A preferred stock of the Company, par value $.001 per share, Series B preferred stock of the Company, par value $.001 per share, and Series C preferred stock of the Company, par value $.001 per share, each outstanding warrant to purchase the common stock of the Company, and each share of equity securities to be issued to Microsoft Corporation (collectively, "Company Capital Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 0.70 shares (the "Exchange Ratio") of the common stock of Acquiror, without par value ("Acquiror Common Stock"). Outstanding options to acquire Company Capital Stock will be assumed and converted into options to acquire Acquiror Common Stock pursuant to the terms of the Draft Agreement. The terms and conditions of the Merger are set out more fully in the Draft Agreement.

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to Acquiror.

     For purposes of this opinion we have, among other things:

          (i) reviewed certain publicly available financial statements and other business and financial information of Acquiror;

          (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the managements of the Company and Acquiror, respectively;

          (iii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information (including, specifically, forecasts of certain strategic, financial and operational benefits that are expected to result from the Merger (the "Expected Synergies")), concerning Acquiror prepared by the management of Acquiror;

          (iv) reviewed certain publicly available research estimates of research analysts regarding Acquiror;

          (v) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the management of Acquiror concerning the Expected Synergies as well as their views regarding the strategic rationale for the Merger;

          (vi) reviewed the financial terms and conditions set forth in the Draft Agreement;

          (vii) reviewed the stock price and trading history of Acquiror Common Stock;

          (viii) compared the financial performance of the Company with that of certain other publicly traded companies that we deemed comparable to the Company;

          (ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

          (x) reviewed the pro forma impact of the Merger on Acquiror's earnings per share and revenue per share;

          (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

          (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

     In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed (including the Expected Synergies), we have assumed that such forecasts and projections (including the Expected Synergies) have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts (including the Expected Synergies) will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the Company's and Acquiror's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a purchase business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have also assumed that the Exchange Ratio will not be increased as a result of escrow, purchase price adjustment and other provisions of the Draft Agreement. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

     This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Acquiror of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which shares of Acquiror Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Acquiror's Board of Directors has considered or may be considering, nor does it address the decision of Acquiror's Board of Directors to proceed with the Merger.

     We are acting as financial advisor to Acquiror in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, Acquiror has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to Acquiror for which we have been paid fees, including acting as lead-manager for an initial public offering of Acquiror Common Stock and providing advisory services on the acquisition of STB Systems, Inc. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities.

     Our opinion expressed herein is provided for the information of the Board of Directors of Acquiror in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

     Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Rate is fair to Acquiror from a financial point of view.

                                          Very truly yours,

                                          FLEETBOSTON ROBERTSON STEPHENS INC.

                                          /s/ FLEETBOSTON ROBERTSON STEPHENS
                                          INC.

                                                                      APPENDIX L

        SECTION 262, DELAWARE GENERAL CORPORATION LAW: APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
     (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
     (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX M

                       CALIFORNIA GENERAL CORPORATION LAW

SECTION 1300: Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301: Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302: Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303: Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304: Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305: Report of appraisers; confirmation; determination by court; judgment payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1312: Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions to shareholders, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Restated Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Registrant has entered into Indemnification Agreements with its directors and executive officers.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith or incorporated by reference herein:

        EXHIBIT
        NUMBER                            EXHIBIT TITLE
        -------                           -------------
          2.1      Agreement and Plan of Reorganization by and between the
                   Registrant and GigaPixel Corporation dated as of March 27,
                   2000, including selected annexes (attached as Appendix A to the Proxy Statement/Prospectus/Information Statement
                   contained in this Registration Statement).
          3.1      The Registrant's Restated Articles of Incorporation
                   (incorporated by reference to exhibits filed in response to
                   Item 16 of the Registration Statement on Form S-1, File No.
                   333-25365).
          3.2      The Registrant's Bylaws, as amended May 1999 (incorporated by reference to exhibits to the Registrant's Registration
                   Statement on Form S-4, dated April 15, 1999, File No.
                   333-76355).
          3.3      The Registrant's Bylaws, amended effective as of the
                   Registrant's 2000 Annual Shareholders Meeting.
          4.1      Form of Specimen Certificate for the Registrant's Common
                   Stock (incorporated by reference to exhibits filed in
                   response to Item 16 of the Registration Statement on Form
                   S-1, File No. 333-25365).
          4.2      Certificate of Determination of Series A Participating
                   Preferred Stock (incorporated by reference to Exhibit A to
                   Exhibit No. 1 to the Registrant's Registration Statement on
                   Form 8-A, dated November 9, 1998).
          5.1      Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being issued.
          8.1      Opinion of Locke Liddell & Sapp LLP regarding certain tax
                   issues.
          8.2      Opinion of Heller Ehrman White & McAuliffe LLP regarding
                   certain tax issues.
          9.1      Form of Voting Agreement, dated March 27, 2000, between
                   certain shareholders of the Registrant and GigaPixel
                   Corporation, a Delaware Corporation (attached as Appendix C to the Proxy Statement/Prospectus/Information Statement
                   contained in this Registration Statement).
         23.1      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 and Exhibit 8.1).
         23.2      Consents of PricewaterhouseCoopers LLP.
         23.3      Consent of FleetBoston Robertson Stephens (included in the opinion of FleetBoston Robertson Stephens attached as
                   Appendix K to the Proxy Statement/Prospectus/ Information
                   Statement contained in this Registration Statement).
         23.4      Consent of Heller Ehrman White & McAuliffe LLP (included in
                   Exhibit 8.2).
         23.5      Consent of George Haber as named a person about to become a director.
         23.6      Consent of Andrei M. Manoliu as named a person about to
                   become a director.
         24.1      Power of Attorney (see signature page).
         99.1      Form of Registrant Proxy Card.
         99.2      Form of GigaPixel Written Consent (attached as Appendix J to the Proxy Statement/Prospectus/Information Statement
                   contained in this Registration Statement).

     (b) Financial Statement Schedule. Not Applicable.

     (c) Reports, Opinions or Appraisals. Furnished as Appendix K to the Proxy Statement/Prospectus/ Information Statement contained in this Registration Statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 19(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

     (4) to supply by means of a post-effective amendment all information concerning a transaction, and 3dfx being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 5th day of June, 2000.

                                          3DFX INTERACTIVE, INC.

                                          By         /s/ ALEX LEUPP
                                            ------------------------------------
                                                         Alex Leupp
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alex Leupp and David Zacarias, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

                  /s/ ALEX LEUPP
---------------------------------------------------
                    Alex Leupp                       President, Chief Executive Officer    June 5, 2000
                                                     and
                                                     Director (Principal Executive
                                                     Officer)

                /s/ DAVID ZACARIAS
---------------------------------------------------
                  David Zacarias                     Vice President, Administration and    June 5, 2000
                                                     Chief Financial Officer (Principal
                                                     Financial and Accounting Officer)

              /s/ GORDON A. CAMPBELL
---------------------------------------------------
                Gordon A. Campbell                   Chairman of the Board                 June 5, 2000

               /s/ JAMES L. HOPKINS
---------------------------------------------------
                 James L. Hopkins                    Director                              June 5, 2000

               /s/ SCOTT D. SELLERS
---------------------------------------------------
                 Scott D. Sellers                    Executive Vice President, Chief       June 5, 2000
                                                     Technical Officer and Director

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
                  /s/ JAMES WHIMS                    Director                              June 5, 2000
---------------------------------------------------
                    James Whims

                  /s/ ANTHONY SUN
---------------------------------------------------
                    Anthony Sun                      Director                              June 5, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  2.1      Agreement and Plan of Reorganization by and between the
           Registrant and GigaPixel Corporation dated as of March 27,
           2000, including selected annexes (attached as Appendix A to the Proxy Statement/Prospectus/Information Statement
           contained in this Registration Statement).
  3.1      The Registrant's Restated Articles of Incorporation
           (incorporated by reference to exhibits filed in response to
           Item 16 of the Registration Statement on Form S-1, File No.
           333-25365).
  3.2      The Registrant's Bylaws, as amended May 1999 (incorporated by reference to exhibits to the Registrant's Registration
           Statement on Form S-4, dated April 15, 1999, File No.
           333-76355).
  3.3      The Registrant's Bylaws, amended effective as of the
           Registrant's 2000 Annual Shareholders Meeting.
  4.1      Form of Specimen Certificate for the Registrant's Common
           Stock (incorporated by reference to exhibits filed in
           response to Item 16 of the Registration Statement on Form
           S-1, File No. 333-25365).
  4.2      Certificate of Determination of Series A Participating
           Preferred Stock (incorporated by reference to Exhibit A to
           Exhibit No. 1 to the Registrant's Registration Statement on
           Form 8-A, dated November 9, 1998).
  5.1      Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being issued.
  8.1      Opinion of Locke Liddell & Sapp LLP regarding certain tax
           issues.
  8.2      Opinion of Heller Ehrman White & McAuliffe LLP regarding
           certain tax issues.
  9.1      Form of Voting Agreement, dated March 27, 2000, between
           certain shareholders of the Registrant and GigaPixel
           Corporation, a Delaware Corporation (attached as Appendix C to the Proxy Statement/Prospectus/Information Statement
           contained in this Registration Statement).
 23.1      Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 and Exhibit 8.1).
 23.2      Consents of PricewaterhouseCoopers LLP.
 23.3      Consent of FleetBoston Robertson Stephens (included in the opinion of FleetBoston Robertson Stephens attached as
           Appendix K to the Proxy Statement/Prospectus/Information
           Statement contained in this Registration Statement).
 23.4      Consent of Heller Ehrman White & McAuliffe LLP (included in
           Exhibit 8.2).
 23.5      Consent of George Haber as named a person about to become a director.
 23.6      Consent of Andrei M. Manoliu as named a person about to
           become a director.
 24.1      Power of Attorney (see signature page).
 99.1      Form of Registrant Proxy Card.
 99.2      Form of GigaPixel Written Consent (attached as Appendix J to the Proxy Statement/Prospectus/Information Statement
           contained in this Registration Statement).